Exhibit 10.8

Execution Version

SABINE PASS LNG PROJECT (PHASE 2)

ENGINEER, PROCURE AND CONSTRUCT (EPC) LNG TANK CONTRACT

Tank Contract Form of Agreement

Tank Contractor:	Diamond LNG LLC	Purchaser:	Sabine Pass LNG, L.P.

		Address:	717 Texas Avenue
Address:	1221 McKinney One Houston Center, Suite 3330 Houston, Texas 77010		Suite 3100 Houston, TX 77002

Contact:	Mr. Sam Saita	Contact:	Ed Lehotsky

Telephone:	713-652-9250	Telephone:	713-265-0206

Facsimile:	713-652-9346	Facsimile:	713-659-5459
and:	Zachry Construction Corporation

Address:	527 Logwood San Antonio, Texas 78221

Contact:	Mike Mosley

Telephone:	210-475-8411

Facsimile:	210-475-8129

This “Tank Contract” is dated effective as of the              day of July, 2006 (the “Effective Date”), between Sabine Pass LNG, L.P. (“PURCHASER”) and Zachry Construction Corporation, a Delaware corporation (“Zachry”), and Diamond LNG LLC, a Delaware limited liability company (“Diamond”) (Zachry and Diamond, collectively “TANK CONTRACTOR,” and together with PURCHASER, each a “Party,” and together the “Parties”) who hereby agree that all Work specified below shall be performed by TANK CONTRACTOR in accordance with all the provisions of this Tank Contract, consisting of the following “Tank Contract Documents”:

This Tank Contract Form of Agreement

Exhibit “A” – General Conditions

Exhibit “B” – Special Conditions

Exhibit “C” – Quantities, Pricing and Data

Exhibit “D” – Scope of Work

Exhibit “E” – Data Sheets and Drawings

Exhibit “F” – Updated Bechtel Technical Specification List as of June 23, 2006

Exhibit “G” – RFI (Request For Information) List as of June 23, 2006

Exhibit “H” – Technical Clarification Sheets

Exhibit “I” – Diamond/MSI Deliverables and Approval Status as of June 23, 2006

Exhibit “J” – Updated Drawings and Tank Data Sheet as of June 23, 2006

Exhibit “K” – Design Basis

Exhibit “L” – Scope of Management Contractor’s Authority as Authorized Representative

In Exhibits H and K references to SUBCONTRACTOR shall be to TANK CONTRACTOR; references to CONTRACTOR shall be to PURCHASER; and references to OWNER shall be to PURCHASER.

1.	WORK TO BE PERFORMED: Except as specified elsewhere in the Tank Contract, TANK CONTRACTOR shall furnish all plant; labor; materials; tools; supplies; equipment; transportation; supervision; technical; professional and other services; and shall perform all operations necessary and required to satisfactorily:

Engineer, Procure and Construct the Phase 2 Tanks, in accordance with the Tank Contract Documents.

2.	SCHEDULE: The Work shall be performed in accordance with the dates set forth in Special Condition 8, SCOPE, COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.

3.	COMPENSATION: As full consideration for the satisfactory performance by TANK CONTRACTOR of this Tank Contract, PURCHASER shall pay to TANK CONTRACTOR the Tank Contract Price in accordance with the amounts set forth in Exhibit “C” and the payment provisions of this Tank Contract.

4.	JOINT AND SEVERAL OBLIGATIONS: Zachry and Diamond each shall be jointly and severally obligated and liable to PURCHASER to fulfill fully and timely all of TANK CONTRACTOR’s agreements, liabilities, obligations and responsibilities under the Tank Contract. Without limiting the foregoing, (a) in the event Zachry becomes a debtor in a bankruptcy case commenced under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or under any other insolvency, liquidation, or debt relief statute, then Diamond shall continue to be obligated and liable to PURCHASER to fulfill fully and timely all of TANK CONTRACTOR’s agreements, liabilities, obligations and responsibilities under the Tank Contract (including performing in accordance with the Milestone Time Schedule and Tank Contract Schedule) and (b) in the event Diamond becomes a debtor in a bankruptcy case commenced under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or under any other insolvency, liquidation, or debt relief statute, then Zachry shall continue to be obligated and liable to PURCHASER to fulfill fully and timely all of TANK CONTRACTOR’s agreements, liabilities, obligations and responsibilities under the Tank Contract (including performing in accordance with the Milestone Time Schedule and Tank Contract Schedule); in each case regardless of (x) any delays that may result from or be attributed to such bankruptcy case, (b) whether the

Tank Contract is assumed or rejected as an executory contract by the debtor or trustee, as the case may be, in such bankruptcy case, or (c) the timing or effective date of any such assumption or rejection.

5.	PARENT GUARANTEES. On or before the execution of this Tank Contract, Mitsubishi Heavy Industries Ltd., a Japanese corporation, will execute the guarantee agreement with respect to the obligations of Diamond under the Tank Contract in the form attached as Exhibit “B” Appendix B-5. Mitsubishi Heavy Industries Ltd. shall be referred to as “Guarantor.”

This Tank Contract embodies the entire agreement between PURCHASER and TANK CONTRACTOR with respect to the subject matter herein and supersedes all other writings. The Parties shall not be bound by or be liable for any statement, representation, promise, inducement or understanding not set forth herein.

PURCHASER:		TANK CONTRACTOR:

Sabine Pass LNG, L.P.		Diamond LNG LLC

Authorized Signature:	/s/ Stanley C. Horton	Authorized Signature:	/s/ Sam Saita
Print Name:	Stanley C. Horton	Print Name:	Sam Saita
Print Title:	Chief Executive Officer	Print Title:	Vice President

Zachry Construction Corporation

		Authorized Signature:	/s/ Stephen H. Edman
		Print Name:	Stephen H. Dedman
		Print Title:	Vice President

Execution Version

SABINE PASS LNG TERMINAL PROJECT (PHASE 2)

EXHIBIT “A”

ENGINEER, PROCURE AND CONSTRUCT (EPC) LNG TANK CONTRACT

GENERAL CONDITIONS

GC	Title	Page
GC-1	INDEPENDENT CONTRACTOR	3
GC-2	AUTHORIZED REPRESENTATIVES	3
GC-3	NOTICES	3
GC-4	TANK CONTRACT INTERPRETATION	4
GC-5	ORDER OF PRECEDENCE	4
GC-6	STANDARDS AND CODES	5
GC-7	LAWS AND REGULATIONS	5
GC-8	PERMITS	5
GC-9	TAXES	6
GC-10	LABOR, PERSONNEL AND WORK RULES	6
GC-11	COMMERCIAL ACTIVITIES	8
GC-12	PUBLICITY AND ADVERTISING	8
GC-13	SAFETY AND HEALTH	8
GC-14	ENVIRONMENTAL REQUIREMENTS	10
GC-15	SITE CONDITIONS AND NATURAL RESOURCES	13
GC-16	DIFFERING SITE CONDITIONS	13
GC-17	TITLE TO MATERIALS FOUND	14
GC-18	SURVEY CONTROL POINTS AND LAYOUTS	14
GC-19	TANK CONTRACTOR’S WORK AREA	14
GC-20	CLEANING UP	15
GC-21	COOPERATION WITH OTHERS AND NO interference with PHASE 1 facility	15
GC-22	RESPONSIBILITY FOR WORK, SECURITY AND PROPERTY	16
GC-23	TANK CONTRACTOR’S PLANT, EQUIPMENT AND FACILITIES	18
GC-24	ILLUMINATION	18
GC-25	USE OF COMPLETED PORTIONS OF WORK	18
GC-26	USE OF purchaser’s CONSTRUCTION EQUIPMENT OR FACILITIES	19
GC-27	FIRST AID FACILITIES	20
GC-28	INSPECTION, QUALITY SURVEILLANCE, REJECTION OF MATERIALS AND WORKMANSHIP	20
GC-29	TESTING	21
GC-30	EXPEDITING	21
GC-31	FORCE MAJEURE	21

GC-32	CHANGES	23
GC-33	DISPUTES	27
GC-34	TITLE AND RISK OF LOSS	27
GC-35	QUALITY ASSURANCE PROGRAM	30
GC-36	RECORDS AND AUDIT	30
GC-37	WARRANTY / DEFECT CORRECTION PERIOD	32
GC-38	BACKCHARGES	36
GC-39	INDEMNITY	36
GC-40	PATENT AND INTELLECTUAL PROPERTY INDEMNITY	42
GC-41	RIGHT TO WORK PRODUCT	43
GC-42	ASSIGNMENTS AND SUBCONTRACTS	45
GC-43	NONDISCLOSURE	47
GC-44	SUSPENSION	48
GC-45	TERMINATION FOR DEFAULT	49
GC-46	OPTIONAL TERMINATION	52
GC-47	ACCEPTANCE AND COMPLETION	53
GC-48	COOPERATION WITH LENDER	55
GC-49	ENGINEERING AND DESIGN RESPONSIBILITIES OF TANK CONTRACTOR	56
GC-50	NON-WAIVER	56
GC-51	SEVERABILITY	56
GC-52	SURVIVAL	56
GC-53	EQUAL EMPLOYMENT OPPORTUNITY	56

SABINE PASS LNG TERMINAL PROJECT (PHASE 2)

EXHIBIT “A”

ENGINEER, PROCURE AND CONSTRUCT LNG TANK CONTRACT GENERAL CONDITIONS

GC-1 INDEPENDENT CONTRACTOR

1.1	TANK CONTRACTOR represents that it is fully experienced, properly qualified, registered, licensed, equipped, organized, and financed to perform the Work under this Tank Contract. TANK CONTRACTOR shall act as an independent contractor and not as the agent of PURCHASER in performing this Tank Contract, maintaining complete control over its employees and all of its associates, Subcontractors and Subsubcontractors. Nothing contained in this Tank Contract or any Subcontract or Subsubcontract awarded by TANK CONTRACTOR shall create any contractual relationship between any Subcontractor or Subsubcontractor and PURCHASER. TANK CONTRACTOR shall perform the Work using Good Engineering and Construction Practices and subject to compliance with the Tank Contract.

GC-2 AUTHORIZED REPRESENTATIVES

2.1	Before starting any Work, TANK CONTRACTOR shall designate in writing an authorized representative acceptable to PURCHASER to represent and act for TANK CONTRACTOR and shall specify any and all limitations of such representative’s authority. PURCHASER agrees that TANK CONTRACTOR’s Key Personnel are acceptable to PURCHASER. Such representative shall be present or be represented at the Phase 2 Tank Site at all times when Work is in progress and shall be empowered to receive communications in accordance with this Tank Contract on behalf of TANK CONTRACTOR. During periods when the Work is suspended, arrangements shall be made for an authorized representative acceptable to PURCHASER for any emergency work that may be required. All communications given to the authorized representative by PURCHASER in accordance with this Tank Contract shall be binding upon TANK CONTRACTOR. PURCHASER shall designate in writing one or more representatives to represent and act for PURCHASER and to receive communications from TANK CONTRACTOR. Notification of changes of authorized representatives for either PURCHASER or TANK CONTRACTOR shall be provided in advance, in writing, to the other Party.

GC-3 NOTICES

3.1	Any notices required hereunder shall be in writing and may be served either personally on the authorized representative of the receiving Party at the Phase 2 Tank Site, by facsimile, by courier or express delivery, or by certified mail to the facsimile number or address of that Party or at such facsimile number or address as may have been directed by written notice.

GC-4 TANK CONTRACT INTERPRETATION

4.1	All questions concerning interpretation or clarification of this Tank Contract or applicable standards and codes, including the discovery of conflicts, discrepancies, errors or omissions, or the acceptable performance thereof by TANK CONTRACTOR, shall be immediately submitted in writing to PURCHASER for resolution. At all times TANK CONTRACTOR shall proceed with the Work in accordance with the determinations, instructions, and clarifications of PURCHASER. TANK CONTRACTOR shall be solely responsible for requesting instructions or interpretations and shall be solely liable for any costs and expenses arising from its failure to do so.

GC-5 ORDER OF PRECEDENCE

5.1	All Tank Contract Documents and subsequently issued Change Orders and amendments are essential parts of this Tank Contract and a requirement occurring in one is binding as though occurring in all. In resolving conflicts, discrepancies, or errors the following order of precedence shall be used:

(1)	Tank Contract Form of Agreement

(2)	Exhibit “B” – Special Conditions

(3)	Exhibit “A” – General Conditions

(4)	Exhibit “C” – Quantities, Pricing and Data

(5)	Exhibit “L” – Scope of Management Contractor’s Authority as Authorized Representative

(6)	Exhibit “H” – Technical Clarification Sheets

(7)	Exhibit “G” – RFI (Request for Information) List as of June 23, 2006

(8)	Exhibit “J” – Updated Drawings and Tank Data Sheet as of June 23, 2006

(9)	Exhibit “I” – Diamond/MSI Deliverables and Approval Status as of June 23, 2006

(10)	Exhibit “F” – Updated Bechtel Technical Specification List as of June 23, 2006

(11)	Exhibit “D” – Scope of Work

(12)	Exhibit “E” – Data Sheets and Drawings

(13)	Exhibit “K” – Design Basis

GC-6 STANDARDS AND CODES

6.1	Wherever references are made in this Tank Contract to standards or codes in accordance with which the Work under this Tank Contract is to be performed, the edition or revision of the standards or codes current on the Effective Date of this Tank Contract shall apply unless otherwise expressly stated. In case of conflict between any referenced standards and codes and any Tank Contract Documents, General Condition 4, titled TANK CONTRACT INTERPRETATION shall apply.

6.2	TANK CONTRACTOR shall, in preparation of its detail design, select the more stringent of applicable local, national and international standards or codes of practice, when not otherwise specified in the Tank Contract Documents or writing by PURCHASER.

GC-7 LAWS AND REGULATIONS

7.1	All Applicable Laws in effect at the time the Work under this Tank Contract is performed shall apply to TANK CONTRACTOR and its employees and representatives.

7.2	If TANK CONTRACTOR discovers any discrepancy or inconsistency between this Tank Contract and any Applicable Law, TANK CONTRACTOR shall immediately notify PURCHASER in writing.

7.3	If during the term of this Tank Contract there is any Change in Law (but excluding changes to Tax laws where such Taxes are based upon TANK CONTRACTOR’s inventory, income, profits/losses or cost of finance) which become effective after the Effective Date and which affect the cost or time of performance of this Tank Contract, TANK CONTRACTOR shall immediately notify PURCHASER and submit detailed documentation of such effect in terms of both time and cost of performing the Tank Contract. If the Work is affected by such changes and PURCHASER concurs with their effect, an equitable adjustment will be made pursuant to General Condition 32, titled CHANGES.

GC-8 PERMITS

8.1	PURCHASER shall provide the Permits as set forth and limited to those Permits identified in Special Condition 6, titled PURCHASER PERMITS.

8.2	TANK CONTRACTOR shall procure and pay for all TANK CONTRACTOR Permits, and shall furnish any documentation, bonds, security or deposits required to permit performance of the Work. An allowance of Two Thousand U.S. Dollars (US $2,000) is included in the Tank Contract Price, and if the actual cost of TANK CONTRACTOR Permits not listed in Exhibit “B” Appendix B-16 is greater or lesser than such amount, a Change Order shall be issued increasing or decreasing, as applicable, the Tank Contract Price.

8.3	TANK CONTRACTOR shall provide PURCHASER with copies of such TANK CONTRACTOR Permits as soon as reasonably practicable after they are obtained. TANK CONTRACTOR shall provide information, assistance and documentation to PURCHASER as reasonably requested in connection with the PURCHASER Permits; provided that such information, assistance and documentation shall not include TANK CONTRACTOR’s provision of information, testimony, documents or data by TANK CONTRACTOR employees under oath (unless specifically authorized by TANK CONTRACTOR) and activities outside the field of TANK CONTRACTOR’s expertise, training or experience of personnel assigned to the performance of the Work under this Tank Contract (except to the extent provided for by Change Order issued pursuant to General Condition 32, titled CHANGES). PURCHASER agrees to cooperate as reasonably requested by TANK CONTRACTOR in the obtaining of TANK CONTRACTOR Permits.

GC-9 TAXES

9.1	Subject to the Louisiana Sales and Use Tax Allowance in SC-43.5, the Tank Contract Price includes all Taxes and TANK CONTRACTOR shall pay all Taxes, levies, duties and assessments of every nature due in connection with the Work under this Tank Contract and shall make any and all payroll deductions and withholdings required by Applicable Law, and hereby indemnifies and holds harmless PURCHASER Group from any liability on account of any and all such Taxes, levies, duties, assessments and deductions.

GC-10 LABOR, PERSONNEL AND WORK RULES

10.1	Design Activities

(1)	PURCHASER’S written approval of all TANK CONTRACTOR personnel assigned to perform the Work shall be a condition precedent to payment of their costs. TANK CONTRACTOR shall submit resumes for each individual setting forth educational and professional qualifications, experience, tasks to be performed, position, and compensation. TANK CONTRACTOR shall verify all academic degrees and professional credentials and certifies the accuracy of any TANK CONTRACTOR submitted qualifications. PURCHASER agrees that all TANK CONTRACTOR personnel pre-approved by PURCHASER and identified as Key Personnel herein shall be acceptable to PURCHASER.

(2)	PURCHASER shall review and approve or reject assignments for cause within ten (10) Days. Approval of assignments shall not relieve TANK CONTRACTOR of the full responsibilities of employer and shall create no direct relationship between the individual and PURCHASER.

(3)	TANK CONTRACTOR shall assign only competent and qualified personnel and shall at all times be solely responsible for their work quality. PURCHASER may request the removal of individual employees for cause at any time and TANK CONTRACTOR agrees to comply and to promptly provide acceptable replacement personnel.

10.2	Procurement and Construction Activities

(1)	TANK CONTRACTOR shall employ only competent and skilled personnel to perform the Work and shall remove from the Site any TANK CONTRACTOR personnel determined to be unfit or to be acting in violation of any provision of this Tank Contract. TANK CONTRACTOR is responsible for maintaining labor relations in such manner that there is harmony among workers and shall comply with and enforce Phase 1 and Phase 2 Project and Phase 2 Tank Site procedures, regulations, work rules and work hours established by PURCHASER. Such procedures will be furnished in writing to TANK CONTRACTOR. If, after the Effective Date, PURCHASER changes or modifies such procedures and such changes cause a change in the Work affecting the cost or the Tank Contract Schedule, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES.

(2)	PURCHASER may deny access for reasonable cause to the Phase 2 Tank Site to any individual by written notice to TANK CONTRACTOR. In the event an employee is excluded from the Phase 2 Tank Site, TANK CONTRACTOR shall promptly replace such individual with another who is fully competent and skilled to perform the Work.

(3)	TANK CONTRACTOR is responsible for maintaining labor relations in such manner that, so far as reasonably practicable, there is harmony among workers. TANK CONTRACTOR and its Subcontractors and Subsubcontractors shall conduct their labor relations in accordance with the recognized prevailing local area practices. TANK CONTRACTOR shall inform PURCHASER promptly of any labor dispute, anticipated labor dispute, request or demand by a labor organization, its representatives or members which may reasonably be expected to affect the Work. TANK CONTRACTOR shall not be bound by any organized labor agreements or project specific labor agreements. TANK CONTRACTOR further agrees to inform PURCHASER, before any commitments are made, during the negotiations of any agreements or understandings with local or national labor organizations.

(4)	Notwithstanding the foregoing, PURCHASER shall not have any liability and TANK CONTRACTOR agrees to release, indemnify, defend and hold harmless the PURCHASER Group from and against any and all claims, causes of action, damages, losses, cost and expenses (including all reasonable attorneys’ fees and litigation or arbitration expenses) and liabilities, of whatsoever kind or nature, which may directly or indirectly arise or result from TANK CONTRACTOR or any Subcontractor or Subsubcontractor choosing to terminate the employment of any such employee (including any Key Person) or remove such employee from the Project who fails to meet the foregoing requirements following a request by PURCHASER to have such employee removed from the Work. Any such employee shall be replaced at the cost and expense of TANK CONTRACTOR or the relevant Subcontractor or Subsubcontractor.

GC-11 COMMERCIAL ACTIVITIES

11.1	Neither TANK CONTRACTOR nor its employees shall establish any commercial activity or issue concessions or permits of any kind to any Person for establishing commercial activities on the Site or any other lands owned or controlled by PURCHASER.

GC-12 PUBLICITY AND ADVERTISING

12.1	Neither TANK CONTRACTOR nor its Subcontractors or Subsubcontractors shall make any announcement, take any photographs of any part of the Phase 2 Facility for publicity or advertising purposes, issue a press release, advertisement, publicity material, financial document or similar matter or participate in a media interview that mentions or refers to the Work or any part of the Phase 2 Facility or release any information concerning this Tank Contract, or the Phase 1 or Phase 2 Project, or any part thereof to any member of the public, press, business entity, or any official body unless prior written consent is obtained from PURCHASER, which shall not be unreasonably withheld.

GC-13 SAFETY AND HEALTH

13.1	TANK CONTRACTOR shall be responsible for conducting operations under this Tank Contract to avoid risk of harm to the health and safety of persons and property and for inspecting and monitoring all its equipment, materials and work practices to ensure compliance with its obligations under this Tank Contract.

13.2	TANK CONTRACTOR shall be responsible for developing and implementing a Safety and Health Plan (S&H Plan) pursuant to the terms of this Tank Contract. TANK CONTRACTOR’s S&H Plan shall as a minimum conform and comply with:

(1)	Applicable Law governing safety and health in the workplace;

(2)	TANK CONTRACTOR’s specific Scope of Work under this Tank Contract; and

(3)	PURCHASER’s safety and health standards as set forth in Special Condition 11, titled SAFETY, HEALTH AND SECURITY REQUIREMENTS, as well as PURCHASER’s S&H Plan, including revisions thereto issued by PURCHASER in writing. If TANK CONTRACTOR considers any such revision made after the Effective Date to be a change affecting cost or the Tank Contract Schedule, TANK CONTRACTOR shall comply with the requirements of this Tank Contract and shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES.

(4)	Operating Plant Procedures developed for the Phase 1 Facility and applicable to the Phase 2 Facility, or any portions thereof, and delivered to TANK CONTRACTOR after the Effective Date. If the Operating Plant Procedures cause a change in the Work affecting the cost or the

Tank Contract Schedule, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES.

13.3	Within thirty (30) Days after Effective Date and in any event prior to commencing Work at the Phase 2 Tank Site, TANK CONTRACTOR shall submit its S&H Plan to PURCHASER for review and approval.

13.4	To the extent allowed by Applicable Law, TANK CONTRACTOR shall assume all responsibility and liability with respect to all matters regarding the safety and health of its employees and the employees of Subcontractors and Subsubcontractors with respect to the risks under this Tank Contract.

13.5	TANK CONTRACTOR’s failure to correct any unsafe condition or unsafe act by TANK CONTRACTOR or any Subcontractors or Subsubcontractors may, at the sole discretion of PURCHASER, be grounds for an order by PURCHASER to stop the affected Work or operations until the unsafe act or condition is corrected to PURCHASER’s satisfaction at TANK CONTRACTOR’s expense.

13.6	If the unsafe act or condition continues despite notice and reasonable opportunity to affect a resolution, PURCHASER may, at its sole discretion, correct the unsafe act or condition at TANK CONTRACTOR’s expense pursuant to General Condition 38, titled BACKCHARGES or terminate this Tank Contract pursuant to General Condition 45, titled TERMINATION FOR DEFAULT.

13.7	TANK CONTRACTOR shall assign to the Phase 2 Tank Site one (or more as necessary for compliance with the terms of this clause) safety representative(s) acceptable to PURCHASER. Such safety representative(s) shall be physically located at the Phase 2 Tank Site, shall have authority for correcting unsafe acts or conditions by TANK CONTRACTOR or any Subcontractors and Subsubcontractors, and shall participate in periodic safety meetings with PURCHASER. TANK CONTRACTOR shall instruct its personnel on the requirements of TANK CONTRACTOR’s S&H Plan and coordinate with other contractors and subcontractors at the Phase 1 and Phase 2 Sites on safety matters required for the Work.

13.8	Unless otherwise specified by PURCHASER, TANK CONTRACTOR shall furnish all safety equipment required for the Work, require the use of such safety equipment, and provide safety instructions to its employees. All safety equipment must be manufactured to a standard acceptable to PURCHASER as set forth in Special Condition 11, titled SAFETY, HEALTH AND SECURITY REQUIREMENTS.

13.9	TANK CONTRACTOR shall maintain accident and injury records as required by Applicable Law. Such records will be made available to PURCHASER upon request. TANK CONTRACTOR shall furnish PURCHASER with a weekly and monthly summary of accidents, injuries, and labor hours lost to work-related injuries of its employees and employees of all Subcontractors and Subsubcontractors in a form and format designated by PURCHASER.

13.10	TANK CONTRACTOR shall immediately report to PURCHASER any death, injury or damage to property incurred or caused by TANK CONTRACTOR or any Subcontractors or Subsubcontractors. In

addition, in the event of any safety incident involving a significant non-scheduled event such as fires, explosions or mechanical failures, or in the event of any safety incident involving non-scheduled LNG or Natural Gas releases or unusual over-pressurizations of which TANK CONTRACTOR is aware, TANK CONTRACTOR shall provide a written report to PURCHASER within eight (8) hours of the occurrence of such incident; provided, however, notification shall be provided to PURCHASER immediately if the incident is of significant magnitude to threaten public or employee safety or interrupt the Work.

GC-14 ENVIRONMENTAL REQUIREMENTS

14.1	Throughout performance of the Work, TANK CONTRACTOR shall conduct all operations in such a way as to minimize impact upon the natural environment and prevent any spread or release of Hazardous Materials.

14.2	TANK CONTRACTOR shall:

(1)	Comply with Applicable Law governing environmental requirements and conduct the Work based on the requirements of this Tank Contract, including compliance with Permit requirements and Project plans and approvals.

(2)	Provide all documentation required by all levels of Governmental Instrumentality authority or PURCHASER concerning environmental requirements.

(3)	Provide and maintain effective planning and field control measures for the following activities:

Wastewater discharges to land, surface water, or groundwater,

Extraction/supply of water;

Storm water management;

Spill prevention and response;

Erosion and sedimentation control;

Air emissions and dust control;

Noise control;

Waste and hazardous waste management; and

Work area restoration, including re-vegetation.

These measures shall include obtaining certifications; conducting requisite analyses and monitoring of such activities as required by the Tank Contract Documents, Permit conditions or other Applicable Law; utilizing appropriate equipment; and proceeding in accordance with Permit requirements.

(4)	Be responsible for developing and maintaining a written Environmental Compliance Plan in accordance with TANK CONTRACTOR’s established practices, including but not limited to compliance with Applicable Law and the requirements of the Project Construction Environmental Control Plan (CECP) (the CECP for the Phase 1 Project is attached as Appendix B-8; PURCHASER, working with Management Contractor, will develop a Phase 2 Project CECP for the Phase 2 Project, which shall be substantially similar to the CECP for the Phase 1 Project). TANK CONTRACTOR shall have sole responsibility for implementing and enforcing its Environmental Compliance Plan.

(5)	Submit its written Environmental Compliance Plan to PURCHASER for review thirty (30) Days after the Effective Date and in any event prior to commencing Work at the Phase 2 Tank Site. PURCHASER’s review of TANK CONTRACTOR’s plan shall not relieve TANK CONTRACTOR of its obligation under this Tank Contract or as imposed by Applicable Law and TANK CONTRACTOR shall be solely responsible for the adequacy of its Environmental Compliance Plan.

(6)	Comply with all access restrictions, including prohibitions on access to certain areas on or adjacent to the Phase 2 Tank Site and require its personnel and those of its Subcontractors and Subsubcontractors to comply with all signage and flagging related to such restricted areas. Restricted areas may include, but are not limited to: designated wetlands; environmental mitigation study areas; cultural/historical/archaeological sites; and designated fish, wildlife, or vegetative habitat.

(7)	Require that its personnel do not hunt, fish, feed, capture, extract, or otherwise disturb aquatic, animal, or vegetative species within the Phase 2 Project boundary or while performing any tasks in performance of the Work.

(8)	Not proceed with any renovation or demolition Work until asbestos surveys and notifications have been completed to the appropriate regulatory agencies, in accordance with the division of responsibility outlined in the Project’s CECP and PURCHASER specifically authorizes that Work to proceed. Should asbestos containing materials be uncovered during TANK CONTRACTOR’s Work, the provisions of subclause (9) below shall apply.

(9)	Immediately stop Work in any area where contaminated soil indicators (such as odor or appearance), unknown containers, piping, underground storage tanks, or similar structures are discovered; or any other materials, which are reasonably suspected to be Hazardous Materials.

TANK CONTRACTOR shall then immediately notify PURCHASER and the stop work area shall be determined by PURCHASER and confirmed in writing. Activity in the stop work area shall only resume upon PURCHASER’s written approval.

(10)	Immediately stop Work in any area where cultural resources or artifacts with archaeological or historical value are discovered, and immediately notify PURCHASER. The stopped Work shall proceed in the manner set forth in subclause (9) above. No artifacts, items, or materials shall be disturbed or taken from the area of discovery. Neither TANK CONTRACTOR nor any Subcontractor or Subsubcontractor shall have property rights to such artifacts, items, or materials, which shall be secured and guarded until turned over to PURCHASER or the appropriate Governmental Instrumentalities. TANK CONTRACTOR shall also require that its personnel and those of its Subcontractors and Subsubcontractors comply with this provision and respect all historic and archaeological sites in the area. TANK CONTRACTOR will be entitled to seek relief in accordance with General Condition 32, titled CHANGES, in connection with stoppage of Work pursuant to this subparagraph.

(11)	Manage, store, and dispose of all Hazardous Materials brought to the Site or generated by TANK CONTRACTOR, Subcontractors and Subsubcontractors during performance of the Work in accordance with Applicable Law (for U.S. projects this includes Resource and Conservation Recovery Act (RCRA) regulations and state special and Hazardous Material programs) and as outlined in the Project CECP. This includes, but is not limited to: waste minimization; Hazardous Material generator registration; Hazardous Materials inventory with Material Safety Data Sheets (MSDS) for each Hazardous Material on site; employee training; Hazardous Material spill management and reporting; proper storage of Hazardous Materials; equipment decontamination; onsite and offsite transport of Hazardous Materials; and selection and use of offsite final disposal facilities. For purposes of this paragraph, the term “generated” refers to all materials purchased by or brought to the Site by TANK CONTRACTOR or its Subcontractors or Subsubcontractors and does not mean stirring up, disturbing or otherwise releasing pre-existing Hazardous Materials. As between PURCHASER and TANK CONTRACTOR, PURCHASER will be responsible for all other Hazardous Materials present or occurring on the Site, provided that this sentence shall not relieve Diamond of any of its responsibilities or liabilities with respect to the Phase 1 Project. PURCHASER will provide TANK CONTRACTOR with a copy of all environmental reports with respect to the Site that were produced by or on behalf of PURCHASER prior to the Effective Date.

14.3	TANK CONTRACTOR shall deliver to PURCHASER (i) notice of any pending or threatened material environmental claim with respect to the Phase 2 Project, and (ii) promptly upon their becoming available, copies of written communications with any Governmental Instrumentality relating to any such material environmental claim.

14.4	TANK CONTRACTOR’s obligations under General Condition 39, titled INDEMNITY, apply to any liability arising in connection with or incidental to TANK CONTRACTOR’s performance or failure to perform as provided in this clause.

GC-15 SITE CONDITIONS AND NATURAL RESOURCES

15.1	TANK CONTRACTOR shall have the sole responsibility for satisfying itself concerning the nature and location of the Work and the general and local conditions, including but not limited to the following:

(1)	Transportation, access, disposal, handling and storage of materials;

(2)	Availability, cost and quality of labor (subject to SC-45), water, electric power and road conditions;

(3)	Climatic conditions, tides, and seasons;

(4)	River hydrology and river stages;

(5)	Physical conditions at the Phase 2 Tank Site and the Phase 2 Project area as a whole (subject to GC-16);

(6)	Topography and ground surface conditions; and

(7)	Equipment and facilities needed preliminary to and during the performance of the Work.

The failure of TANK CONTRACTOR to acquaint itself with any applicable conditions will not relieve TANK CONTRACTOR of the responsibility for properly estimating the difficulties, time or cost of successfully performing TANK CONTRACTOR’s obligations under this Tank Contract.

GC-16 DIFFERING SITE CONDITIONS

16.1	If TANK CONTRACTOR encounters Subsurface Soil Conditions that (i) are materially different from the information regarding such Subsurface Soil Conditions as indicated in the Geotechnical Reports (including the encountering of Subsurface Soil Conditions that could not reasonably be anticipated by TANK CONTRACTOR using GECP and based on the information provided in the above Geotechnical Reports) and (ii) adversely affects (a) TANK CONTRACTOR’s costs of performance of the Work, or (b) TANK CONTRACTOR’s ability to perform any material obligation under this Tank Contract, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES, provided that TANK CONTRACTOR immediately notifies PURCHASER in writing before proceeding with any Work that TANK CONTRACTOR believes constitutes a differing site condition.

16.2	PURCHASER will then investigate such condition and make a written determination. If PURCHASER determines that such condition does constitute a differing site condition, TANK CONTRACTOR may then, pursuant to General Condition 32, titled CHANGES, submit a written proposal for an equitable adjustment setting forth the impact of such differing site condition. Failure of TANK CONTRACTOR to give prompt notice of the differing site condition (in no event shall such notice be given later than ten (10) Days after encountering such condition) shall be grounds for rejection of the claim to the extent PURCHASER is prejudiced by such delay.

GC-17 TITLE TO MATERIALS FOUND

17.1	The title to water, soil, rock, gravel, sand, minerals, timber, and any other materials developed or obtained in the excavation or other operations of TANK CONTRACTOR or any Subcontractor or Subsubcontractor and the right to use said materials or dispose of same is hereby expressly reserved by PURCHASER and its Affiliates. TANK CONTRACTOR may, at the sole discretion of PURCHASER, be permitted, without charge, to use in the Work any such materials that meet the requirements of this Tank Contract.

GC-18 SURVEY CONTROL POINTS AND LAYOUTS

Prior to the date TANK CONTRACTOR first mobilizes to the Phase 2 Tank Site, PURCHASER will establish on the Site the centerpoint of Tank S-104 and Tank S-105, north arrow and an elevation benchmark, which benchmark shall remain in place for the duration of the Work related to Tank S-104 and Tank S-105. The benchmark shall be located on or near the point designated in the diagram attached hereto as Exhibit “B,” Appendix B-13.

18.1	TANK CONTRACTOR shall complete the layout of all Work and shall be responsible for execution of the Work in accordance with the centerpoint, north arrow and benchmark, subject to such modifications as PURCHASER may require as Work progresses.

18.2	If TANK CONTRACTOR or any Subcontractor or Subsubcontractor moves or destroys or renders inaccurate the centerpoint or benchmark, such center point or benchmark shall be replaced by PURCHASER at TANK CONTRACTOR’s expense. No separate payment will be made for survey Work performed by TANK CONTRACTOR.

GC-19 TANK CONTRACTOR’S WORK AREA

19.1	TANK CONTRACTOR’s work area shall be the Phase 2 Tank Site, as set forth in the diagram attached hereto as Exhibit “B,” Appendix B-13. TANK CONTRACTOR shall confine its operations to the Phase 2 Tank Site. Should TANK CONTRACTOR find it necessary or advantageous to use any additional area off the Phase 2 Tank Site for any purpose whatsoever, TANK CONTRACTOR shall, at its expense, provide and make its own arrangements for the use of such additional off-site areas. TANK

CONTRACTOR shall not perform any Work at the Phase 1 Site or at any areas of the Phase 2 Site except for the Phase 2 Tank Site or as permitted by PURCHASER in writing.

GC-20 CLEANING UP

20.1	TANK CONTRACTOR shall, at all times, keep the Phase 2 Tank Site in a neat, clean and safe condition. Upon completion of any portion of the Work, TANK CONTRACTOR and any Subcontractors and Subsubcontractors shall promptly remove from the work area all equipment, construction plant, temporary structures and surplus materials not to be used at or near the same location during later stages of the Work.

20.2	Upon completion of the Work and prior to final payment, TANK CONTRACTOR shall at its expense satisfactorily dispose of all rubbish, remove all plant, buildings, equipment and materials belonging to TANK CONTRACTOR, Subcontractors and Subsubcontractors and return to PURCHASER’s warehouse or Phase 2 Site storage area all salvageable PURCHASER-supplied materials. TANK CONTRACTOR shall leave the Phase 2 Tank Site in a neat, clean and safe condition.

20.3	In event of TANK CONTRACTOR’s failure to comply with the foregoing requirements, PURCHASER may accomplish them at TANK CONTRACTOR’s expense.

GC-21 COOPERATION WITH OTHERS AND NO INTERFERENCE WITH PHASE 1 FACILITY

21.1	PURCHASER, other contractors and other subcontractors may be working at the Site during the performance of this Tank Contract, and TANK CONTRACTOR’s Work or use of certain facilities may be interfered with as a result of such concurrent activities. PURCHASER reserves the right to require TANK CONTRACTOR to schedule the order of performance of the Work in such a manner as will minimize interference with work of any of the parties involved.

21.2	Notwithstanding anything to the contrary in the Tank Contract, TANK CONTRACTOR shall perform the Work and TANK CONTRACTOR’s other obligations under this Tank Contract so that it does not negatively impact the cost or schedule for development of the Phase 1 Facility or those portions of the Phase 2 Facility not within the scope of this Tank Contract or otherwise interfere with the construction or operation of the Phase 1 Facility. During the performance of the Work or TANK CONTRACTOR’s other obligations under this Tank Contract, if an unforeseen situation, other than Force Majeure, arises that could potentially interfere with the operation of the Phase 1 Facility, TANK CONTRACTOR shall provide to PURCHASER, as soon as possible but no later than ten (10) Days prior to the time that TANK CONTRACTOR intends to perform such Work, a written plan listing the potentially interfering Work and proposing in detail how such Work will be performed to avoid interference with the operation of the Phase 1 Facility. Prior to performing such Work, PURCHASER and TANK CONTRACTOR shall mutually agree upon a plan, including an applicable schedule for performance, for TANK CONTRACTOR to execute such Work. If the unforeseen situation was not caused by TANK CONTRACTOR and is not an item for which TANK CONTRACTOR assumed the risk or bears responsibility, and if compliance by TANK CONTRACTOR with this GC-21.2 causes a change in the Work affecting the cost or the Tank Contract Schedule, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES.

GC-22 RESPONSIBILITY FOR WORK, SECURITY AND PROPERTY

22.1	Work in Progress, Equipment and Material.

(1)	TANK CONTRACTOR shall be responsible for and shall bear any and all risk of loss or damage to Work (including equipment and materials) pursuant to General Condition 34, titled TITLE AND RISK OF LOSS.

22.2	Delivery, Unloading and Storage. TANK CONTRACTOR’s responsibility for materials and plant equipment required for the performance of this Tank Contract shall include:

(1)	Procurement, importation and transportation to and from the Phase 2 Site unless otherwise specified;

(2)	Receiving and unloading;

(3)	Storing in a secure place and in a manner subject to PURCHASER’s review. Outside storage of materials and equipment subject to degradation by the elements shall be in weathertight enclosures provided by TANK CONTRACTOR;

(4)	Delivering from storage to construction site all materials and plant equipment as required;

(5)	Maintaining complete and accurate records for PURCHASER’s inspection of all materials and plant equipment received, stored and issued for use in the performance of the Tank Contract; and

(6)	LNG in-tank pumps shall be received and stored by PURCHASER or others designated by PURCHASER until required by TANK CONTRACTOR, at which time they shall be delivered to TANK CONTRACTOR.

22.3	Security

(1)	TANK CONTRACTOR shall at all times conduct all operations under this Tank Contract in a manner to avoid the risk of loss, theft, or damage by vandalism, sabotage or any other means to any equipment, materials, Work or other property at the Phase 2 Site. TANK CONTRACTOR shall continuously inspect all equipment, materials and Work to discover and determine any conditions, which might involve such risks and shall be solely responsible for discovery, determination and correction of any such conditions.

(2)	TANK CONTRACTOR shall comply with all security requirements for the Phase 1 Facility and the Phase 2 Facility. TANK CONTRACTOR shall cooperate with Management Contractor and PURCHASER on all security matters and shall promptly comply with any and all security arrangements for the Phase 1 Facility or the Phase 2 Facility, including any Operating Plant Procedures. Such compliance with these security requirements shall not relieve TANK CONTRACTOR of its responsibility for maintaining proper security for the above noted items, nor shall it be construed as limiting in any manner TANK CONTRACTOR’s obligation with respect to Applicable Law and to undertake reasonable action to establish and maintain secure conditions at the Phase 2 Tank Site. After the approval of the Security Plan in accordance with SC-11, if PURCHASER requires TANK CONTRACTOR to comply with any additional security requirements and they cause a change in the Work affecting the cost or the Tank Contract Schedule, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES.

22.4	Property. TANK CONTRACTOR shall plan and conduct its operations so as not to:

(1)	Enter upon lands in their natural state unless authorized by PURCHASER;

(2)	Damage, close or obstruct any utility installation, highway, road or other property until Permits and the permission of PURCHASER therefore have been obtained;

(3)	Disrupt or otherwise interfere with the operation of any pipeline, telephone, electric transmission line, ditch or structure, which if buried or hidden has been identified by PURCHASER, unless otherwise specifically authorized by this Tank Contract; or

(4)	Damage or destroy cultivated and planted areas, and vegetation such as trees, plants, shrubs, and grass on or adjacent to the premises which, as determined by PURCHASER, do not interfere with the performance of this Tank Contract. This includes damage arising from performance of Work through operation of equipment or stockpiling of materials.

22.5	TANK CONTRACTOR shall not be entitled to any extension of time or compensation on account of TANK CONTRACTOR’s failure to protect all facilities, equipment, materials and other property as described herein. All costs in connection with any repairs or restoration necessary or required by reason of unauthorized obstruction, damage or use shall be borne by TANK CONTRACTOR, except to the extent such costs arise out of the acts or omissions of PURCHASER, Management Contractor and other Phase 1 or Phase 2 Site contractors and their personnel.

GC-23 TANK CONTRACTOR’S PLANT, EQUIPMENT AND FACILITIES

23.1	TANK CONTRACTOR shall provide and use for the Work only such construction plant and equipment as are capable of producing the quality and quantity of work and materials required by this Tank Contract and within the time or times specified in the Tank Contract Milestone Dates and Tank Contract Schedule.

23.2	Before proceeding with the Work, TANK CONTRACTOR shall furnish PURCHASER with information and drawings relative to such equipment, plant and facilities as PURCHASER may request. Upon written order of PURCHASER, TANK CONTRACTOR shall discontinue operation of unsatisfactory plant, equipment or facilities and shall either modify the unsatisfactory items or remove such items from the Phase 2 Tank Site.

23.3	TANK CONTRACTOR shall, at the time any equipment is moved onto the Phase 2 Tank Site, present to PURCHASER an itemized list of all equipment and tools, including but not limited to power tools, welding machines, pumps and compressors. Said list must include description and quantity, and serial number where applicable. It is recommended that TANK CONTRACTOR identify its equipment by color, decal and etching. Prior to removal of any or all equipment, TANK CONTRACTOR shall clear such removal through PURCHASER. TANK CONTRACTOR shall not remove construction plant, equipment or tools from the Phase 2 Tank Site before the Work is finally accepted, without PURCHASER’s written approval.

GC-24 ILLUMINATION

24.1	When any Work is performed at night or where daylight is obscured, TANK CONTRACTOR shall, at its expense (except for the cost of electricity, which shall be provided by PURCHASER), provide artificial light sufficient to permit Work to be carried on efficiently, satisfactorily and safely, and to permit thorough inspection. During such time periods the access to the place of Work shall also be clearly illuminated. All wiring for electric light and power shall be installed and maintained in a safe manner and meet all applicable codes and standards.

GC-25 USE OF COMPLETED PORTIONS OF WORK

25.1	Whenever, as determined by PURCHASER, any portion of the Work performed by TANK CONTRACTOR is suitable for use prior to RFCD, PURCHASER may provide written notice to TANK CONTRACTOR of PURCHASER’s intent to occupy and use such portion of the Work, specifying the time and manner of PURCHASER’s intended occupation and use. TANK CONTRACTOR shall respond to PURCHASER’s notice of intent to occupy and use such portion of the Work, either agreeing to such occupation and use or providing comments and requesting an alternative time and manner of occupation and use. The Parties shall endeavor to agree on a time and manner of PURCHASER’s intended occupation and use of the Work. If the Parties cannot agree, PURCHASER shall have the right to occupy and use such portion of the Work upon giving TANK CONTRACTOR five (5) Days notice of such intended occupation and use. Occupation and use shall not constitute acceptance, relieve TANK CONTRACTOR of its responsibilities, or act as a waiver by PURCHASER of any terms of this Tank Contract.

25.2	TANK CONTRACTOR shall not be liable for normal wear and tear or for repair of damage caused by any misuse during such occupancy or use by PURCHASER. If such use increases the cost or time of performance of remaining portions of the Work, TANK CONTRACTOR shall be entitled to seek an equitable adjustment in the Tank Contract Price or Tank Contract Milestone Dates in accordance with General Condition 32, titled CHANGES.

25.3	TANK CONTRACTOR shall not use any permanently installed equipment unless PURCHASER approves such use in writing. When such use is approved, TANK CONTRACTOR shall at TANK CONTRACTOR’s expense properly use and maintain and, upon completion of such use, recondition such equipment as required to meet specifications.

25.4	If PURCHASER exercises its right to occupy and use a portion of the Work under GC-25.1, PURCHASER shall thereafter be responsible for risk of loss or damage to the specific portion of the Work occupied and used by PURCHASER, and unless the Parties agree otherwise, PURCHASER shall be responsible for safety procedures with respect to the specific portion of the Work occupied and used by PURCHASER; provided, however, notwithstanding the foregoing, TANK CONTRACTOR shall remain fully responsible and liable to PURCHASER for its warranty and guarantee obligations under the Tank Contract.

25.5	If PURCHASER exercises its rights to access, test or inspect the Work, such activities shall not constitute occupation and use of the Work under this General Condition 25.

GC-26 USE OF PURCHASER’S CONSTRUCTION EQUIPMENT OR FACILITIES

26.1	Where TANK CONTRACTOR requests PURCHASER and PURCHASER agrees to make available to TANK CONTRACTOR certain equipment or facilities belonging to PURCHASER for the performance of Work under the Tank Contract, the following shall apply:

(1)	Equipment or facilities will be charged to TANK CONTRACTOR at agreed rental rates;

(2)	PURCHASER will furnish a copy of the equipment maintenance and inspection record and TANK CONTRACTOR shall maintain these records during the rental period;

(3)	TANK CONTRACTOR shall assure itself of the condition of such equipment and assume all risks and responsibilities during its use;

(4)	TANK CONTRACTOR shall, as part of its obligation under General Condition 39, titled INDEMNITY, release, defend, indemnify and hold harmless PURCHASER Group from all claims, demands and liabilities arising from the use of such equipment.

(5)	PURCHASER and TANK CONTRACTOR shall jointly inspect such equipment before its use and upon its return. The cost of all necessary repairs or replacement for damage other than normal wear shall be at TANK CONTRACTOR’s expense; and

(6)	If such equipment is furnished with an operator, the services of such operator will be performed under the complete direction and control of TANK CONTRACTOR and such operator shall be considered TANK CONTRACTOR’s employee for all purposes other than the payment of wages, Workers’ Compensation Insurance or other benefits.

GC-27 FIRST AID FACILITIES

27.1	Where PURCHASER has first-aid facilities at the Phase 2 Site it may, at its option, make available its first-aid facilities for the treatment of employees of TANK CONTRACTOR who may be injured or become ill while engaged in the performance of the Work under this Tank Contract.

27.2	If first-aid facilities and/or services are made available to TANK CONTRACTOR’s employees then, in consideration for the use of such facilities and the receipt of such services, TANK CONTRACTOR hereby agrees:

(1)	To include as part of its obligation under General Condition 39, titled INDEMNITY, the obligation to release, defend, indemnify and hold harmless PURCHASER Group from all claims, demands and liabilities arising from the use of such services or facilities; and

(2)	In the event any of TANK CONTRACTOR’s employees require off-site medical services, including transportation thereto, to promptly pay for such services directly to the providers thereof.

GC-28 INSPECTION, QUALITY SURVEILLANCE, REJECTION OF MATERIALS AND WORKMANSHIP

28.1	All material and equipment furnished and Work performed shall be properly inspected by TANK CONTRACTOR at its expense, and shall at all times be subject to quality surveillance and quality audit by PURCHASER or its authorized representatives who, upon reasonable notice, shall be afforded full and free access to the shops, factories or other places of business of TANK CONTRACTOR and its Subcontractors and Subsubcontractors for such quality surveillance or audit. TANK CONTRACTOR shall provide safe and adequate facilities, drawings, documents and samples as requested, and shall provide assistance and cooperation including stoppage of Work to perform such examination as may be necessary to determine compliance with the requirements of this Tank Contract. Any Work covered prior to any necessary quality surveillance or test by PURCHASER, or any surveillance or test of which PURCHASER gave TANK CONTRACTOR reasonable notice, shall be uncovered and replaced at the expense of TANK CONTRACTOR if such covering interferes with or obstructs such inspection or test. Failure of PURCHASER to make such quality surveillance or to discover Defective design, equipment, materials or workmanship shall not relieve TANK CONTRACTOR of its obligations under this Tank Contract nor prejudice the rights of PURCHASER thereafter to reject or require the correction of Defective Work in accordance with the provisions of this Tank Contract.

28.2	If any Work is determined by PURCHASER to be Defective or not in conformance with this Tank Contract the provisions of General Condition 37, titled WARRANTY / DEFECT CORRECTION PERIOD shall apply.

GC-29 TESTING

29.1	Unless otherwise provided in the Tank Contract, testing of equipment, materials or Work shall be performed by TANK CONTRACTOR at its expense and in accordance with the requirements of this Tank Contract. Should PURCHASER direct tests in addition to those required by this Tank Contract or re-tests due to no fault of TANK CONTRACTOR, TANK CONTRACTOR will be given reasonable notice to permit such testing. Such additional tests or re-tests will be at PURCHASER’s expense.

29.2	Upon reasonable notice from PURCHASER, TANK CONTRACTOR shall furnish samples as requested and shall provide reasonable assistance and cooperation necessary to permit tests to be performed on materials or Work in place including reasonable stoppage of Work during testing.

GC-30 EXPEDITING

30.1	The equipment and materials furnished and Work performed under this Tank Contract shall be subject to expediting by PURCHASER or its representatives who shall be afforded full and free access to the shops, factories and other places of business of TANK CONTRACTOR and its Subcontractors and Subsubcontractors for expediting purposes. As required by PURCHASER, TANK CONTRACTOR shall provide detailed schedules and progress reports for use in expediting and shall cooperate with PURCHASER in expediting activities.

GC-31 FORCE MAJEURE

31.1	If TANK CONTRACTOR’s performance of this Tank Contract is prevented or delayed by Force Majeure, TANK CONTRACTOR shall, within forty-eight (48) hours of TANK CONTRACTOR’s knowledge of any such delay, give to PURCHASER written notice thereof and within seven (7) Days of the giving of such notice, a written description of the anticipated impact of the delay on performance of the Work. Delays attributable to and within the control of TANK CONTRACTOR or any Subcontractor or Subsubcontractor shall be deemed delays within the control of TANK CONTRACTOR. Failure to give any of the above notices shall be sufficient ground for denial of an extension of time.

31.2	TANK CONTRACTOR shall demonstrate to PURCHASER its entitlement to such relief under this Article by providing to PURCHASER an updated Tank Contract Schedule using Primavera Project Planner (P3) in its native electronic format with actual durations entered for all activities on the critical path and re-forecasted clearly to indicate TANK CONTRACTOR’s entitlement to a time extension under this GC-31. Once provided, TANK CONTRACTOR shall be entitled to an extension to the applicable Target Milestone Date(s) or Tank Contract Milestone Date(s), or both, for delay, if and to the extent (i) such delay or prevention causes a delay in the critical path of the Work; (ii) such delay causes or will cause TANK CONTRACTOR to achieve the applicable Tank Contract Milestone after the applicable Target Milestone Date or Tank Contract Milestone Date; and (iii) TANK CONTRACTOR is unable to proceed with other portions of the Work so as not to cause a delay in the applicable Target Milestone Date and Tank Contract Milestone Date, provided that TANK CONTRACTOR has complied with the notice, Change Order and mitigation requirements of General Condition 32. If TANK CONTRACTOR is entitled to an extension of time for a Force Majeure event, the Parties will execute a Change Order in accordance with General Condition 32, titled CHANGES.

31.3	TANK CONTRACTOR will be entitled to an adjustment to the Tank Contract Price for any Force Majeure event that meets the requirements of GC-31.1 and GC-31.2 for reasonable incremental costs necessarily incurred by TANK CONTRACTOR as a result of such event, including the following: (i) to prepare the Work on the Site for a Force Majeure event, (ii) for demobilization from the Site, (iii) for remobilization to the Site, and (iv) delay costs, if any, as a result of a Force Majeure delay, such as stand-by costs, extended overhead costs, and equipment rental; provided that TANK CONTRACTOR shall bear at its own expense the first Two Hundred Fifty Thousand U.S. Dollars (US$250,000) of such costs with respect to any one Force Majeure event; but provided further that TANK CONTRACTOR shall not be entitled to any time-related costs (such as standby costs and extended overhead costs) unless such Force Majeure event causes or will cause TANK CONTRACTOR to achieve the applicable Tank Contract Milestone after the applicable Tank Contract Milestone Date. To the extent such costs exceed the per occurrence amount stated above, TANK CONTRACTOR shall be entitled to an adjustment of the Tank Contract Price pursuant to General Condition 32, titled CHANGES. If a Force Majeure event causes a complete suspension of all Work that continues for a period of more than one hundred twenty (120) consecutive Days, TANK CONTRACTOR shall have the right to terminate this Agreement upon at least thirty (30) Days prior written notice to PURCHASER, provided however that TANK CONTRACTOR shall not have the right to terminate this Agreement after such 120 Day period if the Parties agree to a Change Order increasing the Tank Contract Price and modifying the Tank Contract Schedule for the costs necessarily incurred due to, and the delay caused by, such Force Majeure event.

GC-32 CHANGES

32.1	PURCHASER shall be entitled, without notice to the sureties if any, to make any change in the Work within the general scope of this Tank Contract, including but not limited to changes:

(1)	In the drawings, designs or specifications;

(2)	In the method, manner, or sequence of TANK CONTRACTOR Work;

(3)	In PURCHASER-furnished facilities, equipment, materials, services or site(s);

(4)	Directing acceleration or deceleration in performance of the Work; and

(5)	Modifying the Tank Contract Schedule or the Tank Contract Milestone Dates.

32.2	If PURCHASER desires to make any such change, PURCHASER shall submit to TANK CONTRACTOR a written proposed “Change Order” setting forth the changes it desires to make to this Tank Contract or the Work. TANK CONTRACTOR shall respond in writing to PURCHASER’s proposal within thirty (30) Days, if practicable, stating the effect TANK CONTRACTOR contends the proposed change will have on the Tank Contract Price, in accordance with Special Condition 16, titled PRICING OF ADJUSTMENTS, the Target Milestone Dates, and the Tank Contract Milestone Dates. If PURCHASER agrees with TANK CONTRACTOR’s statement regarding the effects on the Tank Contract Price, the Target Milestone Dates and the Tank Contract Milestone Dates, the Parties shall execute a Change Order, incorporating the change to the Scope of Work, the Tank Contract Price, the Target Milestone Dates and the Tank Contract Milestone Dates, which Change Order shall amend this Tank Contract and be binding upon the Parties. If PURCHASER does not agree with TANK CONTRACTOR’s statement regarding the effects of the proposed change on the Tank Contract Price, the Target Milestone Dates and the Tank Contract Milestone Dates, the Parties shall discuss the change and attempt to negotiate an acceptable Change Order. If the Parties cannot agree to a Change Order, or if PURCHASER desires to have the changed Work commence immediately, PURCHASER may, subject to GC-32.9, issue a unilateral Change Order for the change in the Scope of Work, and TANK CONTRACTOR shall perform at PURCHASER’s option the modified Scope of Work on a time and material or cost reimbursable basis, in accordance with Special Condition 16, titled PRICING OF ADJUSTMENTS. Subject to GC-32.9, TANK CONTRACTOR shall perform the Work, as modified by the unilateral Change Order, even if TANK CONTRACTOR considers the change to be a dispute, pending resolution of the dispute. All Change Orders shall be in writing and signed by PURCHASER and TANK CONTRACTOR, and all unilateral Change Orders shall be in writing and signed by PURCHASER.

32.3	In addition, in the event of an emergency, which PURCHASER determines endangers life or property, PURCHASER may use oral orders to TANK CONTRACTOR for any Work required by reason of such emergency. TANK CONTRACTOR shall commence and complete such emergency Work as directed by PURCHASER. The Parties shall memorialize and confirm such orders by Change Order or PURCHASER shall issue a unilateral Change Order for such emergency Work.

32.4	In the event of a change in any applicable code or standard which does not constitute a Change in Law, TANK CONTRACTOR shall provide written notice to PURCHASER regarding such change. Upon receipt of such notice from TANK CONTRACTOR and in the event PURCHASER, at its sole option, elects for TANK CONTRACTOR to implement such change in applicable code or standard, PURCHASER may agree to a Change Order with TANK CONTRACTOR in accordance with this General Condition 32, titled CHANGES. In the event PURCHASER does not, at its sole option, elect for TANK CONTRACTOR to implement such change in applicable code or standard, TANK CONTRACTOR shall not be required to perform in accordance with such applicable code or standard.

32.5	If at any time TANK CONTRACTOR believes that acts or omissions of PURCHASER constitute a change to the Work not covered by a Change Order (including any delay caused by PURCHASER or any Person acting on behalf of or under the control of PURCHASER), TANK CONTRACTOR shall within ten (10) Days of discovery of such act or omission submit to PURCHASER a written notice and a “Change Order Request” explaining in detail the basis for the request. PURCHASER will either agree to a Change Order or deny the request in writing within thirty (30) Days of the date of receipt of the Change Order Request. If PURCHASER denies the Change Order Request, TANK CONTRACTOR must continue to perform the Work even if it considers the denial a dispute, pending resolution of the dispute.

32.6	Any delay by TANK CONTRACTOR in giving notice or presenting Change Order Request under this General Condition 32, titled CHANGES, shall be grounds for rejection of the claim if and to the extent PURCHASER is prejudiced by such delay. In no case shall a claim by TANK CONTRACTOR be considered if asserted after final payment under this Tank Contract.

32.7	Failure by PURCHASER and TANK CONTRACTOR to agree on any adjustment shall be a dispute within the meaning of General Condition 33, titled DISPUTES.

32.8	TANK CONTRACTOR shall proceed diligently with performance of the Work, pending final resolution of any request for relief, dispute, claim, appeal, or action arising under the Tank Contract, and comply with any decision of PURCHASER.

32.9	With the exception of any Tank Contract Price adjustment for the addition of Tank S-106, in no event shall PURCHASER be entitled to issue any unilateral Change Order in accordance with this Article 32 where such unilateral Change Order (i) would result in an increase equal to or exceeding an amount equal to five percent (5%) of the Tank Contract Price as originally set forth in Exhibit “C”, or (ii) in conjunction with other unilateral Change Orders issued by PURCHASER (other than any Tank Contract Price adjustment contemplated for Tank S-106), would collectively result in an increase equal to or exceeding an amount equal to ten percent (10%) of the Tank Contract Price as originally set forth in Exhibit “C”. For the avoidance of doubt, the Parties agree that the adjustments contemplated under SC-45, and Exhibit C with respect to steel and other material price escalation, do not constitute unilateral Change Orders.

32.10	If (a) PURCHASER or any Person acting on behalf of or under the control of PURCHASER, including but not limited to Management Contractor, delays the commencement, prosecution or completion of the Work, and if such delay is not the fault of TANK CONTRACTOR or its Subcontractors or Subsubcontractors but is caused by acts or omissions of any member of PURCHASER Group (including the presence of PURCHASER’s Hazardous Materials) or any other Person for whom any member of the PURCHASER Group is responsible, including Management Contractor (hereinafter “PURCHASER-Caused Delay”); (b) PURCHASER orders a change in the scope of the Work in accordance with GC-32.2, provided that a Change Order has been issued; or (c) a section of this Tank Contract expressly provides that TANK CONTRACTOR is entitled to seek relief under this General Condition 32, TANK CONTRACTOR is entitled to relief under this General Condition 32, and TANK CONTRACTOR’s compliance with that section causes a delay in or increases the cost of the commencement, prosecution or completion of the Work; then TANK CONTRACTOR shall be entitled to an adjustment in the Tank Contract Price to the extent, if any, permitted under GC-32.10(1), or an extension to the Target Milestone Date(s) and the Tank Contract Milestone Date(s) to the extent, if any, permitted under GC-32.10(2), provided that TANK CONTRACTOR complies with the notice, Change Order Request, and mitigation requirements of this General Condition 32, titled CHANGES. The Parties agree that for purposes of GC-32.10(a) above, TANK CONTRACTOR is not entitled to relief if PURCHASER is performing an act that it is entitled to perform under this Tank Contract, either expressly or by reasonable implication; for avoidance of doubt, such acts include requests to correct Defective Work, inspection of Work and review of documentation. Any adjustments to the Tank Contract Price, the Target Milestone Date(s) or the Tank Contract Milestone Date(s) shall be recorded in a Change Order. The Parties agree that if they execute a Change Order with respect to any change in the Scope of Work described in GC-32, any delay arising out of such change in the Scope of Work and meeting the requirements of this GC-32.10 shall be included in the Change Order incorporating such change in the Scope of Work.

(1)	Compensation: For delays or changes that meet the requirements of GC-32.10, TANK CONTRACTOR shall be entitled to an adjustment to the Tank Contract Price based on the prices specified in SC-16 or, to the extent such costs are not specified in SC-16, for reasonable, additional direct costs, including delay-related costs, incurred by TANK CONTRACTOR, provided that TANK CONTRACTOR shall not be entitled to any adjustments in the Tank Contract Price for delay-related costs unless and to the extent that the delay causes or will cause TANK CONTRACTOR to achieve an applicable Tank Contract Milestone beyond the applicable Tank Contract Milestone Date.

(2)	Time Extension: TANK CONTRACTOR shall be entitled to a time extension to the applicable Target Milestone Date(s) and Tank Contract Milestone Date(s) for delay that meets the requirements of GC-32.10 if and to the extent (i) such delay causes a delay in the critical path of the Work; (ii) such delay causes or will cause TANK CONTRACTOR to achieve the applicable Tank Contract Milestone after the applicable Target Milestone Date or Tank Contract Milestone Date; and (iii) TANK CONTRACTOR is unable to proceed with other portions of the Work so as not to cause a delay in the applicable Target Milestone Date and Tank Contract Milestone Date. TANK CONTRACTOR shall demonstrate to PURCHASER its entitlement to such relief under this GC-32.10(2) by providing to PURCHASER the current revised and updated Tank Contract Schedule using Primavera Project Planner (P3) in its native electronic format with actual durations entered for all performed activities on the critical path and re-forecasted clearly to indicate TANK CONTRACTOR’s entitlement to a time extension under this GC-32.10(2).

32.11	The term “delay” as used in this Tank Contract shall include hindrances, disruptions or obstructions, or any other similar term in the industry and the resulting actual impacts to the time of performance of TANK CONTRACTOR’s Work caused by such hindrances, disruptions or obstructions, including inefficiency or lost production.

For the avoidance of doubt, the Parties recognize and agree that a Work activity that is not on the critical path can become on the critical path, and if a delay causes a Work activity off the critical path to become a critical path activity, then that Work activity shall be considered a critical path activity for purposes of GC-31 and GC-32.

If TANK CONTRACTOR is entitled to an adjustment in a Target Milestone Date under GC-31.2 or GC-32.10 with respect to a Phase 2 Tank, TANK CONTRACTOR shall be entitled to a similar adjustment in the Tank Contract Milestone Date for such Phase 2 Tank. By way of example only, if TANK CONTRACTOR is entitled to a two (2) Day extension in the Target Milestone Date for a Phase 2 Tank, then TANK CONTRACTOR shall be entitled to a two (2) Day extension in the Tank Contract Milestone Date associated with such Phase 2 Tank. If, however, the last Target Milestone Date has already passed at the time TANK CONTRACTOR is delayed, and if TANK CONTRACTOR can demonstrate to PURCHASER’s reasonable satisfaction that TANK CONTRACTOR would have achieved the applicable Tank Contract Milestone in advance of the applicable Tank Contract Milestone Date, PURCHASER shall, in the exercise of its reasonable judgment, agree to an extension to the applicable Tank Contract Milestone Date that preserves for TANK CONTRACTOR’s benefit the gap between TANK CONTRACTOR’s anticipated completion date for the applicable Tank Contract Milestone and the applicable Tank Contract Milestone Date, provided that TANK CONTRACTOR meets all of the requirements under GC-31.2 (except GC-31.2(ii)) or GC-32.10 (except GC 32.10(2)(ii)), as applicable.

32.12	With respect to GC-31 or GC-32, in no event shall TANK CONTRACTOR be entitled to any adjustment to the Target Milestone Dates, the Tank Contract Milestone Dates or the Tank Contract Price to the extent TANK CONTRACTOR could have taken, but failed to take, reasonable actions to mitigate such cost increase or delay.

GC-33 DISPUTES

33.1	Any claim arising out of or attributable to the interpretation or performance of this Tank Contract, which cannot be resolved by negotiation, shall be considered a dispute within the meaning of this clause.

33.2	In the event of a dispute, TANK CONTRACTOR or PURCHASER shall notify the other Party in writing that a dispute exists and request or provide a final determination by PURCHASER. Any such request by TANK CONTRACTOR shall be clearly identified by reference to this clause and shall summarize the facts in dispute and TANK CONTRACTOR’s proposal for resolution.

33.3	PURCHASER shall, within thirty (30) Days of any request by TANK CONTRACTOR, provide a written final determination setting forth the contractual basis for its decision and defining what Tank Contract adjustments it considers equitable. Upon TANK CONTRACTOR’s written acceptance of PURCHASER’s determination, the Tank Contract will be modified and the determination implemented accordingly or, failing agreement, PURCHASER may in its sole discretion pay such amounts and/or revise the time for performance of the Work in accordance with PURCHASER’s final determination.

33.4	If TANK CONTRACTOR does not accept PURCHASER’s final determination, the dispute shall within thirty (30) Days, be referred to senior executives of the Parties who shall have designated authority to settle the dispute. The Parties shall promptly prepare and exchange memoranda stating the issues in dispute and their respective positions, summarizing the negotiations that have taken place and attaching relevant documents.

33.5	The senior executives will meet for negotiations at a mutually agreed time and place. If the dispute has not been resolved within thirty (30) Days of the commencement of such negotiations, the Parties agree to arbitrate the dispute in accordance with Special Condition 31, titled ARBITRATION.

GC-34 TITLE AND RISK OF LOSS

34.1	Where TANK CONTRACTOR or any Subcontractors or Subsubcontractors fabricate or purchase equipment, materials or other tangible items (“Goods”) for incorporation into the Work or any of its separate parts, the title of such Goods shall pass to and be vested in PURCHASER when the first of the following events occurs:

(1)	The Goods or part thereof is first identifiable as being appropriated to the Tank Contract,

(2)	When PURCHASER pays for the Goods or part thereof in accordance with the Tank Contract, or

(3)	When the Goods or part thereof are dispatched to or from TANK CONTRACTOR’s fabrication yard or to the Phase 2 Tank Site.

Similarly, title to all other portions of the Work shall pass to and be vested in PURCHASER when PURCHASER pays for such Work or part thereof in accordance with the Tank Contract.

34.2	All Goods for incorporation into the Work or any of its separate parts, shall be segregated within TANK CONTRACTOR’s facilities (except during the fabrication process) and physically identified by tag or marker as property of PURCHASER and as Phase 2 Project materials that will be incorporated into the Work.

34.3	TANK CONTRACTOR warrants and guarantees that legal title to and ownership of the Goods and all other Work shall be free and clear of any and all liens, claims, security interests or other encumbrances arising out of the Work when title thereto passes to PURCHASER, and if any such warranty or guarantee is breached, TANK CONTRACTOR shall have the liability and obligations set forth in General Condition 39, titled INDEMNITY.

34.4	Such transfer of title in the Goods and other Work will be without prejudice of PURCHASER’s right to refuse the Goods and other Work to the extent of TANK CONTRACTOR’s negligence in case of non-conformity with the Tank Contract Documents.

34.5	Irrespective of transfer of title in the Work (including Goods), the responsibility and risk of loss with respect to all Work (including all Goods) shall be as follows:

(1)	PURCHASER shall add TANK CONTRACTOR as an additional insured on the builder’s “all risk” insurance policy obtained by or on behalf of PURCHASER with respect to the Phase 2 Project (“Builder’s Risk Insurance”);

(2)	TANK CONTRACTOR shall remain responsible for and have the risk of loss with respect to all Work (including Goods) at the Phase 2 Tank Site for the payment of the deductible on the Builder’s Risk Insurance, up to Five Hundred Thousand US Dollars (US$500,000) per occurrence (with no aggregate cap), regardless of fault, provided that for damage to or loss of the Work caused by wind or flood, as those terms are defined under the Builder’s Risk Insurance, TANK CONTRACTOR shall be liable for the deductible up to Two Million US Dollars (US$2,000,000) per occurrence (with no aggregate cap), regardless of fault. If an occurrence under the Builder’s Risk Insurance damages or causes a loss to the Work and to the work of PURCHASER or PURCHASER’s Contractors on the Phase 2 Site, TANK CONTRACTOR’s liability for payment of the deductible on the Builder’s Risk Insurance shall be computed on a pro rata basis, subject to the per occurrence caps set forth above.

(3)	Work (including Goods) that originates inside the continental United States while in transit within the continental United States and Work stored at off-site locations within the continental United States approved in writing by PURCHASER shall be covered by the Builder’s Risk Insurance and shall be subject to the same deductible allocations as set forth in GC-34.5(2).

(4)	For Work (including Goods) that originates outside the continental United States, TANK CONTRACTOR shall bear full risk of damage and loss to such Work until such Work is delivered to the Phase 2 Site or to an off-site storage location within the continental United States approved in writing by PURCHASER. Notwithstanding any provision of GC-34.5(3) to the contrary, TANK CONTRACTOR’s risk of damage and loss under this Section GC-34.5(4) includes transit to the continental United States and transit within the continental United States until such Work first reaches the Phase 2 Site or a PURCHASER-approved off-site storage location within the continental United States.

(5)	After RFCD for a Phase 2 Tank, PURCHASER shall be responsible for and have all risk of loss with respect to such Phase 2 Tank, as between PURCHASER and TANK CONTRACTOR.

(6)	Notwithstanding anything to the contrary in the foregoing, TANK CONTRACTOR shall remain fully responsible and liable to PURCHASER for its warranty and guarantee obligations under the Tank Contract.

(7)	With respect to any damage or loss to the Work (including Goods), Contractor shall be entitled to a Change Order adjusting the applicable Target Milestone Date and Tank Contract Milestone Date if and to the extent permitted under GC-31.

34.6	TANK CONTRACTOR shall ensure that the above provisions are imposed upon all Major Subcontractors and Major Subsubcontractors, and shall make all commercially reasonable efforts to ensure that the above provisions are imposed upon all other Subcontractors and Subsubcontractors, and shall execute all documents and take all steps necessary or required by PURCHASER to vest title as PURCHASER may direct.

34.7	Title to standard Goods of the type usually bought in bulk such as reinforcement bars, piping materials, non-tagged instruments and instrument installation material, cable and similar items which are not incorporated into the Work shall revert to TANK CONTRACTOR upon agreement by PURCHASER that such Goods are not required for the Work.

34.8	With respect to any damage to the Phase 1 Facility, Phase 2 Facility (other than the Work) or any other property of PURCHASER (other than the Work) arising out of the performance of the Work under this Tank Contract, TANK CONTRACTOR shall be responsible and liable to PURCHASER for the deductible under PURCHASER’s or its Affiliates property insurance to the extent such damage results from the negligence of TANK CONTRACTOR or its Subcontractors or Subsubcontractors, up to Five Hundred Thousand US Dollars (US$500,000) per occurrence (with no aggregate cap).

GC-35 QUALITY ASSURANCE PROGRAM

35.1	Within thirty (30) Days after Effective Date, TANK CONTRACTOR shall submit a Phase 2 Project Quality Assurance Plan for engineering services and within ninety (90) Days after the Effective Date for fabrication and construction activities, for approval by PURCHASER.

35.2	The TANK CONTRACTOR’s Phase 2 Project Quality Assurance Plan shall address all activities relevant to the Work and shall demonstrate how all Work performed by TANK CONTRACTOR will conform to the Tank Contract requirements.

35.3	The plan shall address the interfaces between PURCHASER, TANK CONTRACTOR, and other relevant organizational entities. The plan shall include an organization chart showing TANK CONTRACTOR’s corporate and Phase 2 Project organization responsible for managing, performing and verifying the Work. The organization chart shall be supported with a reporting and functional description of TANK CONTRACTOR’s Phase 2 Project organization and identification of the quality related responsibilities of key positions.

35.4	The plan shall be updated as necessary throughout the Tank Contract, to reflect any changes to TANK CONTRACTOR’s documented quality system.

35.5	TANK CONTRACTOR’s documented quality system shall provide for the issuance of a “Stop Work” order by TANK CONTRACTOR or PURCHASER at any time during the Work, when significant adverse quality trends and/or deviations from the approved Quality Assurance Plan are found.

35.6	PURCHASER reserves the right to perform Quality Assurance Audits of TANK CONTRACTOR’s approved Quality Assurance Plan, including Subcontractors and Subsubcontractors, at any stage of the Work.

35.7	PURCHASER has outlined basic quality system requirements in Appendix B-1, GENERAL REQUIREMENTS FOR TANK CONTRACTOR QUALITY SYSTEMS. As applicable, TANK CONTRACTOR shall comply with this Appendix B-1.

GC-36 RECORDS AND AUDIT

36.1	TANK CONTRACTOR shall keep full and detailed books, construction logs, records, daily reports, schedules, accounts, payroll records, receipts, statements, electronic files, correspondence and other pertinent documents (“Books and Records”) as may be necessary for proper management under this Tank Contract, as required under Applicable Law or this Tank Contract, and in any way relating to this Tank Contract. TANK CONTRACTOR shall maintain all such Books and Records in accordance with GAAP and shall retain all such Books and Records with respect to each Phase 2 Tank for a minimum period of three (3) years after Final Acceptance for such Phase 2 Tank, or such greater period of time as may be required under Applicable Law.

36.2	Upon reasonable notice, PURCHASER shall have the right to have audited, TANK CONTRACTOR’s Books and Records by PURCHASER’s third party auditors but only to the extent necessary to validate payments made to TANK CONTRACTOR or invoiced by TANK CONTRACTOR on the basis of time and material rates or cost reimbursable basis. With respect to Work performed on a cost reimbursable basis, such audit rights shall not apply to the composition of any mark-ups, unit rates, fixed percentages or multipliers included in this Tank Contract. When requested by PURCHASER, TANK CONTRACTOR shall provide PURCHASER’s auditors with reasonable access to all such relevant Books and Records, and TANK CONTRACTOR’s personnel shall cooperate with such auditors to effectuate the audit or audits hereunder. PURCHASER shall have the right upon consent of TANK CONTRACTOR (such consent not to be unreasonably withheld or delayed) to have the auditors copy all such Books and Records. TANK CONTRACTOR shall include audit provisions identical to this in all Major Subcontracts and Major Subsubcontracts. No access to Books and Records shall be granted to PURCHASER’s auditors until such auditors have signed a confidentiality agreement with TANK CONTRACTOR in accordance with the standard practice in the auditing industry for audits of this kind.

36.3	Within a reasonable period of time following a request by PURCHASER, TANK CONTRACTOR shall provide PURCHASER’s third party auditors with any information (including Books and Records) regarding quantities and descriptions of any equipment installed on or ordered for the Phase 2 Facility and any other information as PURCHASER’s third party auditors may deem reasonably necessary in connection with the preparation of PURCHASER’s Tax returns (including information reasonably required to determine the amount of Qualified Research Expenditures incurred in connection with the Work) or other Tax documentation in connection with the Phase 2 Project; provided, however, if, in connection with such preparation, PURCHASER’s third party auditors request information relating to the actual cost for any item of Work and such item of Work is included in the Tank Contract Price or in any lump sum Change Order, TANK CONTRACTOR shall provide such information to PURCHASER’s third party auditors as provided herein. No access to the aforementioned information (including Books and Records) shall be granted to PURCHASER’s auditors until such auditors have signed a confidentiality agreement with PURCHASER in accordance with the standard practice in the auditing industry for audits of this kind.

36.4	If PURCHASER establishes uniform codes of accounts for the Phase 2 Project, TANK CONTRACTOR shall use such codes in identifying its records and accounts.

36.5	TANK CONTRACTOR shall not, and shall provide that its Subcontractors and Subsubcontractors and agents or employees of any of them shall not, without PURCHASER’s prior written approval, (i) pay any commissions or fees, or grant any rebates, to any employee or officer of PURCHASER or their Affiliates, (ii) favor employees or officers of same with gifts or entertainment of a significant cost or value, or (iii) enter into any business arrangements with employees or officers of same.

GC-37 WARRANTY / DEFECT CORRECTION PERIOD

37.1	TANK CONTRACTOR warrants that:

(1)	The Work, including all materials and equipment, and each component thereof, shall be new (unless otherwise specified in this Tank Contract) and of good quality;

(2)	the Work (including all materials and equipment) shall be in accordance with all of the requirements of this Tank Contract, including in accordance with GECP, Applicable Law and applicable codes and standards; and

(3)	the Work (including all materials and equipment) shall be free from encumbrances to title.

37.2	Should the Phase 2 Facility or any part thereof cease operating due solely to Defects or to corrective actions for Defects, the Defect Correction Period shall be extended by an amount of time equal to the amount of time during which the Phase 2 Facility was not in operation due to such Defects or for the correction of such Defects, subject to the thirty (30) month limitation set forth in GC-37.11.

37.3	TANK CONTRACTOR warrants that the written instructions regarding the use of equipment, including those instructions in operation and maintenance manuals, shall conform to this Tank Contract and GECP as of the time such instructions are prepared. If any non-conformance with TANK CONTRACTOR’s warranties set forth in this GC-37.3 occurs or is discovered at any time prior to or during the Defect Correction Period, TANK CONTRACTOR shall, at its sole expense, furnish PURCHASER with corrected instructions.

37.4	TANK CONTRACTOR shall, without additional cost to PURCHASER, obtain warranties from Major Subcontractors and Major Subsubcontractors that meet or exceed the requirements of this Tank Contract and make all commercially reasonable steps to obtain warranties from all other Subcontractors and Subsubcontractors that meet or exceed the requirements of this Tank Contract; provided, however, TANK CONTRACTOR shall not in any way be relieved of its responsibilities and liability to PURCHASER under this Tank Contract, regardless of whether such Subcontractor or Subsubcontractor warranties meet the requirements of this Tank Contract, as TANK CONTRACTOR shall be fully responsible and liable to PURCHASER for its warranty and correction of Defective Work obligations and liability under this Tank Contract for all Work. All such warranties shall run to the benefit of TANK CONTRACTOR but shall permit TANK CONTRACTOR, prior to assignment to PURCHASER, the right (upon mutual agreement of the Parties), to authorize PURCHASER to deal with Subcontractor or Subsubcontractor on TANK CONTRACTOR’s behalf. Such warranties, with duly executed instruments assigning the warranties shall be delivered to PURCHASER concurrent with the end of the Defect Correction Period. This shall not in any way be construed to limit TANK CONTRACTOR’s liability under this Tank Contract for the entire Work or its obligation to enforce Subcontractor and Subsubcontractor warranties.

37.5	TANK CONTRACTOR’s warranties do not provide a remedy, and TANK CONTRACTOR shall have no liability to PURCHASER, for any damage or defect to the extent caused by: (i) improper repairs or alterations, misuse, neglect or accident by PURCHASER; (ii) operation, maintenance or use of the Phase 2 Tanks, Work or any component thereof in a manner not in compliance with a material requirement of operation and maintenance manuals delivered by TANK CONTRACTOR to PURCHASER; (iii) normal wear and tear; (iv) normal corrosion or (v) an event of Force Majeure, to the extent such event of Force Majeure occurs after Provisional Acceptance.

37.6	Prior to RFCD, all Work shall be subject to inspection by PURCHASER at all reasonable times to determine whether the Work conforms to the requirements of this Tank Contract. Upon PURCHASER giving reasonable prior notice, TANK CONTRACTOR shall furnish PURCHASER with access to all locations where Work is in progress on the Phase 2 Tank Site and at the offices of TANK CONTRACTOR and its Subcontractors and Subsubcontractors. PURCHASER shall be entitled to provide TANK CONTRACTOR with written notice of any Work that PURCHASER believes does not conform to the requirements of this Tank Contract. If any Work is Defective prior to Provisional Acceptance, then TANK CONTRACTOR shall, at its own expense, correct such Defective Work. If such Defective Work is on the critical path for the Phase 2 Project or otherwise impacts the Phase 1 Facility or any portion of the Phase 2 Project (other than the Phase 2 Tanks), TANK CONTRACTOR shall commence the correction of such Defective Work within a reasonable time but in no event later than the earlier of five (5) Business Days after receipt of notice from PURCHASER or TANK CONTRACTOR’s becoming aware of such Defect, and shall diligently perform and complete the correction of such Defective Work using, as necessary, overtime or shifts and expediting the procurement of materials. If TANK CONTRACTOR fails to commence, perform or complete the correction of Defective Work as required by this GC-37.6, then PURCHASER, upon providing written notice to TANK CONTRACTOR, may perform such corrective Work and TANK CONTRACTOR shall be liable to PURCHASER for the reasonable costs incurred by PURCHASER in connection with performing such corrective Work and shall pay PURCHASER within ten (10) Days after receipt of written notice from PURCHASER an amount equal to such costs (or, at PURCHASER’s sole discretion, PURCHASER may withhold or offset amounts owed to TANK CONTRACTOR). The cost of disassembling, dismantling or making safe finished Work for the purpose of inspection, and reassembling such portions (and any delay associated therewith) shall be borne by (i) TANK CONTRACTOR, if such Work is found not to conform with the requirements of this Tank Contract, or (ii) by PURCHASER, if such Work is found to conform with the requirements of this Tank Contract.

37.7	PURCHASER shall provide TANK CONTRACTOR with a list of witness points for all equipment no later than sixty (60) Days after the Effective Date and PURCHASER shall notify TANK CONTRACTOR which of the witness points it wishes its personnel to witness. TANK CONTRACTOR shall provide PURCHASER with at least fifteen (15) Days prior written notice of the actual scheduled date of each of the tests PURCHASER has indicated it wishes to witness. TANK CONTRACTOR shall cooperate with PURCHASER if PURCHASER elects to witness any additional tests, and TANK CONTRACTOR acknowledges that PURCHASER shall have the right to witness all tests being performed in connection with the Work. Witness points or the timing thereof may vary for each tank and shall be re-submitted by PURCHASER for Tank S-106 if PURCHASER exercises Option 1.

37.8	PURCHASER’s right to conduct inspections shall not obligate PURCHASER to do so. Neither the exercise of PURCHASER of any such right, nor any failure on the part of PURCHASER to discover or reject Defective Work shall be construed to imply an acceptance of such Defective Work or a waiver of such Defect. In addition, PURCHASER’s acceptance of any Work which is later determined to be Defective shall not in any way relieve TANK CONTRACTOR from its obligations to correct the Work.

37.9	If, during the Defect Correction Period, any Work or component thereof is found to be Defective, and PURCHASER provides written notice to TANK CONTRACTOR within the Defect Correction Period regarding such Defect, TANK CONTRACTOR shall, at its sole cost and expense, promptly correct (whether by repair, replacement or otherwise) such Defective Work (the correction of the Defective Work is hereby defined as the “Corrective Work”). Any such notice from PURCHASER shall state with reasonable specificity the date of occurrence or observation of the alleged defect and the reasons supporting PURCHASER’s belief that TANK CONTRACTOR is responsible for performing Corrective Work. PURCHASER shall provide TANK CONTRACTOR with access to the Work sufficient to perform its Corrective Work, so long as such access does not unreasonably interfere with operation of the Facility and subject to any reasonable security or safety requirements of PURCHASER and TANK CONTRACTOR. In the event TANK CONTRACTOR utilizes spare parts owned by PURCHASER in the course of performing the Corrective Work, TANK CONTRACTOR shall supply PURCHASER free of charge with new spare parts equivalent in quality and quantity to all such spare parts used by TANK CONTRACTOR as soon as possible following the utilization of such spare parts.

37.10	If TANK CONTRACTOR fails to commence the Corrective Work within a reasonable period of time not to exceed ten (10) Business Days, or does not complete such Corrective Work promptly (and provided that PURCHASER provides TANK CONTRACTOR access to the Phase 2 Facility), then PURCHASER, upon providing prior written notice to TANK CONTRACTOR, may perform such Corrective Work, and TANK CONTRACTOR shall be liable to PURCHASER for the reasonable costs incurred by PURCHASER in connection with performing such Corrective Work, and shall pay PURCHASER, within ten (10) Days after receipt of written notice from PURCHASER, an amount equal to such costs (or, at PURCHASER’s sole discretion, PURCHASER may withhold or offset amounts owed to TANK CONTRACTOR or collect on the Letter of Credit, if applicable, such costs and expenses); provided, however, if Defective Work discovered during the Defect Correction Period presents an imminent threat to the safety or health of any person and PURCHASER knows of such Defective Work, PURCHASER may perform such Corrective Work in order to correct such Defective Work without giving prior written notice to TANK CONTRACTOR. In such event, TANK CONTRACTOR shall be liable to PURCHASER for the reasonable costs incurred by PURCHASER in connection with performing such Corrective Work, and shall pay PURCHASER, after receipt of written notice from PURCHASER, an amount equal to such costs (or, at PURCHASER’s sole discretion, PURCHASER may withhold or offset amounts owed to TANK CONTRACTOR or collect on the Letter of Credit, if applicable, such costs). To the extent any

Corrective Work is performed by or on behalf of PURCHASER, TANK CONTRACTOR’s obligations with respect to such Defective Work that is corrected by on or behalf of PURCHASER shall be relieved, with the exception of TANK CONTRACTOR’s obligation to pay PURCHASER the reasonable costs incurred by PURCHASER in connection with performing such Corrective Work.

37.11	With respect to any Corrective Work performed by TANK CONTRACTOR, the Defect Correction Period for such Corrective Work shall be extended for an additional one (1) year from the date of the completion of such Corrective Work; provided, however, in no event shall the Defect Correction Period for any Work with respect to a Phase 2 Tank (including Corrective Work) extend beyond thirty (30) months after TANK CONTRACTOR’s achievement of Provisional Acceptance for such Phase 2 Tank.

37.12	All Corrective Work shall be performed subject to the same terms and conditions under this Tank Contract as the original Work is required to be performed. In connection with the Corrective Work, any change to equipment that would alter the requirements of this Tank Contract may be made only with prior written approval of PURCHASER.

37.13	With respect to the Corrective Work, PURCHASER shall provide TANK CONTRACTOR with access to the Phase 2 Tanks sufficient to perform its Corrective Work under this Tank Contract, so long as such access does not unreasonably interfere with operation or construction of the Facility and subject to any reasonable security or safety requirements of PURCHASER and TANK CONTRACTOR. TANK CONTRACTOR shall provide at least one (1) week’s notice to PURCHASER if performance of the Corrective Work will interfere with operation or construction of the Facility, in which case PURCHASER may place reasonable limitations on TANK CONTRACTOR’s access to the Phase 2 Tanks such that performance of the Corrective Work will minimize disruption to the construction or operation of the Facility resulting from performance of such Corrective Work.

37.14	TANK CONTRACTOR shall not be liable to PURCHASER for any Defective Work discovered after the expiration of the Defect Correction Period (as may be extended pursuant to GC-37.2 and GC-37.11), except for any liability of TANK CONTRACTOR pursuant to its indemnification, defense and hold harmless obligations under this Tank Contract but such indemnification defense or hold harmless obligations are not warranty obligations under this section.

37.15	The Warranties made in this Tank Contract shall be for the benefit of PURCHASER and its successors and permitted assigns and the respective successors and permitted assigns of any of them, and are fully transferable and assignable.

37.16	THE EXPRESS WARRANTIES SET FORTH IN THIS TANK CONTRACT ARE EXCLUSIVE AND NO OTHER WARRANTIES OR CONDITIONS SHALL APPLY. THE PARTIES HEREBY DISCLAIM, AND PURCHASER HEREBY WAIVES ANY AND ALL WARRANTIES IMPLIED UNDER APPLICABLE LAW (INCLUDING THE GOVERNING LAW) INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

GC-38 BACKCHARGES

38.1	Upon PURCHASER’s written notice to TANK CONTRACTOR, PURCHASER may, in addition to any other amounts to be retained hereunder, retain from any sums otherwise owing to TANK CONTRACTOR amounts sufficient to cover the costs of any of the following:

(1)	TANK CONTRACTOR’s failure to comply with any provision of this Tank Contract or TANK CONTRACTOR’s acts or omissions in the performance of any part of this Tank Contract, including, but not limited to, violation of Applicable Law, including those regarding safety, Hazardous Materials or environmental requirements;

(2)	Correction of Defective or nonconforming Work by redesign, repair, rework, replacement or other appropriate means when TANK CONTRACTOR states, or by its actions indicates, that it is unable or unwilling to proceed with corrective action in a reasonable time; and/or

(3)	PURCHASER agrees to take or perform or, due to TANK CONTRACTOR’s failure, elects to take action or perform Work for TANK CONTRACTOR, such as cleanup, off-loading or completion of incomplete Work.

38.2	PURCHASER may, if no funds are owing to TANK CONTRACTOR, backcharge TANK CONTRACTOR for Work done or cost incurred to remedy these or any other TANK CONTRACTOR defaults, errors, omissions or failures to perform or observe any part of this Tank Contract.

38.3	The cost to correct TANK CONTRACTOR’s failure to comply or act as outlined above shall be PURCHASER’s documented costs resulting therefrom.

38.4	PURCHASER shall separately invoice or deduct from payments otherwise due to TANK CONTRACTOR the costs as provided herein. PURCHASER’s right to backcharge is in addition to any and all other rights and remedies provided in this Tank Contract or by Applicable Law. Subject to the limitation of liability and waiver of consequential damages provisions contained herein, the performance of backcharge work by PURCHASER shall not relieve TANK CONTRACTOR of any of its responsibilities under this Tank Contract including but not limited to express warranties, specified standards for quality, contractual liabilities and indemnifications, and meeting the Tank Contract Milestone Dates.

GC-39 INDEMNITY

39.1	In addition to its indemnification, defense and hold harmless obligations contained elsewhere in this Tank Contract, TANK CONTRACTOR shall indemnify, hold harmless and defend the PURCHASER Group from any and all damages, losses, costs and expenses (including all reasonable attorneys’ fees and litigation or arbitration expenses) to the extent that such damages, losses, costs and expenses result from any of the following:

(1)	failure of TANK CONTRACTOR or its Subcontractors or Subsubcontractors to comply with Applicable Law; provided that this indemnity shall be limited to fines and penalties imposed on PURCHASER Group and resulting from the failure of TANK CONTRACTOR or its Subcontractors or Subsubcontractors to comply with Applicable Law;

(2)	any and all damages, losses, costs and expenses suffered by a Third Party and resulting from actual or asserted violation or infringement of any domestic or foreign patents, copyrights or trademarks or other intellectual property owned by a Third Party to the extent that such violation or infringement results from performance of the Work by TANK CONTRACTOR or any of its Subcontractors or Subsubcontractors, or any improper use of Third Party confidential information or other Third Party proprietary rights that may be attributable to TANK CONTRACTOR or any of its Subcontractors or Subsubcontractors in connection with the Work;

(3)	failure by TANK CONTRACTOR or any Subcontractor or Subsubcontractor to pay Taxes for which such Party or entity is liable;

(4)	failure of TANK CONTRACTOR to make payments to any Subcontractor or Subsubcontractor in accordance with the respective Subcontract or Subsubcontract, but not extending to any settlement payment made to any Subcontractor or Subsubcontractor against which TANK CONTRACTOR has pending or prospective claims, unless such settlement is made with TANK CONTRACTOR’s consent, except after assumption of such Tank Contract by PURCHASER in accordance with GC-45.2; or

(5)	personal injury to or death of any Person (other than employees of TANK CONTRACTOR, or any member of the PURCHASER Group, any employees of Management Contractor or any Subcontractor or Subsubcontractor), and damage to or destruction of property of Third Parties to the extent arising out of or resulting from the negligence in connection with the Work of TANK CONTRACTOR or any Subcontractor or Subsubcontractor or anyone directly or indirectly employed by them.

39.2	ADDITIONAL TANK CONTRACTOR INDEMNIFICATION

39.2.A	NOTWITHSTANDING THE PROVISIONS OF GC-39.1 ABOVE, TANK CONTRACTOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE PURCHASER GROUP FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF EMPLOYEES, OFFICERS OR DIRECTORS OF ANY MEMBER OF THE TANK CONTRACTOR GROUP OR ANY

SUBCONTRACTOR OR SUBSUBCONTRACTOR, UP TO A MAXIMUM CAP OF ONE MILLION US DOLLARS (US$1,000,000) FOR DAMAGES AND LOSSES PER OCCURRENCE OR (II) DAMAGE TO OR DESTRUCTION OF PROPERTY OF ANY MEMBER OF THE TANK CONTRACTOR GROUP OR ANY SUBCONTRACTOR OR SUBSUBCONTRACTOR OCCURRING PRIOR TO PROVISIONAL ACCEPTANCE, IN EACH OF CASES (I) AND (II) OCCURRING IN CONNECTION WITH THE PROJECT, REGARDLESS OF THE CAUSE OF SUCH INJURY, DEATH, DAMAGE OR DESTRUCTION, INCLUDING THE SOLE OR JOINT NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF ANY MEMBER OF THE PURCHASER GROUP.

39.2.B	NOTWITHSTANDING THE PROVISIONS OF GC-39.1 ABOVE, WITH RESPECT TO ANY INJURY TO OR DEATH OF EMPLOYEES, OFFICERS OR DIRECTORS OF ANY MEMBER OF THE TANK CONTRACTOR GROUP OR ANY SUBCONTRACTOR OR SUBSUBCONTRACTOR IN WHICH THE DAMAGES AND LOSSES FROM SUCH INJURY OR DEATH EXCEEDS ONE MILLION US DOLLARS (US$1,000,000) PER OCCURRENCE, TANK CONTRACTOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE PURCHASER GROUP FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF EMPLOYEES, OFFICERS OR DIRECTORS OF ANY MEMBER OF THE TANK CONTRACTOR GROUP OR ANY SUBCONTRACTOR OR SUBSUBCONTRACTOR EXCEPT TO THE EXTENT OF THE NEGLIGENCE OR TORT LIABILITY OF ANY MEMBER OF THE PURCHASER GROUP OR ANY PURCHASER CONTRACTOR WITH RESPECT TO SUCH INJURY OR DEATH.

39.3	PURCHASER INDEMNIFICATION

39.3.A	EXCEPT AS OTHERWISE PROVIDED IN GC-34.5 AND GC-34.8, PURCHASER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS TANK CONTRACTOR FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF ANY EMPLOYEES, OFFICERS OR DIRECTORS OF PURCHASER GROUP UP TO A MAXIMUM CAP OF ONE MILLION US DOLLARS (US$1,000,000) FOR DAMAGES AND LOSSES PER OCCURRENCE, OR (II) DAMAGE TO OR DESTRUCTION OF PROPERTY OF PURCHASER GROUP AND DAMAGE TO OR DESTRUCTION OF THE PHASE 2 TANKS OCCURRING PRIOR TO PROVISIONAL ACCEPTANCE, IN EACH OF CASES (I) AND (II) OCCURRING IN CONNECTION WITH THE PROJECT, REGARDLESS OF THE CAUSE OF SUCH INJURY, DEATH, DAMAGE OR DESTRUCTION, INCLUDING THE SOLE OR JOINT NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF TANK CONTRACTOR.

39.3.B	WITH RESPECT TO ANY INJURY TO OR DEATH OF EMPLOYEES, OFFICERS OR DIRECTORS OF ANY MEMBER OF THE PURCHASER GROUP IN WHICH THE DAMAGES AND LOSSES FROM SUCH INJURY OR DEATH EXCEEDS ONE MILLION US DOLLARS (US$1,000,000) PER OCCURRENCE, PURCHASER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE TANK CONTRACTOR GROUP FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF EMPLOYEES, OFFICERS OR DIRECTORS OF ANY MEMBER OF THE PURCHASER GROUP

EXCEPT TO THE EXTENT OF THE NEGLIGENCE OR TORT LIABILITY OF ANY MEMBER OF THE TANK CONTRACTOR GROUP OR ANY SUBCONTRACTOR OR SUBSUBCONTRACTOR WITH RESPECT TO SUCH INJURY OR DEATH.

39.4	HAZARDOUS MATERIALS INDEMNIFICATION

A. TANK CONTRACTOR INDEMNIFICATION OBLIGATIONS. TANK CONTRACTOR SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND PURCHASER GROUP FROM ANY AND ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING BODILY INJURY, DEATH AND PROPERTY DAMAGE OR DESTRUCTION AND REASONABLE ATTORNEYS’ FEES AND LITIGATION OR ARBITRATION EXPENSES) TO THE EXTENT THAT SUCH DAMAGES, LOSSES, COSTS AND EXPENSES RESULT FROM:

1. TANK CONTRACTOR’S OR ANY SUBCONTRACTOR OR SUBSUBCONTRACTOR’S USE, HANDLING OR DISPOSAL OF HAZARDOUS MATERIALS BROUGHT ON THE SITE BY TANK CONTRACTOR OR ANY SUBCONTRACTOR OR SUBSUBCONTRACTOR;

2. TANK CONTRACTOR’S OR ANY SUBCONTRACTOR OR SUBSUBCONTRACTOR’S FAILURE TO STOP WORK IN AN AREA OF THE SITE CONTAINING PRE-EXISTING HAZARDOUS MATERIALS AFTER TANK CONTRACTOR OR SUCH SUBCONTRACTOR OR SUBSUBCONTRACTOR KNOWS SUCH AREA CONTAINS HAZARDOUS MATERIALS;

3. TANK CONTRACTOR’S OR ANY SUBCONTRACTOR’S OR SUBSUBCONTRACTOR’S DISREGARD OF PURCHASER’S WRITTEN ADVICE AS TO THE NATURE AND SPECIFIC LOCATION OF SUCH HAZARDOUS MATERIALS OR INSTRUCTIONS REGARDING SUCH HAZARDOUS MATERIALS IN PERFORMING WORK IN AREAS THAT CONTAIN OR MAY CONTAIN HAZARDOUS MATERIALS.

B. PURCHASER INDEMNIFICATION OBLIGATIONS. PURCHASER SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND THE TANK CONTRACTOR FROM ANY AND ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING BODILY INJURY, DEATH AND PROPERTY DAMAGE OR DESTRUCTION AND REASONABLE ATTORNEYS’ FEES AND LITIGATION OR ARBITRATION EXPENSES) TO THE EXTENT THAT SUCH DAMAGES, LOSSES, COSTS AND EXPENSES RESULT FROM:

1. ANY PRE-EXISTING HAZARDOUS MATERIALS AT THE PHASE 2 SITE, BUT EXCLUDING ANY DAMAGES, LOSSES, COSTS AND EXPENSES RESULTING FROM: (I) TANK CONTRACTOR’S OR ANY SUBCONTRACTOR OR SUBSUBCONTRACTOR’S FAILURE TO STOP WORK IN AN AREA OF THE SITE CONTAINING PRE-EXISTING HAZARDOUS MATERIALS AFTER TANK CONTRACTOR OR SUCH SUBCONTRACTOR OR SUBSUBCONTRACTOR KNOWS SUCH AREA CONTAINS HAZARDOUS MATERIALS, OR (II) TANK CONTRACTOR’S OR ANY SUBCONTRACTOR’S OR SUBSUBCONTRACTOR’S DISREGARD OF PURCHASER’S WRITTEN ADVICE AS TO THE NATURE OR SPECIFIC LOCATION OF SUCH HAZARDOUS MATERIALS OR INSTRUCTIONS REGARDING SUCH HAZARDOUS MATERIALS IN PERFORMING WORK IN AREAS THAT CONTAIN OR MAY CONTAIN HAZARDOUS MATERIALS; OR

2. PURCHASER GROUP OR PURCHASER CONTRACTORS BRINGING ANY HAZARDOUS MATERIALS ON THE PHASE 2 SITE AFTER THE EFFECTIVE DATE.

39.5	Should TANK CONTRACTOR or any Subcontractor or Subsubcontractor or any other person, including any construction equipment lessor, acting through or under any of them, file a lien or other encumbrance against all or any portion of the Work, the Phase 2 Site or the Phase 2 Facility, TANK CONTRACTOR shall, at its sole cost and expense, remove or discharge, by payment, bond or otherwise, such lien or encumbrance within twenty-one (21) Days of TANK CONTRACTOR’s receipt of written notice from PURCHASER notifying TANK CONTRACTOR of such lien or encumbrance; provided that PURCHASER shall have made payment of all amounts properly due and owing to TANK CONTRACTOR under this Tank Contract, other than amounts disputed. If TANK CONTRACTOR fails to remove or discharge any such lien or encumbrance within such twenty-one (21) Day period in circumstances where PURCHASER has made payment of all amounts properly due and owing to TANK CONTRACTOR under this Tank Contract, other than amounts disputed, then PURCHASER may, in its sole discretion and in addition to any other rights that it has under this Tank Contract, remove or discharge such lien and encumbrance using whatever means that PURCHASER, in its sole discretion, deems appropriate, including the payment of settlement amounts that it determines in its sole discretion as being necessary to remove or discharge such lien or encumbrance. In such circumstance, TANK CONTRACTOR shall be liable to PURCHASER for all damages, costs, losses and expenses (including all reasonable attorneys’ fees, consultant fees and arbitration expenses, and settlement payments) incurred by PURCHASER arising out of or relating to such removal or discharge. All such damages, costs, losses and expenses shall be paid by TANK CONTRACTOR no later than thirty (30) Days after receipt of each invoice from PURCHASER.

39.6	Not later than fifteen (15) Days after receipt of written notice from the Indemnified Party to the Indemnifying Party of any claims, demands, actions or causes of action asserted against such Indemnified Party for which the Indemnifying Party has indemnification, defense and hold harmless obligations under this Tank Contract, whether such claim, demand, action or cause of action is asserted in a legal, judicial, arbitral or administrative proceeding or action or by notice without institution of such legal, judicial, arbitral or administrative proceeding or action, the Indemnifying Party shall affirm in writing by notice to such Indemnified Party that the Indemnifying Party will indemnify, defend and hold harmless such Indemnified Party and shall, at the Indemnifying Party’s own cost and expense, assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection, and at its own expense; and provided further that if the defendants in any such action or proceeding include the Indemnifying Party and an Indemnified Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, such Indemnified Party shall have the right to select up to one separate counsel to participate in the defense of such action or proceeding on its own behalf at the reasonable expense of the Indemnifying Party. In the event of the failure of the Indemnifying Party to perform fully in accordance with the defense obligations under this GC-39.6, such Indemnified Party may, at its option, and without relieving the Indemnifying Party of its obligations hereunder, so perform, but all damages, costs and expenses (including all reasonable attorneys’ fees, and litigation or arbitration expenses, settlement payments and judgments) so incurred by such Indemnified Party in that event shall be reimbursed by the Indemnifying Party to such Indemnified Party, together with reasonable interest on same from the date any such cost and expense was paid by such Indemnified Party until reimbursed by the Indemnifying Party.

39.7	Except as otherwise set forth in GC-39.2.A and GC-39.3.A above, the indemnity, defense and hold harmless obligations for personal injury or death or property damage under this Tank Contract shall apply regardless of whether the Indemnified Party was concurrently negligent (whether actively or passively), it being agreed by the Parties that in this event, the Parties’ respective liability or responsibility for such damages, losses, costs and expenses under this Article shall be determined in accordance with principles of comparative negligence.

39.8	PURCHASER and TANK CONTRACTOR agree that the Louisiana Oilfield Anti-indemnity Act, LA. Rev. Stat. § 9:2780, et. seq., is inapplicable to this Tank Contract and the performance of the Work. Application of these code sections to this Tank Contract would be contrary to the intent of the Parties, and each Party hereby irrevocably waives any contention that these code sections are applicable to this Tank Contract or the Work. In addition, it is the intent of the Parties in the event that the aforementioned act were to apply to this Tank Contract that each Party shall provide insurance to cover the losses contemplated by such code sections and assumed by each such Party under the indemnification provisions of this Tank Contract, and TANK CONTRACTOR agrees that the Tank Contract Price (as may be adjusted by Change Order in accordance with General Condition 32, titled CHANGES), compensates TANK CONTRACTOR for the cost of premiums for the insurance provided by it under this Tank Contract. The Parties agree that each Party’s agreement to support their indemnification obligations by insurance shall in no respect impair their indemnification obligations.

39.9	In the event that any indemnity provisions in this Tank Contract are contrary to the law governing this Tank Contract, then the indemnity obligations applicable hereunder shall be applied to the maximum extent allowed by Applicable Law.

39.10	TANK CONTRACTOR specifically waives any immunity provided against its indemnity obligations in this Tank Contract by any industrial insurance or workers’ compensation statute.

GC-40 PATENT AND INTELLECTUAL PROPERTY INDEMNITY

40.1	TANK CONTRACTOR hereby indemnifies and shall defend and hold harmless PURCHASER Group from and against any and all claims, actions, losses, damages, and expenses, including attorney’s fees, arising from any claim, whether rightful or otherwise, that any concept, product, design, equipment, material, process, copyrighted material or confidential information, or any part thereof, furnished by TANK CONTRACTOR under this Tank Contract constitutes an infringement of any patent or copyrighted material or a theft of trade secrets. If use of any part of such concept, product, design, equipment, material, process, copyrighted material or confidential information is limited or prohibited, TANK CONTRACTOR shall, at its sole expense, procure the necessary licenses to use the infringing or a modified but non-infringing concept, product, design, equipment, material, process, copyrighted material or confidential information or, with PURCHASER’s prior written approval, replace it with substantially equal but non-infringing concepts, products, designs, equipment, materials, processes, copyrighted material or confidential information; provided, however,

(1)	That any such substituted or modified concepts, products, designs, equipment, material, processes, copyrighted material or confidential information shall meet all the requirements and be subject to all the provisions of this Tank Contract; and

(2)	That such replacement or modification shall not modify or relieve TANK CONTRACTOR of its obligations under this Tank Contract.

40.2	In the event that any violation or infringement for which TANK CONTRACTOR is responsible to indemnify the PURCHASER Group as set forth in GC-39.1 and 40.1 above results in any suit, claim, temporary restraining order or preliminary injunction TANK CONTRACTOR shall, in addition to its obligations under GC-39 and GC-40.1, make every reasonable effort, by giving a satisfactory bond or otherwise, to secure the suspension of the injunction or restraining order. If, in any such suit or claim, the Work, the Phase 2 Tanks, or any part, combination or process thereof, is held to constitute an infringement and its use is preliminarily or permanently enjoined, TANK CONTRACTOR shall promptly make every reasonable effort to secure for PURCHASER a license, at no cost to PURCHASER, authorizing continued use of the infringing Work. If TANK CONTRACTOR is unable to secure such a license within a reasonable time, TANK CONTRACTOR shall, at its own expense and without impairing performance requirements, either replace the affected Work, in whole or part, with non-infringing components or parts or modify the same so that they become non-infringing.

40.3	The foregoing obligation in GC-40.1 shall not apply to concepts, products, designs, equipment, materials, processes, copyrighted materials or confidential information that (i) are ancillary to the core design of the Phase 2 Tanks; (ii) were not, in whole or in part, developed, created or modified by TANK CONTRACTOR; (iii) were provided in writing to TANK CONTRACTOR by PURCHASER; and (iv) are listed in Exhibit E or Exhibit F and apply to the following items:

Paint specification

Pipe material specification

P&IDs

Electrical Wiring

Low Voltage Wiring

Ladder details

Stair details

Submerged Loading Pump Specification

Dry Chemical System

Gas Detector System

Control Valves

provided that if and to the extent TANK CONTRACTOR enters into any Subcontract or Subsubcontract for the performance of Work based on the designs, specifications or documents listed above; or through the use of licensed subcontractors and vendors or the payment of the proper license fees or royalties, TANK CONTRACTOR could have procured concepts, products, designs, equipment, materials, processes, copyrighted materials or confidential information that did not infringe or violate any Third Party IP; TANK CONTRACTOR’s obligations under GC-40.1 remain intact and the exceptions set forth in this GC-40.3 shall not apply.

GC-41 RIGHT TO WORK PRODUCT

41.1	PURCHASER shall have, and TANK CONTRACTOR hereby grants PURCHASER a permanent, non-exclusive, royalty-free license to use on the Project or any other project of PURCHASER or any of its Affiliates, including without limitation Creole Trail LNG, LP and Corpus Christi LNG, LP, any concept, product, process (patentable or otherwise), copyrighted material (including without limitation documents, specifications, calculations, maps, sketches, notes, reports, data, models, samples, drawings, designs, and electronic software), and confidential information (i) owned by TANK CONTRACTOR or any Subcontractor or Subsubcontractor upon commencement of the Work under this Tank Contract and used by TANK CONTRACTOR or any Subcontractor or Subsubcontractor in connection with the Project or (ii) furnished or supplied to PURCHASER by, or developed by, TANK CONTRACTOR or any Subcontractor or Subsubcontractor in the course of performance under this Tank Contract in connection with the Project (collectively the “Work Product”). The foregoing license shall be assignable only to Affiliates of PURCHASER, and the license shall include the right of contractors and subcontractors to use the Work Product on projects of PURCHASER and its Affiliates. Notwithstanding the foregoing, with respect to any construction means and methods processes patented or copyrighted by Zachry, PURCHASER’s license to use such Work Product is limited to the Project only.

41.2	TANK CONTRACTOR shall identify portions of the Work Product, which contain Third Party Proprietary Work Product for which PURCHASER shall need to obtain permission from the appropriate owners of such Third Party Proprietary Work Product for use by PURCHASER on projects other than the Project. Notwithstanding anything to the contrary in this Tank Contract, no license is granted to PURCHASER with respect to the use of any TANK CONTRACTOR proprietary software or computer systems. With respect to any Third Party Proprietary Work Product that is included in the Work Product, PURCHASER has the same rights as any other Work Product for use on the Project. “Third Party Proprietary Work Product” is intellectual property rights previously owned or developed by TANK CONTRACTOR’s Subcontractors or Subsubcontractors outside this Tank Contract or the Subcontracts or Subsubcontracts.

41.3	All Work Product, and all copies thereof, shall be returned or delivered to PURCHASER upon the earlier of expiration of the Defect Correction Period and termination of this Tank Contract, except that (i) TANK CONTRACTOR may, subject to its confidentiality obligations set forth in General Condition 43, titled NONDISCLOSURE, retain one record set of the Work Product and may use and modify such Work Product, and (ii) Subcontractors and Subsubcontractors may retain any Work Product generated by them so long as PURCHASER has been provided the following copies of such Work Product: six (6) hard copies; two (2) reproducible Drawings, where applicable; and two (2) sets each of fully editable and operable native and .pdf files of documents on CD for all such drawings and specifications.

41.4	All written materials, plans, drafts, specifications, computer files or other documents (if any) prepared or furnished by PURCHASER or any of PURCHASER’s other consultants or contractors shall at all times remain the property of PURCHASER, and TANK CONTRACTOR shall not make use of any such documents or other media for any other project or for any other purpose than as set forth herein. All such documents and other media, including all copies thereof, shall be returned to PURCHASER upon the earlier of expiration of the Defect Correction Period and termination of this Tank Contract, except that TANK CONTRACTOR may, subject to its confidentiality obligations as set forth in GC-43, retain one record set of such documents or other media.

41.5	In addition, PURCHASER and its Affiliates shall be entitled to modify the Work Product, including TANK CONTRACTOR’s intellectual property which may be imbedded in the Work Product in connection with the Project, provided that PURCHASER or its Affiliates shall first remove, or cause to be removed, all references to TANK CONTRACTOR from the Work Product and TANK CONTRACTOR’s intellectual property imbedded in the Work Product. PURCHASER shall defend, indemnify and hold TANK CONTRACTOR harmless from and against all damages, losses, costs and expenses (including all reasonable attorneys’ fees and litigation or arbitration expenses) incurred by TANK CONTRACTOR and caused by any modifications to the Work Product or TANK CONTRACTOR’s intellectual property.

41.6	If PURCHASER or its Affiliates uses the Work Product on any other project on which neither Diamond (or any of its Affiliates), nor Zachry (or its Affiliates), is a contractor or subcontractor with respect to the design or construction of a LNG tank, then PURCHASER shall indemnify and hold harmless TANK CONTRACTOR with respect to any claims made by third parties for failure of performance, personal injury or property damage due to or with respect to PURCHASER’s use of the Work Product on such other project. Before using any Work Product on another project as provided above, PURCHASER will remove from such Work Product any reference to TANK CONTRACTOR.

GC-42 ASSIGNMENTS AND SUBCONTRACTS

42.1	Any TANK CONTRACTOR assignment of this Tank Contract or rights hereunder, in whole or part, without the prior written consent of PURCHASER shall be void.

42.2	TANK CONTRACTOR shall not subcontract with any Person for the performance of all or any portion of the Work without the advance written approval of PURCHASER. All Subcontracts and Subsubcontracts, except with Vendors, must include provisions to secure all rights and remedies of PURCHASER provided under this Tank Contract, and must impose upon the Subcontractors and Subsubcontractors all of the duties and obligations required to fulfill this Tank Contract. With respect to Vendors, TANK CONTRACTOR must use commercially reasonable efforts to ensure that all Subcontracts and Subsubcontracts with Vendors include provisions to secure all rights and remedies of PURCHASER provided under this Tank Contract, and impose upon the Subcontractors and Subsubcontractors all of the duties and obligations required to fulfill this Tank Contract, and in any event, all Subcontracts and Subsubcontracts with Vendors must contain provisions to ensure PURCHASER’s rights and remedies under this Tank Contract with respect to General Conditions 13, 14, 28, 34, 35, 36, 37, 39, 40, 41 and 43, and Special Conditions 2, 7, 11, 12, 28, 34, 35, 36, 42, and 43.

42.3	All Subcontracts and Subsubcontracts shall, so far as reasonably practicable, be consistent with the terms or provisions of this Tank Contract. No Subcontractor or Subsubcontractor is intended to be or shall be deemed a third-party beneficiary of this Tank Contract.

42.4	TANK CONTRACTOR shall (i) notify PURCHASER of any proposed Major Subcontractor or Major Subsubcontractor as soon as reasonably practicable during the selection process and furnish to PURCHASER all information reasonably requested with respect to TANK CONTRACTOR’s selection criteria, and (ii) notify PURCHASER no less than ten (10) Business Days prior to the execution of a Major Subcontract or Major Subsubcontract with a Major Subcontractor or Major Subsubcontractor. PURCHASER shall have the discretion, not to be unreasonably exercised, to reject any proposed Major Subcontractor or Major Subsubcontractor for a Major Subcontract or Subsubcontract. TANK CONTRACTOR shall not enter into any Major Subcontract or Subsubcontract with a proposed Major

Subcontractor or Major Subsubcontractor that is rejected by PURCHASER in accordance with the preceding sentence. PURCHASER shall undertake in good faith to review the information provided by TANK CONTRACTOR, expeditiously and shall notify TANK CONTRACTOR of its decision to accept or reject a proposed Major Subcontractor or Major Subsubcontractor as soon as practicable after such decision is made. Failure of PURCHASER to accept or reject a proposed Major Subcontractor or Major Subsubcontractor within twenty (20) Business Days shall be deemed to be an acceptance of such Major Subcontractor or Major Subsubcontractor, but PURCHASER’s acceptance of a proposed Major Subcontractor or Major Subsubcontractor shall in no way relieve TANK CONTRACTOR of its responsibility for performing the Work in compliance with this Tank Contract.

42.5	For any Subcontractor or Subsubcontractor having a Subcontract or Subsubcontract value in excess of One Million U.S. Dollars (US $1,000,000), TANK CONTRACTOR shall, within fifteen (15) Business Days after the execution of any such Subcontract or Subsubcontract, notify PURCHASER in writing of the selection of such Subcontractor or Subsubcontractor and inform PURCHASER generally what portion of the Work such Subcontractor or Subsubcontractor is performing.

42.6	Within ten (10) Days of PURCHASER’s request, TANK CONTRACTOR shall furnish PURCHASER with a copy of any Subcontract or Subsubcontract, excluding provisions regarding pricing, discount or credit information, payment terms, payment schedules, retention, performance security, bid or proposal data, and any other information which TANK CONTRACTOR or any Subcontractor or Subsubcontractor reasonably considers to be commercially sensitive information.

42.7	In addition to the requirements above and without in any way relieving TANK CONTRACTOR of its full responsibility to PURCHASER for the acts and omissions of Subcontractors and Subsubcontractors, each Major Subcontract and Major Subsubcontract shall contain the following provisions:

“This Subcontract [Subsubcontract] and any subcontract between Subcontractor [Subsubcontractor] and any of its lower-tier subcontractors may be assigned to PURCHASER without the consent of Subcontractor [Subsubcontractor] or any of its lower-tier subcontractors provided, however, with respect to each construction equipment rental or lease agreement, Subcontractor [Subsubcontractor] shall only be obligated to use its best efforts to include a provision that such agreement may be assigned to PURCHASER without the consent of the respective construction equipment lessor; and so far as reasonably practicable, the Subcontractor [Subsubcontractor] shall comply with all requirements and obligations of TANK CONTRACTOR to PURCHASER under their agreement, as such requirements and obligations are applicable to the performance of the Work under the respective Subcontract [Subsubcontract].”

42.8	PURCHASER may, for the purpose of providing collateral, assign, pledge and/or grant a security interest in this Tank Contract to any Lender without TANK CONTRACTOR’s consent. When duly assigned in accordance with the foregoing, this Tank Contract shall be binding upon and shall inure to the benefit of the assignee; provided that any assignment by PURCHASER pursuant to this GC-42.8 shall not relieve PURCHASER of any of its obligations or liabilities under this Tank Contract.

42.9	PURCHASER may assign this Tank Contract to any of its Affiliates by providing written notice to TANK CONTRACTOR. When duly assigned in accordance with the foregoing, this Tank Contract shall be binding upon and shall inure to the benefit of the assignee, and all obligations of PURCHASER shall become obligations of the assignee. Except as provided above and in GC-42.8, neither party may assign this Tank Contract to another party without prior written consent of the other Party hereto. When duly assigned in accordance with the foregoing, this Tank Contract shall be binding upon and shall inure to the benefit of the assignee, and all obligations of the assigning party shall become obligations of the assignee. No such assignment shall relieve the other Party of any of its obligations or liabilities under this Tank Contract, unless consent in writing to such assignment has been provided.

42.10	Any assignment not in accordance with this Article shall be void and without force or effect, and any attempt to assign this Tank Contract in violation of this provision shall grant the non-assigning Party the right, but not the obligation, to terminate this Tank Contract at its option for default.

42.11	Any assignment by TANK CONTRACTOR shall not relieve TANK CONTRACTOR of any of its obligations or liabilities under this Tank Contract.

42.12	This Tank Contract shall be binding upon the Parties hereto, their successors and permitted assigns.

42.13	If the Tank Contract is assigned by PURCHASER, the term “PURCHASER Group” shall nevertheless include (i) Sabine Pass LNG, L.P. and its parent, Lender and each of their respective Affiliates and (ii) the respective directors, officers, agents, employees and representatives of each Person specified in clause (i) above.

GC-43 NONDISCLOSURE

43.1	Subject to GC-43.4, TANK CONTRACTOR agrees not to divulge to any Persons, without the written consent of PURCHASER, any information obtained from or through PURCHASER or its Affiliates in connection with the performance of this Tank Contract unless;

(1)	The information is known to TANK CONTRACTOR prior to obtaining the same from PURCHASER;

(2)	The information is, at the time of disclosure by TANK CONTRACTOR, then in the public domain; or

(3)	The information is obtained by TANK CONTRACTOR from a Third Party who did not receive same, directly or indirectly from PURCHASER and who has no obligation of secrecy with respect thereto.

43.2	Subject to GC-43.4, TANK CONTRACTOR further agrees that it will not, without the prior written consent of PURCHASER, disclose to any Person any information developed or obtained by TANK CONTRACTOR in the performance of this Tank Contract except to the extent that such information falls within one of the categories described in (1) through (3) of GC-43.1 above.

43.3	If so requested by PURCHASER, TANK CONTRACTOR further agrees to require its employees to execute a nondisclosure agreement prior to performing any Work under this Tank Contract.

43.4	Prior to disclosing any information that is covered by the confidentiality obligations in this GC-43 to any Subcontractor or Subsubcontractor as necessary to perform the Work, TANK CONTRACTOR shall bind such Subcontractor or Subsubcontractor to the confidentiality obligations contained in GC-43. Nothing in GC-43 or this Tank Contract shall in any way prohibit TANK CONTRACTOR or any of its Subcontractors or Subsubcontractors from making commercial or other use of, selling, or disclosing any of their respective intellectual property owned prior to the Effective Date (including any Third Party Proprietary Work Product).

43.5	The Parties acknowledge that in the event of a breach of any of the terms contained in GC-43, PURCHASER would suffer irreparable harm for which remedies at law, including damages, would be inadequate, and that PURCHASER shall be entitled to seek equitable relief therefor by injunction, without the requirement of posting a bond.

43.6	The confidentiality obligations of GC-43 shall expire upon the earlier of a period of ten (10) years following (i) the termination of this Tank Contract or (ii) Final Acceptance of the last of the Phase 2 Tanks.

GC-44 SUSPENSION

44.1	PURCHASER may by written notice to TANK CONTRACTOR, suspend at any time the performance of all or any portion of the Work to be performed under the Tank Contract. Upon receipt of such notice, TANK CONTRACTOR shall, unless the notice requires otherwise:

(1)	Immediately discontinue Work on the date and to the extent specified in the notice;

(2)	Place no further orders or subcontracts for material, services, or facilities with respect to suspended Work other than to the extent required in the notice;

(3)	Promptly make every reasonable effort to obtain suspension upon terms satisfactory to PURCHASER of all orders, Subcontracts, Subsubcontracts and rental agreements to the extent they relate to performance of suspended Work;

(4)	Continue to protect and maintain the Work including those portions on which Work has been suspended; and

(5)	Take any other reasonable steps to minimize costs associated with such suspension.

PURCHASER shall give TANK CONTRACTOR instructions during suspension whether to maintain its staff and labor on or near the Phase 2 Tank Site and otherwise be ready to proceed expeditiously with the Work as soon as reasonably practicable after receipt of PURCHASER’s further instructions. Unless otherwise instructed by PURCHASER, TANK CONTRACTOR shall during any such suspension maintain its staff and labor on or near the Phase 2 Tank Site and otherwise be ready to proceed expeditiously with the Work as soon as reasonably practicable after receipt of PURCHASER’s further instructions.

44.2	Upon receipt of notice to resume suspended Work, TANK CONTRACTOR shall immediately resume performance under this Tank Contract to the extent required in the notice.

44.3	If TANK CONTRACTOR intends to assert a claim for equitable adjustment under this clause it must, pursuant to General Condition 32, titled CHANGES and within ten (10) Days after receipt of notice to resume Work, submit the required written notification of claim and within twenty (20) Days thereafter its written proposal setting forth the impact of such claim. This GC-44.3 shall not apply in the event a suspension is ordered by PURCHASER due to a Force Majeure event.

44.4	In no event shall TANK CONTRACTOR be entitled to any additional profits or damages due to such suspension.

GC-45 TERMINATION FOR DEFAULT

45.1	Notwithstanding any other provisions of this Tank Contract, TANK CONTRACTOR shall be considered in default of its contractual obligations under this Tank Contract if it:

(1)	Performs Work which fails materially to conform to the requirements of this Tank Contract;

(2)	Fails to make progress according to the agreed-upon Tank Contract Schedule so as to endanger performance of this Tank Contract;

(3)	Abandons or refuses to proceed with any of the Work, including modifications directed pursuant to General Condition 32, titled CHANGES;

(4)	Fails to fulfill or comply with any of the other material terms of this Tank Contract;

(5)	Fails to commence the Work in accordance with the provisions of this Tank Contract;

(6)	Abandons the Work;

(7)	Fails to maintain insurance required under this Tank Contract;

(8)	Materially disregards Applicable Law or applicable standards and codes;

(9)	Engages in behavior that is dishonest, fraudulent or constitutes a conflict with TANK CONTRACTOR’s obligations under this Tank Contract; or if

(10)	TANK CONTRACTOR suffers an Insolvency Event or makes a general assignment for the benefit of creditors.

45.2	Upon the occurrence of any of the foregoing, PURCHASER may notify TANK CONTRACTOR in writing that TANK CONTRACTOR is in default of this Tank Contract, and such notice shall include a general description of the nature of TANK CONTRACTOR’s default. With respect to any default in GC-45.1(1) – (9),

(i)	if TANK CONTRACTOR does not cure any such default within thirty (30) Days after receipt of notification of such default, or

(ii)	if such default cannot be cured within such thirty (30) Day period through the diligent exercise of all commercially practicable efforts and TANK CONTRACTOR either fails to diligently exercise all commercially practicable efforts to cure such condition or fails to cure such condition within ninety (90) Days after receipt of such notification of such default,

PURCHASER may, by written notice to TANK CONTRACTOR and without notice to TANK CONTRACTOR’s sureties, if any, terminate in whole or in part this Tank Contract, and PURCHASER may prosecute the Work to completion by contract or by any other method deemed expedient. If TANK CONTRACTOR’s default is due to an Insolvency Event as addressed in subsection (10) above in clause GC-45.1, PURCHASER may, by written notice to TANK CONTRACTOR and without notice to TANK CONTRACTOR’s sureties, if any, immediately terminate in whole or in part this Tank Contract, and PURCHASER may prosecute the Work to completion by contract or by any other method deemed expedient. In addition, upon the occurrence of any default by TANK CONTRACTOR, after the expiration of the applicable cure period provided above, PURCHASER may take possession of and utilize any data, designs, Work Product, licenses, materials, equipment, and tools furnished by TANK CONTRACTOR or Subcontractors or Subsubcontractors and necessary to complete the Work, hire any or all of TANK CONTRACTOR’s employees and take assignment of any or all of the Subcontracts and Subsubcontracts. TANK CONTRACTOR’s construction equipment and tools shall be returned upon completion of the Work, except to the extent title to such construction equipment and tools passed to PURCHASER under General Condition 34, titled TITLE AND RISK OF LOSS. Notwithstanding the foregoing, PURCHASER shall not be entitled to terminate TANK CONTRACTOR for delay in achieving Mechanical Completion for a Phase 2 Tank during the first three (3) months after the Tank Contract Milestone Date for such Phase 2 Tank; provided that PURCHASER shall be entitled to terminate TANK CONTRACTOR prior to the expiration of such three (3) month period if (i) TANK CONTRACTOR is not paying to PURCHASER when owed Liquidated Damages during such three (3) month period or TANK

CONTRACTOR is not diligently performing the Work and (ii) PURCHASER is otherwise entitled to terminate TANK CONTRACTOR under this GC-45.2. In addition, PURCHASER shall not be entitled to terminate TANK CONTRACTOR for anticipatory delay in achieving Mechanical Completion with respect to a Phase 2 Tank unless, based on the current progress of the Work, TANK CONTRACTOR is projected to achieve Mechanical Completion for such Phase 2 Tank three (3) months or more beyond the Tank Contract Milestone Date for such Phase 2 Tank, provided that PURCHASER shall be entitled to terminate TANK CONTRACTOR at any time if TANK CONTRACTOR is not diligently performing the Work and PURCHASER is otherwise entitled to terminate TANK CONTRACTOR under this GC-45.2.

45.3	Notwithstanding the preceding subclauses, PURCHASER may immediately terminate this Tank Contract for default if TANK CONTRACTOR’s breach of its material contractual obligations is considered not curable or for failure to cure material safety violations after written notice by PURCHASER.

45.4	TANK CONTRACTOR shall be liable for all costs in excess of the Tank Contract Price for such terminated Work reasonably and necessarily incurred in the completion of the Work, including acceleration in order to attempt to achieve the Tank Contract Milestone Dates for each Phase 2 Tank, or to attempt to make-up for or reduce delay caused by TANK CONTRACTOR; attorneys’ fees; consultant fees and cost of administration of any purchase order or subcontract awarded to others for completion; subject to the limitation of liability and waiver of consequential damages provisions of this Tank Contract.

45.5	In addition to the amounts recoverable GC-45.4, PURCHASER shall be entitled to recover Liquidated Damages owed by TANK CONTRACTOR to PURCHASER under this Tank Contract up to the date of termination. The damages recoverable under GC-45.4 and this GC-45.5 are the sole and exclusive delay-related damages that PURCHASER may recover from TANK CONTRACTOR in the event of a termination for default.

45.6	Upon termination for default, TANK CONTRACTOR shall:

(1)	Immediately discontinue Work on the date and to the extent specified in the notice and place no further Subcontracts to the extent that they relate to the performance of the terminated Work;

(2)	Upon PURCHASER’s written instructions, either promptly obtain cancellation upon terms satisfactory to PURCHASER of all Subcontracts, Subsubcontracts, and any other agreements existing for performance of the terminated Work or assign those agreements as directed by PURCHASER or assign such agreements to PURCHASER in accordance with GC-45.2 above;

(3)	Cooperate with PURCHASER in the transfer of data, designs, licenses and information and disposition of Work in progress so as to mitigate damages;

(5)	Comply with other reasonable requests from PURCHASER regarding the terminated Work; and

(6)	Continue to perform in accordance with all of the terms and conditions of this Tank Contract such portion of the Work that is not terminated.

45.7	If, after termination pursuant to this clause, it is determined for any reason that TANK CONTRACTOR was not in default, the rights and obligations of the Parties shall be the same as if the notice of termination had been issued pursuant to General Condition 46, titled OPTIONAL TERMINATION.

45.8	Notwithstanding any other provisions of this Tank Contract, PURCHASER shall be considered in default of its contractual obligations under this Tank Contract, if it fails to make any payment of any undisputed amount to TANK CONTRACTOR as required by the Tank Contract.

(1)	If PURCHASER fails to pay any undisputed amount due and owing to TANK CONTRACTOR and such failure continues for more than thirty (30) Days after the due date for such payment, then TANK CONTRACTOR may suspend performance of the Work until TANK CONTRACTOR receives such undisputed amounts. Prior to any such suspension, TANK CONTRACTOR shall provide PURCHASER with at least fourteen (14) Days’ prior notice of its intent to suspend performance of the Work. TANK CONTRACTOR shall be entitled to a Change Order on account of any suspension in accordance with this section.

(2)	If PURCHASER does not cure such failure within 30 Days after receipt of the notification in GC-45.8(1), or fails to provide satisfactory evidence that such default will be corrected within 90 Days, TANK CONTRACTOR may, by written notice to PURCHASER, terminate in whole or in part this Tank Contract. This termination remedy does not limit any other rights or remedies available to TANK CONTRACTOR under this Tank Contract.

GC-46 OPTIONAL TERMINATION

46.1	PURCHASER may, at its option, terminate for convenience any of the Work under this Tank Contract in whole or in part, at any time, or from time to time, by written notice to TANK CONTRACTOR. Such notice shall specify the extent to which the performance of the Work is terminated and the effective date of such termination. Upon receipt of such notice TANK CONTRACTOR shall:

(1)	Immediately discontinue the Work on the date and to the extent specified in the notice and not enter into or place any further Subcontracts or Subsubcontracts other than as may be required for completion of such portion of the Work that is not terminated;

(2)	Promptly obtain assignment or cancellation upon terms satisfactory to PURCHASER of all Subcontracts and Subsubcontracts existing for the performance of the terminated Work or assign those agreements as directed by PURCHASER;

(3)	Assist PURCHASER in the maintenance, protection, and disposition of Work in progress, plant, tools, equipment, property, and materials acquired by TANK CONTRACTOR or furnished by PURCHASER under this Tank Contract; and

(4)	Complete performance of such portion of the Work that is not terminated.

46.2	Upon any such termination, TANK CONTRACTOR shall waive any claims for damages, including loss of anticipated profits on account thereof (except as provided in GC-46.2(6)), but as the sole right and remedy of TANK CONTRACTOR, PURCHASER shall pay in accordance with the following:

(1)	The Tank Contract Price corresponding to the Work performed in accordance with this Tank Contract prior to such notice of termination (including Change Orders);

(2)	All reasonable costs for Work thereafter performed as specified in such notice;

(3)	Reasonable administrative costs of settling and paying claims arising out of the termination of Work under Subcontracts or Subsubcontracts;

(4)	Reasonable costs incurred in demobilization and the disposition of residual material, plant and equipment;

(5)	A reasonable overhead and profit on items (2) through (4) of this clause;

(6)	A sum equal to five percent (5%) of the balance of the unpaid Tank Contract Price at the time of termination pursuant to this General Condition 46, but such sum shall not in any event exceed Four Million U.S. Dollars (US$4,000,000); and

(7)	Less all payments made prior to termination.

46.3	TANK CONTRACTOR shall submit within thirty (30) Days after receipt of notice of termination, a written statement setting forth its proposal for an adjustment to the Tank Contract Price to include only the incurred costs described in this clause. PURCHASER shall review, analyze, and verify such proposal, and negotiate an equitable adjustment, and the Tank Contract shall be modified accordingly.

GC-47 ACCEPTANCE AND COMPLETION

47.1	TANK CONTRACTOR shall complete all the Work so that it shall, in every respect, be complete in accordance with the Tank Contract Milestone Dates contained in Special Condition 8, titled SCOPE, COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.

47.2	“Mechanical Completion.” Mechanical Completion for each Phase 2 Tank is defined as “Ready For Cool Down (RFCD),” which means that all of the following have occurred: (i) TANK CONTRACTOR has completed all applicable Work for such Phase 2 Tank, other than punch-list Work, in accordance with the requirements contained in this Tank Contract, (ii) such Phase 2 Tank is ready for use to receive and dispatch LNG and Natural Gas so that the Cool Down phase can commence; and (iii) TANK CONTRACTOR has delivered to PURCHASER a Notice of Mechanical Completion for such Phase 2 Tank, certifying Mechanical Completion of such Phase 2 Tank, and PURCHASER has accepted such Notice of Mechanical Completion in writing. Such notice shall not be given unless all Tank Contract requirements have been met or expressly waived in writing, in whole or in part, by PURCHASER. Prior to PURCHASER’s acceptance of the Notice of Mechanical Completion, the Parties shall agree on the punch-list Work remaining to be completed. PURCHASER shall be entitled to add to the punch-list after achievement of Mechanical Completion.

47.3	“Provisional Acceptance.” TANK CONTRACTOR shall achieve Provisional Acceptance, and the Provisional Acceptance Certificate for each Phase 2 Tank will be issued by PURCHASER, only after all of the following have occurred: (i) all requirements for Mechanical Completion have been met; (ii) all punch-list items and other obligations of TANK CONTRACTOR required by this Tank Contract have been fulfilled (excluding TANK CONTRACTOR’s warranty obligations); and (iii) each of the respective Phase 2 Tanks has achieved Cool Down. If the Parties add Tank S-106 to this Tank Contract by Change Order, TANK CONTRACTOR is not required to give Final Unconditional Lien and Claim Waivers or demobilize from the Phase 2 Tank Site to achieve Provisional Acceptance of Tank S-104 and Tank S-105.

(1)	TANK CONTRACTOR shall provide PURCHASER with at least sixty (60) Days notice prior to the date TANK CONTRACTOR expects to achieve RFCD with respect to a Phase 2 Tank, and in such notice TANK CONTRACTOR shall specify the date on which it expects to achieve RFCD for that Phase 2 Tank.

(2)	PURCHASER will provide sufficient LNG to achieve Cool Down no later than thirty (30) Days after the later of (i) the date specified in TANK CONTRACTOR’s notice in GC-47.3(1), or (ii) the date TANK CONTRACTOR achieves RFCD for the respective Phase 2 Tank.

(3)	TANK CONTRACTOR shall provide training to PURCHASER’s personnel prior to beginning Cool Down.

(4)	TANK CONTRACTOR shall observe and provide technical assistance to PURCHASER as PURCHASER conducts the Cool Down process, for the purpose of assisting PURCHASER’s personnel in following TANK CONTRACTOR’s Cool Down specifications and answering technical questions with respect to the Phase 2 Tanks relative to the Cool Down process.

(5)	After RFCD for each Phase 2 Tank, PURCHASER shall have custody of such Phase 2 Tank and has the right to operate such Phase 2 Tank.

47.4	“Final Acceptance.” Final Acceptance shall be on an individual Phase 2 Tank basis. Upon the completion of all of the Work with respect to a Phase 2 Tank, including without limitation fulfillment of all Provisional Acceptance requirements for such Phase 2 Tank and the expiration of warranties as specified in General Condition 37, titled WARRANTY / DEFECT CORRECTION PERIOD and fulfillment of all TANK CONTRACTOR obligations related thereto, including correction of any and all Defects in the Work and the cure of any breach of TANK CONTRACTOR’s warranties or guarantees, and provided the Provisional Acceptance Certificates have been issued by PURCHASER for such Phase 2 Tank, PURCHASER shall issue a Final Acceptance Certificate with respect to such Phase 2 Tank.

47.5	No acceptance by PURCHASER of any or all of the Work or any other obligations of TANK CONTRACTOR under this Tank Contract, including acceptance of Mechanical Completion, RFCD, Provisional Acceptance or Final Acceptance shall in any way release TANK CONTRACTOR of any obligations or liability pursuant to this Tank Contract, including obligations with respect to unperformed obligations of this Tank Contract or for any Work that does not conform to the requirements of this Tank Contract, including warranty obligations, any liabilities for which insurance is required or any other responsibility of Tank Contractor. The Parties agree that this provision is not intended to and does not expand TANK CONTRACTOR’s obligations under this Tank Contract.

GC-48 COOPERATION WITH LENDER

48.1	In addition to other assurances provided in this Tank Contract, TANK CONTRACTOR acknowledges that PURCHASER intends to obtain project financing associated with the Project and TANK CONTRACTOR agrees to cooperate with PURCHASER and Lender in connection with such project financing, including entering into direct agreements with Lender, as required by Lender, covering matters that are customary in project financings of this type such as Lender assignment or security rights with respect to this Agreement, direct notices to Lender and its independent engineer, step-in/step-out rights, execution of consent agreements, opinions of counsel, access by Lender’s representative, including its independent engineer, and other matters applicable to such project financing. In addition, TANK CONTRACTOR agrees to amend this Tank Contract if reasonably requested by Lender, provided that TANK CONTRACTOR shall not be required to agree to any amendments that have a material impact on any of its obligations or liabilities hereunder. If such cooperation by TANK CONTRACTOR, under this GC-48.1, causes a change in the Work affecting the cost or the Tank Contract Schedule, TANK CONTRACTOR shall be entitled to an adjustment to the Tank Contract Price if and to the extent permitted under General Condition 32, titled CHANGES.

48.2	TANK CONTRACTOR and Guarantor, shall, within fourteen (14) Days after the Effective Date, enter into mutually acceptable forms of consent and agreement with the Collateral Agent. TANK CONTRACTOR shall cooperate in considering appropriate and reasonable amendments to the form of consent and agreement as such amendments may be proposed by Lender or its counsel. TANK CONTRACTOR and Guarantor shall, within fourteen (14) Days after the Effective Date, provide opinions of counsel reasonably acceptable to the Collateral Agent, including opinions on corporate matters, including due authorization and execution, and enforceability of the Tank Contract and guarantee agreement, respectively. TANK CONTRACTOR acknowledges and agrees that PURCHASER’s issuance of the NTP is contingent upon obtaining project financing in connection with this Project or other forms of financing.

GC-49 ENGINEERING AND DESIGN RESPONSIBILITIES OF TANK CONTRACTOR

49.1	See Special Condition 3, titled DESIGN CRITERIA, DRAWINGS AND SPECIFICATIONS.

GC-50 NON-WAIVER

50.1	Failure by either Party to insist upon strict performance by the other Party of any terms or conditions of this Tank Contract, or failure or delay by either Party to exercise any rights or remedies provided herein or by Applicable Law, or failure by either Party to properly notify the other Party in the event of breach by the other Party, or the acceptance of or payment by PURCHASER for any Work hereunder, or the review or failure to review by PURCHASER of designs shall not release either Party from any of the warranties or obligations of this Tank Contract and shall not be deemed a waiver of any right of the other Party to insist upon strict performance hereof or any of its rights or remedies as to any prior or subsequent default hereunder nor shall any termination under this Tank Contract operate as a waiver of any of the terms hereof.

GC-51 SEVERABILITY

51.1	The provisions of this Tank Contract are severable. If any provision shall be determined to be illegal or unenforceable, such determination shall have no effect on any other provision hereof, and the remainder of the Tank Contract shall continue in full force and effect so that the purpose and intent of this Tank Contract shall still be met and satisfied.

GC-52 SURVIVAL

52.1	All terms, conditions and provisions of this Tank Contract, which by their nature are independent of the period of performance, shall survive the cancellation, termination, expiration, default or abandonment of this Tank Contract.

GC-53 EQUAL EMPLOYMENT OPPORTUNITY

53.1	TANK CONTRACTOR is aware of, and is fully informed of TANK CONTRACTOR’s obligations under Executive Order 11246 and, where applicable, shall comply with the requirements of such Order and all orders, rules, and regulations promulgated thereunder unless exempted therefrom.

53.2	Without limitation of the foregoing, TANK CONTRACTOR’s attention is directed to 41 Code of Federal Regulations (CFR), Section 60-1.4, and the clause titled “Equal Opportunity Clause” which, by this reference, is incorporated herein.

53.3	TANK CONTRACTOR is aware of and is fully informed of TANK CONTRACTOR’s responsibilities under Executive Order No. 11701 “List of Job Openings for Veterans” and, where applicable, shall comply with the requirements of such Order and all orders, rules and regulations promulgated thereunder unless exempted therefrom.

53.4	Without limitation of the foregoing, TANK CONTRACTOR’s attention is directed to 41 CFR Section 60-250 et seq. and the clause therein titled “Affirmative Action Obligations of Contractors and Subcontractors for Disabled Veterans and Veterans of the Vietnam Era”, which by this reference, is incorporated herein.

53.5	TANK CONTRACTOR certifies that segregated facilities, including but not limited to washrooms, work areas and locker rooms, are not and will not be maintained or provided for TANK CONTRACTOR’s employees. Where applicable, TANK CONTRACTOR shall obtain a similar certification from any of its Subcontractors and Subsubcontractors performing Work under this Tank Contract.

53.6	TANK CONTRACTOR is aware of and is fully informed of TANK CONTRACTOR’s responsibilities under the Rehabilitation Act of 1973 and the Americans with Disabilities Act and, where applicable, shall comply with the provisions of each Act and the regulations promulgated thereunder unless exempted therefrom.

53.7	Without limitation of the foregoing, TANK CONTRACTOR’s attention is directed to 41 CFR Section 60-741 and the clause therein titled “Affirmative Action Obligations of Contractors and Subcontractors for Handicapped Workers,” which by this reference, is incorporated herein.

Execution Version

SABINE PASS LNG TERMINAL PROJECT (PHASE 2)

EXHIBIT “B”

ENGINEER, PROCURE AND CONSTRUCT (EPC) LNG TANK CONTRACT

SPECIAL CONDITIONS

SC	TITLE	PAGE
SC-1	DEFINITIONS	3
SC-2	INSURANCE	14
SC-3	DESIGN CRITERIA, DRAWINGS AND SPECIFICATIONS	22
SC-4	PURCHASER-FURNISHED UTILITIES AND FACILITIES	23
SC-5	PURCHASER-FURNISHED MATERIALS AND EQUIPMENT	24
SC-6	PURCHASER PERMITS	25
SC-7	TANK CONTRACTOR-FURNISHED DRAWINGS, SPECIFICATIONS, DATA AND SAMPLES	25
SC-8	SCOPE, COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK	30
SC-9	TANK CONTRACT SCHEDULE	33
SC-10	TEMPORARY ACCESS AND HAUL ROADS	34
SC-11	SAFETY, HEALTH AND SECURITY REQUIREMENTS	35
SC-12	EXPLOSIVES	37
SC-13	LETTER OF CREDIT	37
SC-14	MEASUREMENT FOR PAYMENT	38
SC-15	INVOICING AND PAYMENT	38
SC-16	PRICING OF ADJUSTMENTS	43
SC-17	NOT USED	45
SC-18	QUALITY SURVEILLANCE INSPECTIONS	45
SC-19	TRAINING PROGRAM	45
SC-20	LIQUIDATED DAMAGES	45
SC-21	APPLICABLE LAW	47
SC-22	CONSTRUCTION MANAGEMENT	47
SC-23	RELEASE OF CONSEQUENTIAL DAMAGES	48
SC-24	NOT USED	48
SC-25	MEASUREMENT SYSTEM	48
SC-26	NOT USED	49
SC-27	KEY PERSONNEL	49
SC-28	LANGUAGE REQUIREMENTS	49
SC-29	NOT USED	49
SC-30	DRUGS, ALCOHOL AND WEAPONS	49
SC-31	ARBITRATION	50
SC-32	NOT USED	50
SC-33	NOT USED	50
SC-34	HAZARDOUS MATERIALS	50

SC-35	HAZARDOUS SUBSTANCE AWARENESS	51
SC-36	HAZARDOUS SUBSTANCE REGULATIONS	51
SC-37	NOT USED	52
SC-38	LABORATORY ANALYSES	52
SC-39	ON-SITE HANDLING AND DISPOSAL OF HAZARDOUS MATERIAL	52
SC-40	OFF-SITE TRANSPORTATION AND DISPOSAL OF HAZARDOUS MATERIALS	52
SC-41	SEC FILINGS	52
SC-42	TANK CONTRACTOR REGISTRATION	53
SC-43	LOUISIANA SALES AND USE TAXES	53
SC-44	LIMITATION OF LIABILITY	55
SC-45	WAGE ADJUSTMENTS	55

APPENDICES

B-1	GENERAL REQUIREMENTS FOR TANK CONTRACTOR QUALITY SYSTEMS
B-1A	DIRECTIONS FOR CERTIFICATION DOSSIERS
B-2	SAFETY AND HEALTH (S&H) STANDARDS
B-3	GUIDELINES TO SITE WORK PRACTICES
B-4	PROJECT DRUG & ALCOHOL POLICY
B-5	PARENT COMPANY GUARANTEE BY MITSUBISHI HEAVY INDUSTRIES, LTD.
B-6	CERTIFICATE OF INSURANCE
B-7	[Not Used]
B-8	CONSTRUCTION ENVIRONMENTAL CONTROL PLAN
B-9	MAJOR SUBCONTRACTORS AND MAJOR SUBSUBCONTRACTORS
B-10	LIEN AND CLAIM WAIVER FORMS
B-11	KEY PERSONNEL
B-12	PURCHASER PERMITS
B-13	PHASE 2 TANK SITE (Drawing No. P1K-5C-00002)
B-14	LOUISIANA STATE TAX SCHEDULES C AND CA
B-15	LETTER OF CREDIT FORM
B-16	TANK CONTRACTOR PERMITS

EXHIBIT “B”

LNG TANK CONTRACT SPECIAL CONDITIONS

SC-1 DEFINITIONS

1.1	“TANK CONTRACTOR” means collectively Diamond LNG LLC, a Delaware limited liability company, and Zachry Construction Corporation, a Texas corporation, and their authorized representatives, successors, and permitted assigns.

1.2	“PURCHASER” means Sabine Pass LNG, L.P. and its authorized representatives, successors in interest, and permitted assigns.

1.3	“AAA” has the meaning given in Special Condition 31, titled ARBITRATION.

1.4	“AAA Rules” has the meaning given in Special Condition 31, titled ARBITRATION.

1.5	“Affiliates” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise. For purposes of this definition, Management Contractor is not an Affiliate of PURCHASER.

1.6	“Applicable Law” means all laws, statutes, ordinances, orders, decrees, injunctions, licenses, Permits, approvals, rules, codes and regulations, including any conditions thereto, of any Governmental Instrumentality having jurisdiction over all or any portion of the Site or the Facility or performance of all or any portion of the Work or the operation of the Facility, or other legislative or administrative action of a Governmental Instrumentality, or a final decree, judgment or order of a court which relates to the performance of Work hereunder.

1.7	“Baseline Field Labor Rates and Compensation” has the meaning set forth in Special Condition 45, titled WAGE ADJUSTMENTS.

1.8	“Battery Limits” or “B.L.” has the meaning given in Exhibit D, Article 2, titled Scope of Work – Engineering and Procurement.

1.9	“Bechtel” means Bechtel Corporation.

1.10	“Books and Records” has the meaning given in General Condition 36, titled BOOKS AND AUDIT.

1.11	“Builder’s Risk Insurance” has the meaning set forth in GC-34.5(1).

1.12	“Business Day” means every Day other than a Saturday, a Sunday or a Day that is an official holiday for employees of the federal government of the United States of America.

1.13	“Change Order” has the meaning given in General Condition 32, titled CHANGES. The term “Change Order” includes both mutual Change Orders signed by both Parties and unilateral Change Orders issued by PURCHASER.

1.14	“Change Order Request” has the meaning given in General Condition 32, titled CHANGES.

1.15	“Changes in Law” means any amendment, modification, superseding act, deletion, addition or change in or to Applicable Law (excluding changes to Tax laws where such Taxes are based upon Contractor’s income or profits/losses) that occurs and takes effect after the Effective Date. A Change in Law shall include any official change in the interpretation or application of Applicable Law (including applicable codes and standards set forth in Applicable Law), provided that such change is expressed in writing by the applicable Governmental Instrumentality.

1.16	“Collateral Agent” means the collateral agent under the credit agreement for the financing of the Project.

1.17	“Cool Down” means the controlled process by which a Phase 2 Tank and its related systems within TANK CONTRACTOR’s Scope of Work are taken from their ambient condition (purged and cleaned of air, moisture and debris, etc.) and cooled down to its cryogenic temperature (near -260°F) through the use of cold Natural Gas or LNG, and the Phase 2 Tank has been successfully filled with LNG to its high liquid level. A Phase 2 Tank and its related systems within TANK CONTRACTOR’s Scope of Work have achieved “Cool Down” when they have reached their cryogenic temperature and the Phase 2 Tank has been successfully filled to its high liquid level.

1.18	“Corrective Work” shall have the meaning set forth in General Condition 37, titled WARRANTY/DEFECT CORRECTION PERIOD.

1.19	“Data Books” mean the data books required to be submitted by TANK CONTRACTOR in accordance with Exhibit D, Article 2.10.3.

1.20	“Day” means a calendar day.

1.21	“Defect” or “Defective” means any work or component thereof that is not in conformity with the warranty in General Condition 37, titled WARRANTY/DEFECT CORRECTION PERIOD.

1.22	“Defect Correction Period” means, with respect to each Phase 2 Tank, the period commencing upon Provisional Acceptance for the applicable Phase 2 Tank and ending upon the earlier of (i) eighteen (18) months after Provisional Acceptance for such Phase 2 Tank and (ii) two (2) years after RFCD for such Phase 2 Tank, with the exception of paint coatings, which shall end 12 months after RFCD of such Phase 2 Tank.

1.23	“Diamond” has the meaning set forth in the Form of Agreement.

1.24	“Effective Date” has the meaning given in the Tank Contract Form of Agreement.

1.25	“Environmental Compliance Plan” means the plan required by GC-14.2.

1.26	“Excessive Monthly Precipitation” means that the total precipitation measured at the Phase 2 Tank Site for the calendar month that the event in question occurred has exceeded the following selected probability levels for such calendar month for Weather Station 417174 BPT, Port Arthur AP Beaumont TX, as specified in the National Oceanic and Atmospheric Administration publication titled “Climatography of the U.S. No. 81, Supplement No. 1, Monthly Precipitation Probabilities and Quintiles, 1971-2000.”:

(1)	For the period from TANK CONTRACTOR’s mobilization to the Phase 2 Tank Site until completion of the last pile cap for each Phase 2 Tank, the selected probability level of 0.6 shall apply for the footprint for each Phase 2 Tank; and

(2)	For all other periods after TANK CONTRACTOR’s mobilization to the Phase 2 Tank Site, the selected probability level of 0.8 shall apply.

The Parties recognize that the assessment as to whether or not total precipitation measured at the Phase 2 Tank Site for a given calendar month constitutes Excessive Monthly Precipitation can only be made after the end of the calendar month in question.

1.27	“Facility” means the Phase 1 Facility and the Phase 2 Facility combined.

1.28	“FERC” means the Federal Energy Regulatory Commission.

1.29	“FERC Authorization” means the authorization, once given, by the FERC granting to PURCHASER the approvals requested in that certain application filed by PURCHASER with the FERC on July 29, 2005, in Docket No. CP05-396-000 (as may be amended from time to time) pursuant to Section 3(a) of the Natural Gas Act and the corresponding regulations of the FERC.

1.30	“Field Labor” has the meaning set forth in Special Condition 45, titled WAGE ADJUSTMENTS.

1.31	“Field Labor Rates and Compensation” has the meaning set forth in Special Condition 45, titled WAGE ADJUSTMENTS.

1.32	“Final Acceptance” has the meaning given in General Condition 47, titled ACCEPTANCE AND COMPLETION.

1.33	“Final Acceptance Certificate” has the meaning given in General Condition 47, titled ACCEPTANCE AND COMPLETION.

1.34	“Final Conditional Lien and Claim Waiver” means the waiver and release provided to PURCHASER by TANK CONTRACTOR, Major Subcontractors and Major Subsubcontractors in accordance with the requirements of SC-15.10, which shall be in the form of Exhibit “B” Appendix B-10, Form B-10-5 and B-10-7, respectively.

1.35	“Final Invoice” has the meaning given in Special Condition 15, titled INVOICING AND PAYMENT.

1.36	“Final Unconditional Lien and Claim Waiver” means the waiver and release provided to PURCHASER by TANK CONTRACTOR, Major Subcontractors and Major Subsubcontractors in accordance with the requirements of SC-15.10, which shall be in the form of Exhibit “B” Appendix B-10, Form B-10-6 and B-10-8, respectively.

1.37	“Force Majeure” means any act or event that (i) prevents, delays or materially and adversely impacts the affected Party’s performance of its obligations in accordance with the terms of this Tank Contract, (ii) is beyond the reasonable control of the affected Party, not due to its fault or negligence and (iii) could not have been prevented or avoided by the affected Party through the exercise of commercially reasonable efforts. Force Majeure may include catastrophic storms or floods, Excessive Monthly Precipitation, lightning, tornadoes, hurricanes, a named tropical storm, earthquakes and other acts of God, wars, civil disturbances, revolution, acts of public enemy, acts of terrorism, credible threats of terrorism, revolts, insurrections, sabotage, riot, plague, epidemic, commercial embargoes, expropriation or confiscation of the Facility, epidemics, fires, explosions, industrial action or strike (except as excluded below), and actions of a Governmental Instrumentality that were not requested, promoted, or caused by the affected Party. Force Majeure shall not include any of the following: (i) economic hardship unless such economic hardship was otherwise caused by Force Majeure; (ii) changes in market conditions unless any such change in market conditions was otherwise caused by Force Majeure; (iii) industrial actions and strikes involving only the employees of TANK CONTRACTOR or any of its Subcontractors or Subsubcontractors, except for industrial actions and strikes involving the employees of the Subcontractor supplying the nickel steel for the Phase 2 Tanks; or (iv) nonperformance or delay by TANK CONTRACTOR or its Subcontractors or Subsubcontractors, unless such nonperformance or delay was otherwise caused by Force Majeure.

1.38	“Geotechnical Reports” means the following reports, each prepared by Tolunay-Wong Engineers, Inc. and provided by PURCHASER to TANK CONTRACTOR prior to the Effective Date: (i) Geotechnical Investigation Phase 2 Expansion, Sabine LNG Import Terminal, Cameron Parish, Louisiana, TWEI No. 05-H028, dated July 2005; and (ii) Geological Hazard Evaluation, Sabine LNG Terminal, Sabine, Louisiana, dated September 19, 2003.

1.39	“Good Engineering and Construction Practices” or “GECP” means the generally accepted practices, skill, care, methods, techniques and standards employed by the international LNG industry at the time of the Effective Date that are commonly used in prudent engineering, procurement and construction to safely design, construct, pre-commission, commission, start-up and test LNG related facilities of similar size and type as the Phase 2 LNG Tanks, in accordance with Applicable Law and applicable codes and standards.

1.40	“Goods” has the meaning given in General Condition 34, titled TITLE AND RISK OF LOSS.

1.41	“Governmental Instrumentality” means any federal, state or local department, office, instrumentality, agency, board or commission having jurisdiction over a Party or any portion of the Work, the Facility or the Site.

1.42	“Guarantor” has the meaning given in the Tank Contract Form of Agreement.

1.43	“Hazardous Material(s)” means any substance that under Applicable Law is considered to be hazardous or toxic or is or may be required to be remediated, including (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and processes and certain cooling systems that use chlorofluorocarbons, (ii) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or any words of similar import pursuant to Applicable Law, or (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Instrumentality, or which may be the subject of liability for damages, costs or remediation.

1.44	“Indemnified Party” means any member of the PURCHASER Group or TANK CONTRACTOR Group to which an indemnification obligation is owed, as the context requires.

1.45	“Indemnifying Party” means the Party with the indemnification obligation, as the context requires.

1.46	“Insolvency Event” means, in relation to any Party, the bankruptcy, insolvency, liquidation, administration, administrative or other receivership or dissolution of such Party, and any equivalent or analogous proceedings by whatever name known and in whatever jurisdiction, and any step taken (including, without limitation, the presentation of a petition or the passing of a resolution or making a general assignment or filing for the benefit of its creditors) for or with a view toward any of the foregoing.

1.47	“Interim Conditional Lien Waiver” means the conditional waiver and release provided to PURCHASER by TANK CONTRACTOR, Major Subcontractors and Major Subsubcontractors in accordance with the requirements of SC-15.4, which shall be in the form of Exhibit “B” Appendix B-10, Form B-10-1 and B-10-3, respectively.

1.48	“Interim Unconditional Lien Waiver” means the unconditional waiver and release provided to PURCHASER by TANK CONTRACTOR, Major Subcontractors and Major Subsubcontractors in accordance with the requirements of SC-15.4, which shall be in the form of Exhibit “B” Appendix B-10, Form B-10-2 and B-10-4, respectively.

1.49	“Invoice” has the meaning given in Special Condition 15, titled INVOICING AND PAYMENT.

1.50	“Key Personnel” (or any one of them as a “Key Person”) shall have the meaning set forth in Special Condition 27, titled KEY PERSONNEL.

1.51	“Labor Compensation Allowance” has the meaning set forth in Special Condition 45, titled WAGE ADJUSTMENTS.

1.52	“Landowner” means any landowner that has leased land or provided a right of way or easement to and member of the PURCHASER Group in connection with the Project.

1.53	“Lender” means any entity or entities providing temporary or permanent debt financing to PURCHASER for the Phase 2 Tanks.

1.54	“Letter of Credit” has the meaning given in Special Condition 13, titled LETTER OF CREDIT.

1.55	“Level III Schedule” means a level of detail in a CPM schedule in which the work breakdown structure is at an area level and shall involve over three hundred (300) activities per Phase 2 Tank. The deliverables by each engineering discipline are captured at this level.

1.56	“Limited Notice to Proceed” or “LNTP” shall have the meaning set forth in SC-8.12.

1.57	“Liquidated Damages” has the meaning set forth in Special Condition 20, titled LIQUIDATED DAMAGES.

1.58	“LNG” means liquefied Natural Gas.

1.59	“Local Labor Survey” has the meaning set forth in Special Condition 45, titled WAGE ADJUSTMENTS.

1.60	“Louisiana Sales and Use Tax” shall have the meaning set forth in the Special Condition 43, titled LOUSIANA SALES AND USE TAXES.

1.61	“Major Subcontract” means any Subcontract with a Subcontractor listed in Appendix B-9 or any Subcontract having an aggregate value in excess of One Million U.S. Dollars (US $1,000,000).

1.62	“Major Subcontractor” means any Subcontractor with whom TANK CONTRACTOR enters, or intends to enter, into a Major Subcontract

1.63	“Major Subsubcontract” means any Subsubcontract with a Subsubcontractor listed in Appendix B-9 or any Subsubcontract having an aggregate value in excess of One Million U.S. Dollars (US $1,000,000).

1.64	“Major Subsubcontractor” means any Subsubcontractor that enters, or intends to enter into a Major Subsubcontract.

1.65	“Management Contractor” means a construction manager, if any, engaged by PURCHASER to manage the Work performed under the Tank Contract and so designated in writing by PURCHASER as “Management Contractor.” Such Management Contractor must be reasonably acceptable to TANK CONTRACTOR, and for purposes of the foregoing, the Parties agree in advance that Bechtel is reasonably acceptable to TANK CONTRACTOR.

1.66	“Mechanical Completion” shall have the meaning set forth in General Condition 47, titled ACCEPTANCE AND COMPLETION.

1.67	“Milestone Payment Schedule” has the meaning specified in Special Condition 14, titled Measurement for Payment.

1.68	“Milestone Payment Statement” has the meaning specified in Special Condition 14, titled Measurement for Payment.

1.69	“Natural Gas” means combustible gas consisting primarily of methane.

1.70	“Notice to Proceed” or “NTP” means the notice given by PURCHASER to TANK CONTRACTOR authorizing and requiring TANK CONTRACTOR to begin to perform TANK CONTRACTOR’s complete Scope of Work.

1.71	“NTP Tank 3” has the meaning given in Special Condition 8, titled SCOPE, COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.

1.72	“Operating Plant Procedures” means any and all safety, security, operations, maintenance and other procedures for the Facility, the Phase 1 Facility, the Phase 2 Facility, or any parts thereof, written by or on behalf of PURCHASER for the purpose of or with respect to the operation of any portion of the Facility.

1.73	“Operations and Maintenance Manuals” mean the manuals required to be submitted by TANK CONTRACTOR in accordance with Exhibit D, Article 2.10.2.

1.74	“Option 1” has the meanings given in Special Condition 8, titled SCOPE, COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.

1.75	“Party” or “Parties” has the meaning specified in the Tank Contract Form of Agreement.

1.76	“Payment Milestones” has the meaning specified in Special Condition 14, titled MEASUREMENT FOR PAYMENT.

1.77	“Payment Milestone Statement” has the meaning given in Special Condition 14, titled MEASUREMENT FOR PAYMENT.

1.78	“Permit” means any valid waiver, certificate, approval, consent, license, exemption, variance, franchise, permit, authorization or similar order or authorization from any Governmental Instrumentality required to be obtained or maintained in connection with the Facility, the Phase 2 Site or the Work. Permit includes PURCHASER Permits and TANK CONTRACTOR Permits.

1.79	“Person” means any individual, company, joint venture, corporation, partnership, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Governmental Instrumentality or other entity having legal capacity.

1.80	“Phase 1 EPC Agreement” means the Engineering, Procurement and Construction Agreement for the Sabine Pass LNG Terminal by and between Bechtel and Sabine Pass LNG, L.P., dated December 18, 2004.

1.81	“Phase 1 Facility” means the facilities existing or contemplated for the Phase 1 Project, including the LNG receiving, storage and regasification facilities.

1.82	“Phase 1 Project” means the Sabine Pass LNG Terminal, located at Sabine Pass, Louisiana, including the LNG receiving, storage and regasification facilities to be engineered, procured, constructed, pre-commissioned, commissioned and tested by Bechtel for PURCHASER, pursuant to the Phase 1 EPC Agreement.

1.83	“Phase 1 Site” means that portion of Sabine Pass, Louisiana at which the construction activity is being or shall be performed for the Phase 1 Project.

1.84	“Phase 1 Tanks” means the three (3) LNG tanks for the Phase 1 Project, designated as Tanks S-101, S-102, and S-103.

1.85	“Phase 2 Facility” means the facilities existing or contemplated for the Phase 2 Project, including the LNG receiving, storage and regasification facilities. The Phase 2 Tanks compose a portion of the Phase 2 Facility.

1.86	“Phase 2 Project” means the expansion of the Sabine Pass LNG Terminal, located at Sabine Pass, Louisiana, including additional LNG receiving, storage and regasification facilities. The Phase 2 Tanks compose a portion of the Phase 2 Project.

1.87	“Phase 2 Site” means that portion of Sabine Pass at which the construction activity is being or shall be performed for the Phase 2 Project.

1.88	“Phase 2 Tank Site” means that portion of the Phase 2 Site available for TANK CONTRACTOR to perform the Work under this Tank Contract. The Phase 2 Tank Site is defined in greater detail in General Condition 19, titled TANK CONTRACTOR’S WORK AREA and in Exhibit “B,” Appendix B-13.

1.89	“Phase 2 Tanks” means the LNG tanks that, by this Tank Contract, TANK CONTRACTOR has agreed to engineer, procure and construct for the Phase 2 Project, as set forth with more particularity in Special Condition 8, titled SCOPE, COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK. If Option 1 is not exercised, Phase 2 Tanks means Tank S-104 and Tank S-105. If Option 1 is exercised by PURCHASER pursuant to SC-8, Phase 2 Tanks means Tank S-104, Tank S-105 and Tank S-106.

1.90	“Project” means the engineering, procurement and construction of the Phase 2 Tanks and other Work covered by this Tank Contract.

1.91	“Provisional Acceptance” has the meaning given in General Condition 47, titled ACCEPTANCE AND COMPLETION.

1.92	“Provisional Acceptance Certificate” has the meaning given in General Condition 47, titled ACCEPTANCE AND COMPLETION.

1.93	“PURCHASER-Caused Delay” has the meaning given in GC-32.10.

1.94	“PURCHASER Contractors” means contractors and subcontractors, or any one of them, performing work on the Phase 2 Project as part of the construction of the Phase 2 Facility, other than TANK CONTRACTOR, Subcontractors and Subsubcontractors.

1.95	“PURCHASER Group” means (i) PURCHASER, its parent (Cheniere Energy, Inc.), Lender, and each of their respective Affiliates and (ii) the respective directors, officers, agents, employees and representatives of each Person specified in clause (i) above. For avoidance of doubt, PURCHASER Group does not include Management Contractor.

1.96	“PURCHASER Permits” means the Permits listed in Exhibit “B” Appendix B-12 and any other Permits (not listed in Appendix B-12) necessary for performance of the Work or the operation of the Facility and which are required to be obtained in the name of PURCHASER or its Affiliates pursuant to Applicable Law.

1.97	“Qualified Research Expenditures” means the costs funded by PURCHASER under this Tank Contract that are incurred in connection with Work performed by TANK CONTRACTOR, its Subcontractors and Subsubcontractors which meet all of the requirements of Section 41(d)(1) of the Internal Revenue Code of 1986, as amended, and which are related to the development or improvement of a business component of the Phase 2 Facility.

1.98	“Quality Assurance Plan” has the meaning given in General Condition 35, titled QUALITY ASSURANCE PROGRAM.

1.99	“Ready For Cool Down” or “RFCD” has the meaning given in General Condition 47, titled ACCEPTANCE AND COMPLETION.

1.100	“Receiving Party” means the Party having confidentiality obligations with respect to such Confidential Information.

1.101	“Retainage” has the meaning given in Special Condition 15, titled INVOICING AND PAYMENT.

1.102	“Safety and Health Plan” or “S&H Plan” shall have the meaning given in Special Condition 11, titled SAFETY, HEALTH AND SECURITY REQUIREMENTS.

1.103	“Scope of Work” means the entirety of the Work.

1.104	“Security Plan” shall have the meaning given in Special Condition 11, titled SAFETY, HEALTH AND SECURITY REQUIREMENTS.

1.105	“Site” means the Phase 1 Site and the Phase 2 Site combined.

1.106	“Spare Parts List” means the spare parts list required to be submitted by TANK CONTRACTOR in accordance with Exhibit D, Article 2.10.2.

1.107	“Subcontract” means any agreement by and between TANK CONTRACTOR and a Subcontractor for the performance of any portion of the Work.

1.108	“Subcontractor” means any Person, including a Vendor, who has a direct contract with TANK CONTRACTOR to manufacture or supply equipment, materials or labor that are portion of the Work, to lease construction equipment to TANK CONTRACTOR in connection with the Work, or to otherwise perform any portion of the Work.

1.109	“Subsubcontract” means any agreement by and between a Subcontractor and a Subsubcontractor or by and between a Subsubcontractor and another Subsubcontractor for the performance of any portion of the Work.

1.110	“Subsubcontractor” means any Person, including a Vendor, who has a direct or indirect contract with a Subcontractor another Subsubcontractor to manufacture or supply equipment, materials or labor that are a portion of the Work, to lease construction equipment to a Subcontractor or another Subsubcontractor in connection with the Work, or to otherwise perform any portion of the Work. For avoidance of confusion, a Subsubcontractor is any lower tier subcontractor, vendor or labor broker that enters into a contract, receives a purchase order, or otherwise agrees, to perform any portion of the Work.

1.111	“Subsurface Soil Conditions” means subsurface conditions at the Phase 2 Tank Site.

1.112	“Tank Contract Documents” shall have the meaning set forth in the Tank Contract Form of Agreement.

1.113	“Tank Contract Milestone(s)” means the milestones specified in SC-8.7.

1.114	“Tank Contract Milestone Date(s)” means the established completion date(s) set forth in Special Condition 8, titled SCOPE, COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.

1.115	“Tank Contract Price” means the compensation in full to TANK CONTRACTOR for the full and complete performance of the Work and all of TANK CONTRACTOR’s other obligations under this Tank Contract. The amount of the Tank Contract Price is set forth in Exhibit “C” to this Tank Contract. This amount may only be changed by Change Order in accordance with the General Condition 32, titled CHANGES.

1.116	“Tank Contract Schedule” means the Work execution schedule developed and approved pursuant to Special Condition 9, titled TANK CONTRACT SCHEDULE.

1.117	“TANK CONTRACTOR Group” means (i) each of Diamond and Zachry, and their respective parent companies, and each of their respective Affiliates and (ii) the respective directors, officers, agents, employees and representatives of each Person specified in clause (i) above.

1.118	“TANK CONTRACTOR Permits” means the Permits listed in Exhibit “B” Appendix B-16 and any other Permits (not listed in Appendix B-16) necessary for the performance of the Work and which are required to be obtained in the name of TANK CONTRACTOR or its Subcontractors or Subsubcontractors.

1.119	“Tank S-104,” “Tank S-105,” and “Tank S-106” have the meanings given in Special Condition 8, titled SCOPE, COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.

1.120	“Target Milestone Date” has the meaning given in SC-8.8.

1.121	“Taxes” (or “Tax”) means any and all taxes, assessments, levies, duties, fees, charges and withholdings of any kind or nature whatsoever and howsoever described, including Louisiana Sales and Use Taxes, value-added, sales, use, gross receipts, license, payroll, federal, state, local or foreign income, environmental, profits, premium, franchise, property, excise, capital stock, import, stamp, transfer, employment, occupation, generation, privilege, utility, regulatory, energy, consumption, lease, filing, recording and activity taxes, levies, duties, fees, charges, imposts and withholding, together with any and all penalties, interest and additions thereto.

1.122	“Third Party” means any Person other than a member of (i) the PURCHASER Group, (ii) the TANK CONTRACTOR Group, (iii) the Management Contractor, if any, or (iv) Subcontractor or Subsubcontractor or any employee, officer or director of such Management Contractor, Subcontractor or Subsubcontractor.

1.123	“Third Party IP” means any patent, copyright or trade secret held by a Third Party.

1.124	“Third Party Proprietary Work Product” has the meaning set forth in SC-41.2.

1.125	“Vendor” means any Subcontractor or Subsubcontractor, other than a Major Subcontractor or Major Subsubcontractor, who has contracted to manufacture or supply equipment or materials that are a portion of the Work, whose equipment or materials will be purchased by purchase order or other form agreement, and who will not enter or cause any of its employees to enter onto the Site in any manner in the performance of its contract. For avoidance of doubt, if the Subcontractor, Subsubcontractor or its employees must enter onto the Site in any form, fashion or manner in the performance of its obligations under its contract with TANK CONTRACTOR, then that Subcontractor or Subsubcontractor is not a Vendor.

1.126	“Work” means all the stated or implied activities to be performed by TANK CONTRACTOR as required by the Tank Contract Documents, including, without limitation, the supply of equipment and materials.

1.127	“Work Product” has the meaning given in General Condition 41, titled RIGHT TO WORK PRODUCT.

1.128	“Zachry” has the meaning set forth in the Form of Agreement.

The meanings specified in this SC-1 are applicable to both the singular and plural. As used in the Tank Contract, the terms “herein,” “herewith,” “hereunder” and “hereof” are references to the Tank Contract taken as a whole, and the terms “include,” “includes” and “including” mean “including, without limitation,” or variant thereof.

SC-2 INSURANCE

2.1	Unless otherwise specified in this Tank Contract, TANK CONTRACTOR shall, at its sole expense, maintain in effect at all times during the performance of the Work insurance coverage with limits not less than those set forth below with insurers and under forms of policies satisfactory to PURCHASER. TANK CONTRACTOR shall deliver to PURCHASER no later than ten (10) Days after the Effective Date, but in any event prior to commencing the Work or entering the Phase 2 Tank Site, certificates of insurance or policies as evidence that policies providing such coverage and limits of insurance are in full force and effect. Certificates or policies shall be issued in the form provided by PURCHASER or if none is provided in a form acceptable to PURCHASER and provide that not less than thirty (30) Days advance written notice will be given to PURCHASER prior to cancellation, termination or material alteration of said policies of insurance. Certificates shall identify on their face the Phase 2 Project and the Tank Contract.

2.2	Standard Coverage

(1)	Workers’ Compensation as required by any Applicable Law or regulation.

If there is an exposure of injury to TANK CONTRACTOR’s employees under the U.S. Longshoremen’s and Harbor Workers’ Compensation Act, the Jones Act or under laws, regulations or statutes applicable to maritime employees, coverage shall be included for such injuries or claims.

(2)	Employer’s Liability of not less than:

•	US $1,000,000 each accident;

•	US $1,000,000 disease each employee;

•	and US $1,000,000 disease policy limit.

(3)	Commercial General Liability Insurance

(a)	Coverage

TANK CONTRACTOR shall carry Commercial General Liability Insurance covering all operations by or on behalf of TANK

CONTRACTOR providing insurance for bodily injury liability and property damage liability for the limits of liability indicated below, including coverage for:

(a.1)	Premises and Operations;

(a.2)	Products and Completed Operations for two (2) years after Provisional Acceptance of the last Phase 2 Tank;

(a.3)	Contractual Liability insuring the indemnity agreement in General Condition 39, titled INDEMNITY;

(a.4)	Broad form Property Damage (including Completed Operations);

(a.5)	Explosion, Collapse and Underground Hazards; and

(a.6)	Personal Injury Liability.

The Commercial General Liability insurance shall be the Occurrence Coverage Form.

(b)	Policy Limits

(b.1)	For TANK CONTRACTOR’s Commercial General Liability Insurance, the limits of liability for bodily injury, property damage, and personal injury shall be not less than:

US$5,000,000 Combined single limit for Bodily Injury and Property Damage each occurrence;

US$5,000,000 Personal Injury Limit each occurrence;

US$10,000,000 Products-Completed Operations Annual Aggregate Limit; and

US$10,000,000 General Annual Aggregate Limit with such limits dedicated to the Project.

(b.2)	If the policy does not have an endorsement providing the General Annual Aggregate limits are as indicated above, TANK CONTRACTOR shall provide an endorsement titled “Amendment of Limits of Insurance (Designated Project or Premises).” Such endorsement shall provide for a Products-Completed Operations Annual Aggregate Limit of not less than US $10,000,000 and a General Annual Aggregate Limit of not less than US $10,000,000. The required limits may be satisfied by a combination of a primary policy and an excess or umbrella policy.

(c)	“Additional Insureds”

(c.1)	All members of the PURCHASER Group shall be named as Additional Insureds under the Commercial General Liability Insurance policy to the extent of TANK CONTRACTOR’s indemnity obligations under this Tank Contract. Such insurance shall include an insurer’s waiver of subrogation in favor of the Additional Insureds, be primary as regards any other coverage maintained for or by the Additional Insureds, and shall contain a cross-liability or severability of interest clause.

(4)	Commercial Automobile Liability Insurance including coverage for the operation of any vehicle to include, but not limited to, owned, hired and non-owned.

(a)	The combined single limit for Bodily Injury and Property Damage Liability shall be not less than US $1,000,000 for any one accident or loss. The required limits may be satisfied by a combination of a primary policy and an excess or umbrella policy.

(b)	TANK CONTRACTOR’s Commercial Automobile Liability Insurance shall include coverage for Automobile Contractual Liability.

(5)	TANK CONTRACTOR’s Construction Equipment Floater covering all construction equipment and items (whether owned, rented, or borrowed) of TANK CONTRACTOR that will not become part of the Phase 2 Facility. It is understood that this coverage shall not be included under the Builder’s Risk Insurance. Notwithstanding anything to the contrary contained herein, TANK CONTRACTOR shall be responsible for damage to or destruction or loss of, from any cause whatsoever, all such construction equipment. TANK CONTRACTOR shall require all insurance policies (including policies of TANK CONTRACTOR, Subcontractors and Subsubcontractors) in any way relating to such construction equipment to include clauses stating that each underwriter will waive all rights of recovery, under subrogation or otherwise, against all members of the PURCHASER Group.

2.3	Special Operations Coverage

Should any of the Work:

(1)	Involve marine operations, TANK CONTRACTOR shall provide or have provided coverage for liabilities arising out of such marine operations, including contractual liability under its Commercial General Liability Insurance or Marine Hull and Machinery Insurance and Protection and Indemnity Insurance. In the event such marine operations involve any TANK CONTRACTOR owned, hired, chartered, or operated vessels, barges, tugs or other marine equipment, TANK CONTRACTOR agrees to provide or have provided Marine Hull and Machinery Insurance and Protection and Indemnity Insurance and/or Charterer’s Liability

Insurance. The combined limit of the Protection and Indemnity Insurance and/or Charterer’s Liability Insurance shall be no less than the market value of the vessel. The Protection and Indemnity and/or Charterer’s liability and the Hull and Machinery coverages shall include coverage for contractual liability, wreck removal, Tower’s liability if applicable; and full collision coverage and shall be endorsed:

(a)	To provide full coverage to PURCHASER Group as Additional Insureds without limiting coverage to liability “as owner of the vessel” and to delete any “as owner” clause or other language that would limit coverage to liability of an insured “as owner of the vessel;” and

(b)	To waive any limit to full coverage for the Additional Insureds provided by any applicable liability statute.

All marine insurances provided by TANK CONTRACTOR shall include an Insurer’s waiver of subrogation in favor of the Additional Insureds.

(2)	Involve the transport of property from outside the continental United States, as set forth in GC-34.5(4), “all risk warehouse to warehouse” marine cargo insurance, or such similar form of insurance that will insure against physical loss or damage to the property being transported, moved or handled by TANK CONTRACTOR pursuant to the terms of this Tank Contract. Such insurance shall provide a limit of not less than the replacement cost of the highest value being moved, shall insure the interest of TANK CONTRACTOR and PURCHASER Group as their respective interests may appear and shall include an insurer’s waiver of subrogation rights in favor of them.

(3)	Involve aircraft (fixed wing or helicopter) owned, operated or chartered by TANK CONTRACTOR, liability arising out of such aircraft shall be insured for a combined single limit not less than US $10,000,000 each occurrence and such limit shall apply to Bodily Injury (including passengers) and Property Damage Liability. Such insurance shall name PURCHASER Group as Additional Insureds, include an insurer’s waiver of subrogation in favor of the Additional Insureds, state that it is primary insurance as regards the Additional Insureds and contain a cross-liability or severability of interest clause. If the aircraft hull is insured, such insurance shall provide for an Insurer’s waiver of subrogation rights in favor of PURCHASER Group. In the event TANK CONTRACTOR charters aircraft, the foregoing insurance and evidence of insurance may be furnished by the owner of the chartered aircraft, provided the above requirements are met.

2.4	Related Obligations:

(1)	The requirements contained herein as to types and limits, as well as PURCHASER’s approval of insurance coverage to be maintained by TANK CONTRACTOR, are not intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by TANK CONTRACTOR under this Tank Contract.

(2)	The certificates of insurance must provide clear evidence that TANK CONTRACTOR’s insurance policies contain the minimum limits of coverage and the special provisions prescribed in this clause.

(3)	All insurance required to be obtained by TANK CONTRACTOR pursuant to this Tank Contract shall be from an insurer or insurers permitted to conduct business as required by Applicable Law and shall be rated with either an “A-: IX” or better by Best’s Insurance Guide Ratings or “A-” or better by Standard and Poor’s.

(4)	The following insurance policies provided by TANK CONTRACTOR shall include PURCHASER Group as Additional Insureds: commercial automobile liability, aircraft liability, marine hull and machinery, charterer’s liability, protection and indemnity, and commercial general liability insurance.

(5)	All policies of insurance provided by TANK CONTRACTOR or any Subcontractor or Subsubcontractor pursuant to this Tank Contract shall include clauses providing that each underwriter shall waive its rights of recovery, under subrogation or otherwise, against all members of the PURCHASER Group.

(6)	Except as to Builder’s Risk Insurance in SC-2.6, the insurance policies of TANK CONTRACTOR and any Subcontractor or Subsubcontractor shall state that such coverage is primary and non-contributory to any other insurance or self-insurance available to or provided by the PURCHASER Group.

(7)	All policies (other than in respect to worker’s compensation insurance) shall insure the interests of the PURCHASER Group regardless of any breach or violation by TANK CONTRACTOR or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of PURCHASER Group or others, or any foreclosure relating to the Phase 2 Project or any change in ownership of all or any portion of the Phase 2 Project.

(8)	[Not Used].

(9)	All insurance policies shall include coverage for jurisdiction within the United States of America or other applicable jurisdiction.

(10)	TANK CONTRACTOR and its Subcontractors and Subsubcontractors shall do nothing to void or make voidable any of the insurance policies purchased and maintained by PURCHASER or TANK CONTRACTOR or any Subcontractors or Subsubcontractors hereunder. TANK CONTRACTOR shall promptly give PURCHASER and Lender notice in writing of the occurrence of any casualty, claim, event, circumstance, or occurrence that may give rise to a claim under an insurance policy hereunder and arising out of or relating to the performance of the Work. In addition, TANK CONTRACTOR shall ensure that PURCHASER is kept fully informed of any subsequent action and developments concerning the same, and assist in the investigation of any such casualty, claim, event, circumstance or occurrence.

(11)	TANK CONTRACTOR’s certificate of insurance form, completed by TANK CONTRACTOR’s insurance agent, broker or underwriter, shall reflect all of the insurance required by TANK CONTRACTOR, the recognition of additional insured status, waivers of subrogation, and primary/non-contributory insurance requirements contained in this Tank Contract.

(12)	Prior to the commencement of any Work, TANK CONTRACTOR shall deliver to PURCHASER certificates of insurance reflecting all of the insurance required of TANK CONTRACTOR under this Tank Contract. All certificates of insurance and associated notices and correspondence concerning such insurance shall be addressed to the contact information listed in the Tank Contract.

(13)	Policy Cancellation and Change: All policies of insurance required to be maintained pursuant to this Tank Contract shall be endorsed so that if at any time they are canceled, or their coverage is reduced (by any party including the insured) so as to affect the interests of PURCHASER Group, such cancellation or reduction shall not be effective as to PURCHASER Group for sixty (60) Days after receipt by PURCHASER Group of written notice from such insurer of such cancellation or reduction.

(14)	Reports: TANK CONTRACTOR will advise PURCHASER in writing promptly of (1) any material changes in the coverage or limits provided under any policy required by this Tank Contract and (2) any default in the payment of any premium and of any other act or omission on the part of TANK CONTRACTOR which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by TANK CONTRACTOR pursuant to this Tank Contract.

(15)	Lender Requirements: TANK CONTRACTOR agrees to cooperate with PURCHASER and as to any changes in or additions to the foregoing insurance provisions made necessary by requirements imposed by Lender (including additional insured status, notice of cancellation, certificates of insurance). If any additional insurance requirements from Lender result in increased insurance premiums to be paid by TANK CONTRACTOR for such insurance, TANK CONTRACTOR shall be entitled to a Change Order increasing the Tank Contract Price by the amount of the increase in such premiums.

(16)	[Not Used].

(17)	TANK CONTRACTOR shall ensure that each Subcontractor and Subsubcontractor shall either be covered by the insurance provided by TANK CONTRACTOR pursuant to this Tank Contract, or by insurance procured by a Subcontractor or Subsubcontractor. Should a Subcontractor or Subsubcontractor be responsible for procuring its own insurance coverage, TANK CONTRACTOR shall ensure that each such Subcontractor or Subsubcontractor shall procure and maintain insurance to the full extent required of TANK CONTRACTOR under this Tank Contract and shall be required to comply with all of the requirements imposed on TANK CONTRACTOR with respect to such TANK CONTRACTOR-provided insurance on the same terms as TANK CONTRACTOR, except that TANK CONTRACTOR shall have the sole responsibility for determining the limits of coverage required to be obtained by such Subcontractors or Subsubcontractors in accordance with reasonably prudent business practices. All such insurance shall be provided for at the sole cost of TANK CONTRACTOR or its Subcontractors or Subsubcontractors. Failure of Subcontractors or Subsubcontractors to procure and maintain such insurance coverage shall not relieve TANK CONTRACTOR of its responsibilities under the Tank Contract.

2.5	Statutory Employees for Purposes of Louisiana Worker’s Compensation Act.

In all cases where TANK CONTRACTOR’s employees (defined to include the direct, borrowed, special, or statutory employees of Subcontractor and Subsubcontractors) are performing Work in or offshore the state of Louisiana or are otherwise covered by the Louisiana Workers’ Compensation Act, La. R.S. 23:1021, et seq., PURCHASER and TANK CONTRACTOR agree that the Work performed by TANK CONTRACTOR, Subcontractors, Subsubcontractors, and TANK CONTRACTOR’s, Subcontractors’, and Subsubcontractors’ employees pursuant to this Tank Contract are an integral part of and are essential to the ability of PURCHASER to generate PURCHASER’s goods, products, and work for the purpose of La. R.S. 23:1061(a)(1). Furthermore, PURCHASER and TANK CONTRACTOR agree that PURCHASER is the statutory employer of TANK CONTRACTOR’s, Subcontractors’, and Subsubcontractors’ employees for purposes of La. R.S. 23:1061(a)(3), and that PURCHASER shall be entitled to the protections afforded a statutory employer under Louisiana law. Regardless of PURCHASER’s status as the statutory or special employer (as defined in La. R.S. 23:1031(c)) of the employees of PURCHASER, Subcontractors, or Subsubcontractors, and regardless of any other relationship or alleged relationship between such employees and PURCHASER, TANK CONTRACTOR shall be and remain at all times primarily responsible for the payment of all workers’ compensation and medical benefits to TANK CONTRACTOR’s, Subcontractors’ and Subsubcontractors’ employees, and neither TANK CONTRACTOR, nor its Subcontractors and Subsubcontractors, nor their respective insurers or underwriters shall be entitled to seek contribution or indemnity for any such payments from PURCHASER or any other member of the PURCHASER Group. NOTWITHSTANDING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL THIS SECTION 2.5 BE INTERPRETED TO RELIEVE TANK CONTRACTOR FROM ITS FULL RESPONSIBILITY AND LIABILITY TO PURCHASER UNDER THIS TANK CONTRACT FOR THE EMPLOYEES OF TANK CONTRACTOR OR ITS SUBCONTRACTORS AND SUBSUBCONTRACTORS (WHETHER OR NOT SUCH EMPLOYEES ARE A STATUTORY, SPECIAL OR BORROWED EMPLOYEE, OR OTHERWISE), INCLUDING TANK CONTRACTOR’S OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS PURCHASER GROUP FROM AND AGAINST INJURY OR DEATH TO SUCH EMPLOYEES OR DAMAGE TO OR DESTRUCTION OF PROPERTY OF SUCH EMPLOYEES, AS PROVIDED IN GC-39.2.

2.6	PURCHASER Furnished Insurance:

PURCHASER shall provide the following insurances:

(1)	Builder’s Risk Insurance: Property damage insurance on an “all risk” basis insuring TANK CONTRACTOR, its Subcontractors and Subsubcontractors, PURCHASER and Lender, as named insureds under the policy, including coverage against loss or damage during and from the perils of startup and testing.

(a)	Sum Insured: The insurance policy shall, subject to form exclusions, (i) be on a completed value form, with no periodic reporting requirements, (ii) insure one hundred percent (100%) of the Phase 2 Tank’s insurable values, except that for property loss and damage caused by flood and windstorm, such policy shall have a sub-limit not less than US $400,000,000 for the Facility and for property loss and damage caused by strikes, riots and civil commotion, such policy shall have a sub-limit not less than US $100,000,000 for the Facility, (iii) value losses at replacement cost, without deduction for physical depreciation or obsolesce including custom duties, Taxes and fees.

	Category of Builders Risk	Deductible

(i.)	Windstorm & Flood	2% of values at risk at time of loss subject to a minimum of US$ 1,000,000 each and every loss and a maximum of US $5,000,000 each and every loss

(ii.)	Other natural perils	US$ 500,000 each and every loss

(iii.)	Loss or damage to Wet Works (defined as works in on or over river or tidal waters)	US$ 1,000,000 each and every loss

(iv.)	Loss of or damage arising from commissioning/testing and tank fill and LEG 3/96	US$ 500,000 each and every loss

(v.)	All other losses	US$ 100,000 each and every loss

2.7	Notifications:

In accordance with the submittal requirements outlined above, TANK CONTRACTOR shall deliver the original and two (2) copies of the certificate(s) of insurance or individual insurance policies required by this clause and all subsequent notices of cancellation, termination and alteration of such policies to:

PURCHASER:	Sabine Pass LNG, L.P.

Address:	717 Texas Avenue
Suite 3100 Houston, TX 77002

Attention:	Ed Lehotsky

Telephone:	713-265-0206

Facsimile:	713-659-5459

With copy to:	Sabine Pass LNG, L.P.

Address:	717 Texas Avenue Suite 3100 Houston, TX 77002

Attention:	David Mitchell

Telephone:	832-204-2293

Facsimile:	713-659-5459

SC-3 DESIGN CRITERIA, DRAWINGS AND SPECIFICATIONS

3.1	Prior to the execution of this Tank Contract, PURCHASER has furnished TANK CONTRACTOR certain design criteria, performance specifications, and other data and information necessary to provide the basis upon which TANK CONTRACTOR shall design and engineer the Work. Subject to SC-3.4, TANK CONTRACTOR has performed engineering, cost estimated and related services and developed, provided or verified all of the information listed in Exhibits “D” through “K” for the purpose of determining that such information is adequate and sufficiently complete for TANK CONTRACTOR to engineer, procure, construct, and achieve Mechanical Completion and all other Work for, the Phase 2 Tanks for the Tank Contract Price, within the required times set forth in the Tank Contract Milestone Dates and the Tank Contract Schedule, and in accordance with all requirements of this Tank Contract, including applicable codes and standards, Applicable Law, warranties, and performance requirements. Accordingly, subject to SC-3.4, TANK CONTRACTOR (i) hereby agrees that it shall have no right to claim or seek an increase in the Tank Contract Price or an adjustment to the Tank Contract Milestone Dates with respect to any incomplete, inaccurate or inadequate information that may be contained or referenced in Exhibit “D” through “J,” (ii) hereby waives and releases PURCHASER from and against any such claims, and (iii) shall not be relieved of its responsibility to achieve all requirements under this Tank Contract (including meeting applicable codes and standards, Applicable Law, and performance requirements) due to any such incomplete, inaccurate or inadequate information. Subject to SC-3.4, PURCHASER makes no guaranty or warranty, express or implied, as to the accuracy, adequacy or completeness of any information that is contained in or referenced in Exhibits “D” through “J.”

3.2	TANK CONTRACTOR shall perform the Work only in accordance with “Issued for Construction” (IFC) drawings and any subsequent revisions thereto submitted by TANK CONTRACTOR and reviewed by PURCHASER in accordance with Special Condition 7, titled TANK CONTRACTOR-FURNISHED DRAWINGS, DATA AND SAMPLES.

3.3	Two (2) copies of such specifications and one (1) full size reproducible copy and three (3) full size prints of such drawings will be furnished to TANK CONTRACTOR without charge. Any additional copies of such specifications and drawings will, upon TANK CONTRACTOR’s request, be furnished to TANK CONTRACTOR at actual cost.

3.4	PURCHASER shall be responsible for those items of information identified as “Rely Upon” in Exhibit K. TANK CONTRACTOR shall not be required to examine or be deemed to have examined any such information and PURCHASER shall remain fully responsible for the accuracy, completeness and sufficiency of such information. If PURCHASER makes a change to any such information or if TANK CONTRACTOR discovers an error in such information or non-compliance of such information with Applicable Law, and such change, error or non-compliance causes a change in the Work affecting the cost or the Tank Contract Schedule, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES.

SC-4 PURCHASER-FURNISHED UTILITIES AND FACILITIES

4.1	Utilities

The utilities listed below will be furnished by PURCHASER without cost to TANK CONTRACTOR, provided that all such utilities will be furnished at outlets existing on the Phase 2 Site and TANK CONTRACTOR shall, at its expense, extend such utilities from said outlets to points of use and at completion of all the Work remove all materials and equipment used for such extensions.

(1)	telephone line cabling with drop at pole;

(2)	electrical power: for office and at lay down area;

(3)	hydrotest water: in accordance with Exhibit K; and

(4)	diesel fuel for Phase 2 Tank erection generators.

4.2	Access, storage, and other areas (Refer to Appendix B-13))

The access, storage, parking, office areas and other items listed below will be furnished by PURCHASER. Such areas may be used by TANK CONTRACTOR without charge, provided that any such use will be subject to written approval of PURCHASER and provided further that any such use does not hinder or interfere with any operations or construction activity or work being performed at the Phase 1 Site or on the Phase 1 Project.

(1)	construction dock, including offloading dock crane, with crane operator;

(2)	access roads in accordance with Appendix B-13;

(3)	construction storage / laydown area in accordance with Exhibit “E”;

(4)	parking lot in accordance with Exhibit “E”;

(5)	office trailer area; and

(6)	heavy haul roads stabilized with rock sufficient for travel of 200 ton cranes (on mats) and over the road tractors and trailers to the lay down area and around each Phase 2 Tank foundation area. 200 ton crane movement will require coordination with other project activities.

SC-5 PURCHASER-FURNISHED MATERIALS AND EQUIPMENT

5.1	PURCHASER will furnish to TANK CONTRACTOR, at PURCHASER’s designated warehouse or Site storage area, the items listed below to be incorporated into or used in performance of the Work under this Tank Contract. Such items will be furnished, without cost to TANK CONTRACTOR, provided that TANK CONTRACTOR shall, at its expense, accept delivery thereof, load, unload, transport to points of use, and care for such items until final disposition thereof. At time of acceptance of any such item from PURCHASER, TANK CONTRACTOR shall sign a receipt therefore. Signing of such receipt without reservation therein shall preclude any subsequent claim by TANK CONTRACTOR that any such items were received from PURCHASER in a damaged condition or with shortages. If at any time after acceptance of any such item from PURCHASER any such item is damaged, lost, stolen or destroyed, such item shall be repaired or replaced at the expense of TANK CONTRACTOR. Items required to be replaced may, at its option, be furnished by PURCHASER. Upon completion of all the Work under this Tank Contract, TANK CONTRACTOR shall, at its expense, return all surplus and unused items to PURCHASER’s designated Site storage area.

5.2	PURCHASER will exert every reasonable effort to make delivery of such materials and equipment so as to avoid delay in the progress of the Work. However, should PURCHASER, for any reason, fail to make delivery of any such item and a delay results, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES. TANK CONTRACTOR shall take all appropriate action to mitigate the consequences of such delay.

5.3	Materials to be furnished by PURCHASER:

As Stated In Exhibit “D.”

SC-6 PURCHASER PERMITS

6.1	General Condition 8, titled PERMITS, notwithstanding, PURCHASER will without cost to TANK CONTRACTOR, obtain or furnish the PURCHASER Permits; however, TANK CONTRACTOR shall, as necessary, provide PURCHASER with assistance in obtaining such Permits. TANK CONTRACTOR shall otherwise act in accordance with General Condition 8, titled PERMITS. All such PURCHASER Permits are available for examination at the office of PURCHASER during regular business hours.

SC-7 TANK CONTRACTOR-FURNISHED DRAWINGS, SPECIFICATIONS, DATA AND SAMPLES

7.1	Review and permission to proceed by PURCHASER as stated in this Special Condition does not constitute acceptance or approval of the materials and documents developed or selected by TANK CONTRACTOR and any approval by PURCHASER shall only constitute permission to proceed and shall not relieve TANK CONTRACTOR from its obligations under the Tank Contract nor shall such approval create any PURCHASER responsibility for the accuracy of such materials and documents. The drawings and specifications shall be based on the requirements of this Tank Contract, including the Scope of Work, drawings, specifications, applicable codes and standards and Applicable Law, and all drawings and specifications shall be signed and stamped, as required, by design professionals licensed in accordance with Applicable Law.

7.2	Those drawings and record drawings specified in this Tank Contract and prepared by TANK CONTRACTOR or Subcontractor or Subsubcontractor under this Tank Contract shall be prepared using computer aided design (“CAD”). TANK CONTRACTOR shall provide drawings, including record drawings, in their native formats as set forth in Exhibit “D”.

7.3	In accordance with General Condition 41, titled RIGHT TO WORK PRODUCT, PURCHASER shall have the right to use all materials and documents developed by TANK CONTRACTOR without any obligation of any kind to TANK CONTRACTOR or its Subcontractors, Subsubcontractors or licensor(s) for any purpose with respect to the Facility.

7.4	TANK CONTRACTOR’s design, drawings, specifications, samples, certificates and data shall be submitted as set forth below or in accordance with the Tank Contract “Drawings and Data Requirements” form(s).

(1)	Drawing Submittals

(a)	All drawings shall be submitted by and at the expense of TANK CONTRACTOR before each design phase, fabrication, installation or further work performance is commenced, allowing at least fourteen (14) Days for critical items and thirty (30) Days for non-critical drawings for review by PURCHASER.

(b)	All drawings submitted by TANK CONTRACTOR shall be certified by TANK CONTRACTOR to be correct, shall show that they are for the Phase 2 Project, and shall be furnished in accordance with the Tank Contract Drawings and Data Requirements form(s). PURCHASER will conduct a review of TANK CONTRACTOR’s drawings and a reproducible drawing marked with one of the following codes will be returned to TANK CONTRACTOR within fourteen (14) Days for critical drawings and thirty (30) Days for non-critical drawings.

Code	Notation.
1.	Work may proceed

2.	Revise and Resubmit. Work may proceed subject to resolution of indicated comments.

3.	Revise and Resubmit. Work may not proceed.

4.	Review not required. Work may proceed.

(c)	Although Work may proceed on receipt of a drawing with a Code 2 notation, TANK CONTRACTOR must resolve the comments indicated, resubmit and obtain a Code 1 notation before release for further design development, equipment or material shipment, installation, or completion of the affected Work.

(d)	Drawings returned marked code 2 or 3 shall be resubmitted not later than fifteen (15) Days after transmittal by PURCHASER. PURCHASER must return a copy of the drawings endorsed with the appropriate code within fourteen (14) Days for critical drawings and thirty (30) Days for non-critical drawings.

(e)	If PURCHASER does not issue any comments, proposed changes or written disapprovals within the applicable (14) Day or thirty (30) Day time periods noted above, TANK CONTRACTOR may proceed with the development of such drawings and any construction relating thereto, but PURCHASER’s lack of comments or disapproval, if applicable, shall in no event constitute an approval of the matters received by PURCHASER.

(2)	Design, Drawings and Specifications

(a)	TANK CONTRACTOR shall prepare its design, drawings, and specifications using the technical documents in the Tank Contract as a basis. Construction will not commence until the submittal and approval process under SC-7.4 has occurred.

(b)	TANK CONTRACTOR shall complete its design in phases as indicated in the Tank Contract Schedule submitted in accordance with Special

Condition 9, titled TANK CONTRACT SCHEDULE. The information submitted for each phase of the design must contain sufficient detail on the other phases to permit comprehensive review of the proposed design.

(c)	When required by PURCHASER, TANK CONTRACTOR shall, without charge, provide qualified technical personnel to participate in on-site design reviews.

(d)	Subject to SC-7.4, PURCHASER will review the design as it is completed and shall transmit comments to TANK CONTRACTOR. TANK CONTRACTOR shall promptly resolve these comments and resubmit the documents. On resubmittal, TANK CONTRACTOR shall direct specific attention, in writing, to revisions other than those proposed by PURCHASER on the previous submittal.

(e)	When the drawings and specifications have been satisfactorily completed, TANK CONTRACTOR shall carry out fabrication, manufacture or construction in accordance therewith and shall make no further changes therein except upon review by and written approval from PURCHASER.

(f)	Design drawings shall be submitted as specified in paragraph 7.4(1) above.

(3)	Construction Drawings

(a)	TANK CONTRACTOR shall prepare complete construction drawings necessary to execute the Work and shall be fully responsible for the coordination of all elements of the detail design such as civil, architectural, structural, electrical, and mechanical, etc., so that full details are shown on its construction drawings to permit TANK CONTRACTOR to order its equipment and materials and for its field forces to construct the facilities covered in the Tank Contract. TANK CONTRACTOR shall also provide design calculations when requested.

(b)	For the purpose of this clause, construction drawings shall include those prepared for the construction of permanent facilities as well as temporary structures such as temporary bulkheads, excavation support, ground water control systems, and for such other temporary work as may be required for construction.

(c)	Construction drawings shall be submitted as specified in paragraph 7.4(1) above.

(4)	Shop Drawings

(a)	Shop drawings shall be complete and detailed. For the purpose of this clause, shop drawings shall include but not be limited to detail design; detail, fabrication, assembly, erection and setting drawings; schedule drawings; manufacturer’s scale drawings; wiring and control diagrams; cuts or entire catalogs, pamphlets, and descriptive literature; and performance and test data.

(b)	Shop drawings shall be checked and coordinated by TANK CONTRACTOR with the work of all disciplines involved before they are submitted to PURCHASER, and TANK CONTRACTOR’s approval seal shall provide evidence of such checking and coordination.

(c)	Drawings of a specific piece of equipment shall identify components with the manufacturer’s part number or reference drawing number clearly indicated. If reference drawing numbers are used, the review data of such drawings shall be included. Drawings shall indicate design dimensions, maximum and minimum allowable operating tolerances on all major wear fits, i.e., rotating, reciprocating or intermittent sliding fits between shafts or stems and seals, guides and pivot pins. The sequence of submission of all drawings shall be such that all information is available for reviewing each drawing when it is received.

(d)	Shop drawings shall be submitted as specified in paragraph 7.4(1) above.

(5)	Samples

(a)	Where samples are required, they shall be submitted by and at the expense of TANK CONTRACTOR. Such submittals shall be made not less than thirty (30) Days prior to the time that the materials represented by such samples are needed for incorporation into the Work. Samples shall be subject to review and materials represented by such samples shall not be manufactured, delivered to the Phase 2 Site or incorporated into the Work without such review.

(b)	Each sample shall bear a label identifying this Tank Contract and showing TANK CONTRACTOR’s name, Phase 2 Project name, name of the item, manufacturer’s name, brand name, model number, supplier’s name, and reference to the appropriate drawing number, technical specification section and paragraph number, all as applicable.

(c)	Samples that have been reviewed, may, at PURCHASER’s option, be returned to TANK CONTRACTOR for incorporation into the Work.

(6)	Certificates and Data

(a)	Where certificates are required, four (4) copies of each such certificate shall be submitted by and at the expense of TANK CONTRACTOR. Such submittal shall be made not less than thirty (30) Days prior to the time that the materials represented by such certificates are needed for incorporation into the Work. Certificates shall be subject to review and material represented by such certificates shall not be fabricated, delivered to the Phase 2 Site or incorporated into the Work without such review.

(b)	Certificates shall clearly identify the material being certified and shall include but not be limited to providing the following information: TANK CONTRACTOR’s name, Phase 2 Project name, reference to this Tank Contract, name of the item, manufacturer’s name, and reference to the appropriate drawing, technical specification section and paragraph number, all as applicable.

(c)	All other data shall be submitted as required by the Tank Contract Documents.

(7)	TANK CONTRACTOR Furnished Manuals and Spare Parts Lists

TANK CONTRACTOR shall prepare and submit to PURCHASER Operating Manuals and Spare Parts Lists in accordance with the requirements of Exhibit “D.”

(8)	As-Built Drawings and Specifications

(a)	Drawings:

(a.1)	Progress As-Builts. During construction, TANK CONTRACTOR shall keep a marked-up-to-date set of as-built blueline drawings on the Phase 2 Site as an accurate record of all deviations between Work as shown and Work as installed. These drawings shall be available to PURCHASER for inspection at any time during regular business hours.

(a.2)	Final As-Builts. TANK CONTRACTOR shall at its expense and not later than thirty (30) Days after Mechanical Completion furnish to PURCHASER a complete set of marked-up as-built reproducible drawings with “AS-BUILT” clearly printed on each sheet. TANK CONTRACTOR shall accurately and neatly transfer all deviations from progress as-builts to final as-builts. As-built drawings shall be provided where specified and as required to reflect as-built conditions.

(b)	Specifications:

(b.1)	Progress As-Builts. During construction, TANK CONTRACTOR shall keep a marked-up-to-date set of as-built specifications on the Phase 2 Tank Site annotated to clearly indicate all substitutions that are incorporated into the Work. Where selection of more than one product is specified, annotation shall show which product was installed. These specifications shall be available to PURCHASER for inspection at any time during regular business hours.

(b.2)	Final As-Builts. TANK CONTRACTOR shall at its expense and not later than thirty (30) Days after Mechanical Completion furnish to PURCHASER a complete set of marked-up as-built specifications with “AS-BUILT” clearly printed on the cover. TANK CONTRACTOR shall accurately and neatly transfer all annotations from progress as-builts to final as-builts.

(c)	Endorsement:

TANK CONTRACTOR shall sign each final as-built drawing and the cover of the as-built specifications and shall note thereon that the recording of deviations and annotations is complete and accurate.

(9)	PURCHASER and TANK CONTRACTOR agree the drawings, design calculations and specifications listed in Exhibit “I” are pre-approved and need not be re-submitted for approval, but will be issued for construction, provided that TANK CONTRACTOR does not modify or change such drawings, design calculations or specifications from Phase I; and provided further that nothing herein shall relieve TANK CONTRACTOR of its obligations under this Tank Contract, particularly SC-3.1.

SC-8 SCOPE, COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK

8.1	The Work shall be performed on a turnkey basis and shall include all of the Work required to achieve RFCD, Provisional Acceptance and Final Acceptance in accordance with the requirements of this Tank Contract. TANK CONTRACTOR shall perform the Work in accordance with GECP, Applicable Law, applicable codes and standards, and all other terms and provisions of this Tank Contract, with the explicit understanding that the Phase 2 Tanks will receive, store and discharge LNG meeting the requirements of this Tank Contract. It is understood and agreed that the Work shall include any incidental work that can reasonably be inferred as necessary to complete the Phase 2 Tanks in accordance with GECP, Applicable Law, applicable codes and standards, and all other terms and provisions of this Tank Contract, excluding only those items which PURCHASER has specifically agreed to provide under the terms of this Tank Contract. Without limiting the generality of the foregoing, the Work is more specifically described below and in Exhibit “D.”

8.2	The Scope of Work for the Phase 2 Tanks shall include the engineering, procurement and construction of two (2) LNG tanks, designated “Tank S-104,” and “Tank S-105” in accordance with the Tank Contract Documents.

8.3	PURCHASER shall have the option, subject to TANK CONTRACTOR’s agreement pursuant to SC-8.5, to increase the Scope of Work to include:

(1)	“Option 1” – an additional one (1) LNG tank, designated “Tank S-106,” to be engineered, procured and constructed by TANK CONTRACTOR in accordance with the Tank Contract Documents, provided that PURCHASER gives notice to TANK CONTRACTOR of its intent to elect such option on or prior to March 31, 2007 (unless otherwise mutually extended by agreement by the Parties).

8.4	Subject to SC-8.5, if PURCHASER exercises Option 1, PURCHASER shall give TANK CONTRACTOR notice of its intent to exercise Option 1. TANK CONTRACTOR shall, within sixty (60) Days of such notice, provide PURCHASER with a proposal for Option 1, setting forth the effect of such option on the Tank Contract Price, including all costs, overhead and profit, and a proposed Tank Contract Milestone Date for Mechanical Completion of Tank S-106, based on a notice to proceed issued by PURCHASER for Tank S-106 (“NTP Tank 3”). If PURCHASER agrees to TANK CONTRACTOR’s proposal, the Parties shall execute a Change Order modifying the Tank Contract Price and adding the Tank Contract Milestone Date for Tank S-106. If PURCHASER does not agree to TANK CONTRACTOR’s proposal, then the Parties shall meet to try to reach agreement on the Tank Contract Price and the new Tank Contract Milestone Date for Tank S-106.

8.5	PURCHASER’s exercise of Option 1 shall not be effective, and TANK CONTRACTOR shall not be obligated to perform the work under Option 1, until PURCHASER and TANK CONTRACTOR execute a Change Order to memorialize the above changes in SC-8.3 and SC-8.4 to the Tank Contract with respect to Option 1. Notwithstanding PURCHASER’s exercise of Option 1, TANK CONTRACTOR shall not be obligated to accept or agree to the exercise of either Option 1 or to execute a Change Order with respect to Option 1. TANK CONTRACTOR shall not be obligated to perform the work contemplated by Option 1, unless and until TANK CONTRACTOR executes a Change Order agreeing to the exercise of Option 1.

8.6	Notwithstanding anything to the contrary under the Tank Contract, TANK CONTRACTOR shall not have the right to seek adjustment of any terms with respect to Tank S-104 and Tank S-105 (including the Tank Contract Price and Tank Contract Milestone Dates for Tank S-104 and Tank S-105) due to the exercise of Option 1.

8.7	TANK CONTRACTOR shall complete the Work under the Tank Contract to meet the following Tank Contract Milestone Dates:

Tank Contract Milestone	Tank Contract Milestone Date
Mechanical Completion of First Tank (S-104)	March 24, 2009

Mechanical Completion of Second Tank (S-105)	June 3, 2009

The Tank Contract Milestone Date for RFCD for Tank S-104 and Tank S-105, and all other Work, is conditioned upon PURCHASER giving a NTP for Tank S-104 and Tank

S-105 no later than July 25, 2006 (excluding any Work on the Phase 2 Tank Site) and giving access to TANK CONTRACTOR to the Phase 2 Tank Site to perform Work on the Phase 2 Tank Site (including starting pile testing, subsequent production piling and all other Work for Tank S-104 and Tank S-105) no later than August 14, 2006. If TANK CONTRACTOR is given such NTP after July 25, 2006, or if TANK CONTRACTOR is given such access after August 14, 2006, TANK CONTRACTOR must take reasonable steps to mitigate the effects of any such delay in providing such NTP or access; if and to the extent TANK CONTRACTOR is unable to mitigate such delay, the dates in the Tank Contract Schedule, including the Tank Contract Milestone Dates, shall be extended as necessary, but such extension shall not exceed the number of days after July 25, 2006, or August 14, 2006, respectively, that TANK CONTRACTOR is given NTP or such access. Except as otherwise provided in the preceding sentence, notwithstanding anything to the contrary, the Tank Contract Milestone Dates shall not be adjusted except by Change Order.

8.8	The Target Milestone Date for Mechanical Completion of Tank S-104 is February 10, 2009, and the Target Milestone Date for Mechanical Completion of Tank S-105 is April 21, 2009.

8.9	PURCHASER shall not issue an NTP for the Phase 2 Tanks until PURCHASER has furnished to TANK CONTRACTOR reasonable documentation that demonstrates that PURCHASER (i) has sufficient funds to fulfill its payment obligations under this Tank Contract, or (ii) has obtained financing from one or more Lenders to fulfill its payment obligations hereunder for the Phase 2 Tanks, and provided evidence of the execution of the credit agreement with respect to such financing.

8.10	In advance, TANK CONTRACTOR shall give PURCHASER all information reasonably requested as to its plans for performing each part of the Work. If at any time, TANK CONTRACTOR’s actual progress is inadequate to meet the requirements of this Tank Contract, PURCHASER may notify TANK CONTRACTOR to provide a plan necessary to improve its progress. If, within a reasonable period as determined by PURCHASER, TANK CONTRACTOR does not improve performance to meet the Tank Contract Milestone Dates set forth above, PURCHASER may require an increase in TANK CONTRACTOR’s labor force, the number of shifts, overtime operations, additional days of work per week, expedited shipment(s) of equipment and materials, and an increase in the amount of construction plant and equipment, all without additional cost to PURCHASER. Neither such notice nor PURCHASER’s failure to issue such notice shall relieve TANK CONTRACTOR of its obligation to achieve the quality of work and rate of progress required by this Tank Contract.

8.11	Noncompliance with PURCHASER’s instructions shall be grounds for PURCHASER’s determination that TANK CONTRACTOR is not prosecuting the Work with such diligence as will assure completion within the times specified. Upon such determination, PURCHASER may terminate this Tank Contract pursuant to General Condition 45, titled TERMINATION FOR DEFAULT.

8.12	Prior to giving the NTP for Tank S-104 and Tank S-105, PURCHASER may authorize TANK CONTRACTOR to perform a portion of the Work under a limited notice to proceed (“LNTP”). The Parties shall agree upon the scope of Work to be performed under the LNTP. Any amounts paid under the LNTP for performance of any portion of the Work shall be credited against the Tank Contract Price.

SC-9 TANK CONTRACT SCHEDULE

9.1	Within Sixty (60) Days of Notice to Proceed, TANK CONTRACTOR shall submit to PURCHASER for its written approval a Level III Schedule. PURCHASER will review and provide comments to such Level III Schedule within ten (10) Days of receipt. TANK CONTRACTOR shall make changes to the Level III Schedule based on PURCHASER’s comments and re-submit the Level III Schedule to PURCHASER, unless TANK CONTRACTOR claims that any comments from PURCHASER are unreasonable, in which case TANK CONTRACTOR shall provide a written explanation to PURCHASER as to why it considers such comments to be unreasonable. The Parties shall discuss any comments claimed to be unreasonable and attempt to reach agreement on the Level III Schedule. Once PURCHASER has approved the Level III Schedule, it shall be the “Tank Contract Schedule.” The schedule shall consist of a precedence network diagram using the critical path method (CPM) to show each individual essential activity in sequence to meet the Target Milestone Dates for each Phase 2 Tank. The diagram shall show durations and dependencies including off-Site activities such as design, fabrication of equipment, procurement, delivery of materials, and items to be furnished by PURCHASER.

9.2	TANK CONTRACTOR shall utilize Primavera (P3) software to produce the Level III Schedule and the Tank Contract Schedule and shall adhere to the work breakdown structure, activity code structure and calendars utilized by PURCHASER.

9.3	The activity listing shall show the following information for each activity on the diagram: Identification by activity ID number; Description of the task or event; Duration; Personnel by craft; equipment; earliest start and finish dates; and latest start and finish dates.

9.4	In addition TANK CONTRACTOR shall submit a complementary and detailed narrative description of its plan for performing the Work. The narrative description shall detail the equipment and personnel requirements by craft to complete a resource loaded schedule.

9.5	TANK CONTRACTOR shall promptly inform PURCHASER of any proposed changes to the durations, dependencies of activities, logic or critical path of the Tank Contract Schedule and any proposed changes to the narrative and shall furnish PURCHASER with a revised Tank Contract Schedule and narrative for PURCHASER’s review and comment within ten (10) Days after notice to PURCHASER of such change. The Tank Contract Schedule and narrative shall be kept up to date, taking into account the actual Work progress and shall be revised and updated every thirty (30) Days to reflect the actual progress of the Work, as well as a current forecast of future activity schedule dates. The Tank Contract Schedule and narrative, as revised and updated, shall, as reasonably determined by PURCHASER, be sufficient to meet the requirements for completion of any separable part and all of the Work as set forth in this Tank Contract.

9.6	During the performance of the Work, TANK CONTRACTOR shall submit to PURCHASER periodic reports on the actual progress. Such progress reports shall include the following:

1. Monthly	A copy of the Tank Contract Schedule showing actual progress to date for the major parts of the Work, as compared to planned progress, a forecast of future activity schedule dates, an analysis of the critical path activities progress and status, and a notification and explanation if the critical path activities are projected to be delayed from the original Tank Contract Schedule dates;

2. Monthly	TANK CONTRACTOR will submit a summary of actual hours expended performing the Work. Jobhours will be categorized by non-manual and manual and will be utilized to publish safety statistics. Manual are craft labor including foremen (e.g. pipe fitters, welders, electricians, laborers, carpenters, ironworkers) whereas non-manual are non-craft labor (e.g. field engineers, superintendents, safety representatives, accountants);

3. Monthly	A jobhour comparison by craft of actual versus planned staffing;

4. Weekly	A three-week look-ahead personnel forecast by craft. Variation from approved schedules and plans shall be noted and rationalized;

5. Weekly	A rolling four-week schedule showing one week actual progress and a three-week look-ahead forecast. Variation from approved schedules and plans shall be noted and rationalized;

6. Weekly	A weekly report of quantities installed versus total quantities on items of the Work selected by PURCHASER; and

7. Daily	A daily force report listing all personnel by craft and work assignment; and equipment utilized in the Work.

9.7	Schedules and reports shall be furnished in hardcopy and/or native electronic files as specified by PURCHASER.

SC-10 TEMPORARY ACCESS AND HAUL ROADS

10.1	TANK CONTRACTOR shall, at its expense, maintain temporary access and haul roads, except as provided in Special Condition 4, titled PURCHASER-FURNISHED UTILITIES AND FACILITIES, as may be necessary for the proper performance of this Tank Contract.

10.2	ACCESS TO PHASE 2 TANK SITE, ETC.

(1)	PURCHASER shall provide reasonable notice of any request for access to the Phase 2 Tank Site by (i) any of PURCHASER’S other contractors or subcontractors seeking to perform work at the Phase 2 Tank Site or (ii) any Landowner. TANK CONTRACTOR agrees to use reasonable efforts to accommodate such request and TANK CONTRACTOR agrees to coordinate the performance of the Work with such other contractors or subcontractors performing work at the Phase 2 Tank Site so as not to materially interfere with any of PURCHASER’S other contractors or subcontractors performing work at the Phase 2 Tank Site. If PURCHASER’s other contractors or subcontractors perform work at the Phase 2 Tank Site and materially interfere with TANK CONTRACTOR’s Work, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES.

(2)	TANK CONTRACTOR shall coordinate its access to and from the Phase 2 Tank Site to ensure that TANK CONTRACTOR does not interfere with the construction or operation of the Phase 1 Facility or the remainder of the Phase 2 Facility. TANK CONTRACTOR shall not access any portion of the Site, the Phase 1 Site or the remainder of the Phase 2 Site, without express written permission from PURCHASER, if such access would interfere with or hinder the construction or operation of the Phase 1 Facility or the remainder of the Phase 2 Facility. During the performance of the Work or TANK CONTRACTOR’s other obligations under this Tank Contract, if an unforeseen situation arises that could potentially interfere with the construction or operation of the Phase 1 Facility or the remainder of the Phase 2 Facility, TANK CONTRACTOR shall provide to PURCHASER, as soon as possible but no later than seven (7) Days prior to the time that TANK CONTRACTOR intends to perform such Work, a written plan listing the potentially interfering Work and proposing in detail how such Work will be performed to avoid interference with the construction or operation of the Phase 1 Facility or the remainder of the Phase 2 Facility. Prior to performing such Work, PURCHASER and TANK CONTRACTOR shall mutually agree upon a plan, including an applicable schedule for performance, for TANK CONTRACTOR to execute such Work. If TANK CONTRACTOR’s compliance with this SC-10.2(2) causes a change in the Work affecting the cost or the Tank Contract Schedule, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES.

(3)	If there is any overlap between the Phase 2 Tank Site and the Phase 1 Site, such overlap shall be considered to be the Phase 1 Site.

SC-11 SAFETY, HEALTH AND SECURITY REQUIREMENTS

11.1	In the development and implementation of its S&H Plan and performance of the Work, TANK CONTRACTOR shall conform and comply with the SAFETY AND HEALTH (S&H) STANDARDS set forth in Exhibit “B” Appendix B-2, and with any subsequent safety and health standards issued by PURCHASER after the Effective Date, including any safety and health standards or procedures relating to the construction, testing or operation of the Phase 1 Facility, and including any such standards issued in Operating Plant Procedures. If TANK CONTRACTOR’s compliance with any safety and health standards issued by PURCHASER or Management Contractor after the Effective Date causes a change in the Work affecting the cost or the Tank Contract Schedule, and such requirements are not required by Applicable Law, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES.

11.2	TANK CONTRACTOR shall not, without prior written approval of PURCHASER, subcontract with any entity whose safety ratings for the previous year exceed the following:

Interstate EMR:	1.0

State EMR:	1.0

LWDC:	2.5

OSHA Recordable:	3.5

11.3	In performance of the Work under this Tank Contract, TANK CONTRACTOR shall establish and maintain a security program, implementing and supplementing Project security requirements. This shall include a written Security Plan (“Security Plan”) which shall be submitted to PURCHASER for review and approval within ninety (90) Days after the Effective Date and in any event prior to commencing Work at the Phase 2 Tank Site. Such program shall include:

(1)	Controlled access to office, warehouse, material and equipment sites.

(2)	Physical security of office, warehouse, material and equipment sites, to include periodic security checks of all work areas assigned to TANK CONTRACTOR.

(3)	Control of material and equipment packaging, transportation, and delivery to the Phase 2 Tank Site.

(4)	Accountability procedures for storage, requisition and issue of material and equipment.

(5)	Personnel security to include, but not limited to, compliance with Project work rules (access, badging, prohibited activities and items, etc.).

(6)	Communications security to include, but not limited to, use of radios, radio finders, beacons, etc.

(7)	Compliance with the project emergency response plan, submitted to FERC, to include, but not limited to, emergency notification lists, personnel accountability procedures, etc. The project emergency response plan may be updated or supplemented after the Effective Date from time to time, including when

PURCHASER issues Operating Plant Procedures, and TANK CONTRACTOR agrees to comply with any such updates and supplements. If TANK CONTRACTOR’s compliance with any such updates causes a change in the Work affecting the cost or the Tank Contract Schedule, TANK CONTRACTOR shall be entitled to seek relief in accordance with General Condition 32, titled CHANGES.

(8)	Compliance with all Phase 1 and Phase 2 Project security programs and the coordination measures, with PURCHASER and others on the Phase 2 Site, established for that purpose.

(9)	Prompt reporting of incidents of loss, theft or vandalism to PURCHASER, subsequently detailed and provided in writing.

TANK CONTRACTOR’s Security Plan shall be added as an appendix to its Project S&H Plan.

SC-12 EXPLOSIVES

12.1	Explosives shall be transported to the Phase 2 Tank Site only when required to perform the Work under this Tank Contract and with prior notice to and written approval of PURCHASER. TANK CONTRACTOR shall be responsible for properly purchasing, transporting, storing, safeguarding, handling and using explosives required to perform the Work. TANK CONTRACTOR shall employ competent and qualified personnel for the use of explosives and, notwithstanding any other provision in the Tank Contract to the contrary, shall assume full responsibilities for the cost of any incidental or consequential damages caused by the improper use of explosives. Residual surplus explosives shall be promptly removed from the Phase 2 Tank Site and properly disposed of by TANK CONTRACTOR.

SC-13 LETTER OF CREDIT

13.1	No later than three (3) Business Days after the issuance of the Notice to Proceed, TANK CONTRACTOR shall furnish an irrevocable standby letter of credit, in the amount of five percent (5%) of the Tank Contract Price, naming PURCHASER as a beneficiary (“Letter of Credit”), in the form attached hereto as Exhibit “B,” Appendix B-15.

13.2	The Letter of Credit must be issued by a bank acceptable to PURCHASER, and such Letter of Credit shall remain in effect until PURCHASER issues a Final Acceptance Certificate for all of the Phase 2 Tanks and PURCHASER gives notice to the issuing bank to release the Letter of Credit. If at any time or times the Tank Contract Price is increased by Change Order by at least one percent (1%) of the Tank Contract Price, in the aggregate, TANK CONTRACTOR agrees to increase the amount of the Letter of Credit to five percent (5%) of the adjusted Tank Contract Price.

SC-14 MEASUREMENT FOR PAYMENT

14.1	Set forth in Exhibit “C” is a cash flow curve showing the anticipated payment schedule for the Tank Contract Price. To establish a more definite basis for payment according to Milestones, TANK CONTRACTOR shall, within fourteen (14) Days after Notice to Proceed, submit a payment schedule for payment of TANK CONTRACTOR’s progress during the first ninety (90) Days of Work after NTP, which subject to PURCHASER’s approval shall govern payment to TANK CONTRACTOR during such ninety (90) Days. Within sixty (60) Days after Notice to Proceed, TANK CONTRACTOR shall submit to PURCHASER for its approval a Milestone payment schedule setting forth Milestones for the Phase 2 Tanks as a whole, which shall be substantially in compliance with the Exhibit “C” cash flow curve. After approval by PURCHASER, the Milestone payment schedule submitted by TANK CONTRACTOR shall establish the milestones for progress payments (“Payment Milestones”) under this Tank Contract (the schedule showing the list of Payment Milestones is referred to as “Milestone Payment Schedule”). Such Milestone Payment Schedule shall be inserted into Exhibit “C” as a part of Exhibit “C” and shall supersede the cash flow curve in Exhibit “C” in its entirety. Once approved, the Milestone Payment Schedule, including Payment Milestones, shall be amended only by Change Order pursuant to this Tank Contract.

14.2	By the fifth (5th) Day of each calendar month, TANK CONTRACTOR shall submit to PURCHASER a written statement (“Payment Milestone Statement”), supported by information and documentation required under this Tank Contract, with a list of Payment Milestones that TANK CONTRACTOR fully completed during the immediately preceding calendar month. TANK CONTRACTOR shall not include in such list any Payment Milestones that were only partially complete at the end of the immediately preceding calendar month.

14.3	If TANK CONTRACTOR performs any Work under a Change Order and such Work is paid under a method other than the use of Payment Milestones, TANK CONTRACTOR shall make all surveys necessary for determining all quantities of Work to be paid under this Tank Contract. Copies of field notes, computations and other records made by TANK CONTRACTOR for the purpose of determining quantities shall be furnished to PURCHASER upon request. TANK CONTRACTOR shall notify PURCHASER prior to the time such surveys are made. PURCHASER, at its sole discretion, may witness and verify such surveys. Measurements and computations shall be made by such methods as PURCHASER may consider appropriate for the class of work measured and the estimate of quantities of Work completed shall be compatible with the reporting requirements of Special Condition 9, titled TANK CONTRACT SCHEDULE. The dividing limits, lines or planes between adjacent items or classes of excavation, concrete, or other types of work where not definitely indicated on the drawings or in the specifications shall be as determined by PURCHASER.

SC-15 INVOICING AND PAYMENT

15.1	No later than five (5) Days after (i) the issuance of the Notice to Proceed by PURCHASER, (ii) receipt of an Invoice, and (iii) receipt by PURCHASER of the Letter of Credit, PURCHASER shall make an initial payment to TANK CONTRACTOR in the amount of five percent (5%) of the Tank Contract Price.

15.2	With respect to all invoices (“Invoices”) after the Invoice described in SC-15.1, TANK CONTRACTOR shall prepare and submit such Invoices as follows:

(1)	Based on and in conjunction with the Payment Milestone Statement, TANK CONTRACTOR shall submit an Invoice by the fifth (5th) Day of each calendar month for the Payment Milestones completed through the end of the previous calendar month;

(2)	PURCHASER shall review the Invoice and provide to TANK CONTRACTOR any comments on the Invoice, including any disputed amounts, within five (5) Days of receipt by PURCHASER; and

(3)	TANK CONTRACTOR may submit a revised Invoice to take into account PURCHASER’s comments no later than the tenth (10th) Day of the calendar month; otherwise, TANK CONTRACTOR shall submit the revised Invoice the following month or thereafter.

If PURCHASER does not dispute the Invoice within the time required in clause (2) above, then the Invoice shall be deemed approved for payment; provided, however, if PURCHASER subsequently discovers payment has been made for amounts that should not have been paid under the terms of this Tank Contract, the PURCHASER shall have the right to withhold the amount of such improper payment from subsequent Invoices unless such issue has been resolved. Any disputed amounts shall be resolved in accordance with the terms of the Tank Contract, including the provisions of SC-31.

15.3	TANK CONTRACTOR shall certify in each Invoice that there are no known outstanding mechanic’s or materialmen’s liens, and that all due and payable bills have been paid or are included in the Invoice.

15.4	As a condition of payment, each Invoice received by PURCHASER prior to Provisional Acceptance shall be accompanied by a fully executed (i) Interim Conditional Lien Waiver from TANK CONTRACTOR in the form of Exhibit “B” Appendix B-10 Form B-10-1 for all Work performed through the date of the Invoice for which payment is requested and (ii) Interim Unconditional Lien Waiver from TANK CONTRACTOR in the form of Exhibit “B” Appendix B-10 Form B-10-2 for all Work performed through the date of the last Invoice submitted by TANK CONTRACTOR. In addition, as a condition of payment, TANK CONTRACTOR shall also provide (i) fully executed Interim Conditional Lien Waivers in the form of Exhibit “B” Appendix B-10 Form B-10-3 from each Major Subcontractor whose invoice is received by TANK CONTRACTOR in the calendar month covered by TANK CONTRACTOR’s Invoice (with each such Interim Conditional Lien Waiver covering all Work performed by each such Major Subcontractor through the date of such Major Subcontractor’s invoice), together with fully executed Interim Unconditional Lien Waivers in the form set forth in Exhibit “B” Appendix B-10 Form B-10-4 from each Major Subcontractor for all Work performed by such Major

Subcontractor through the date of each such Major Subcontractor’s preceding invoice; (ii) fully executed Interim Conditional Lien Waivers in the form of Exhibit “B” Appendix B-10 Form B-10-3 from each Major Subsubcontractor whose invoice is received by TANK CONTRACTOR in the calendar month covered by TANK CONTRACTOR’s Invoice (with each such Interim Conditional Lien Waiver covering all Work performed by each such Major Subsubcontractor through the date of such Major Subsubcontractor’s invoice), together with fully executed Interim Unconditional Lien Waivers from each Major Subsubcontractor in the form set forth in Exhibit “B” Appendix B-10 Form B-10-4 for all Work performed by such Major Subsubcontractor through the date of each such Major Subsubcontractor’s preceding invoice; provided that if TANK CONTRACTOR fails to provide to PURCHASER an Interim Conditional Lien Waiver or Interim Unconditional Lien Waiver from a Major Subcontractor or Major Subsubcontractor as required, PURCHASER’s right to withhold payment for the failure to provide any such Interim Conditional Lien Waiver or Interim Unconditional Lien Waiver shall be limited to the amount that should have been reflected in such Interim Conditional Lien Waiver or Interim Unconditional Lien Waiver.

15.5	TANK CONTRACTOR hereby subordinates any mechanics’ and materialmen’s liens or other claims or encumbrances that may be brought by TANK CONTRACTOR against any or all of the Work, the Facility or the Site to any liens granted in favor of Lender, whether such lien in favor of Lender is created, attached or perfected prior to or after any such liens, claims or encumbrances, and shall require its Subsubcontractors to similarly subordinate their lien, claim and encumbrance rights. TANK CONTRACTOR agrees to comply with reasonable requests of PURCHASER for supporting documentation required by Lender in connection with such subordination, including any necessary lien subordination agreements. Nothing in this Article shall be construed as a limitation on or waiver by TANK CONTRACTOR of any of its rights under Applicable Law to file a lien or claim or otherwise encumber the Facility as security for any undisputed payments owed to it by PURCHASER hereunder which are past due; provided that such lien, claim or encumbrance shall be subordinate to any liens granted in favor of Lenders.

15.6	Within thirty (30) Days after receipt of a correct Invoice, PURCHASER will pay TANK CONTRACTOR ninety-five percent (95%) of the correct Invoice amount, retaining the balance (“Retainage”). If there are any disputed amounts in an Invoice which PURCHASER has notified TANK CONTRACTOR of in accordance with SC-15.2, PURCHASER shall pay all undisputed amounts in the Invoice. Subject to the terms of the Tank Contract Price (including the right to withhold payment for Defective Work), one-half of the Retainage shall be paid to TANK CONTRACTOR upon Provisional Acceptance of Tank S-104 and one-half of the Retainage shall be paid to TANK CONTRACTOR upon Provisional Acceptance of the final Phase 2 Tank.

15.7	Amounts otherwise payable under this Tank Contract may be withheld, in whole or in part, if:

(1)	TANK CONTRACTOR is in default of any Tank Contract condition including, but not limited to, the schedule, quality assurance and health and safety requirements; or

(2)	TANK CONTRACTOR has not submitted:

(a)	The Tank Contract Schedule, including any revisions or updates, as required by Special Condition 9, titled TANK CONTRACT SCHEDULE;

(b)	Proper insurance certificates, or not provided proper coverage or proof thereof;

(c)	PURCHASER approved securities; and

(d)	Interim Lien Waivers from TANK CONTRACTOR, Major Subcontractors and Major Subsubcontractors.

(3)	Adjustments are due from previous overpayment or audit results.

15.8	PURCHASER will make payments of such amounts withheld in accordance with SC-15.6 above if TANK CONTRACTOR cures all defaults in the performance of this Tank Contract.

15.9	If claims filed against TANK CONTRACTOR connected with performance under this Tank Contract, for which PURCHASER may be held liable if unpaid (e.g., unpaid withholding and back Taxes), are not promptly removed by TANK CONTRACTOR within seven (7) Days after receipt of written notice from PURCHASER to do so, PURCHASER may remove such claims and deduct all costs in connection with such removal from withheld payments or other monies due, or which may become due, to TANK CONTRACTOR. If the amount of such withheld payment or other monies due TANK CONTRACTOR under this Tank Contract is insufficient to meet such costs, or if any claim against TANK CONTRACTOR is discharged by PURCHASER after final payment is made, TANK CONTRACTOR and its surety or sureties, if any, shall promptly pay PURCHASER all costs incurred thereby regardless of when such claim arose or whether such claim imposed a lien upon the Work, the Facility or the Site.

15.10	Upon receipt by TANK CONTRACTOR of PURCHASER’s Provisional Acceptance Certificate for the last Phase 2 Tank under this Tank Contract, TANK CONTRACTOR shall prepare and submit its final invoice (“Final Invoice”), together with (i) a statement summarizing and reconciling all previous Invoices, payments and Change Orders; (ii) an affidavit that all payrolls, Taxes, bills for material and equipment, and any other indebtedness connected with the Work for which TANK CONTRACTOR and its Subcontractors and Subsubcontractors are liable (excluding Corrective Work) have been paid; (iii) fully executed Final Conditional Lien and Claim Waiver from TANK CONTRACTOR in the form of Exhibit “B” Appendix B-10, Form B-10-5, (iv) fully executed Final Conditional Lien and Claim Waivers from each Major Subcontractor and each Major Subsubcontractor in the form set forth in Exhibit “B” Appendix B-10 Form B-10-7. No later than thirty (30) Days after receipt by PURCHASER of such Final Invoice and all required and reasonably requested documentation and achieving Provisional Acceptance of the last Phase 2 Tank, PURCHASER shall, subject to its rights to withhold payment under this Tank Contract, pay TANK CONTRACTOR the balance of the Tank Contract Price (including any remaining Retainage), provided that TANK CONTRACTOR provides to PURCHASER at or before the time of such payment the following: (i) fully executed Final Unconditional Lien and Claim Waiver from TANK CONTRACTOR in the form of Exhibit “B” Appendix B-10 Form B-10-6 and (ii) fully executed Final Unconditional Lien and Claim Waivers from each Major Subcontractor and each Major Subsubcontractor in the form of Exhibit “B” Appendix B-10 Form B-10-8. Notwithstanding the above, PURCHASER shall not withhold from final payment an amount greater than the amount(s) in dispute.

15.11	After PURCHASER issues the Final Acceptance Certificate for the last of the Phase 2 Tanks, PURCHASER shall give notice to the issuing bank to release the Letter of Credit.

15.12	No payments of Invoices or portions thereof shall at any time constitute approval or acceptance of any Work under this Tank Contract, nor be considered a waiver by PURCHASER of any of the terms of this Tank Contract. Title to all equipment and materials which has vested in PURCHASER pursuant to General Condition 34, titled TITLE AND RISK OF LOSS, however, shall not be part of TANK CONTRACTOR’s property or estate, unless otherwise specified by Applicable Law, in the event TANK CONTRACTOR is adjudged bankrupt or makes a general assignment for the benefit of creditors, or if a receiver is appointed on account of TANK CONTRACTOR’s insolvency, or if all or any portion of this Tank Contract is terminated.

15.13	TANK CONTRACTOR shall submit all Invoices in original and two (2) copies to:

PURCHASER:	Sabine Pass LNG, L.P.	with copy to:	Sabine Pass LNG, L.P.

Address:	717 Texas Avenue	Address:	717 Texas Avenue
	Suite 3100		Suite 3100
	Houston, TX 77002		Houston, TX 77002

Attention:	Accounts Payable	Attention:	Ed Lehotsky

Facsimile:	713-659-5459	Telephone:	713-265-0206

		Facsimile:	713-659-5459

And with copy to:	Sabine Pass LNG, L.P.

Address:	717 Texas Avenue Suite 3100 Houston, TX 77002

Attention:	David Mitchell

Telephone:	832-204-2293

Facsimile:	713-659-5459

15.14	Any amounts due but not paid hereunder, any amounts withheld from TANK CONTRACTOR but later finally determined in accordance with the dispute resolution procedure set forth in SC-41 to have been improperly withheld, or any amounts collected by PURCHASER on the Letter of Credit but later finally determined in accordance with the dispute resolution procedure set forth in SC-31 to have been improperly collected, shall bear interest at the lesser of (i) an annual rate equal to the prime rate set from time to time by Citibank, N.A. plus three percent (3%), or (ii) the maximum rate permitted under Applicable Law.

SC-16 PRICING OF ADJUSTMENTS

16.1	When pricing is a factor in any determination of a Tank Contract adjustment pursuant to the General Condition 32, titled CHANGES, or General Condition 33, titled DISPUTES, TANK CONTRACTOR shall propose upward or downward price adjustments in one of the following methods, as directed by PURCHASER;

(1)	Estimated Lump Sum Price

When TANK CONTRACTOR is directed to provide a lump sum price adjustment, it shall provide cost breakdown information for the purpose of and in sufficient detail to permit analysis and negotiation including but not limited to engineering, fabrication, labor categories, labor hours, equipment hours and material quantities and other supporting data upon which the lump sum is based.

(2)	Cost Reimbursable Basis

If for any reason PURCHASER and TANK CONTRACTOR are unable to agree upon a lump sum Tank Contract Price adjustment the following provisions, which establish and define allowable costs and rates for force account work, shall also define allowable costs and rates for a determination by PURCHASER. TANK CONTRACTOR shall establish separate cost accounting records, subject to daily end-of-the day written approval by PURCHASER of all allocable costs on a force account basis. Reimbursement of reasonable and approved incurred costs, plus specified rates for overhead and profit, as defined below, shall be the basis for force account adjustment of the Tank Contract Price. Upon request by PURCHASER, TANK CONTRACTOR shall provide PURCHASER with copies of the fixed rates below for labor and equipment.

(a)	Direct Labor

Wage rates for Field Labor shall be governed by Special Condition 45, titled WAGE ADJUSTMENTS. Incurred direct labor wages for salaried personnel working directly on the change shall be paid according to TANK CONTRACTOR’s salary schedule (sorted by classification). TANK CONTRACTOR shall provide PURCHASER with such salary schedule within thirty (30) Days of Notice to Proceed, and such schedule shall not be subject to adjustment, except on an annual basis by mutual agreement between the Parties.

PURCHASER shall approve timesheets on a daily basis. Timesheets shall be in sufficient detail to identify the Change Order, activities performed, the labor categories and applicable labor rate and hours expended. PURCHASER shall have access to TANK CONTRACTOR’s certified payroll records for verification of labor costs.

(b)	Equipment

Approved incurred construction equipment, facilities and vehicle costs (exclusive of Taxes) at fixed rates are allowable. Construction equipment has an original purchase price of more than US$500. Small tools and equipment having original purchase prices of less than US $500 each, are deemed to be covered in the overhead and profit rates established by this clause. If operating costs such as fuel oil and grease are not included in rental rates they are also allowable.

(i)	TANK CONTRACTOR shall provide PURCHASER with rates for construction equipment, facilities and vehicles within thirty (30) Days after Notice to Proceed; such rates are not subject to adjustment, except on an annual basis by mutual agreement between the Parties.

(ii)	When the operated use of equipment is infrequent and, as determined by PURCHASER, such equipment need not remain at the work site continuously, charges shall be limited to actual hours of use. Equipment not operating but retained at the location of changes at PURCHASER’s direction shall be charged at the standby rate.

(iii)	For the cost of both rented and owned equipment to be allowable, PURCHASER must agree in writing, prior to their being used, that the individual pieces of equipment are needed, are appropriate for the work, and that the mobilization and demobilization costs are allocable to the change and acceptable. This is in addition to the daily end-of-day approval of operating time for such equipment.

(c)	Materials

Approved incurred costs for material incorporated into the changed Work or required for temporary construction facilities made necessary by the change shall be allowable at net cost (exclusive of sales and use Tax) delivered to the Phase 2 Site plus ten percent (10%) overhead and profit for TANK CONTRACTOR.

(d)	Subcontracts and Subsubcontracts

Approved incurred costs for Subcontract and Subsubcontract tasks shall be allowable plus ten percent (10%) overhead and profit for TANK CONTRACTOR for changes resulting in a Tank Contract price adjustment, including this percentage markup, of less than US $250,000, or will pay five percent (5%) for changes resulting in adjustments of US $250,000 or more; provided that PURCHASER has approved the Subcontract or Subsubcontract pursuant to General Condition 42, titled ASSIGNMENTS AND SUBCONTRACTS before any Work is performed.

SC-17 NOT USED

SC-18 QUALITY SURVEILLANCE INSPECTIONS

PURCHASER designated equipment or materials furnished by TANK CONTRACTOR shall not be deemed accepted until inspected by PURCHASER’s or PURCHASER’s representative in accordance with Exhibit “B,” Appendix B-1 GENERAL REQUIREMENTS FOR TANK CONTRACTOR QUALITY SYSTEMS.

SC-19 TRAINING PROGRAM

To provide trained operation and maintenance (O&M) personnel for PURCHASER’S O&M program, TANK CONTRACTOR shall support PURCHASER in the development and implementation of a program for training of PURCHASER nominated trainees in operating and maintaining the Phase 2 Tanks and systems/subsystems constructed and installed under this Tank Contract. Upon completion of the training program, the training aids, tools, test equipment, training manuals and other materials specific to the program shall be transferred to PURCHASER and PURCHASER may make video recordings of all training sessions for PURCHASER’S use.

SC-20 LIQUIDATED DAMAGES

20.1	The Parties hereby agree that the damages which PURCHASER will sustain as a result of TANK CONTRACTOR’s failure to meet key Tank Contract Milestone Dates are difficult or impossible to determine with certainty and, therefore, have in good faith estimated as fair compensation the liquidated damages (“Liquidated Damages”) as set forth below. If TANK CONTRACTOR fails to deliver the equipment or materials or perform the Work within the time frames specified in the Tank Contract for the Tank Contract Milestone Dates listed below, or any extensions evidenced by a Change Order or duly executed Tank Contract amendment, TANK CONTRACTOR shall pay to PURCHASER as fixed, agreed and Liquidated Damages for each Day of delay the sum(s) specified below, which amounts shall be independently calculated for each Tank Contract Milestone indicated:

LIQUIDATED DAMAGES

MILESTONE DESCRIPTION	LIQUIDATED DAMAGE AMOUNT PER CALENDAR DAY
Mechanical Completion First Tank (S-104)

— US $50,000 per Day for Days 1-75 after the Tank Contract Milestone Date for Mechanical Completion for Tank S-104

— US $100,000 per Day for each Day more than 75 Days after Tank Contract Milestone Date for Mechanical Completion for Tank S-104

Mechanical Completion Second Tank (S-105)

— US $50,000 per Day for Days 1-75 after Tank Contract Milestone Date for Mechanical Completion for Tank S-105

— US $100,000 per Day for each Day more than 75 Days after Tank Contract Milestone Date for Mechanical Completion for Tank S-105

Mechanical Completion Third Tank (S-106, if Option 1 exercised by PURCHASER)

— US $50,000 per Day for Days 1-75 after Tank Contract Milestone Date for Mechanical Completion for Tank S-106

— US $100,000 per Day for each Day more than 75 Days after Tank Contract Milestone Date for Mechanical Completion for Tank S-106

20.2	The application of Liquidated Damages shall not effect a change in the Tank Contract Milestone Dates or relieve TANK CONTRACTOR of its obligation to improve its progress, pursuant to Special Condition 8, titled SCOPE, COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK, and to achieve or mitigate the failure to achieve any Tank Contract Milestone Dates.

20.3	Payments of Liquidated Damages shall become due immediately upon failure to achieve a Tank Contract Milestone Date. PURCHASER shall be entitled to withhold from payments due, offset against other obligations, deduct from Retainage, and draw down on Letter(s) of Credit or performance securities any and all Liquidated Damages due from TANK CONTRACTOR.

20.4	The cumulative total of all Liquidated Damages will not exceed ten percent (10%) of the total Tank Contract Price.

20.5	Except as set out in Special Condition 8, titled SCOPE, COMMENCMENT, PROGRESS AND COMPLETION OF THE WORK, where PURCHASER may require TANK CONTRACTOR to accelerate to recover lost schedule, and except as provided in General Condition 45, titled TERMINATION FOR DEFAULT, TANK CONTRACTOR shall have no further liability to PURCHASER for delay other than for the payment of Liquidated Damages as provided in this SC-20. It is expressly agreed that Liquidated Damages payable under this Tank Contract do not constitute a penalty and that the Parties, having negotiated in good faith for such specific Liquidated Damages and having agreed that the amount of such Liquidated Damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or non-feasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such Liquidated Damages.

SC-21 APPLICABLE LAW

This Tank Contract shall be governed by and interpreted under the laws of the State of Texas (without giving effect to the principles thereof relating to conflicts of law). The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Tank Contract and shall be disclaimed in and excluded from any Subcontracts entered into by TANK CONTRACTOR in connection with the Work or the Project.

SC-22 CONSTRUCTION MANAGEMENT

22.1	PURCHASER intends to engage by contract a Management Contractor to manage the Work under this Tank Contract. TANK CONTRACTOR agrees to submit all Invoices to Management Contractor, with copy to PURCHASER; provide all notices, including without limitation notices related to changes to the Work, delays and Force Majeure, to Management Contractor, with copy to PURCHASER; treat, comply with, and abide by all communications, directives, notices and instructions from Management Contractor as if coming directly from PURCHASER under this Tank Contract. The scope of Management Contractor’s authority to act of behalf of PURCHASER is set forth in Exhibit “L” to this Tank Contract, titled Scope of Management Contractor’s Authority as Authorized Representative. Notwithstanding anything to the contrary, Management Contractor shall not have the authority to amend this Tank Contract (by Change Order or otherwise) or otherwise contractually bind PURCHASER without PURCHASER’s express consent or ratification in writing.

22.2	TANK CONTRACTOR shall submit to Management Contractor copies of all documents, invoices, information, forms, policies, procedures, plans, test information, test data, and other data and information submitted or required to be submitted to PURCHASER under this Tank Contract, including all Exhibits and Appendices hereto. The address for Management Contractor for purposes of this Section is:

Bechtel Corporation

3000 Post Oak Boulevard

Houston, TX 77056

Facsimile: 713-235-1610

PURCHASER shall designate the Person at Management Contractor who shall receive such information.

SC-23 RELEASE OF CONSEQUENTIAL DAMAGES

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN ANY OTHER PROVISIONS OF THIS TANK CONTRACT, NEITHER PARTY NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER OR ITS AFFILIATES FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY LOSS OR DAMAGES WHETHER OR NOT FORESEEABLE, RESULTING FROM OR ARISING OUT OF THIS TANK CONTRACT REGARDLESS OF WHETHER LIABILITY IS BASED ON BREACH OF CONTRACT, BREACH OF WARRANTY, THE FAILURE OF ANY REMEDY HEREUNDER FOR WANT OF ITS ESSENTIAL PURPOSE, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHER BASES OF LIABILITY. SUCH EXCLUDED DAMAGES INCLUDE LOSS OF PROFITS OR REVENUE, DIMINUTION OF VALUE, LOSS OF OPPORTUNITY, LOSS OF GOODWILL, LOSS OF USE OF PROPERTY OR CAPITAL, INTEREST OR ANY OTHER FINANCING COSTS OR CLAIMS OF PURCHASER’S CUSTOMERS, OR ANY OTHER FORM OF INDIRECT OR SPECIAL DAMAGES, WHETHER OR NOT FORESEEABLE, AND WHETHER OR NOT THE RELEASED PARTY IS AWARE OF, OR HAS BEEN ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.. THE PARTIES AGREE THAT THIS SC-23 SHALL SURVIVE THE CANCELLATION, TERMINATION, EXPIRATION, DEFAULT OR ABANDONMENT OF THIS TANK CONTRACT, BUT SHALL NOT APPLY TO ANY LIQUIDATED DAMAGES PAYABLE UNDER SC-20, IF ANY. TANK CONTRACTOR AGREES THAT MANAGEMENT CONTRACTOR AND PURCHASER’S CONTRACTORS SHALL BE ENTITLED TO THE LIMITATION OF LIABILITY PROVIDED BY TANK CONTRACTOR UNDER THIS SC-23 TO THE FULL EXTENT PURCHASER IS ENTITLED TO A LIMITATION OF LIABILITY UNDER THIS SC-23, AND PURCHASER AGREES THAT TANK CONTRACTOR’S SUBCONTRACTORS AND SUBSUBCONTRACTORS SHALL BE ENTITLED TO THE LIMITATION OF LIABILITY PROVIDED BY PURCHASER UNDER THIS SC-23 TO THE FULL EXTENT TANK CONTRACTOR IS ENTITLED TO A LIMITATION OF LIABILITY UNDER THIS SC-23.

SC-24 NOT USED

SC-25 MEASUREMENT SYSTEM

TANK CONTRACTOR shall use the “English Standard” system of measurement for all designs, specifications, drawings, plans and Work except as otherwise directed in writing by PURCHASER.

SC-26 NOT USED

SC-27 KEY PERSONNEL

Listed in Exhibit “B,” Appendix B-11 are the positions for TANK CONTRACTOR’s Key Personnel. Within thirty (30) Days after the Effective Date, TANK CONTRACTOR shall provide a list of the names of the persons TANK CONTRACTOR proposes to fill those positions, including resumes and other information related to their qualifications. Upon PURCHASER’s approval, such persons shall be the Key Personnel. TANK CONTRACTOR shall not reassign or remove such Key Personnel without the prior written authorization of PURCHASER.

TANK CONTRACTOR shall ensure that Key Personnel continue to perform the part of the Work assigned to them for as long as necessary to achieve the Tank Contract requirements. TANK CONTRACTOR shall not remove any Key Personnel from the Work without prior written approval of PURCHASER. TANK CONTRACTOR shall allow a minimum of twenty-one (21) Days notice of its desire to remove any Key Personnel from the Tank Contract Work.

SC-28 LANGUAGE REQUIREMENTS

The Tank Contract Documents and all notices, communications and submittals between the Parties pursuant to the implementation of this Tank Contract shall be in the English language, unless otherwise directed in writing by PURCHASER. All translation services, to include the physical presence of qualified translators in both office and field, necessary for written or oral communications with PURCHASER and all members of TANK CONTRACTOR’s work force or in the course of routine Phase 2 Tank Site coordination of any nature, shall be provided by TANK CONTRACTOR. TANK CONTRACTOR warrants these services and their staffing shall fully meet the standards and requirements established by PURCHASER.

SC-29 NOT USED

SC-30 DRUGS, ALCOHOL AND WEAPONS

30.1	TANK CONTRACTOR’s personnel shall not bring onto the Phase 2 Tank Site, or any other location where the provisions of this Tank Contract apply:

(1)	Any firearm of whatsoever nature, knife with a blade exceeding four (4) inches (100 millimeters) in length or any other object which in the sole judgment of PURCHASER is determined to be a potential weapon.

(2)	Alcoholic beverages of any nature.

(3)	Illegal or PURCHASER-prohibited non-prescription drugs of any nature without exception.

30.2	TANK CONTRACTOR shall abide by and enforce the requirements of this clause to include the immediate removal from the Work under this Tank Contract of any employee who has violated the requirements of this clause or who PURCHASER, in its sole judgment, determines has violated the requirements of this clause.

30.3	TANK CONTRACTOR shall be subject to the Phase 1 and Phase 2 Project’s drug and alcohol policy, attached as Exhibit “B,” Appendix B-4. Pre-employment drug and alcohol screening shall be required of all TANK CONTRACTOR’s employees. All TANK CONTRACTOR’s employees shall be subject to random drug and alcohol testing.

SC-31 ARBITRATION

Any arbitration held under this Tank Contract shall be held in Houston, Texas, unless otherwise agreed by the Parties, shall be administered by the Dallas, Texas office of the American Arbitration Association (“AAA”) and shall, except as otherwise modified by this Article SC-31, be governed by the AAA’s Construction Industry Arbitration Rules and Mediation Procedures (including Procedures for Large, Complex Construction Disputes) (the “AAA Rules”). The number of arbitrators required for the arbitration hearing shall be determined in accordance with the AAA Rules. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive law of the state of Texas, excluding its conflict of law principles, as would a court for the state of Texas; provided, however, the law applicable to the validity of the arbitration clause, the conduct of the arbitration, including resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act, 9 U.S.C.A. § 1, et seq. Issues concerning the arbitrability of a matter in dispute shall be decided by the arbitrator(s). The Parties shall be entitled to engage in reasonable discovery, including the right to production of relevant and material documents by the opposing Party and the right to take depositions reasonably limited in number, time and place; provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party within the time limit set and to the extent required by order of the arbitrator(s). All disputes regarding discovery shall be promptly resolved by the arbitrator(s). This agreement to arbitrate is binding upon the Parties, TANK CONTRACTOR’s surety (if any) and the successors and permitted assigns of any of them. At PURCHASER’s sole option, PURCHASER may join any Guarantor as an additional party to any arbitration conducted under this Article SC-31. The Parties may join any other Person as an additional party to any arbitration conducted under this Article SC-31, provided that the party to be joined is or may be liable to either Party in connection with all or any part of any dispute between the Parties. The arbitration award shall be final and binding, in writing, signed by all arbitrators, and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

SC-32 NOT USED

SC-33 NOT USED

SC-34 HAZARDOUS MATERIALS

34.1	TANK CONTRACTOR shall not, nor shall it permit or allow any Subcontractor or Subsubcontractor to, bring any Hazardous Materials on the Phase 2 Tank Site and shall bear all responsibility and liability for such materials; provided, however, that TANK CONTRACTOR may bring onto the Phase 2 Tank Site such Hazardous Materials as are necessary to perform the Work so long as the same is done in compliance with

Applicable Law, applicable codes and standards, and the SAFETY AND HEALTH (S&H) STANDARDS set forth in Exhibit “B” Appendix B-2, and TANK CONTRACTOR shall remain responsible and liable for all such Hazardous Materials.

34.2	If TANK CONTRACTOR or any Subcontractor or Subsubcontractor encounter pre-existing Hazardous Materials at the Phase 2 Tank Site, and TANK CONTRACTOR or any Subcontractor or Subsubcontractor knows or suspects that such material is Hazardous Material, TANK CONTRACTOR and its Subcontractors and Subsubcontractors shall promptly stop Work in the affected area and notify PURCHASER.

34.3	PURCHASER shall remove, transport and, as appropriate, dispose of any Hazardous Materials discovered or released at the Phase 2 Tank Site, including any Hazardous Materials brought on the Phase 2 Tank Site or generated by Third Parties, but excluding any Hazardous Materials brought on to the Phase 2 Tank Site or generated by TANK CONTRACTOR or any of its Subcontractors or Subsubcontractors.

SC-35 HAZARDOUS SUBSTANCE AWARENESS

35.1	The nature of the Work to be performed under this Tank Contract involves inherent risks. TANK CONTRACTOR agrees that it will inform its officers, employees, agents, Subcontractors and Subsubcontractors, and any other parties which may come into contact with any Hazardous Materials as a result of TANK CONTRACTOR’s activities hereunder of the nature of such materials and any health or environmental risks associated with such materials.

35.2	TANK CONTRACTOR warrants that TANK CONTRACTOR’s personnel and personnel of its Subcontractors and Subsubcontractors, assigned to or regularly entering the Phase 2 Site, have or will receive training as specified in OSHA 29 CFR 1910.120 (e) in relation to this Tank Contract prior to their assignment to field duty. Supervisory personnel of any tier will also receive, as a minimum, eight hours additional specialized training in the management of Hazardous Material operations. Such training shall be at TANK CONTRACTOR’s expense. TANK CONTRACTOR personnel assigned to the Phase 2 Tank Site may also be required to attend specialized training classes specific to the Phase 2 Tank Site as presented by PURCHASER.

SC-36 HAZARDOUS SUBSTANCE REGULATIONS

TANK CONTRACTOR shall ensure that all Hazardous Materials with which it deals receive safe and proper handling. TANK CONTRACTOR confirms that it is aware of and will comply with the requirements of the Comprehensive Environmental Response, Compensation, Liability Act, 42 U.S.C. 9601-9675 (CERCLA) as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901-6992 (RCRA) as amended; the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601-2671; the Clean Water Act (CWA), 33 U.S.C. 1251-1387; Title 40 of the Code of Federal Regulations; the Department of Transportation (DOT) regulations applicable to Hazardous Materials, and any other Applicable Law related to working with or near Hazardous Materials.

SC-37 NOT USED

SC-38 LABORATORY ANALYSES

38.1	When chemical, radiological or physical analyses of Hazardous Materials, which are the responsibility of TANK CONTRACTOR, are required for their disposal, treatment, or recycling, and such analyses are not listed below as PURCHASER provided, TANK CONTRACTOR shall cause such analyses to be performed by an appropriately qualified laboratory. TANK CONTRACTOR shall identify the analyses to be performed and submit the name, qualifications, and procedures of the proposed laboratory(ies) to PURCHASER for review prior to performing any analyses. Such analyses shall be at TANK CONTRACTOR’s expense. The following laboratory analyses will be provided by PURCHASER:

NONE.

SC-39 ON-SITE HANDLING AND DISPOSAL OF HAZARDOUS MATERIAL

If the Work under this Tank Contract includes any intrusive site or structural drilling, boring, coring or sampling, debris may be produced as a result of these efforts. This debris could include solids or liquids drawn from site wells for sampling purposes. All such debris shall be treated by TANK CONTRACTOR as if it were Hazardous Materials regulated under the federal Resource and Conservation Recovery Act of 1976, 42 U.S.C. 6901-6992 (RCRA) as amended, or any more stringent applicable regulations, unless and until TANK CONTRACTOR has been able to confirm, to the satisfaction of PURCHASER and the appropriate regulatory agencies that the wastes are not regulated as Hazardous Materials.

SC-40 OFF-SITE TRANSPORTATION AND DISPOSAL OF HAZARDOUS MATERIALS

TANK CONTRACTOR shall have no authority or responsibility for the off-site transportation, storage, treatment or disposal of contaminated or potentially contaminated waste materials of any kind, which are directly or indirectly generated at the Phase 2 Tank Site. However, TANK CONTRACTOR shall handle all materials at the Phase 2 Tank Site with due care, in accordance with Work plans or Phase 2 Tank Site plans and the requirements of this Tank Contract.

SC-41 SEC FILINGS

41.1	TANK CONTRACTOR acknowledges and agrees that PURCHASER or its Affiliates shall be required, from time to time, to make disclosures and press releases and applicable filings with the SEC (including a copy of this Tank Contract) in accordance with applicable securities laws, that PURCHASER believes in good faith are required by Applicable Law or the rules of any stock exchange. If any such disclosure, press release or filing includes any reference to TANK CONTRACTOR, then PURCHASER shall provide as much notice as is practicable to TANK CONTRACTOR to provide it with an opportunity to comment; provided, however, the final determination shall remain with PURCHASER.

SC-42 TANK CONTRACTOR REGISTRATION

42.1	Non-resident TANK CONTRACTOR and its Subcontractors and Subsubcontractors must register for sales and use Tax purposes with the Louisiana Department of Revenue and the Cameron Parish Police Jury. Prior to commencing Work non-resident TANK CONTRACTOR and its Subcontractor and Subsubcontractors shall post a bond in an amount required under Applicable Law. Upon satisfactory completion of the Tax registration and surety bond requirements, TANK CONTRACTOR shall obtain from the Secretary a certificate of compliance and shall provide a copy to PURCHASER.

SC-43 LOUISIANA SALES AND USE TAXES

43.1	PURCHASER shall participate in the Louisiana Enterprise Zone Program, which shall allow PURCHASER to receive a rebate directly from the State of Louisiana Department of Revenue of the rebatable portion of Louisiana state, parish and local-option sales and use tax (“Louisiana Sales and Use Tax”) incurred and paid by TANK CONTRACTOR and its Subcontractors or Subsubcontractors in connection with performance of the Work. TANK CONTRACTOR shall provide to PURCHASER, for itself and its Subcontractors and Subsubcontractors, all documentation as may be reasonably requested by PURCHASER and available to TANK CONTRACTOR and its Subcontractors and Subsubcontractors in order to allow PURCHASER to secure such rebate. Such documentation shall include invoice documentation supporting all Louisiana Sales and Use Taxes paid by TANK CONTRACTOR and its Subcontractors and Subsubcontractors for the purchase of permanently installed material and equipment delivered within the state of Louisiana. Such documentation shall be provided to PURCHASER with each Invoice and shall clearly identify (i) the item of material or equipment purchased, (ii) the amount of Louisiana Sales and Use Tax paid; and (iii) all information (including the Phase 2 Project name and the Phase 2 Project address, which shall be documented on TANK CONTRACTOR’s Invoice) to properly establish that the material and equipment was used in connection with or incorporated into the Phase 2 Facility. If the equipment was taken from TANK CONTRACTOR’s or a Subcontractor’s or Subsubcontractor’s inventory, subject to SC-43.4, TANK CONTRACTOR shall provide PURCHASER with an invoice, journal vouchers or other similar documentation as may be required to evidence that the applicable Louisiana Sales and Use Tax was paid by TANK CONTRACTOR or its Subcontractor or Subsubcontractor on such inventory. PURCHASER’s tax consultant shall assist PURCHASER to secure all available rebates of Louisiana Sales and Use Taxes and is authorized to request and receive information directly from TANK CONTRACTOR and Subcontractors and Subsubcontractors on behalf of PURCHASER. No information shall be provided to PURCHASER’s tax consultant until such tax consultant has signed a confidentiality agreement with TANK CONTRACTOR and any applicable Subcontractor or Subsubcontractor with terms customary in the audit industry for audits of this kind.

43.2	PURCHASER shall provide TANK CONTRACTOR with any state and local manufacturing, pollution control or other applicable sales and use Tax exemption certificates that PURCHASER received and which are valid under Applicable Law, including the governing law specified in SC-21. TANK CONTRACTOR will reasonably cooperate with PURCHASER to minimize any and all Taxes relating to the Project.

43.3	If TANK CONTRACTOR or any of its Subcontractors or Subsubcontractors incurs any sales and use Taxes on any items of material and equipment for which PURCHASER has previously provided TANK CONTRACTOR with a valid applicable sales and use Tax exemption certificate, TANK CONTRACTOR shall be responsible for the payment of such sales and use Taxes without reimbursement by PURCHASER.

43.4	PURCHASER shall have the right to have its third party auditors audit the Books and Records of TANK CONTRACTOR and its Subcontractors and Subsubcontractors to confirm that all Louisiana Sales and Use Taxes paid by TANK CONTRACTOR and its Subcontractors and Subsubcontractors in connection with the Work are properly owed under Applicable Law; provided, however, if the determination of the proper amount of such Louisiana Sales and Use Tax assessed on any one or more items of material and or equipment is dependent upon knowing the actual cost incurred by TANK CONTRACTOR or its Subcontractors or Subsubcontractors for such item of equipment or material and the compensation of such item of equipment or material is included in the Tank Contract Price or in any lump sum Change Order, that portion of the audit devoted to reviewing the actual cost incurred by TANK CONTRACTOR or its Subcontractors or Subsubcontractors for such item of material and/or equipment shall be performed by PURCHASER’s tax consultant, which shall be retained by PURCHASER at PURCHASER’s sole expense. The Parties agree that (unless the amount of Louisiana Sales and Use Tax properly payable for an item of material and equipment is subject to litigation or arbitration) such tax consultant shall not disclose to PURCHASER the actual cost incurred by TANK CONTRACTOR or its Subcontractors or Subsubcontractors for any item of material and equipment included in the Tank Contract Price, but the Parties agree that such tax consultant may report to PURCHASER the proper Louisiana Sales and Use Taxes properly payable under Applicable Law. No access to Books and Records shall be granted to PURCHASER’s third party auditors until such auditors have signed a confidentiality agreement with TANK CONTRACTOR or any applicable Subcontractor or Subsubcontractor with terms customary in the audit industry for audits of this kind.

43.5	Included in the Tank Contract Price is an allowance of Five Million Three Hundred Forty-Nine Thousand Four Hundred Seventy-Three US Dollars (US$5,349,473) for Louisiana Sales and Use Taxes arising in connection with the Work (“Louisiana Sales and Use Tax Allowance”). If the actual amount of Louisiana Sales and Use Taxes paid by TANK CONTRACTOR and its Subcontractors and Subsubcontractors in connection with the Work is less than the Louisiana Sales and Use Tax Allowance, PURCHASER shall be entitled to a Change Order reducing the Tank Contract Price by such difference. If the actual amount of Louisiana Sales and Use Taxes paid by TANK CONTRACTOR and its Subcontractors and Subsubcontractors in connection with the Work is greater than the Louisiana Sales and Use Tax Allowance, TANK CONTRACTOR shall be entitled to a Change Order increasing the Tank Contract Price by such difference; provided that TANK CONTRACTOR shall reasonably cooperate with PURCHASER to minimize any and all Louisiana Sales and Use Taxes arising in connection with the Work, and provided further that in the event that PURCHASER discovers that it has paid TANK

CONTRACTOR for any improperly assessed Louisiana Sales and Use Taxes, TANK CONTRACTOR shall reasonably assist PURCHASER in the recover of such refunds and overpayments.

SC-44 LIMITATION OF LIABILITY

Notwithstanding any other provisions of this Tank Contract to the contrary, TANK CONTRACTOR shall not be liable to PURCHASER under this Tank Contract or under any cause of action related to the subject matter of this Tank Contract, whether in contract, warranty, tort (including negligence), strict liability, products liability, professional liability, contribution or any other cause of action, in excess of a cumulative aggregate amount of thirty percent (30%) of the Tank Contract Price (as may be adjusted by Change Order), and PURCHASER shall release TANK CONTRACTOR from any liability in excess thereof; provided that, notwithstanding the foregoing, the limitation of liability set forth in this Special Condition shall not (i) apply to damages, losses, costs and expenses resulting from TANK CONTRACTOR’s criminal acts, fraud or gross negligence by Key Personnel or their superiors; (ii) apply to TANK CONTRACTOR’s obligations under General Condition 34.3, 39.1, 39.2, 39.4, 39.5 or 40.1; or (iii) include the proceeds paid under any insurance policy that TANK CONTRACTOR or its Subcontractors or Subsubcontractors are required to obtain pursuant to this Tank Contract, or Subcontract or Subsubcontract, as the case may be. In no event shall the limitation of liability set forth in this Special Condition be in any way deemed to limit TANK CONTRACTOR’s obligation to perform all Work required to achieve Ready for Cool Down (RFCD) for all of the Phase 2 Tanks.

SC-45 WAGE ADJUSTMENTS

45.1	PURCHASER and TANK CONTRACTOR have agreed that PURCHASER will assume certain responsibility for increases in compensation for direct labor and hourly labor, including but not limited to wages (inclusive of payroll burdens and benefits), per diems, and other living allowances (“Field Labor Rates and Compensation”) required to attract and maintain the number of skilled and productive direct and indirect hourly labor workers at the Phase 2 Project Site (“Field Labor”) necessary for Tank Contractor to perform the Work in accordance with the Tank Contract Schedule. PURCHASER’s obligation hereunder shall be irrespective of the cause of such increase, excluding cause within the control of or due to the fault of TANK CONTRACTOR. The Parties agree that the intent of this methodology will be to: (1) proactively address and adjust the Field Labor Rates and Compensation levels required to attract and maintain the number of skilled and productive Field Labor necessary for Tank Contractor to perform the Work; and (2) to provide provisions for timely payment terms with respect to increased compensation levels. The Parties acknowledge that the demand for skilled Field Labor may be greater than the local supply and that competitive wages and total compensation may need to be provided to attract and maintain skilled and productive Field Labor.

45.2	The Tank Contract Price includes baseline Field Labor Rates and Compensation (“Baseline Field Labor Rates and Compensation”) for each category of Field Labor. Contemporaneous with the execution of this Tank Contract, TANK CONTRACTOR shall provide to PURCHASER a listing of such Baseline Field Labor Rates and Compensation.

45.3	The Tank Contract Price includes an allowance of Five Million US Dollars (US$5,000,000) (“Labor Compensation Allowance”) for the payment of increased Field Labor and Compensation hereunder.

45.4	If TANK CONTRACTOR believes that the Field Labor Rates and Compensation need to be increased over the Baseline Field Labor Rates and Compensation to attract and maintain Field Labor, the following shall apply:

(1)	TANK CONTRACTOR may submit an invoice against the Labor Compensation Allowance for any Field Labor Rates in excess of the Baseline Field Labor Rates and Compensation, as permitted in SC-45.4(2) or 45.4(3). TANK CONTRACTOR is not entitled to, and may not invoice the Labor Compensation Allowance for, any markup for overhead, profit, fee, or otherwise on any such increased labor rates.

(2)	If TANK CONTRACTOR believes it needs to increase the Field Labor Rates and Compensation to attract and maintain hourly craft labor, TANK CONTRACTOR shall submit in writing to PURCHASER a notice and substantiation of the need for such increase, with a five (5) day notice prior to implementation, for any portion of the first US$2,500,000 of the Labor Compensation Allowance to be allocated at the discretion of TANK CONTRACTOR.

(3)	TANK CONTRACTOR may submit to PURCHASER a request for an increase in Field Labor Rates and Compensation above the US$2,5000,000 provided for in clause (2) above, up to the full amount of the Labor Compensation Allowance, including documents reasonably necessary to substantiate the need for an increase in the compensation required to attract and maintain qualified workers, including the Local Labor Survey as defined below.

(a)	TANK CONTRACTOR shall provide any other information reasonably requested by PURCHASER with respect to TANK CONTRACTOR’s request for an increase in Field Labor Rates and Compensation.

(b)	PURCHASER and TANK CONTRACTOR shall meet within five (5) Business Days after receipt of TANK CONTRACTOR’s request to evaluate TANK CONTRACTOR’s request for an increase in Field Labor Rates and Compensation. If PURCHASER agrees, such agreement not to be unreasonably withheld, that an increase in Field Labor Rates and Compensation is justified and has been substantiated by TANK CONTRACTOR, then PURCHASER and TANK CONTRACTOR shall agree to new maximum Field Labor Rates and Compensation for any or all categories of Field Labor. If PURCHASER does not agree with TANK CONTRACTOR’s request for an increase in Field Labor Rates and Compensation, PURCHASER shall give a written response to TANK CONTRACTOR within five (5) Business Days of receipt of such request, stating the reasons for PURCHASER’s disagreement.

(c)	If TANK CONTRACTOR pays Field Labor Rates and Compensation below the Baseline Field Labor Rates and Compensation, TANK CONTRACTOR shall credit the amounts below such Baseline Field Labor Rates and Compensation to the Labor Compensation Allowance.

(d)	Failure by PURCHASER and TANK CONTRACTOR to agree on any adjustment shall be a dispute within the meaning of the General Condition entitled DISPUTES.

45.5	TANK CONTRACTOR shall provide documentation as reasonably requested by PURCHASER regarding amounts invoiced or paid for hourly craft labor, including workhours, wages rates, benefits, and other compensation paid.

45.6	Compensation packages for TANK CONTRACTOR Field Labor will not significantly differ from that offered by other large contractors providing construction labor for the Phase 1 Project or Phase 2 Project. TANK CONTRACTOR shall conduct a local and regional wage and total compensation survey (“Local Labor Survey”) to provide evidence of the need for an increase in Field Labor and Compensation under this SC-45. Such Local Labor Survey shall include the wage rates paid by other recognized owners, major contractors and their subcontractors performing or anticipated to be performing major capital projects (excluding turnarounds) during the term of this Tank Contract within a fifty (50) mile radius of the Phase 2 Project.

45.7	Any increase in Field Labor Rates and Compensation shall be applied to Work performed after the implementation of such increase. If PURCHASER denies an increase under SC-45.4(3) and such increase was owed, then the increase shall be retroactive to the date in which the request by TANK CONTRACTOR was made. The increases in Field Labor Rates and Compensation shall be applied to the budgeted hours, as reflected in the Baseline Field Labor Rates and Compensation, remaining for the Phase 2 Project (as may be adjusted by Change Order), not actual hours.

45.8	Any portion of the Labor Compensation Allowance not used or invoiced on the Phase 2 Project shall revert to PURCHASER.

45.9	All adjustments seeking an increase to the Labor Compensation Allowance shall be by Change Order. Other than PURCHASER’s agreement to increase Field Labor Rates and Compensation as set forth above, TANK CONTRACTOR retains all responsibility and obligation for the performance of the Work, including the timely performance of the Work by Field Labor.

Execution Version

Sabine Pass Expansion – Tank Contract

APPENDIX B-1

GENERAL REQUIREMENTS FOR TANK CONTRACTOR QUALITY SYSTEMS

Unless otherwise set forth herein, capitalized terms have the same meaning as set forth in Exhibit B to the Tank Contract.

1.0	SCOPE

1.1	This document provides quality assurance requirements for TANK CONTRACTOR’s materials and services as specified in the Tank Contract.

1.2	This Appendix B-1 applies to those items and related services which are required to be controlled to assure quality.

1.3	This Appendix does not delete or revise any requirements of the Tank Contract. If any inconsistency is considered to exist between the requirements of this document and the Tank Contract, the higher or more stringent requirement shall control.

2.0	GENERAL

2.1	TANK CONTRACTOR is responsible for the achievement of the required standard of Work in accordance with the requirements of the Tank Contract. PURCHASER will monitor and audit TANK CONTRACTOR’s actions and activities, as necessary, to verify that proper controls are implemented and to assure compliance with the specified requirements.

2.2	The monitoring will generally take the form of regular assessments and surveillance of the methods and documents used to control, progress, record and verify the Work performed. Any areas considered deficient shall be remedied to the satisfaction of PURCHASER.

2.3	A Quality Plan is considered a base document for the assurance of quality and describes the means by which TANK CONTRACTOR will ensure that the standard of the Work complies with the Tank Contract requirements. TANK CONTRACTOR shall produce a quality plan (“Quality Plan”), which covers all activities associated with the Tank Contract, and shall describe the activities in a logical order and include references to applicable procedures, interfaces, (including witness, hold and inspection points), and documents recording attainment of quality.

3.0	QUALITY SYSTEM REQUIREMENTS

3.1	TANK CONTRACTOR shall establish a quality system (“Quality System”), which shall be in place and maintained by TANK CONTRACTOR throughout the duration of the Tank Contract.

3.2	The Quality System shall cover all activities and extend to all areas of TANK CONTRACTOR’s organization applicable to the work being undertaken and include design, procurement, fabrication, erection, installation, testing and shipping, as appropriate, dependent upon the nature of the product and type of service being provided.

3.3	The Quality System shall be based on existing proven working routine and practices and be described in an approved document reflecting a planned and systematic approach to achieving and maintaining quality. The system shall ensure that all actions and activities that have impact upon quality are systematically planned.

3.4	Unless noted otherwise in the Tank Contract, the Quality System shall include controls for the following areas:

Dated [                        ]

3.4.1	MANAGEMENT RESPONSIBILITY

TANK CONTRACTOR management shall define its policy and objectives for, and commitment to, quality. The responsibility, authority, and the interrelation of all personnel engaged in final inspection and/or tests shall be defined.

In-house verification requirements, provisions for adequate resources, and the assignment of trained and/or experienced personnel for verifying that product conforms to specified requirements, shall be identified.

Quality management representatives (including “Quality Assurance Managers” and “Quality Control Managers”), supported by appropriate quality organization staffing, shall be appointed who, irrespective of other responsibilities, shall have defined authority and responsibility for ensuring that the requirements of the quality system are implemented and maintained. These personnel shall be assigned on a full time basis at the location where work activity warrants, as determined by PURCHASER’s QA. The proposed candidate for this position requires documented approval from PURCHASER’s QA. Appropriate personnel shall be assigned prior to starting work affecting permanent plant items. Deviations from this requirement will be subject to PURCHASER QA’s approval.

3.4.2	QUALITY SYSTEM

An effective Quality System encompassing all activities under the scope of work (Engineering, procurement, construction, etc.) shall be established and maintained for the review, checking, inspection and tests of products on completion. This shall include documented procedures for final inspection and test operations, including workmanship standards and quality records. Applicable procedures shall be referenced in the TANK CONTRACTOR’s Quality Plan and shall be submitted to PURCHASER for review and approval.

TANK CONTRACTOR shall prepare an inspection and test plan (“ITP”) for each equipment item. TANK CONTRACTOR shall obtain the approval of PURCHASER for the ITP prior to the start of fabrication.

The ITP shall document all the major permanent plant related activities in chronological order from initial drawings through manufacturing/construction, process controls, final testing, and documentation/certification. These activities shall include, but not be limited to:

a.	Testing and inspection activities to be performed by the TANK CONTRACTOR in accordance with the Contract requirements. (i.e., NDE, pressure testing, PMI and other activities)

b.	Testing and inspection activities to be performed by the TANK CONTRACTOR in accordance with the TANK CONTRACTOR’s internal QA/QC procedures.

c.	Hold, witness, and notification points for source inspection activities to be performed by the TANK CONTRACTOR.

d.	All inspection activities associated with any fabrication by any sub-suppliers.

The TANK CONTRACTOR shall develop the format of the ITP to include, as a minimum, the following items for each quality verification activity:

a.	Relevant procedures and specifications

b.	Acceptance criteria

c.	Records/documentation produced

d.	Approval signatures by TANK CONTRACTOR and PURCHASER

3.4.3	DESIGN CONTROL

Documented procedures and measures shall be established and maintained to control and verify the design of the product in order to ensure that the specified requirements are met. These measures shall include, as appropriate, design reviews, design verification, and control of design changes.

3.4.4	DOCUMENT CONTROL

Documented procedures and measures shall be established and maintained to control approved documents. Documented procedures for final inspection and testing shall be reviewed and approved for adequacy by authorized personnel prior to issue. The document control system shall ensure that only valid documents are used for construction or fabrication activities and are available for final inspection and testing.

3.4.5	PURCHASING

Documented procedures and controls shall be in place to ensure that purchased products conform to specified requirements. Subcontractors/suppliers shall be selected on the basis of their ability to meet procurement document requirements. Measures shall be established to verify that purchased products conform to the procurement document requirements.

3.4.6	PRODUCT IDENTIFICATION

TANK CONTRACTOR shall maintain a system of identification to ensure traceability of materials, welding and NDE for all pressure containing components and/or other equipment or components as required by applicable industry standards or PURCHASER specifications. Individual product or batches shall be marked for identification, where specified. The identification shall be recorded on related records.

3.4.7	INSPECTION AND TESTING

All inspection and testing shall be carried out in accordance with documented procedures and the appropriate records shall be maintained to complete the evidence of conformance of product to the specified requirements. The final inspection shall include a verification of acceptable results of other necessary inspections or tests performed previously during receiving inspection or “in-process” verification of requirements.

3.4.8	INSPECTION, MEASURING, AND TEST EQUIPMENT

Documented procedures shall be established for control of inspection, measuring, and test tools and equipment.

Inspection, measuring, and test equipment shall be calibrated and maintained to demonstrate the conformance of product to the specified requirements. All inspection, measuring, and test equipment utilized for final inspection and testing shall be calibrated and adjusted against certified equipment having known valid relationship to recognized standards.

Calibration records shall be maintained for inspection, measuring, and test equipment.

3.4.9	INSPECTION AND TEST STATUS

The inspection and test status of products shall be identified by using markings, authorized stamps, tags, labels, inspection records, test software, physical location, or other suitable means, which indicate the conformance or nonconformance of products with regard to inspection and tests performed. Records shall identify the inspection authority responsible for the release of conforming products.

3.4.10	CONTROL OF NONCONFORMING PRODUCT

Documented procedures shall be established for control of nonconforming items. Control of products that do not conform to the specified requirements shall be maintained. All nonconforming products shall be clearly identified and segregated, when practical, to prevent unauthorized use, delivery, or mixing with conforming product. Repair or reworked products shall be re-inspected in accordance with documented procedures. TANK CONTRACTOR shall submit a repair procedure to PURCHASER that addresses all major repair or rework activities. PURCHASER shall approve this procedure prior to starting any repair or rework activity.

3.4.11	HANDLING, STORAGE, PACKAGING, AND DELIVERY

Arrangements shall be made for the protection of the quality of products and its identification after final inspection and test. Where contractually specified, this protection shall be extended to include delivery to destination.

3.4.12	QUALITY RECORDS

Appropriate inspection and test records shall be maintained to substantiate conformance with specified requirements. Quality records shall be legible and identifiable to the product involved. Quality records that substantiate conformance with the specified requirements shall be retained for an agreed period and made available on request.

3.4.13	TRAINING

Training requirements shall be identified in a training plan or a procedure and included within the quality system to ensure that all necessary training is made available and given to TANK CONTRACTOR employees. The training requirements shall encompass organizational and procedural information as well as technical and safety topics. The system shall ensure that required procedures are available and to confirm that personnel are aware of the requirements and regulations pertinent to their activities. Personnel performing final inspection and tests shall have appropriate experience and/or training.

3.4.14	AUDITS

Documented procedures for performance of audits shall be established.

Audits of internal and external permanent plant products or activities shall be performed to ensure compliance with contract requirements.

Qualified personnel shall perform audits.

An Audit Schedule shall be developed by TANK CONTRACTOR and submitted to PURCHASER for review and approval prior to performance of first scheduled audit.

3.4.15	SAFETY AND ENVIRONMENTAL

Quality, safety, and protection of the environment are considered to be integral aspects of a quality system. The Quality System shall ensure that due consideration is given to safety and the environment in which the product or service is supplied.

The procedures adopted shall ensure that work methods are conducted in a safe and secure manner and adequate reviews and safeguards are adopted.

3.5	The technical specification(s) of PURCHASER will identify any additional applicable governing quality standards.

4.0	ADDITIONAL REQUIREMENTS

4.1	Within thirty (30) days after award, TANK CONTRACTOR shall submit, for PURCHASER’s approval, a copy of its Quality Plan (including applicable procedures), which defines the Quality System that has been agreed to be followed.

4.1	PURCHASER may approve, or approve with comments, TANK CONTRACTOR Quality Plan. Comments from PURCHASER shall be incorporated in TANK CONTRACTOR’s Quality Plan (i.e., by revision, addenda, amendments, or supplements) and resubmitted for final acceptance to PURCHASER within thirty (30) days of receipt of comments from PURCHASER.

4.2	Subsequent revisions to the PURCHASER accepted Quality Plan and/or associated procedures, which delete any of the existing requirements, or render them less restrictive, shall be submitted to PURCHASER for review and approval prior to implementation.

4.3	Acceptance by PURCHASER does not relieve TANK CONTRACTOR of the obligation to comply with the requirements of the Tank Contract, including this document. If the Quality System, implemented by TANK CONTRACTOR, is subsequently found to be ineffective or inadequate in providing for acceptable control, TANK CONTRACTOR shall make necessary revisions.

4.4	TANK CONTRACTOR shall assure that Subcontractors and Subsubcontractors comply with the applicable requirements of the Tank Contract.

4.5	TANK CONTRACTOR shall assess the effectiveness of the control of quality by Subcontractors and Subsubcontractors at intervals consistent with the importance and complexity of the product or service. Results of these assessments shall be provided to PURCHASER.

5.0	DEVIATIONS/REQUESTS FOR INFORMATION

5.1	A deviation is any departure from any technical specification requirement contained in the Tank Contract documents which TANK CONTRACTOR intends to incorporate in the completed item or service provided. Disposition of deviations is classified and defined as follows:

a.	Accept as is: A disposition which may be imposed for a nonconformance when it can be established that the discrepancy will result in no adverse conditions and that the item under consideration will continue to meet all engineering functional requirements, including performance, maintainability, fit, and safety.

b.	Repair: The process of restoring a nonconforming characteristic to a condition such that the capability of an item to function reliably and safely is unimpaired, even though that item still may not conform to the original requirements.

c.	Accept Substitution: Change the subject requirement in PURCHASER’s procurement document so that the item or service to be furnished is no longer deviant but fully conforming.

5.2	TANK CONTRACTOR shall submit all deviations to PURCHASER within five (5) working days after detection. Deviations are considered unacceptable until approved in writing by PURCHASER.

5.3	The deviation request must be supported by technically valid information that is sufficient for evaluation by PURCHASER. When necessary, TANK CONTRACTOR shall attach supporting technical documents to the deviation request.

5.4	A copy of PURCHASER’s approved deviation request and attachments shall be included by TANK CONTRACTOR in the quality verification data package for the item(s) to which it applies.

5.5	The acceptance or rejection of TANK CONTRACTOR proposed disposition is the prerogative of PURCHASER and shall require the signed authorization of PURCHASER. Acceptance of the deviation request by PURCHASER does not relieve TANK CONTRACTOR from responsibility for the accuracy, adequacy, or suitability of the item or service being provided as defined in the Tank Contract.

6.0	QUALITY DOCUMENTS

6.1	Quality Verification Documents shall be submitted to PURCHASER in accordance with the requirements of the Tank Contract documents and Exhibit B, Appendix B-3A.

6.2	All quality related documents, procedures, and qualifications shall be available for examination by PURCHASER.

7.0	TANK CONTRACTOR QUALITY SURVEILLANCE

7.1	All procuring, processing, assembling, testing, examination, and inspection operations performed by TANK CONTRACTOR and its Subcontractor and Subsubcontractors are subject to surveillance by PURCHASER. This surveillance shall in no way relieve TANK CONTRACTOR of any contractual responsibilities nor shall it limit, in any way any other rights of PURCHASER under the Tank Contract. The term “surveillance”, as used herein, includes inspection, survey, and audit activities.

7.2	Inspectors for PURCHASER shall be given access to TANK CONTRACTOR and its Subcontractors and Subsubcontractors facilities and records to inspect and report on the work pertaining to this Tank Contract.

Execution Version

EXHIBIT “B”

APPENDIX B-1A

DIRECTIONS FOR CERTIFICATION DOSSIERS

1.0	PURPOSE

To provide guidelines to TANK CONTRACTOR on preparation of Certification Dossier(s) for the Sabine Pass LNG Terminal Project (Phase 2).

2.0	SCOPE

To provide a certification system verifying the necessary inspections, checks and testing requirements have been performed, accepted and documented, to support handover of the Work.

It is PURCHASER’S policy that Work is not complete until all paperwork is complete. Therefore it should be understood that this is a contractual procedure and no deviations from it shall be allowed without the prior consent of PURCHASER. PURCHASER requires that the Certification Dossier be professional in every respect. This includes staffing, keeping records current, progress reporting, storage conditions and handover details as detailed elsewhere in this appendix.

3.0	DEFINITIONS

3.1	Certification: Documents summarizing the predefined inspections, checks and testing that have been performed and signed off as acceptable, including supplier drawings, as builts, calculations, traceability, third party data reports, etc.

3.2	Dossier: A suite of records containing the compiled Certification records.

3.3	As-builts: Accurate and approved records of all deviations between Work as designed and Work as installed.

3.4	Certified Material Test Reports (CMTR/MTR): document issued and authenticated by the material manufacturer defining the chemical composition and mechanical properties of a material.

3.5	Certificate of Conformance: document issued by a relevant organization certifying that the product(s) supplied conform in every respect to the purchasing specification.

4.0	REFERENCE

4.1	Project Specifications applicable to TANK CONTRACTOR’S scope of Work.

Page 1 of 4	Tank Contract Appendix B-1A

5.0	RESPONSIBILITY

TANK CONTRACTOR shall appoint a Certification representative (“Certification Representative”). This position requires a person with previous experience in Certification formulation and review activities, and such Representative shall be agreed with PURCHASER. TANK CONTRACTOR shall be responsible for completing, checking and obtaining all necessary approvals.

6.0	REQUIREMENTS FOR CERTIFICATION DOSSIERS

6.1	A Certification Dossier must be submitted for all permanent Phase 2 Project related Work. The dossier shall be completed in accordance with guidelines identified in this Appendix.

6.2	Within the first month after Tank Contract award TANK CONTRACTOR shall submit to PURCHASER for review a “dummy dossier” Table of Contents/Index (TOC). The “dummy dossier Table of Contents/Index (TOC)” will require a code one (1) or code two (2) approval prior to start of construction activities.

6.3	TANK CONTRACTOR shall provide an estimate as to the number of dossiers expected to be included in the final handover. TANK CONTRACTOR shall keep this information “live” and report as requested by PURCHASER further changes to the expected number of volumes. All documentation shall be filed in binders as described elsewhere in this procedure.

6.4	TANK CONTRACTOR shall implement a computer-based system capable of giving an accurate status on completed test activities at all times and shall, when required, produce accurate punchlists.

6.5	The original Certification dossier shall be compiled on a progressive basis, as construction activities are completed and as such allowing PURCHASER, by periodic surveillance, to ensure that all requirements listed are being met. TANK CONTRACTOR shall be required to provide status of the dossier packages in periodic status meetings with PURCHASER.

6.6	TANK CONTRACTOR shall attend regular Certification meetings as determined by PURCHASER. Once TANK CONTRACTOR is mobilized on site, TANK CONTRACTOR attendance at a Certification kick-off meeting shall be required. This could be held at the TANK CONTRACTOR’s facility on site and will involve relevant personnel.

6.7	English shall be the language for all documents and all Certification documents shall be 100% legible. Legibility and clarity shall be maintained during reproduction processes to ensure satisfactory microfilm and scanning quality.

Any document with incomplete, illegible, non-reproducible or cut off data will not be accepted.

Tank Contract Appendix B-1A	Page 2 of 4

6.8	Records contained in the Master Certification Dossier shall be originals. Records including computer updates shall be kept current with fabrication and testing activities. If for some reason a document is not an original, the document shall be stamped original with the comment “verified unmodified copy of original document” written on the document and signed by TANK CONTRACTOR’S Certification Representative.

6.9	Where information is not applicable, N/A in the space shall denote this. All N/A entries shall be initialed and dated by the Certification Representative or designee.

6.10	TANK CONTRACTOR shall provide a safe and secure environment (e.g., locked offices, locked fireproof and weatherproof file cabinets), with adequate storage facilities for the Certification records. Certification records shall be indexed and stored in such a way that they are readily retrievable.

6.11	Certification records shall be filled out in ink that is reproducible; the use of correction fluids is not permitted. Any corrections to a report shall have the erroneous information crossed out and the correct information inserted, dated and initialed by the Certification Representative.

6.12	Individual reports and data shall have sufficient spacing on the left hand margins in order that information is not lost when punching holes; alternatively, reports may be placed in plastic jackets.

6.13	If fluorescent markers or “high lighters” are used, TANK CONTRACTOR shall ensure that these remain visible on documents when copying or microfilming. Other suitable markers are recommended for marking up drawings.

6.14	Where documents are larger than the standard letter size paper, these documents are to be folded and placed in pre-punched plastic jackets. Where documents are smaller than the standard letter size sheets they shall be affixed to the standard size sheet(s).

6.15	Certification documents shall be placed in white or cream hard cover three ring binders. The front pocket shall be capable of taking a letter size title insert card, and the spine suitable to take a full-length title card. The dossier shall be clearly labeled on the spine and front cover. The front label and title page shall include as a minimum:

a.	Project Title

b.	TANK CONTRACTOR’s Name and Job number

c.	PURCHASER’S Name

d.	Scope of Work title

e.	Volume number and binder number. (e.g., Volume of, Binder of)

f.	Title – e.g., Fabrication or System Test Dossier

Tank Contract Appendix B-1A	Page 3 of 4

6.16	All dossiers shall contain an index specific to that particular dossier. If there is more than one volume the first volume shall include a general index for all the dossiers. Each additional volume in the dossier shall contain its own index.

6.17	Tabbed plastic divider cards shall be used to separate the sections of data. The tabs shall show the number of the section and where possible the title. The tabs shall protrude sufficiently from the edge of the divider leaf to be easily visible. Subsections shall be kept together and shall not overlap into binders containing other sections.

6.18	TANK CONTRACTOR shall perform a formal audit verification of the Dossier to verify that the index and contents are complete, correct, and properly collated. Each volume shall carry evidence of verification; this shall be in the form of a signature of the person performing the review and date.

6.19	PURCHASER may elect to perform audits on all dossiers. If documentation produced by TANK CONTRACTOR is considered to be deficient or does not adequately demonstrate compliance with the specified requirements, TANK CONTRACTOR shall ensure that adequate suitable Certification is produced. TANK CONTRACTOR will give PURCHASER a time period in which all updates and corrections shall be made.

6.20	An original and two copies of the completed Certification Dossier shall be submitted to PURCHASER.

6.21	Hand–written documentation will not be accepted.

6.22	All material CMTR’s and/or Certificates of Conformance for TANK CONTRACTOR purchased material must be submitted to PURCHASER for review.

7.0	DOSSIER COMPLETION CHECKLIST

TANK CONTRACTOR shall ensure that the following basic guidelines were adhered to before PURCHASER can accept a dossier as complete:

1.	All Dossiers for that system or area and its copies have been submitted;

2.	All Certification records have been signed off as verified and complete by PURCHASER and TANK CONTRACTOR;

3.	For each Dossier submitted there is an exceptions list defining what is still outstanding; and

4.	All As-builts have been submitted to PURCHASER.

Tank Contract Appendix B-1A	Page 4 of 4

Execution Version

EXHIBIT B

APPENDIX B-2

SAFETY AND HEALTH (S&H) STANDARDS

Tank Contract Appendix B-2	1 of 23

SECTION III – SPECIAL REQUIREMENTS

1.0	General	22
2.0	S&H Orientation	22
3.0	Phase 2 Project Special Requirements	22
4.0	Tank Contract Special Requirements	22

Tank Contract Appendix B-2	2 of 23

EXHIBIT B

APPENDIX B-2

SAFETY AND HEALTH (S&H ) STANDARDS

SECTION I – 100 SERIES

1.0	S&H Policy - Zero Accident Philosophy

1.1	TANK CONTRACTOR shall have a written safety and health policy (“S&H Policy”) which demonstrates an understanding that safety and health (“S&H”) concepts must be closely integrated into the total business process and are an integral part of the business strategy just as cost, schedule and quality are. The S&H Policy must be formally communicated to, and fully understood by all levels of the TANK CONTRACTOR organization.

1.2	TANK CONTRACTOR’s S&H Policy shall:

1.2.1	State that adequate resources will be provided to apply the best-known principles and techniques of loss prevention and performance measurement.

1.2.2	Require that TANK CONTRACTOR’s site managers and all supervisors clearly communicate TANK CONTRACTOR’s S&H expectations at all Phase 2 Project meetings and by way of their actions demonstrate a personal commitment to follow the S&H Policy at all times.

1.3	PURCHASER has adopted a “Zero Accident” philosophy that all work related accidents, incidents, injuries and illnesses are preventable, and which promotes:

1.3.1	The immediate identification and elimination of unsafe work practices and conditions in the work place.

1.3.2	A heightened awareness of individual responsibility and increased supervisory attention to detail.

1.3.3	Elimination of human error as a source of accidents, irrespective of rank or position in the organization.

1.3.4	Building a team safety mentality where each worker contributes to the effort and each supervisor is fully aware of the capabilities and limitations of their team.

1.3.5	A culture in which everyone accepts responsibility and accountability for their own and each co-worker’s safety and health.

1.4	TANK CONTRACTOR shall adopt the PURCHASER “Zero Accident” philosophy in performance of the Work under this Tank Contract, ensuring it is communicated to and fully understood by all levels of TANK CONTRACTOR’s organization. In its promotion of this philosophy, TANK CONTRACTOR shall incorporate into its S&H Plan, methods and strategies to eliminate work related accidents, incidents, injuries and illnesses.

2.0	Responsibilities

2.1	TANK CONTRACTOR shall submit to PURCHASER a written safety and health plan (“S&H Plan”), specific to the Work under this Tank Contract, for review and acceptance within thirty (30) calendar days of (prior to) Tank Contract award and in any event prior to commencing Work at the Phase 2 Site. This plan shall be amended when operations or conditions require and such amendments shall be submitted to PURCHASER for review and acceptance.

Tank Contract Appendix B-2	3 of 23

2.1.1	Where this Appendix requires a written plan (i.e. Hazard Communication Plan, see section 15.1, etc.), TANK CONTRACTOR may satisfy this requirement with an appropriate (approved by PURCHASER) section in TANK CONTRACTOR’s S&H Plan.

2.1.2	Where this Appendix requires a written procedure (i.e., Scaffolding Procedure, see section 26.1, etc.), TANK CONTRACTOR must, as required by PURCHASER, also provide separate and detailed instructions on that subject.

TANK CONTRACTOR shall flow all Phase 2 Project S&H requirements to Subcontractors, Subsubcontractors, and visitors and acknowledges it is responsible for the performance of its visitors, Subcontractors and Subsubcontractors. Subcontractors and Subsubcontractors shall submit S&H plans for approval prior to starting Work and shall comply with all PURCHASER requirements.

2.2	TANK CONTRACTOR’s S&H Plan shall require that management/supervisory actions demonstrate that cost, schedule, and quality concerns do not prevail over S&H requirements on the Phase 2 Project.

2.3	TANK CONTRACTOR’s S&H Plan shall delineate the roles and responsibilities of managers and supervisors and require that their actions clearly demonstrate an understanding of their roles and responsibilities in regard to the safety process. The plan shall describe the system by which managers and supervisors will be held accountable for S&H implementation.

2.4	TANK CONTRACTOR’s S&H Representative(s) and their staff shall have sufficient authority and control to ensure effectiveness of the S&H process and TANK CONTRACTOR shall hold them accountable for facilitating its implementation.

2.5	TANK CONTRACTOR’s managers and supervisors shall be familiar with and enforce S&H rules, regulations, and laws and document all actions taken to ensure compliance with TANK CONTRACTOR’s S&H Plan.

2.6	TANK CONTRACTOR’s managers and supervisors shall take part in scheduled work area audits, implement and document required corrective actions.

2.7	TANK CONTRACTOR’s Site Manager shall support, promote, and participate in a PURCHASER Zero Accident/Incident Management Team. TANK CONTRACTOR shall also make available a number of hourly employees, agreed to by PURCHASER, to participate in Phase 2 Project S&H teams.

2.8	TANK CONTRACTOR’s Site Management shall attend and clearly communicate TANK CONTRACTOR’s S&H expectations at all employee S&H Orientations.

2.9	TANK CONTRACTOR Site Management, managers, and supervisors shall participate in scheduled, documented S&H assessments to be conducted by PURCHASER. TANK CONTRACTOR shall also conduct and document its own self-assessments.

2.10	TANK CONTRACTOR’s managers and supervisors shall provide documented, positive reinforcement and recognition for safe behavior.

2.11	TANK CONTRACTOR’s managers and supervisors shall attend, actively participate in, and consistently demonstrate strong leadership at weekly Toolbox Safety Meetings.

2.12	TANK CONTRACTOR’s managers and supervisors shall actively participate in documented pre-job planning activities. Specifically, Job Hazard Analysis’ (JHA) and employee pre-task planning sessions known as Safe Task And Risk Reduction Talks (STARRT),or an approved alternate program.

Tank Contract Appendix B-2	4 of 23

2.12.1	JHA is used to identify, analyze, understand and mitigate potential hazards associated with repetitive or potentially hazardous work operations.

2.12.2	STARRT is a pre-task planning tool to be used by all work crews, which allows the employees of a work group to review a task before starting work.

2.13	TANK CONTRACTOR’s managers and supervisors shall participate in a Phase 2 Project behavior based safety (People Based Safety – PBS) process which incorporates employee observation of the work place.

2.14	TANK CONTRACTOR’s managers and supervisors shall encourage and allow members assigned to the People Based Safety team process adequate time to conduct observations; see section 9.0.

2.15	TANK CONTRACTOR’s S&H Representative shall participate in the Phase 2 Project People (behavior) -based safety process and S&H orientation process.

2.16	TANK CONTRACTOR’s S&H Representative shall actively participate in and/or provide specialized S&H training, such as confined space, fire watch, elevated work platforms, etc.

2.17	TANK CONTRACTOR shall inform all its Phase 2 Project personnel of potential hazardous conditions and/or near miss incidents and shall document such communications.

2.18	Before beginning any work, TANK CONTRACTOR shall require all Subcontractors and Subsubcontractors to submit a written S&H Plan specific to their scope of work. TANK CONTRACTOR shall review and accept all such plans for compliance with PURCHASER and regulatory requirements. PURCHASER shall also review these plans to ensure they comply with all site S&H requirements. In the event PURCHASER identifies areas for modification, the TANK CONTRACTOR shall ensure these areas are modified to PURCHASER satisfaction in a timely manner.

2.19	TANK CONTRACTOR shall employ S&H Representative(s) acceptable to PURCHASER, submitting resumes and credentials for PURCHASER review, verification, and acceptance. S&H Representative(s) shall be resident on the Phase 2 Project for all TANK CONTRACTOR Work activities.

2.20	TANK CONTRACTOR shall require all supervisors attend a weekly Supervisor S&H Meeting held by PURCHASER.

2.21	TANK CONTRACTOR shall participate in work area audits and root cause investigations.

2.22	TANK CONTRACTOR shall have current copies of applicable codes and standards readily available.

2.23	TANK CONTRACTOR shall conform to the Phase 2 Project Drug and Alcohol Program. This program may at PURCHASER’s discretion include Pre-Employment, For Cause, Post Accident, and Random drug screening. See Section 39.0 Drug and Alcohol Policy.

2.24	TANK CONTRACTOR employees shall attend and participate in weekly Toolbox Safety Meetings.

Tank Contract Appendix B-2	5 of 23

2.25	TANK CONTRACTOR’s foremen shall complete, file and make available to PURCHASER weekly Toolbox Safety Meeting minutes.

2.26	TANK CONTRACTOR shall know and comply with the Phase 2 Project Construction Environmental Control Plan (CECP).

2.27	TANK CONTRACTOR shall stop work if unknown or unanticipated hazards or work conditions evolve which place employees at risk or necessitate greater precautions than currently exist or are required in the S&H Plan. TANK CONTRACTOR shall immediately report all such issues to PURCHASER.

3.0	Orientation & Training

3.1	PURCHASER may elect to provide all site training, however TANK CONTRACTOR Management shall include, and have Subcontractors and Subsubcontractors include, in their bid the support, time and resources necessary to ensure adequate and effective training compliant to regulatory and PURCHASER requirements is provided and documented. Supervisors shall ensure adequate time is provided for such training.

3.2	Before employees of TANK CONTRACTOR or any Subcontractor or Subsubcontractor are placed on the Phase 2 Site, training shall be provided which satisfies Phase 2 Project training requirements. A verification process (i.e. comprehension testing) shall be implemented to evaluate and ensure employee knowledge and understanding of all training provided.

3.3	TANK CONTRACTOR shall ensure that training materials are updated to reflect changes in applicable laws, regulations or Phase 2 Project requirements.

3.4	TANK CONTRACTOR shall provide and require employees to attend specialized training applicable to their work (e.g. confined space, benzene, fire watch, etc).

3.5	TANK CONTRACTOR shall ensure qualified TANK CONTRACTOR or vendor instructors present all specialized training and such training is conducted in a manner that provides sufficient space, time, and materials.

3.6	TANK CONTRACTOR shall provide Phase 2 Project S&H Practices Booklets or similar handout(s) approved by PURCHASER to all employees, and all Subcontractor and Subsubcontractor employees.

3.7	TANK CONTRACTOR and all Subcontractors and Subsubcontractors should assume that employees will attend their company specific New Employee Orientation, in addition to PURCHASER’s New Employee Orientation, which shall include the thorough coverage of PURCHASER’s and TANK CONTRACTOR’s S&H requirements. Documentation of all training and comprehension testing shall be kept on file and made available to PURCHASER. PURCHASER New Employee Orientation should be estimated to be approximately 4 hours in length.

3.8	TANK CONTRACTOR shall have a tracking system in place to ensure all employees attend the New Employee Orientations. A system shall be put in place by TANK CONTRACTOR for employees in the initial 30 days to verify their S&H requirement competency. TANK CONTRACTOR may use PURCHASER’s process or submit a plan for review and approval.

3.9	TANK CONTRACTOR shall have a system to clearly identify new employees for their initial thirty (30) days in the field (e.g. stickers, colored hard hats, etc.)

Tank Contract Appendix B-2	6 of 23

3.10	TANK CONTRACTOR’s managers and supervisors shall be educated on TANK CONTRACTOR’s S&H Plan and Management System.

3.11	PURCHASER’s S&H Supervisor shall be notified when a new supervisor is assigned, transferred, or hired. Supervisors shall participate in a Supervisor S&H Orientation developed by TANK CONTRACTOR and approved by the PURCHASER S&H Supervisor. A full explanation of the Zero Accidents Philosophy and the requirements of the S&H Plan shall be provided as part of the Supervisor S&H Orientation. Documentation of this training shall be maintained at the project S&H office and available for review.

3.12	TANK CONTRACTOR shall ensure that anyone who will be performing Work on the Phase 2 Tanks (TANK CONTRACTOR, Subcontractor or Subsubcontractor) shall have appropriate training including PURCHASER New Hire Orientation prior to commencing Work.

3.13	TANK CONTRACTOR shall ensure that all Phase 2 Project visitors/vendors/delivery personnel are escorted at all times by an authorized and responsible TANK CONTRACTOR employee who is knowledgeable of all S&H practices and procedures and instructs and supervises the visitor/vendor/delivery person accordinglyby a visitor S&H orientation or similar documentation approved by the PURCHASER.

4.0	Medical Services & Medical Treatment

PURCHASER may elect to provide first aid services for the project. However, for bidding purposes the TANK CONTRACTOR shall assume it will be responsible for first aid as well as management to injuries beyond first aid. Emergency services may be provided by PURCHASER or a local organization, however, the TANK CONTRACTOR should assume that they have this responsibility for their company.

4.1	TANK CONTRACTOR shall identify a panel of physicians it deems acceptable for rendering treatment for work related injuries and illnesses and a certified physician to function as their Medical Director. The Medical Director shall provide TANK CONTRACTOR with written medical directives/protocols that will be followed by all TANK CONTRACTOR medical personnel. Protocols shall be updated at least annually. These protocols shall be kept in the medical facility and available for review.

4.2	If TANK CONTRACTOR site personnel provide medical treatment they shall be properly trained and qualified with a copy of their current certifications maintained on site.

4.3	TANK CONTRACTOR shall ensure its employees understand and comply with Phase 2 Project and TANK CONTRACTOR medical management procedures.

4.4	TANK CONTRACTOR’s S&H Representative shall review all return-to-work orders.

4.5	If the TANK CONTRACTOR is required to have emergency equipment it shall be inspected daily to ensure effective operation. All such inspections shall be documented, kept on file, and made available to PURCHASER.

4.6	TANK CONTRACTOR shall maintain clean and orderly first-aid facilities and locations where first aid treatment is provided.

4.7	TANK CONTRACTOR shall ensure injured employees are referred to qualified industrial/occupational medical providers if offsite treatment is needed. The injured employee’s employer shall provide transportation for such offsite medical treatment.

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4.8	TANK CONTRACTOR employees injured on the Phase 2 Project and returned for modified duty shall have this status documented by the treating medical practitioner and reported to the PURCHASER S&H Supervisor.

5.0	Medical Reporting & Records

5.1	TANK CONTRACTOR medical records shall be maintained up-to-date. A weekly and monthly Injury/Illness and Hours Worked report shall be submitted to the PURCHASER S&H Supervisor on a form supplied by PURCHASER.

5.2	All matters pertaining to medical records and reports shall be kept strictly confidential. TANK CONTRACTOR shall maintain and file its own workers’ compensation or insurance claims forms as/if applicable.

5.3	TANK CONTRACTOR shall develop a method for tracking the status of injuries and shall produce and provide to PURCHASER a weekly S&H Performance Report with that information. TANK CONTRACTOR shall distribute this report to its supervisory personnel and discuss the contents during safety meetings. TANK CONTRACTOR shall be take measures to counter unsatisfactory trends and accurately document such efforts.

6.0	Safe Task / Job Analysis

6.1	TANK CONTRACTOR shall use PURCHASER’s Job Hazard Analysis system (JHA) and its employee pre-task planning process known as Safety Task And Risk Reduction Talks (STARRT). If preferred, TANK CONTRACTOR may use its own equivalent systems, subject to PURCHASER review and acceptance.

6.2	The JHA shall be used to describe work steps and to identify, analyze, understand and mitigate potential hazards associated with repetitive or potentially hazardous work operations engaged in over a period of time. The JHA format will be provided by PURCHASER and completed by TANK CONTRACTOR.

The supervisor shall use the STARRT process, with participation from the entire crew, to identify potential hazards associated with a particular task, just prior to its commencement. The STARRT process shall be used at the beginning of every shift and prior to starting any new task in the course of a shift. The process takes approximately fifteen (15) minutes each morning or before beginning any new work task during the course of a shift.

6.3	Supervisors shall ensure that their employees understand the purpose of, and participate in the JHA and STARRT processes and shall use them as primary planning and lessons learned tools.

7.0	Zero Injury Team

7.1	TANK CONTRACTOR shall participate in PURCHASER’s system of employee involvement known as Zero Accident/Incident Teams (ZAT/ZIT). TANK CONTRACTOR may use its own equivalent system of employee involvement teams if submitted to PURCHASER for review and acceptance.

7.2	Team meetings shall be held at least monthly and will focus on specific problems or work assignments, observation data and concerns arising from the observation process, audit and inspection reports, and negative injury trends, etc. All employees shall be kept informed of Team activities and accomplishments

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8.0	Reporting / Investigating Incidents & Accidents

•	8.1 TANK CONTRACTOR’s New Employee Orientation shall include information about employee responsibility for reporting all injuries, illnesses, property damage and near miss incidents. TANK CONTRACTOR shall promptly report all such occurrences to PURCHASER and unless directed otherwise, will take the lead in the investigation, documentation and initiation of corrective action. TANK CONTRACTOR shall keep records of all incident/accident investigations in a format acceptable to PURCHASER and shall provide PURCHASER with a copy of incident reports as described below:

•	0-60 Initial report (notification) within 1 hour of occurrence or report of occurrence.

•	Final Incident report within three (3) business days except for any safety incident involving a significant event such as LNG or Natural Gas releases, fires, explosions, mechanical failures, unusual over-pressurizations of permanent plant equipment, and major injuries which shall be provided within eight(8) hours.

8.2	TANK CONTRACTOR shall develop a written Notification and Investigation Procedure acceptable to PURCHASER. TANK CONTRACTOR’s S&H Representative shall oversee the investigation of all incident and accident cases and reports. Information derived from such reports shall be issued as lessons learned to all employees on the Phase 2 Project.

9.0	People Based Safety Process

9.1	TANK CONTRACTOR shall participate in a Safe People Based Safety Process established by PURCHASER. This normally calls for several TANK CONTRACTOR employees to be made available for meetings and to conduct observations.

9.2	Observation data shall be collected in a timely and consistent fashion by TANK CONTRACTOR and provided to PURCHASER. The data will be used to produce reports for TANK CONTRACTOR use in staff and safety meetings to identify trends and develop remedial action plans. The employee involvement team (ZAT/ZIT) will also review this data.

9.3	Observation team members shall be chosen from personnel exhibiting natural leadership ability and shall be provided training by or acceptable to PURCHASER.

9.4	TANK CONTRACTOR management personnel and supervisors shall be trained in behavior based safety concepts and methodology, safe behavior reinforcement, and the safe observation process.

9.5	TANK CONTRACTOR employees shall be informed of the People Based Safety process as part of TANK CONTRACTOR’s New Employee Orientation.

10.0	Back Injury Prevention Program

10.1	TANK CONTRACTOR shall establish a Back Injury Prevention Program acceptable to PURCHASER. A back injury prevention program shall consist of morning stretching, continuing education, and shall apply to all employees.

10.2	The back injury prevention program shall be an integral part of TANK CONTRACTOR’s New Employee Orientation. Back injury prevention awareness training shall be conducted at least once per month, and shall be documented through the use of the tool box safety meeting minutes

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11.0	S & H Assessments

11.1	TANK CONTRACTOR shall establish a documented assessment process acceptable to PURCHASER, which measures compliance with the S&H Plan and TANK CONTRACTOR’s own S&H processes.

11.2	TANK CONTRACTOR shall use information derived from its assessment process in Supervisor Safety Meetings to enhance supervisor safety awareness and improve overall TANK CONTRACTOR safety performance.

11.3	PURCHASER will perform periodic S&H assessments of the Phase 2 Project. TANK CONTRACTOR shall provide PURCHASER with timely, complete and open access to its safety process, files, records, etc., and shall participate in this assessment as/if requested. TANK CONTRACTOR shall provide the employees as requested by the PURCHASER to perform these assessments. It should be estimated to provide 1 to 2 supervisory and/or non-supervisory personnel .

12.0	Regulatory Agency Inspections

12.1	TANK CONTRACTOR shall ensure its personnel are aware of and comply with the procedures to be taken in the event of a government inspection of any type.

12.2	TANK CONTRACTOR shall immediately notify the PURCHASER Site Manager and S&H Supervisor when a regulatory agency inspector of any type requests entry onto the Phase 2 Tank Site.

12.3	Following any regulatory agency inspection, TANK CONTRACTOR shall submit a written report to the PURCHASER S&H Supervisor which details all aspects of the inspection.

13.0	TANK CONTRACTOR Training for Process Safety Management

13.1	When/where applicable TANK CONTRACTOR shall develop a Phase 2 Project specific Process Safety Management (PSM) Plan and shall ensure that affected employees and visitors receive PSM training, which meets Owner and regulatory requirements.

13.2	When/where applicable, as determined by PURCHASER, TANK CONTRACTOR shall be required to participate in the investigation of any PSM incidents.

13.3	Within the U.S., TANK CONTRACTOR shall submit a written PSM Plan that complies with OSHA General Industrial Standard 1910.119.

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SECTION II – 200 SERIES

14.0	Tools & Equipment

14.1	TANK CONTRACTOR shall provide and ensure that all tools are used in accordance with the manufacturers’ recommendations, have required guards in place, and are maintained in good working order. All employee-owned tools are subject to these requirements.

14.2	TANK CONTRACTOR will ensure that excess flow valves are installed on air manifolds and compressors supplying air to >1/2 inch (or equivalent metric) ID hoses.

14.3	TANK CONTRACTOR will not use job-made tools of any kind on the Phase 2 Project (e.g. tools made of rebar, rigging equipment, etc.). All tools and equipment shall be used and maintained in accordance with manufacturer recommendations. If exceptions to this rule are needed (i.e. spreader beams), they must be brought to PURCHASER’s attention for review and acceptance prior to use.

14.4	TANK CONTRACTOR shall only permit properly trained and certified employees to use powder-actuated tools. Documentation of the employees training shall be made available to PURCHASER and each employee using such tools shall carry qualification cards. Control shall be kept of the powder-actuated charges. Each cartridge shall be accounted for and properly stored. No live or spent cartridges shall be left on the ground or disposed of in Phase 2 Project trashcans or other unauthorized on or off-site container.

14.5	TANK CONTRACTOR shall ensure that Work is performed only in areas and at times where adequate illumination exists. TANK CONTRACTOR shall provide all lighting required to safely perform Work. Artificial lighting equipment shall be manufactured to a recognized international standard acceptable to PURCHASER.

15.0	Hazard Communication

15.1	TANK CONTRACTOR shall develop a written Hazard Communication Plan and, as required, implementing procedures describing the method it will use to communicate the hazards associated with chemical handling, use, storage and disposal. The plan shall be submitted and acceptable to PURCHASER prior to beginning work and shall comply with the Phase 2 Project Construction Environmental Control Plan.

15.2	TANK CONTRACTOR shall seek approval from PURCHASER for chemicals to be brought onto the Site and make available to PURCHASER Material Safety Data Sheets (MSDS) for each hazardous material purchased and/or carried onto the Site. Materials that arrive without an MSDS shall be quarantined and not released until the MSDS is received on Site and PURCHASER approves the material for use. TANK CONTRACTOR shall maintain a list of hazardous materials on Site and the quantities of each.

15.3	TANK CONTRACTOR shall ensure that employees are trained in the recognition, proper handling and use of hazardous substances. TANK CONTRACTOR’s New Employee Orientation shall include introductory training on the topic of hazardous substances; however, specific hazardous material training shall be provided by the TANK CONTRACTOR for its Phase 2 Project employees whose work involves the use of any hazardous material under its control. Such training shall be properly documented, filed and made available to PURCHASER.

15.4	TANK CONTRACTOR shall properly label all hazardous substances and/or chemicals that have been transferred from the manufacturer’s container into another container and maintain labels on original containers. Inspections shall be made and documented by the TANK CONTRACTOR to ensure that adequate labeling occurs.

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16.0	Emergencies & Evacuations

16.1	TANK CONTRACTOR shall develop an Emergency Response Plan and, as required, implementing procedures compatible with the Phase 2 Project Emergency Response Plan and shall provide all emergency equipment and supplies needed to support the Work and each work location. The plan will address emergency evacuation, medical emergencies, civil unrest, natural disasters, etc. The plan shall be submitted and acceptable to PURCHASER. The plan shall include emergency alarm systems, assembly and evacuation points, an employee head count process, and provisions for employee training before entering the Site and any specific worksite as a part of TANK CONTRACTOR’s New Employee Orientation. Periodic tests and drills shall be conducted as required.

16.2	TANK CONTRACTOR shall ensure that Emergency Response Plan requirements are clearly communicated to its Phase 2 Project personnel. Such communication and employee comprehension and participation shall be documented.

17.0	Bloodborne Pathogens

17.1	TANK CONTRACTOR employees who are exposed to blood-borne pathogens shall be properly trained regarding their responsibilities, required control measures, and personal safety. Proper personal protective equipment shall be used when exposure hazards exist. Each TANK CONTRACTOR employee whose job duties puts them at risk of exposure (i.e. medic, nurse, first aid person, etc.) shall be offered vaccinations and documentation of the vaccination or declination shall be maintained and made available to PURCHASER.

17.2	TANK CONTRACTOR shall provide all its employees with a general overview on the hazards associated with bloodborne pathogens, possible means of exposure, and proper control methods. Documentation of training shall be maintained.

17.3	If the TANK CONTRACTOR performs a first aid function at the Phase 2 Site, provisions acceptable to PURCHASER shall be made for proper disposal of hazardous medical wastes and a sign posted in the treatment area warning of biohazards. A “sharps” container acceptable to PURCHASER shall be maintained in the first aid area for the secure disposal of used needles and similar medical waste. Proper sterilization methods and materials shall be used.

18.0	Personal Protective Equipment

18.1	TANK CONTRACTOR shall require employees to wear eye protection equipped with hard side shields (safety glasses) manufactured in accordance with ANSI Z87 standards. This applies to prescription eyewear as well. TANK CONTRACTOR shall monitor the eye protection worn by its employees and take immediate corrective actions when non-compliance is noted. Employees performing grinding and buffing operations shall wear face shields and safety glasses or mono goggles.

18.2	Welders shall wear hardhat/welding hood combinations manufactured in accordance with ANSI Z89.1 and safety glasses while welding. Welding screens shall be used to protect other employees from the hazards associated with direct welding arc rays.

18.3	TANK CONTRACTOR employees with field responsibilities shall wear sturdy work boots manufactured in accordance with national standard(ANSI Z41).

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18.4	TANK CONTRACTOR employees shall receive information regarding personal protective equipment requirements during TANK CONTRACTOR’s New Employee Orientation.

18.5	TANK CONTRACTOR shall provide its employees with life jackets when working over or near open water and shall require their use. TANK CONTRACTOR supplied life rings, rope and a rescue vessel acceptable to PURCHASER shall be in place when a drowning threat exists.

18.6	TANK CONTRACTOR employees who handle chemicals or harmful substances shall be trained and shall wear appropriate personal protective equipment per the chemical manufacturer’s recommendations.

18.7	Hardhats manufactured in accordance with ANSI Z89.1 shall, be worn with the brim forward at all times when in the field. Company and employee name shall be conspicuously displayed.

18.8	TANK CONTRACTOR may be required to use flame retardant clothing such as Nomex, PBI or Duraban. Normally this will occur when flammable and/or combustible product is introduced into the unit.

18.9	TANK CONTRACTOR shall provide and require the use of hearing protection manufactured to OSHA 29 CFR 1910.95 standards whenever a hearing hazard exists.

19.0	Respiratory Protection

19.1	TANK CONTRACTOR shall provide and require the use of appropriate respiratory protective equipment, manufactured in accordance with NIOSH/ MSHA standards, whenever a respiratory system hazard exists.

19.2	TANK CONTRACTOR shall have a written Respiratory Equipment Procedure for the use, care and sanitation of respiratory equipment. This procedure shall include the name of the procedure administrator for the Phase 2 Tank Site, cartridge change out data, method to be used for sanitizing respirators, medical qualifications of those required to wear respirators, methods of fit testing and employee training.

19.3	TANK CONTRACTOR supervisors shall notify PURCHASER’s S&H Supervisor before starting any Work that requires employees to wear respiratory protection.

19.4	Provisions shall be made for employees who wear corrective lenses and are required to wear full-face respiratory protection. These provisions shall include rotation from such respiratory protection work and eyeglass inserts or special lenses, as/if required.

19.5	Training shall be provided that includes all regulatory and Respiratory Equipment Procedure requirements. The records of such training shall be maintained by TANK CONTRACTOR and made available to PURCHASER.

19.6	A competent person shall be trained and designated by TANK CONTRACTOR to store, maintain, inspect, and clean respiratory equipment

20.0	Hearing Conservation Program

20.1	TANK CONTRACTOR shall have a written Hearing Conservation Procedure. The procedure shall include noise surveys, engineering controls, the procurement and use of low noise equipment when possible, posting of signs and warnings for areas found to require hearing protection, and training on hearing protection devices used on the Phase 2 Project.

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20.2	Unless otherwise specified by PURCHASER, TANK CONTRACTOR shall provide equipment for sampling and monitoring noise levels. This equipment shall be calibrated before and after use and all measurements documented and made available to PURCHASER.

21.0	Air Surveillance Program

21.1	As/if required, TANK CONTRACTOR shall develop a written Air Surveillance Procedure. All logs and records shall be maintained for sampling, monitoring, and identifying the source of contaminants. These records shall be made available to PURCHASER. A competent person, whose resume and qualifications shall be submitted and determined acceptable by PURCHASER, shall conduct air monitoring and/or sampling.

21.2	TANK CONTRACTOR shall perform inspections to identify and mitigate Phase 2 Project and/or public risks and exposures to potential toxic, hazardous or explosive atmospheres.

21.3	TANK CONTRACTOR shall provide equipment adequate for the environmental sampling and monitoring of atmospheres and shall ensure that the equipment is calibrated per the manufacturer recommendations.

22.0	Construction Non-Destructive Testing

22.1	TANK CONTRACTOR shall submit a written Radiography/Non-Destructive Testing Safety Procedure to PURCHASER for review and acceptance prior to any such work taking place.

22.2	Radiography work shall be performed under a PURCHASER issued “Permit for Radiography” and only by TANK CONTRACTOR personnel or Subcontractors or Subsubcontractors possessing the proper licenses and certificates.

22.3	Where laboratories are used to analyze samples, the laboratories shall be acceptable to PURCHASER.

22.4	TANK CONTRACTOR shall ensure that any Subcontractors or Subsubcontractors that perform nondestructive testing have the required permits and licenses which shall be made available to PURCHASER.

22.5	TANK CONTRACTOR shall instruct employees on the potential for radioactive hazards during radiography and the precautions to be followed in the event of an emergency.

22.6	TANK CONTRACTOR shall ensure that radiographic exposure devices, storage containers and source changers are kept locked and physically secure when not in use. Perimeter areas around radiographic work shall be properly barricaded and posted with appropriate warning signs. TANK CONTRACTOR shall conduct perimeter surveys whenever radiography is in progress. PURCHASER shall approve each such activity prior to its commencement.

23.0	Heat & Cold Stress Prevention

23.1	As/if required, TANK CONTRACTOR shall have operating and emergency procedures for heat and/or cold stress.

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23.2	TANK CONTRACTOR shall ensure that all field employees, especially front line supervisors, are trained on the warning signs/symptoms of early heat or cold related disorders, and instructed on the clothing and work methods best suited to avoid heat and/or cold stress. Stay times shall be developed to reduce the possibility of heat or cold related disorders, if necessary.

23.3	Unless specified by PURCHASER, TANK CONTRACTOR shall provide an immediately accessible, adequate, and sanitary potable water supply during all periods of the day and have available electrolyte replacement drinks or tablets during seasons of the year when heat stress may occur.

23.4	The TANK CONTRACTOR will be responsible for development of a Heat Stress reduction plan acceptable to PURCHASER, during hot parts of the year. This plan may include at TANK CONTRACTOR’s cost, use of evaporative coolers, cool down stations, etc.

24.0	House Keeping, Fire Prevention & Protection

24.1	All eating and sanitary facilities (either shared or TANK CONTRACTOR controlled) shall be maintained in a clean and sanitary condition at all times. TANK CONTRACTOR must provide the necessary resources to accomplish this, including adequate washing facilities with soap and disposable towels and whatever labor is required to clean and maintain a high level of sanitation.

24.2	Unless specified elsewhere in the Tank Contract, TANK CONTRACTOR shall provide clean, potable drinking water for its employees in a safe, hygienic manner at all worksites. Single use cups shall be provided in a sanitary dispenser. These cups shall be replenished as needed during the day and trashcans provided for their disposal. “Community” or common use cups shall not be used.

24.3	Unless specified elsewhere in the Tank Contract, TANK CONTRACTOR shall provide and maintain its own sanitary toilet facilities for its employees. The daily facilities cleaning, and maintenance, and method and location of waste disposal shall be to a high standard acceptable to PURCHASER.

24.4	Prior to starting any Work, TANK CONTRACTOR shall develop and submit to PURCHASER for review and acceptance a Fire Protection and Prevention Plan specific to the Work under this Tank Contract.

24.5	TANK CONTRACTOR shall provide all fire protection and prevention equipment necessary for its operations, including, but not limited to fire hose, nozzles, extinguishers, etc. TANK CONTRACTOR shall provide an adequate number of fire extinguishers of the correct size and type for its work activities. Extinguishers shall be maintained per manufacturers recommendations, inspected monthly, and tested annually. TANK CONTRACTOR shall train applicable employees in the proper use of fire extinguishers.

24.6	TANK CONTRACTOR shall include in its Fire Protection and Prevention Plan a plan to ensure that fire protection equipment is placed and maintained in proper locations as work progresses.

24.7	TANK CONTRACTOR shall monitor its work and office areas to ensure that all doors, stairwells, aisles and means of egress are kept clear and unobstructed at all times.

24.8	TANK CONTRACTOR shall ensure all exits are clearly marked and adequately lighted, and that all emergency lights remain functional.

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24.9	TANK CONTRACTOR shall develop a specific written Flammable and Combustible Material Storage Procedure setting out the requirements for the handling, storage, and use of flammable and combustible liquids, and shall ensure they are stored properly, dispensed in safety cans manufactured to a recognized international standard acceptable to PURCHASER, and areas designated for these activities are maintained in an orderly fashion. All hazardous areas shall be posted with appropriate signs and access shall be controlled.

24.10	Where temporary welding enclosures are required, TANK CONTRACTOR shall ensure that these enclosures are constructed with flame resistant materials (such as fire blanket).

24.11	TANK CONTRACTOR shall instruct its employees in regards to the facility/Phase 2 Project smoking policy and monitor to ensure that posted “no-smoking” zones are observed.

24.12	TANK CONTRACTOR office areas shall be monitored to reduce and control storage and loading of combustible materials. Material shall be well arranged, and aisles shall be maintained open and clear of obstructions. Stored material shall be kept away from heaters, lamps, hot pipes, equipment, and machinery and the use of extension cords minimized.

24.13	TANK CONTRACTOR personnel whose work tasks are in the vicinity of fire cabinets and equipment, fire hydrants, and fire lanes shall keep them clear and unobstructed.

24.14	TANK CONTRACTOR shall maintain a minimum of 18 inches or 1/2 meter of free space around sprinkler heads when working in facilities having sprinkler systems.

24.15	TANK CONTRACTOR shall ensure that combustible waste containers are emptied regularly; equipment, tables, and floors are free from oil or oily rags; and oily rag containers are kept covered and emptied regularly. Janitor/storage closets shall be maintained in an orderly condition and shall not be used to store quantities of hazardous or toxic chemicals. Electrical, mechanical, and telegraphic rooms shall be kept in order and free of combustible storage materials. Cable trays and raceways shall be free of combustible material, debris, or trash. Aerosol cans, fluorescent tubes and batteries cannot be disposed on in the regular trash. Arrangements for their disposal must be arranged in compliance with the construction environmental control plan.

24.16	TANK CONTRACTOR shall protect its employees against welding and cutting hazards. TANK CONTRACTOR’s S&H Plan shall address fire concerns including fire watches where necessary, welding fumes, preservative coatings, respiratory protection, eye/head/body protection, etc. Welding and cutting apparatus shall be inspected before each use. Cutting torch assemblies shall be equipped with pressure relief valves, back flow prevention devices, and flash arrestors.

24.17	TANK CONTRACTOR shall ensure that employees are trained in and comply with the requirements for proper fire prevention and equipment use when welding or cutting.

24.18	TANK CONTRACTOR shall effectively ground the frame of Arc-welding and cutting machines that incorporate a power outlet.

24.19	TANK CONTRACTOR shall develop a written Cutting, Welding and Grinding Procedure for the maintenance and inspection of welding, grinding, or cutting equipment and ensure that the procedure is implemented and maintained.

24.20	Unless otherwise specified by PURCHASER, TANK CONTRACTOR shall not permit open fires on the Phase 2 Tank Site.

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25.0	Fall Prevention / Protection

25.1	The TANK CONTRACTOR S&H Plan shall include a written Fall Prevention/Protection Procedure acceptable to PURCHASER, that makes maximum use of primary fall protection systems, such as scaffolds, aerial lifts, personnel hoists, etc.

25.2	TANK CONTRACTOR shall require the inspection of fall protection equipment prior to each use.

25.3	TANK CONTRACTOR shall adopt a 100% fall protection policy that makes provision for secondary fall protection (full-body harness) for all employees who are working or traveling more than 6 feet or 1.8 meters above ground. All fall protection devices shall be manufactured and used in accordance with a recognized international standard acceptable to PURCHASER.

25.4	TANK CONTRACTOR shall review its scope of work to identify the methods to achieve 100% fall protection prior to commencement of such work. Where lifeline systems are used, anchor points shall be capable of supporting at least 5,000 pounds or 2275 kg. Lifelines shall be installed and maintained by qualified persons who are competent and possess the rigging knowledge necessary to ensure the integrity and safety factors necessary for lifeline system installation. Lanyards shall be secured to vertical lifelines by rope grabs only. Knots, painters-hitches, or loops are not acceptable. Horizontal lifelines shall have tie-off points at least waist high.

25.5	TANK CONTRACTOR personnel and any Subcontractors and Subsubcontractors using retractable lifeline devices shall secure them by means acceptable to PURCHASER and in all cases by a means capable of supporting at least 5000 pounds or 2275 kg.

25.6	TANK CONTRACTOR shall require employees to wear an approved safety harness/lanyard system if they work from ladders where the fall exposure is less than 6 feet or 2 meters, and they are unable to maintain 3-point contact.

26.0	Scaffolding

26.1	TANK CONTRACTOR shall have a written Scaffolding Procedure and use scaffold material acceptable to PURCHASER.

26.2	Scaffold platforms shall be fully planked or decked out, capable of supporting 4 times the maximum intended load to be imposed upon them, and all sides protected by standard guardrail system. The top rail shall be 42 inches or 110 cm from the platform. A mid-rail and 4 inch or 10 cm toe-board shall be installed.

26.3	TANK CONTRACTOR erected scaffolds where employees are working/passing below shall have planking or netting installed from the platform to the top rail.

26.4	TANK CONTRACTOR shall develop a scaffold tagging system compatible with the PURCHASER’s system. PURCHASER intends to use a three-tag system in which a red tag indicates scaffolds under construction or demolition, yellow indicates scaffolds that are complete but have hazards associated with them, and green indicates scaffolds erected to a complete, safe standard. TANK CONTRACTOR may duplicate the PURCHASER system.

26.5	TANK CONTRACTOR shall erect or modify scaffolds under the direction of a trained, competent scaffold builder whose resume and qualifications have been submitted to and

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accepted by PURCHASER. The competent person shall sign all scaffold tags and perform and document inspections before initial use, including initial use following alteration, and daily thereafter.

26.6	TANK CONTRACTOR shall provide safe access/egress to all levels of scaffolds. Scaffold platform accesses shall be protected to prevent the possibility of accidental fall through utilizing secured access gates.

26.7	Special scaffolds (hanging scaffolds, 2 point suspension scaffolds, etc.) shall be designed by a competent engineer and erected with all necessary personnel safety equipment installed, such as rope grabs and lifelines.

26.8	TANK CONTRACTOR must have a qualified, professional engineer design all scaffolds over 125 feet or 38 meters in height.

26.9	All scaffolds erected by TANK CONTRACTOR shall have casters, jackscrews, or base plates installed. Mudsills shall be used where required. Scaffolds shall be level and plumb, capable of supporting at least four times the anticipated load, and secured to a solid structure whenever possible.

26.10	TANK CONTRACTOR shall provide scaffold user training to all employees, shall verify employee comprehension by testing and shall maintain training and testing records which will be made available to PURCHASER.

26.11	Scaffolds shall be inspected initially before use and on a daily basis for damage or defects.

27.0	Barricades

27.1	TANK CONTRACTOR is responsible for properly erecting and maintaining barricades and barriers in such a manner that they provide adequate protection and do not impede the work of other contractors on the Site unless PURCHASER approves such placement.

27.2	Barricades and barriers erected by TANK CONTRACTOR shall have appropriate signs and tags indicating the nature of the hazard and the responsible supervisor. Barricades left after dark on or in close proximity to roadways shall be properly equipped with flashing amber lights.

27.3	TANK CONTRACTOR shall provide and use appropriate barrier devices to identify the nature of the job hazard involved (i.e., yellow and black for “CAUTION” or red and black for “DANGER”). Barrier devices, including barrier tape, shall not be used as a substitute for a barricade as they do not offer adequate protection from falls. Barrier devices shall be used only in those applications where temporary identification of a hazard is needed; but not as a primary means of protecting employees from exposure.

27.4	TANK CONTRACTOR shall ensure that employees understand and comply with barricade and barrier procedures (i.e. prohibited entry into red barrier taped areas).

27.5	Excavations shall be protected with hard barricades, placed 3 feet from the excavation. In situations where fall protection is required these barricades shall meet federal guidelines for handrails.

28.0	Floor & Wall Openings

28.1	TANK CONTRACTOR shall review the fall hazards involved in its scope of work and construct standard handrail systems where required. Handrails shall be constructed with

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the top rail 42 inches or 110 cm from the floor or platform level and shall have a mid-rail and toe-board. Toe-boards shall extend 4 inches or 10 cm above the floor or platform level.

28.2	TANK CONTRACTOR shall install vertical support posts for handrails at intervals of not more than 8 feet or 2.5 meters.

28.3	TANK CONTRACTOR shall barricade all floor openings, or install properly labeled and substantial covers (3/4 inch, or equivalent metric, exterior grade plywood able to withstand at least twice the anticipated load). All floor-opening covers shall be stenciled or painted with this statement: “OPEN HOLE - DANGER, DO NOT REMOVE.”

29.0	Excavations & Trenching

29.1	TANK CONTRACTOR shall not commence any excavation or trenching work, until they have obtained permission and complied with the conditions of all required approval and permit authorities. Permits shall be kept on file and made available to PURCHASER.

29.2	TANK CONTRACTOR shall provide at the Phase 2 Tank Site a competent person whose resume and qualifications have been submitted to and accepted by PURCHASER, who will classify all soils and perform daily inspections of all excavations/trenches. These inspections shall be documented, kept on file, and made available to PURCHASER.

29.3	TANK CONTRACTOR shall have an engineered drawing for reference showing the location of all underground services and/or utilities, and will make all required notifications prior to commencing any excavation.

29.4	TANK CONTRACTOR shall ensure that spoil material is kept at least 3 feet or 1 meter away from the excavation edge.

29.5	Where trenches or excavations will exceed 4 feet or 1.5 meters in depth, the TANK CONTRACTOR shall use protective systems acceptable to PURCHASER. No more than 25 feet or 7 meters of lateral travel shall be required in any trench to reach a ladder. Ladders must extend 36 inches above the ground level. Warning signs and barricades shall be installed in a manner that prevents accidental entry into the trenched or excavated area.

30.0	Vessels and Confined Spaces

30.1	TANK CONTRACTOR shall have a written Confined Space Procedure that is acceptable to PURCHASER and which requires that all such Work be performed only on the basis of a TANK CONTRACTOR issued logged and numbered permit. At a minimum, in newly constructed confined spaces with little hazard of airborne contamination, monitoring for oxygen and explosive gasses shall be conducted as determined by PURCHASER. PURCHASER may require that monitoring equipment be provided by the TANK CONTRACTOR, calibrated to manufacturer recommendations and all calibration shall be documented. All employees entering or attending any confined spaces shall have proper, documented training. All calibration and training records shall be made available to PURCHASER.

30.2	TANK CONTRACTOR shall ensure that all employees have awareness training regarding the hazards of confined spaces and the procedures to be followed. Special training shall be provided to all entry supervisors, entrants, and attendants. TANK CONTRACTOR shall ensure that entry supervisors know, understand and execute their full responsibilities.

Tank Contract Appendix B-2	19 of 23

30.3	TANK CONTRACTOR shall review its work areas and ensure confined spaces have been identified and marked accordingly. PURCHASER shall examine each confined space before initial entry to evaluate the specific hazards and TANK CONTRACTOR’s safety precautions.

30.4	Prior to each entry into a confined space TANK CONTRACTOR shall ensure:

30.4.1	Proper ventilation equipment is used to purge or supply air to the confined space,

20.4.2	All electrical service is low voltage or GFCI protected,

30.4.3	Adequate access/egress from the confined space is provided,

30.4.4	A task specific rescue plan has been developed and reviewed with all involved employees, and

30.4.5	All external sources of atmospheric contamination are isolated.

30.5	TANK CONTRACTOR shall evaluate all confined spaces for possible heat stress.

30.6	TANK CONTRACTOR shall ensure that all personnel responsible for safety watches (confined space attendants) are easily identified, properly trained and aware of the duties associated with each emergency situation that may occur within the confined space.

30.7	TANK CONTRACTOR shall ensure that an emergency rescue team is available for all confined space entries and that all employees know how to summon assistance.

30.8	TANK CONTRACTOR shall not permit entry into any confined space until the permit system has been properly executed. The permit shall be conspicuously posted at the confined space and all entrants must sign a log upon entering and exiting the confined space.

31.0	Lock out / Tag out Procedure

31.1	TANK CONTRACTOR shall strictly comply with PURCHASER’s lock-out/tag-out requirements and procedure.

31.2	TANK CONTRACTOR shall ensure that all employees have instruction on the specific lockout/ tagout procedure and comprehension testing shall be conducted to verify knowledge and understanding of the procedure. Records of training and testing shall be kept, filed, and made available to PURCHASER.

32.0	Portable Ladders - Control & Inspection

32.1	TANK CONTRACTOR shall monitor ladders to ensure all ladders used on the Phase 2 Tanks are constructed of wood or fiberglass (not metal) have non-slip feet, and that wooden ladders have been treated with preservative.

32.2	TANK CONTRACTOR will erect ladders so that access/egress areas are unobstructed.

32.3	TANK CONTRACTOR shall have a Ladder Inspection Procedure for the documented quarterly inspection of ladders. To achieve this an identification method (i.e. company name and number) and means to indicate inspection status (i.e. tape) shall be developed.

Tank Contract Appendix B-2	20 of 23

32.4	TANK CONTRACTOR will use ladders for egress and/or to conduct low level work of short duration and will not use ladders in lieu of scaffolds as a primary means of conducting work of longer duration.

33.0	Cranes & Material Handling

33.1	TANK CONTRACTOR shall provide the resources necessary for inspection and maintenance of rigging and lifting equipment and shall monitor all lifts to ensure that acceptable lifting practices are followed.

33.2	Tag lines shall be used on all lifts.

33.3	TANK CONTRACTOR and any Subcontractors or Subsubcontractors who are performing lifts in excess of 10 tons shall submit a lifting plan to PURCHASER for review and acceptance prior to performing the lift. If the lift is over 50 tons or classified as critical (exceeding 90% of the crane capacity chart, any two-crane lift or any lift over operating or occupied facilities, process pipe racks or near power lines) the TANK CONTRACTOR shall submit a detailed rigging plan with all applicable supporting calculations to PURCHASER for review and acceptance prior to the lift.

33.4	TANK CONTRACTOR shall designate a qualified supervisor to determine the methods and develop plans for rigging operations to ensure safe lifts.

33.5	TANK CONTRACTOR shall ensure that all equipment operators they provide are adequately trained and informed of their responsibility to operate their equipment within design limits.

33.6	All cranes supplied by TANK CONTRACTOR shall have current, annual, documented inspections of sufficient detail to be acceptable to PURCHASER. Documentation of such inspections shall be made available to PURCHASER prior to initial Phase 2 Tank Site use.

33.7	TANK CONTRACTOR shall provide and ensure that operators keep daily inspection logs for all equipment. No equipment shall be operated if hazardous conditions are identified.

33.8	TANK CONTRACTOR shall ensure that chain-falls, inertia reels, etc. have a documented inspection annually (including load tests). All rigging equipment shall undergo a visual inspection prior to each use and a documented inspection quarterly (a color code system shall be used to achieve this). All capacities shall be clearly indicated on lifting devices.

33.9	All rigging shall be stored properly (i.e. on racks or in protected areas).

33.10	TANK CONTRACTOR shall ensure all crane operations maintain minimum safe distances from all high voltage lines, as determined by PURCHASER. Up to 50KV that distance shall be 10 feet or 3 meters.

33.11	TANK CONTRACTOR shall ensure that the counter weight and housing swing radius of all cranes is properly barricaded whenever it is possible personnel may come into contact with or be struck by them.

34.0	Suspended Personnel Platforms

34.1	TANK CONTRACTOR shall notify PURCHASER prior to using any suspended personnel platform and develop a Lift Procedure to be reviewed and accepted by PURCHASER prior to their use. The procedure shall include, but not be limited to, employee training, pre-lift meetings, trial lifts, and platform inspection.

Tank Contract Appendix B-2	21 of 23

34.2	Personnel platforms (baskets) provided by TANK CONTRACTOR shall be designed by a qualified engineer and manufactured by competent personnel. They shall have permanent markings indicating maximum weight.

34.3	If PURCHASER approves the use of crane suspended personnel platforms, TANK CONTRACTOR shall thoroughly inspect the crane/derrick and ensure it has an operational anti two block device and locking devices on the hook. Free fall capacity, if present, shall be positively locked out or disabled. The area under the lift shall be isolated by barrier tape and signs.

34.4	TANK CONTRACTOR shall provide a positive means of communication between the crane operator and employees in a crane suspended personnel platform. Employees in the platform shall wear full body harnesses attached to a designated anchor point.

35.0	Articulating Boom Platforms

35.1	Machines manufactured and used for elevated personnel platform work (JLG, Hi-lift, etc.) shall be operated and maintained in accordance with manufacturer recommendations and only by trained and qualified individuals. Training and comprehension test records shall be maintained on file at the Phase 2 Tank Site and made available to PURCHASER upon request.

35.2	All persons inside work platforms shall wear a full body harness attached to a designated anchor point. A fire extinguisher shall be provided on all such equipment. Equipment used to hoist personnel shall not be used for material, other than what can be carried safely in the basket for immediate use.

35.3	Employees shall not climb or stand on the handrails of the Articulating Boom Platform or use ladders or platforms to gain reach.

36.0	Compressed Gas Cylinders

36.1	TANK CONTRACTOR shall provide cradles and/or cages for lifting compressed gas cylinders and ensure that cylinders being transported are secured and in the upright position.

36.2	TANK CONTRACTOR shall create a Gas Cylinder Use and Storage Procedure that allows for proper use and storage of compressed gas cylinders. The procedure shall include segregation by type, proper signage, protective isolation of fuel gasses from oxygen, provisions to keep cylinder caps in place when provided by the supplier, positive upright securing of bottles, and maintenance of safe distances from ignition sources.

36.3	TANK CONTRACTOR shall ensure that each individual cylinder turned off by a key wrench is provided with a key wrench whenever in use.

36.4	Oxygen and Acetylene shall be stored with 20 feet of separation at a minimum or a 5-foot high barrier with a 1/2 hour fire rating.

37.0	Electrical Equipment Inspection / Assured Grounding / GFCI

37.1	TANK CONTRACTOR shall implement and fully comply with the PURCHASER Electrical Equipment Inspection and Assured Grounding Procedure, which includes quarterly color code changes and/or shall use of ground fault circuit interrupters (GFCI) on all temporary electrical applications.

Tank Contract Appendix B-2	22 of 23

37.2	TANK CONTRACTOR shall train employees regarding electrical inspection and electrical safety in accordance with section 3.0.

37.3	TANK CONTRACTOR shall maintain records of all tool inspections and make these records available to PURCHASER.

37.4	TANK CONTRACTOR shall ensure all tools are checked for electrical continuity after repairs are made.

38.0	Vehicle Operations

38.1	TANK CONTRACTOR shall ensure all vehicles are registered/licensed, maintained in a roadworthy condition, and operated in a safe manner in accordance with manufacturer recommendations.

38.2	TANK CONTRACTOR shall ensure all persons operating vehicles are healthy and unimpaired, have appropriate and required operators licenses, and observe established road regulations and/or Site regulations.

38.3	TANK CONTRACTOR shall provide a seat belt for each vehicle passenger and enforce the wearing of seat belts any time a vehicle is in motion. Personnel riding in back of truck or other vehicles is not permitted unless proper restrains(i.e. seatbelts) are provided. Busses provided for Phase 2 Project transportation may be exempt from this requirement, if authorized by PURCHASER in advance of their use.

39.0	Drug and Alcohol Policy

39.1	PURCHASER Drug and Alcohol policy will be in compliance with the US Federal Department of Transportation regulations concerning pipeline operators and contractors. Drug and Alcohol policy will include:

39.2	Pre-employment, Random (up to 50%), For cause and Post Accident Drug screening.

39.3	TANK CONTRACTOR shall submit a Phase 2 Project Drug and Alcohol Plan that conforms to the Phase 2 Project Drug and Alcohol program.

39.4	TANK CONTRACTOR shall send all drug screening samples to a certified lab.

39.5	TANK CONTRACTOR shall submit to the PURCHASER a letter stating all project personnel have complied with the Phase 2 Project Drug and Alcohol policy before site

Tank Contract Appendix B-2	23 of 23

Execution Version

APPENDIX B-3

GUIDELINES TO SITE WORK PRACTICES

The requirements set forth in this Appendix B-3 are guidelines for developing the specific Phase 2 Site work practices for approval by PURCHASER.

•	TANK CONTRACTOR shall perform all work in accordance with manufacturer’s instruction and any specifications, procedures, drawings and direction supplied.

•	TANK CONTRACTOR shall carry out all in-process and final inspection and testing necessary to demonstrate conformance of the completed operations to specified requirements.

Construction Site Training

•	TANK CONTRACTOR shall ensure that all training required by manufacturer and/or supplier is accomplished prior to performing Work and that documentation attesting to the fact the training has been accomplished shall be available for PURCHASER’s review

Requests for Information

•	TANK CONTRACTOR shall be responsible for submitting a Request For Information (RFI) including appropriate supporting documentation to PURCHASER if the TANK CONTRACTOR is unable to understand the technical documents, discovers or perceives a conflict, ambiguity, error or omission in or among the technical documents or has an alternate/substitute material or method to propose that improves cost or schedule.

•	TANK CONTRACTOR shall only enter one subject per RFI; however, an RFI may be identified as applicable to multiple components, systems or commodities.

•	TANK CONTRACTOR shall use PURCHASER’s RFI form. The TANK CONTRACTOR may use a similar form provided all the key elements of PURCHASER’s form are included.

System and Equipment Safety Tagging/Lockout

•	TANK CONTRACTOR shall directly implement the S&H STANDARDS set forth in Exhibit “B” Appendix B-2, including PURCHASER’s Lockout/Tagout Procedure within such Appendix.

Systems Completion and Turnover

•	TANK CONTRACTOR shall have a logical process for identifying any pending or outstanding Work and for the turnover of the Work, either incrementally or in total, to PURCHASER.

Control of Punchlist Items

•	TANK CONTRACTOR shall have a process/system for tracking and completing outstanding or incomplete work items (punch list items) identified during final inspections of systems or facilities by the PURCHASER to document acceptance of completed systems or facilities.

Crane Operator Qualification

•	TANK CONTRACTOR shall provide to PURCHASER evidence that crane operators meet minimum job qualifications including specific physical requirements, and demonstrate the knowledge and practical skills required to safely and proficiently operate the crane(s) and heavy lift equipment to which they are assigned.

Tank Contract

Competent Person Rigger Qualification

•	TANK CONTRACTOR shall provide to PURCHASER evidence that all rigger(s) meet minimum job qualifications including demonstrating the knowledge and practical skills required to safely and proficiently execute rigging operations.

Construction Rigging Work Operations

•	TANK CONTRACTOR shall submit a plan for PURCHASER and Management Contractor approval for heavy hauling and lifting operations in accordance with the specific requirements of their lift category.

Crane Use and Operations

•	TANK CONTRACTOR is required to have processes and procedures by which they manage the use and operation of cranes on PURCHASER sites. The scope of application includes not only conventional crawler, truck and tower cranes, but also includes alternative lifting devices. Processes to be addressed include: mobilization, commissioning, on-hire inspection, testing, crane operation, maintenance, periodic inspections, safety, record keeping, demobilization & off-hire inspections.

•	TANK CONTRACTOR shall not load a crane to more than 100% of the rated chart capacity without prior written approval of the crane manufacturer.

•	TANK CONTRACTOR shall following the crane and lifting procedures and safety requirements set forth in applicable codes and standards and the Tank Contract, including Exhibit “B” Appendix B-2.

Document Control

•	TANK CONTRACTOR shall have written procedure(s) or instruction(s) that establish a system for receipt, control and distribution of design documents. The procedure(s) or instruction(s) shall provide for:

a.	Verification of actual documents received;

b.	Maintenance of document control logs or registers for drawings, interim changes, specifications and vendor prints, listing current revision of each document to preclude use of invalid and/or obsolete documents;

c.	Establish method of identification between controlled and uncontrolled documents; and

d.	Removal of superseded or voided documents from the work place to assure against unintended use. All obsolete documents retained for legal and/or knowledge-preservation purposes shall be suitably identified.

Temporary Utilities

•	TANK CONTRACTOR shall submit to PURCHASER for review and approval a temporary facilities plan delineating all temporary facilities and utilities to be installed by the TANK CONTRACTOR. TANK CONTRACTOR shall submit plan(s) to PURCHASER for review and approval not less than 30 Days or as directed by PURCHASER prior to the commencement of Work. PURCHASER will return comments or approval within 15 Days.

•	TANK CONTRACTOR shall maintain an up-to-date set of as-built drawings showing the installed location of all temporary utilities. TANK CONTRACTOR shall have said drawings available at the Phase 2 Site for PURCHASER review and shall submit drawing(s) upon completion of temporary utility installation.

Construction Surveying

•	TANK CONTRACTOR shall establish a method of controlling survey requests from PURCHASER.

•	TANK CONTRACTOR shall maintain all equipment in good working order, within calibration and shall field check for accuracy on regular basis.

•	TANK CONTRACTOR shall retain all field survey observations, computations and recordings in field books or electronic files including a daily log of survey activities.

2

Storm Water Pollution Prevention Plan

•	TANK CONTRACTOR shall develop dewatering and stormwater / pollution protection plans as required by Project requirements and Applicable Law. TANK CONTRACTOR shall submit plans(s) to PURCHASER for review and approval not less than 30 Days or as directed by PURCHASER prior to the commencement of Work. PURCHASER will return comments or approval within 15 Days.

•	TANK CONTRACTOR shall obtain PURCHASER acceptance for construction water sources.

Concrete Operations

•	TANK CONTRACTOR shall provide evidence of certification for any materials testing laboratory and batch plant used for the Project.

•	TANK CONTRACTOR shall obtain PURCHASER acceptance of all TANK CONTRACTOR developed concrete mix designs.

•	TANK CONTRACTOR shall use a concrete pre-placement checklist and release record (Pour Card) to document acceptance of commodities such as formwork, line and grade, reinforcing, anchor bolts and other embedded items.

•	TANK CONTRACTOR shall maintain all batch plant tickets, inspection and testing records traceable to the concrete placements.

•	Where structural steel is to be erected on concrete, the TANK CONTRACTOR shall have field cured cylinders in addition to the laboratory cured cylinders required by the Project design specifications for verification of the design strength.

Grouting

•	TANK CONTRACTOR shall retain the services of an independent, certified material testing laboratory to perform any required grout testing. TANK CONTRACTOR shall maintain any/all grout testing records. Record shall be traceable to the specific grout placement.

Structural Steel Erection

•	TANK CONTRACTOR shall have a written steel erection plan that addresses sequencing of work, method of achieving bolt tightness requirements and preassembly plans.

Electrical Equipment Installation

•	TANK CONTRACTOR shall ensure that electrical equipment is identified and tagged in accordance with Project specifications.

Raceways and Accessories

•	TANK CONTRACTOR shall utilize a PURCHASER approved raceway schedule that assigns a unique identification number to each raceway and corresponds to design drawings.

•	TANK CONTRACTOR shall document Inspection acceptance and release of embedded raceway prior to concrete placements.

Electrical Cable Installation

•	TANK CONTRACTOR shall utilize a PURCHASER approved cable schedule that assigns a unique identification number to each cable and corresponds to design drawings. The schedule shall include information such as material size and type, from and to links, route vias and service level.

•	TANK CONTRACTOR is responsible for ensuring that raceway and cables vias are complete prior to pulling cable.

•	Cable pulling lubricants shall be in accordance with cable manufacturer or Project specifications.

3

Cable Terminations

•	TANK CONTRACTOR shall utilize a PURCHASER approved cable termination schedule that uses the assigned unique identification number to each cable and corresponds to design drawings. The schedule shall include information such as material size and type, cable end location (equipment, instrument number, etc.).

•	Cable splices shall only be permitted at locations specifically approved by PURCHASER.

Construction Electrical Testing

•	TANK CONTRACTOR test methods, requirements and acceptance criteria not specified in Project specifications, codes or standards shall be submitted to PURCHASER for review and approval prior to implementation.

•	TANK CONTRACTOR shall only perform electrical testing on components, other than cables, that have been released by PURCHASER.

Instrumentation Installation

•	TANK CONTRACTOR shall blow all pneumatic systems with oil free, dry compressed air prior to final connections.

•	TANK CONTRACTOR shall ensure that instruments are calibrated prior to turnover.

•	TANK CONTRACTOR ensure that all instruments are properly tagged for easy identification in accordance with Project requirements.

Instrumentation Testing

•	TANK CONTRACTOR shall ensure that all measuring and testing equipment is calibrated and controlled.

•	A calibration sticker indicating the technician’s initials shall be applied to all instruments after calibration or pressure testing completion.

Aboveground Piping Installation

•	TANK CONTRACTOR shall ensure that piping flanges or weld ends are in satisfactory alignment with the equipment flanges or weld ends. Pipe ends, welded or flanged, of connecting pipe shall not be “cold pulled” into position nor shall any undue “pipe stress” be placed on equipment nozzles. Flange bolts at rotating equipment flanges shall be capable of removal by hand without binding, prying or stress when loosened.

•	TANK CONTRACTOR shall keep all pipe and equipment openings covered during non-work hours and shall prohibit placement of any materials, tools or components inside of erected piping systems and equipment.

Pipe Supports

•	TANK CONTRACTOR shall ensure that spring can stops remain in place at the cold load settings until directed to remove stops by PURCHASER.

Pressure Testing of Piping, Tubing and Components

•	TANK CONTRACTOR shall conduct any field testing of piping using written test procedures. As a minimum, the procedure shall include safety requirements, clear identification of test boundaries, isolation points, system over pressurization protection, and a space to record test results and applicable drawings.

4

•	TANK CONTRACTOR shall have a process to control the pretest preparation and release of systems or components for testing, including confirmation that temporary items (i.e. blinds, temporary piping) are suitable for use at test pressures.

•	TANK CONTRACTOR shall have PURCHASER’s approval on the test medium and source prior to use.

•	TANK CONTRACTOR shall have a test review, inspection and acceptance form that identifies key elements of the pressure test information, test requirements, test gauge pressure calculation, pretest reviews, test results, test equipment, test acceptance and test restoration verification.

•	TANK CONTRACTOR shall submit a specific test plan to PURCHASER for review for all pneumatic testing, for high pressure hydrostatic testing, and for testing at ambient temperatures below 40ºF (5ºC).

•	Where equipment is included within the boundaries of a pipe test, the TANK CONTRACTOR shall ensure that the test medium is compatible with the equipment and the equipment maximum allowable pressure or differential pressure is not exceeded.

Installation of Rotating Equipment

•	TANK CONTRACTOR is responsible for dimensionally checking foundations, embedments and all features interfacing with the equipment being erected/installed. Discrepancies shall be submitted to PURCHASER for disposition using an approved Request for Information form.

Welding Program

•	TANK CONTRACTOR shall maintain a welding program as required by the applicable code(s) and standard(s). The welding program, as a minimum, shall include:

1.	Documentation of field welding activities

2.	Assignment of welding procedure specifications

3.	Welder qualifications, maintenance and welder identification

4.	Weld heat treatment

Positive Material Identification

•	TANK CONTRACTOR shall establish and maintain documented procedure(s) defining how positive material identification is to be performed and documented, including equipment, training and/or certification of personnel.

•	TANK CONTRACTOR shall submit their positive material identification procedure(s) for approval to PURCHASER not less than 30 Days, or as directed by PURCHASER, prior to the commencement of Work. PURCHASER will return comments or approval within 15 Days,

Welding & NDE Documentation

•	The following welding related documentation shall be submitted by the TANK CONTRACTOR for review and approval not less than 30 Days, or as directed by PURCHASER, prior to the commencement of Work, PURCHASER will return comments or approval within 15 Days, as applicable to the Scope of Work:

1.	Welding Procedure Specifications (WPSs) and supporting Procedure Qualification Records (PQRs)

2.	Nondestructive Examination (NDE) Procedures

3.	Administrative Welding Procedures including, but not limited to Post Weld Heat Treatment, Filler Metal Control, Welder Qualification and Welding Documentation procedures.

4.	Weld Repair Procedures

•	The following welding related documentation shall be submitted by the TANK CONTRACTOR for information only, as applicable, upon completion of the task:

1.	Welder Qualification Records

5

2.	Weld Maps

3.	Material Test Reports

4.	Personnel Qualification Records for NDE

5.	Inspection Records, including Radiography film

Material Receiving

•	TANK CONTRACTOR shall have a process in place to control and document material and equipment inspection receipt for compliance with technical requirements, including a process to control and for disposition of damaged or nonconforming items. For PURCHASER furnished material or equipment, any discrepancies shall be submitted to PURCHASER for disposition using an approved form.

Material Withdrawals Request

•	TANK CONTRACTOR shall have a process in place to control material and equipment release for installation, including a process to control the release of nonconforming items.

Field Material Storage Control

•	TANK CONTRACTOR shall have a program that will ensure that all material and equipment under its jurisdiction/control is maintained in accordance with the manufacturer’s recommendation or specified requirements to ensure all warranties remain in effect, and to prevent damage or deterioration of the item.

•	TANK CONTRACTOR’s program shall identify the particular material and equipment to be maintained, the maintenance operations to be performed, and the frequency of such maintenance operations. Inspections shall be conducted, and documented results of such inspections made to ensure conformance to specified storage requirements.

•	All materials and equipment shall be properly maintained by the TANK CONTRACTOR during the performance of the Work to retain identification and not jeopardize its structural, mechanical, or electrical ability to function as designed once installed in its permanent location.

•	TANK CONTRACTOR shall have said records available for PURCHASER review.

Spare Parts

•	For TANK CONTRACTOR furnished material and equipment, TANK CONTRACTOR shall provide a complete inventory of supplied spare parts including quantity, manufacturer and manufacturer part number upon turnover to PURCHASER.

Control of Measuring and Testing Equipment (M&TE)

•	TANK CONTRACTOR shall ensure that M&TE is calibrated, or checked against, equipment certified to recognized standards at prescribed manufacturer’s or Project required intervals. These requirements do not apply to off-the-shelf measuring equipment such as rulers, tape measures, and levels that are not subject to periodic calibration.

Control of Deficient Items

•	TANK CONTRACTOR shall establish and maintain documented procedure(s) to ensure that deficient items (items that do not confirm to specified requirements) are prevented from unintended use or installation. This control shall provide for identification, evaluation, segregation (when practical), disposition, disposition implementation, re-inspection and closure of nonconforming product and for notification to the functions concerned.

6

Execution Version

APPENDIX B-10

LIEN AND CLAIM WAIVER FORMS

B-10

Tank Contract

1

FORM B-10-1

TANK CONTRACTOR’S INTERIM CONDITIONAL LIEN WAIVER

(To be executed by both Zachry Construction Corporation and Diamond LNG, LLC with each Invoice other than the Final Invoice)

STATE OF

COUNTY/PARISH OF

The undersigned, Diamond LNG, LLC (“Diamond”) and Zachry Construction Corporation (“Zachry”), as joint and severally liable members of Tank Contractor (hereinafter collectively “Tank Contractor”), have been engaged under contract (“Agreement”) with Sabine Pass LNG, L.P. (“Owner”), for the engineering, procurement, construction, commissioning, start-up and testing of improvements known as the Sabine Pass LNG Terminal (Phase 2) LNG Tanks (the “Phase 2 Tanks”), which is located in Cameron Parish, State of Louisiana, and is more particularly described as follows:

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

_______________________________________________________________________________________  (the “Property”).

Upon receipt of the sum of U.S.$                     (amount in Invoice submitted with this Tank Contractor’s Interim Conditional Lien Waiver), Tank Contractor waives, relinquishes, remits and releases any and all privileges, liens or claims of privileges or liens against the Phase 2 Tanks and the Property that Tank Contractor has or may have arising out of the performance or provision of the work, materials, equipment, services or labor or on behalf of Tank Contractor (including, without limitation, any Subcontractor or Sub-subcontractor) in connection with the Phase 2 Tanks through the date of                     , 20     (date of the Invoice submitted with this Tank Contractor’s Interim Conditional Lien Waiver) and reserving those rights, privileges and liens, if any, that Tank Contractor might have in respect of any amounts withheld by Owner from payment on account of work, materials, equipment, services and/or labor furnished by or on behalf of Tank Contractor to or on account of Owner for the Phase 2 Tanks. Other exceptions are as follows:

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

(if no exception entry or “none” is entered above, Tank Contractor shall be deemed not to have reserved any claim.)

Tank Contractor expressly represents and warrants that all employees, laborers, materialmen, Subcontractors, Sub-subcontractors and subconsultants employed by Tank Contractor in connection with the Phase 2 Tanks have been paid for all work, materials, equipment, services, labor and any other items performed or provided through                     , 20     (date of Tank Contractor’s last prior Invoice). Exceptions are as follows:

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

(if no exception entry or “none” is entered above, all such payments have been made)

This Tank Contractor’s Interim Conditional Lien Waiver is freely and voluntarily given and Tank Contractor acknowledges and represents that it has fully reviewed the terms and conditions of this Tank Contractor’s Interim Conditional Lien Waiver, that it is fully informed with respect to the legal effect of this Tank Contractor’s Interim Conditional Lien Waiver, and that it has voluntarily chosen to accept the terms and conditions of this Tank Contractor’s Interim Conditional Lien Waiver in return for the payment recited above.

This Tank Contractor’s Interim Conditional Lien Waiver has been executed by its duly authorized representative(s).

FOR DIAMOND LNG, LLC:	FOR ZACHRY CONSTRUCTION CORPORATION:
Applicable to Invoice(s) No.	Applicable to Invoice(s) No.

Signed:	Signed:
By:	By:
Title:	Title:
Date:	Date:

2

FORM B-10-2

TANK CONTRACTOR’S INTERIM UNCONDITIONAL LIEN WAIVER

(To be executed by both Zachry Construction Corporation and Diamond LNG, LLC with each Invoice other than the Final Invoice)

STATE OF

COUNTY/PARISH OF

The undersigned, Diamond LNG, LLC (“Diamond”) and Zachry Construction Corporation (“Zachry”), as joint and severally liable members of Tank Contractor (hereinafter collectively “Tank Contractor”), have been engaged under contract (“Agreement”) with Sabine Pass LNG, L.P. (“Owner”), for the engineering, procurement, construction, commissioning, start-up and testing of improvements known as the Sabine Pass LNG Terminal (Phase 2) LNG Tanks (the “Phase 2 Tanks”), which is located in Cameron Parish, State of Louisiana, and is more particularly described as follows:

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

_______________________________________________________________________________________  (the “Property”).

Tank Contractor hereby waives, relinquishes, remits and releases any and all privileges, liens or claims of privileges or liens against the Phase 2 Tanks and the Property that Tank Contractor has or may have arising out of the performance or provision of the work, materials, equipment, services or labor or on behalf of Tank Contractor (including, without limitation, any Subcontractor or Sub-subcontractor) in connection with the Phase 2 Tanks through the date of                     , 20     (date of Tank Contractor’s last prior Invoice).

Tank Contractor expressly represents and warrants that all employees, laborers, materialmen, Subcontractors, Sub-subcontractors and subconsultants employed by Tank Contractor in connection with the Phase 2 Tanks have been paid for all work, materials, equipment, services, labor and any other items performed or provided through                     , 20     (date of Tank Contractor’s last prior Invoice).

This Tank Contractor’s Interim Unconditional Lien Waiver is freely and voluntarily given and Tank Contractor acknowledges and represents that it has fully reviewed the terms and conditions of this Tank Contractor’s Interim Unconditional Lien Waiver, that it is fully informed with respect to the legal effect of this Tank Contractor’s Interim Unconditional Lien Waiver.

This Tank Contractor’s Interim Unconditional Lien Waiver has been executed by its duly authorized representative(s).

FOR DIAMOND LNG, LLC:	FOR ZACHRY CONSTRUCTION CORPORATION:
Applicable to Invoice(s) No.	Applicable to Invoice(s) No.

Signed:	Signed:
By:	By:
Title:	Title:
Date:	Date:

3

FORM B-10-3

SUBCONTRACTOR’S INTERIM CONDITIONAL LIEN WAIVER

(To be executed by Major Subcontractors and Major Sub-subcontractors with each invoice other than the invoice for final payment)

STATE OF

COUNTY/PARISH OF

The undersigned,                                          (“Subcontractor”) who has, under an agreement with Diamond LNG, LLC or Zachry Construction Corporation, or both (“Tank Contractor”), furnished certain materials, equipment, services, and/or labor for the facility known as the Sabine Pass LNG Terminal (Phase 2) LNG Tanks (the “Phase 2 Tanks”), which is located in Cameron Parish, State of Louisiana and is more particularly described as follows:

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

_______________________________________________________________________________________  (the “Property”).

Upon receipt of the sum of U.S.$                     (amount in invoice submitted with this Subcontractor’s Interim Conditional Lien Waiver), Subcontractor waives, relinquishes, remits and releases any and all privileges, liens or claims of privileges or liens against the Phase 2 Tanks and the Property that Subcontractor has or may have arising out of the performance or provision of the work, materials, equipment, services or labor or on behalf of Subcontractor (including, without limitation, any sub-subcontractor) in connection with the Phase 2 Tanks through the date of                     , 20     (date of the invoice submitted with this Subcontractor’s Interim Conditional Lien Waiver) and reserving those rights, privileges and liens, if any, that Subcontractor might have in respect of any amounts withheld by Tank Contractor from payment on account of work, materials, equipment, services and/or labor furnished by or on behalf of Subcontractor to or on account of Tank Contractor for the Phase 2 Tanks. Other exceptions are as follows:

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

(if no exception entry or “none” is entered above, Subcontractor shall be deemed not to have reserved any claim.)

Subcontractor expressly represents and warrants that all employees, laborers, materialmen, Sub-subcontractors and subconsultants employed by Subcontractor in connection with the Phase 2 Tanks have been paid for all work, materials, equipment, services, labor and any other items performed or provided through                     , 20     (date of Subcontractor’s last prior invoice). Exceptions are as follows:

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

(if no exception entry or “none” is entered above, all such payments have been made)

This Subcontractor’s Interim Conditional Lien Waiver is freely and voluntarily given and Subcontractor acknowledges and represents that it has fully reviewed the terms and conditions of this Subcontractor’s Interim Conditional Lien Waiver, that it is fully informed with respect to the legal effect of this Subcontractor’s Interim Conditional Lien Waiver, and that it has voluntarily chosen to accept the terms and conditions of this Subcontractor’s Interim Conditional Lien Waiver in return for the payment recited above.

This Subcontractor’s Interim Conditional Lien Waiver has been executed by its duly authorized representative.

FOR SUBCONTRACTOR :
Applicable to Invoice(s) No.

Signed:
By:
Title:
Date:

4

FORM B-10-4

SUBCONTRACTOR’S INTERIM UNCONDITIONAL LIEN WAIVER

(To be executed by Major Subcontractors and Major Sub-subcontractors with each invoice other than the invoice for final payment)

STATE OF

COUNTY/PARISH OF

The undersigned,                                          (“Subcontractor”) who has, under an agreement with Diamond LNG, LLC or Zachry Construction Corporation, or both (“Tank Contractor”), furnished certain materials, equipment, services, and/or labor for the facility known as the Sabine Pass LNG Terminal (Phase 2) LNG Tanks (the “Phase 2 Tanks”), which is located in Cameron Parish, State of Louisiana and is more particularly described as follows:

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

_______________________________________________________________________________________  (the “Property”).

Subcontractor hereby waives, relinquishes, remits and releases any and all privileges, liens or claims of privileges or liens against the Phase 2 Tanks and the Property that Subcontractor has or may have arising out of the performance or provision of the work, materials, equipment, services or labor or on behalf of Subcontractor (including, without limitation, any Sub-subcontractor) in connection with the Phase 2 Tanks through the date of                     , 20     (date of the last invoice submitted by Subcontractor).

Subcontractor expressly represents and warrants that all employees, laborers, materialmen, Sub-subcontractors and subconsultants employed by Subcontractor in connection with the Phase 2 Tanks have been paid for all work, materials, equipment, services, labor and any other items performed or provided through                     , 20     (date of Subcontractor’s last prior invoice).

This Subcontractor’s Interim Unconditional Lien Waiver is freely and voluntarily given and Subcontractor acknowledges and represents that it has fully reviewed the terms and conditions of this Subcontractor’s Interim Unconditional Lien Waiver, and that it is fully informed with respect to the legal effect of this Subcontractor’s Interim Unconditional Lien Waiver.

This Subcontractor’s Interim Unconditional Lien Waiver has been executed by its duly authorized representative.

FOR SUBCONTRACTOR:
Applicable to Invoice(s) No.

Signed:
By:
Title:
Date:

5

FORM B-10-5

TANK CONTRACTOR’S FINAL CONDITIONAL LIEN AND CLAIM WAIVER

(To be executed by both Zachry Construction Corporation and Diamond LNG, LLC with the Final Invoice)

STATE OF

COUNTY/PARISH OF

The undersigned, Diamond LNG, LLC (“Diamond”) and Zachry Construction Corporation (“Zachry”), as joint and severally liable members of Tank Contractor (hereinafter collectively “Tank Contractor”), have been engaged under contract (“Agreement”) with Sabine Pass LNG, L.P. (“Owner”), for the engineering, procurement, construction, commissioning, start-up and testing of improvements known as the Sabine Pass LNG Terminal (Phase 2) LNG Tanks (the “Phase 2 Tanks”), which is located in Cameron Parish, State of Louisiana, and is more particularly described as follows:

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

_______________________________________________________________________________________  (the “Property”).

Upon receipt of the sum of U.S.$                     (amount in Final Invoice submitted with this Tank Contractor’s Final Conditional Lien and Claim Waiver), Tank Contractor waives, relinquishes, remits and releases any and all privileges, liens or claims of privileges or liens against the Phase 2 Tanks and the Property, and all claims, demands, actions, causes of actions or other rights at law, in contract, quantum meruit, unjust enrichment, tort, equity or otherwise that Tank Contractor has or may have had against Owner arising out of the Agreement or the Phase 2 Tanks, whether or not known to Tank Contractor at the time of the execution of this Tank Contractor’s Final Conditional Lien and Claim Waiver.

Except for work and obligations that survive the termination or expiration of the Agreement, including, without limitation, Warranties and correction of Defective Work, Tank Contractor represents that all of its obligations, legal, equitable, or otherwise, relating to or arising out the Agreement or the Phase 2 Tanks have been fully satisfied.

This Tank Contractor’s Final Conditional Lien and Claim Waiver is freely and voluntarily given, and Tank Contractor acknowledges and represents that it has fully reviewed the terms and conditions of this Tank Contractor’s Final Conditional Lien and Claim Waiver, that it is fully informed with respect to the legal effect of this Tank Contractor’s Final Conditional Lien and Claim Waiver, and that it has voluntarily chosen to accept the terms and conditions of this Tank Contractor’s Final Conditional Lien and Claim Waiver in return for the payment recited above.

This Tank Contractor’s Final Conditional Lien and Claim Waiver has been executed by its duly authorized representative(s).

FOR DIAMOND LNG, LLC:	FOR ZACHRY CONSTRUCTION CORPORATION:
Applicable to Invoice(s) No. ALL	Applicable to Invoice(s) No. ALL

Signed:	Signed:
By:	By:
Title:	Title:
Date:	Date:

6

FORM B-10-6

TANK CONTRACTOR’S FINAL UNCONDITIONAL LIEN AND CLAIM WAIVER

(To be executed by both Zachry Construction Corporation and Diamond LNG, LLC as a condition of them receiving final payment)

STATE OF

COUNTY/PARISH OF

The undersigned, Diamond LNG, LLC (“Diamond”) and Zachry Construction Corporation (“Zachry”), as joint and severally liable members of Tank Contractor (hereinafter collectively “Tank Contractor”), have been engaged under contract (“Agreement”) with Sabine Pass LNG, L.P. (“Owner”), for the engineering, procurement, construction, commissioning, start-up and testing of improvements known as the Sabine Pass LNG Terminal (Phase 2) LNG Tanks (the “Phase 2 Tanks”), which is located in Cameron Parish, State of Louisiana, and is more particularly described as follows:

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

_______________________________________________________________________________________  (the “Property”).

Tank Contractor has been paid in full for all work, materials, equipment, services and/or labor furnished in connection with the Phase 2 Tanks, and Tank Contractor hereby waives, relinquishes, remits and releases any and all privileges, liens or claims of privileges or liens against the Phase 2 Tanks and the Property, and all claims, demands, actions, causes of actions or other rights at law, in contract, quantum meruit, unjust enrichment, tort, equity or otherwise that Tank Contractor has or may have had against Owner arising out of the Agreement or the Phase 2 Tanks, whether or not known to Tank Contractor at the time of the execution of this Tank Contractor’s Final Conditional Lien and Claim Waiver.

Except for work and obligations that survive the termination or expiration of the Agreement, including, without limitation, Warranties and correction of Defective Work, Tank Contractor represents that all of its obligations, legal, equitable, or otherwise, relating to or arising out the Agreement or the Phase 2 Tanks have been fully satisfied, including without limitation payment to Subcontractors and employees and payment of Taxes.

This Tank Contractor’s Final Unconditional Lien and Claim Waiver is freely and voluntarily given, and Tank Contractor acknowledges and represents that it has fully reviewed the terms and conditions of this Tank Contractor’s Final Unconditional Lien and Claim Waiver and that it is fully informed with respect to the legal effect of this Tank Contractor’s Final Unconditional Lien and Claim Waiver. Tank Contractor understands, agrees and acknowledges that, upon the execution of this document, this document waives rights unconditionally and is fully enforceable to extinguish all claims of Tank Contractor as of the date of execution of this document by Tank Contractor.

This Tank Contractor’s Interim Unconditional Lien Waiver has been executed by its duly authorized representative(s).

FOR DIAMOND LNG, LLC:	FOR ZACHRY CONSTRUCTION CORPORATION:
Applicable to Invoice(s) No.	Applicable to Invoice(s) No.

Signed:	Signed:
By:	By:
Title:	Title:
Date:	Date:

7

FORM B-10-7

SUBCONTRACTOR’S FINAL CONDITIONAL LIEN AND CLAIM WAIVER

(To be executed by Major Subcontractors and Major Sub-subcontractors with their invoice for final payment)

STATE OF

COUNTY/PARISH OF

The undersigned,                              (“Subcontractor”), has, under an agreement with Diamond LNG, LLC or Zachry Construction Corporation, or both (“Tank Contractor”), furnished certain materials, equipment, services, and/or labor for the facility known as the Sabine Pass LNG Terminal (Phase 2) LNG Tanks (the “Phase 2 Tanks”), which is located in Cameron Parish, State of Louisiana, and is more particularly described as follows:

___________________________________________________________________________________________________________

_______________________________________________________________________________________  (the “Property”).

Upon receipt of the sum of U.S.$                    , Subcontractor waives, relinquishes, remits and releases any and all privileges and liens or claims of privileges or liens against the Phase 2 Tanks and the Property, and all claims, demands, actions, causes of action or other rights at law, in contract, quantum meruit, unjust enrichment, tort, equity or otherwise against Cheniere Energy, Inc. or Sabine Pass LNG, L.P. (collectively “Owner”) or Tank Contractor, which Subcontractor has, may have had or may have in the future arising out of the agreement between Subcontractor and Contractor or the Phase 2 Tanks, whether or not known to Subcontractor at the time of the execution of this Subcontractor’s Final Conditional Lien and Claim Waiver.

Except for work and obligations that survive the termination or expiration of the agreement between Subcontractor and Tank Contractor, including warranties and correction of defective work, Subcontractor represents that all of its obligations, legal, equitable, or otherwise, relating to or arising out of the agreement between Tank Contractor and Subcontractor, the Phase 2 Tanks or sub-subcontracts have been fully satisfied.

This Subcontractor’s Final Conditional Lien and Claim Waiver is freely and voluntarily given and Subcontractor acknowledges and represents that it has fully reviewed the terms and conditions of this Subcontractor’s Final Conditional Lien and Claim Waiver, that it is fully informed with respect to the legal effect of this Subcontractor’s Final Conditional Lien and Claim Waiver, and that it has voluntarily chosen to accept the terms and conditions of this Subcontractor’s Final Conditional Lien and Claim Waiver in return for the payment recited above. Subcontractor understands, agrees and acknowledges that, upon payment, this document waives rights and is fully enforceable to extinguish all claims of Subcontractor as of the date of execution of this document by Subcontractor.

This Subcontractor’s Final Conditional Lien and Claim Waiver has been executed by its duly authorized representative.

FOR SUBCONTRACTOR:

Applicable to Invoice No(s). ALL (If all, print “all”)

Signed:
By:
Title:
Date:

8

FORM B-10-8

SUBCONTRACTOR’S FINAL UNCONDITIONAL LIEN AND CLAIM WAIVER

(To be executed by Major Subcontractors and Major Sub-subcontractor as a condition of them receiving final payment)

STATE OF

COUNTY/PARISH OF

The undersigned,                              (“Subcontractor”), has, under an agreement with Diamond LNG, LLC or Zachry Construction Corporation, or both (“Tank Contractor”), furnished certain materials, equipment, services, and/or labor for the facility known as the Sabine Pass LNG Terminal (Phase 2) LNG Tanks (the “Phase 2 Tanks”), which is located in Cameron Parish, State of Louisiana, and is more particularly described as follows:

___________________________________________________________________________________________________________

_______________________________________________________________________________________  (the “Property”).

Subcontractor has been paid in full for all work, materials, equipment, services and/or labor furnished by or on behalf of Subcontractor to or on account of Tank Contractor for the Phase 2 Tanks, and Subcontractor hereby waives waives, relinquishes, remits and releases any and all privileges and liens or claims of privileges or liens against the Phase 2 Tanks and the Property, and all claims, demands, actions, causes of action or other rights at law, in contract, quantum meruit, unjust enrichment, tort, equity or otherwise against Cheniere Energy, Inc. or Sabine Pass LNG, L.P. (collectively “Owner”) or Tank Contractor, which Subcontractor has, may have had or may have in the future arising out of the agreement between Subcontractor and Tank Contractor or the Phase 2 Tanks, whether or not known to Subcontractor at the time of the execution of this Subcontractor’s Final Unconditional Lien and Claim Waiver.

Except for work and obligations that survive the termination or expiration of the agreement between Subcontractor and Tank Contractor, including warranties and correction of defective work, Subcontractor represents that all of its obligations, legal, equitable, or otherwise, relating to or arising out of the agreement between Tank Contractor and Subcontractor, the Phase 2 Tanks or sub-subcontracts have been fully satisfied, including, but not limited to payment to sub-subcontractors and employees of Subcontractor and payment of taxes.

This Subcontractor’s Final Unconditional Lien and Claim Waiver is freely and voluntarily given and Subcontractor acknowledges and represents that it has fully reviewed the terms and conditions of this Subcontractor’s Final Unconditional Lien and Claim Waiver, and that it is fully informed with respect to the legal effect of this Subcontractor’s Final Unconditional Lien and Claim Waiver. Subcontractor understands, agrees and acknowledges that, upon execution of this document, this document waives rights unconditionally and is fully enforceable to extinguish all claims of Subcontractor as of the date of execution of this document by Subcontractor.

This Subcontractor’s Final Unconditional Lien and Claim Waiver has been executed by its duly authorized representative.

FOR SUBCONTRACTOR:

Applicable to Invoice No(s). ALL

Signed:
By:
Title:
Date:

9

Execution Version

APPENDIX B-15

FORM OF LETTER OF CREDIT

[to be issued on letterhead of Issuing Bank]

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATE: [                    ]

AMOUNT OF: U.S.$ [            ]

BENEFICIARY:	APPLICANT AND ACCOUNT PARTY:

SABINE PASS LNG, L.P.	[ ]
717 TEXAS AVENUE	[ ]
SUITE 3100	[ ]
HOUSTON, TEXAS 77002	[ , ]
FACSIMILE: (713) 659-5459	FACSIMILE: [ ]
ATTN: [ ]	ATTN: [ ]

WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.              (THIS “LETTER OF CREDIT”) IN FAVOR OF SABINE PASS LNG, L.P., AS BENEFICIARY, FOR AN INITIAL AMOUNT OF [            ] U.S. DOLLARS ($[            ]) (THE “STATED AMOUNT”) AT THE REQUEST AND FOR THE ACCOUNT OF [                            ], AS APPLICANT.

WE ARE INFORMED THAT THIS LETTER OF CREDIT IS ISSUED ON BEHALF OF THE APPLICANT TO SUPPORT [APPLICANT’S] OBLIGATIONS UNDER THAT CERTAIN LUMP SUM SABINE PASS LNG PROJECT (PHASE 2) ENGINEER, PROCURE AND CONSTRUCT (EPC) LNG TANK CONTRACT, DATED AS OF [                            ], 2006, BY AND BETWEEN [APPLICANT] AND BENEFICIARY (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”).

FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE BY PAYMENT AGAINST THE PRESENTATION OF YOUR DRAFT(S) DRAWN ON [INSERT ISSUING BANK’S NAME AND ADDRESS] (THE “ISSUING BANK”) IN THE FORM OF ANNEX I ATTACHED HERETO AND ACCOMPANIED BY A DRAWING CERTIFICATE DULY SIGNED IN THE FORM OF ANNEX II OR ANNEX V ATTACHED HERETO APPROPRIATELY COMPLETED.

PARTIAL DRAWINGS ARE PERMITTED. ALL BANKING CHARGES UNDER THIS LETTER OF CREDIT ARE FOR ACCOUNT OF THE APPLICANT.

THIS LETTER OF CREDIT IS TRANSFERABLE IN ITS ENTIRETY AND NOT IN PART, UPON NOTICE BY BENEFICIARY TO ISSUER HEREUNDER, IN THE FORM OF ANNEX III ATTACHED HERETO APPROPRIATELY COMPLETED; PROVIDED, HOWEVER, THAT THIS LETTER OF CREDIT MAY NOT BE TRANSFERRED TO ANY PERSON IF SUCH TRANSFER TO, OR DRAWING UNDER THIS LETTER OF CREDIT BY, SUCH PERSON WOULD BE PROHIBITED OR BLOCKED UNDER ANY U.S. EXECUTIVE ORDER, LAW OR ANY RULE OR REGULATION OF THE OFFICE OF FOREIGN ASSETS CONTROL OF THE U.S. TREASURY DEPARTMENT OR THE U.S. COMMERCE DEPARTMENT, AND ANY ATTEMPTED TRANSFER WHICH VIOLATES THIS PROVISION SHALL BE NULL AND VOID.

THE STATED AMOUNT SHALL BE AUTOMATICALLY AND PERMANENTLY REDUCED BY THE AMOUNT OF ANY DRAWING HONORED BY US UNDER THIS LETTER OF CREDIT [INSERT ENTIRE LETTER OF CREDIT REFERENCE, ALL NUMBERS AND LETTERS].

Tank Contract

Appendix B-15

1

ALL DEMANDS FOR PAYMENT SHALL BE PRESENTED TO THE ISSUING BANK LOCATED AT [INSERT ISSUING BANK’S NAME AND ADDRESS], DURING ITS BUSINESS HOURS ON ANY BUSINESS DAY.

THIS LETTER OF CREDIT SHALL EXPIRE ON [                    ,] 200[  ] BUT SUCH EXPIRATION DATE SHALL BE AUTOMATICALLY EXTENDED FOR A PERIOD OF ONE YEAR ON [                    ], 200[  ], AND ON EACH SUCCESSIVE EXPIRATION DATE THEREAFTER, UNLESS (A) AT LEAST 120 CALENDAR DAYS BEFORE THE THEN CURRENT EXPIRATION DATE WE NOTIFY THE BENEFICIARY, BY CERTIFIED MAIL OR OVERNIGHT COURIER, AT ITS ADDRESS SET FORTH ABOVE, THAT WE HAVE DECIDED NOT TO EXTEND THIS LETTER OF CREDIT BEYOND THE THEN CURRENT EXPIRATION DATE, OR (B) BEFORE THE THEN CURRENT EXPIRATION DATE, BENEFICIARY PROVIDES WRITTEN NOTICE TO US IN THE FORM OF ANNEX IV. IN THE EVENT BENEFICIARY IS SO NOTIFIED BY US PURSUANT TO CLAUSE (A) OF THE IMMEDIATELY PRECEDING SENTENCE, ANY UNUSED PORTION OF THIS LETTER OF CREDIT SHALL BE IMMEDIATELY AVAILABLE FOR PAYMENT TO BENEFICIARY UPON BENEFICIARY’S PRESENTMENT OF DRAFTS DRAWN AT SIGHT IN THE FORM OF ANNEX I AND ANNEX V ATTACHED HERETO APPROPRIATELY COMPLETED NO EARLIER THAN THIRTY (30) CALENDAR DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE.

IF WE RECEIVE YOUR DRAFT AND DRAWING CERTIFICATE IN FULL COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT ON A BUSINESS DAY ON OR PRIOR TO THE EXPIRATION DATE, WE WILL HONOR YOUR DEMAND FOR PAYMENT ON THE NEXT FOLLOWING BUSINESS DAY. “BUSINESS DAY” MEANS ANY DAY OTHER THAN A SATURDAY, A SUNDAY OR ANY OTHER DAY COMMERCIAL BANKS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED TO BE CLOSED, AND A DAY ON WHICH PAYMENTS CAN BE EFFECTED ON THE FEDWIRE SYSTEM.

IF A DEMAND FOR PAYMENT MADE BY BENEFICIARY HEREUNDER DOES NOT, IN ANY INSTANCE, CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, THE ISSUER SHALL GIVE BENEFICIARY PROMPT NOTICE THAT THE DEMAND FOR PAYMENT WAS NOT EFFECTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, STATING THE REASONS THEREFORE AND THAT THE ISSUER WILL HOLD ANY DOCUMENTS AT BENEFICIARY’S DISPOSAL OR UPON BENEFICIARY’S INSTRUCTIONS RETURN THE SAME TO BENEFICIARY. UPON BEING NOTIFIED THAT THE DEMAND FOR PAYMENT WAS NOT EFFECTED IN CONFORMITY WITH THIS LETTER OF CREDIT, BENEFICIARY MAY ATTEMPT TO CORRECT ANY SUCH NON-CONFORMING DEMAND FOR PAYMENT TO THE EXTENT IN WHICH BENEFICIARY IS ABLE TO DO SO WITHIN THE CURRENT EXPIRATION DATE.

EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THIS LETTER OF CREDIT IS ISSUED SUBJECT TO THE INTERNATIONAL STANDY PRACTICES (“ISP98”), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590, AND AS TO ANY MATTERS NOT SPECIFICALLY COVERED THEREBY, THIS LETTER OF CREDIT SHALL BE GOVERNED BY THE LAWS OF TEXAS.

THIS LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING AND SUCH UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT, OR AGREEMENT REFERRED TO HEREIN OTHER THAN THE ISP98.

[SIGNATURE PAGE TO FOLLOW]

2

[NAME OF ISSUING U.S. BANK]

BY:
NAME:
TITLE:

3

ANNEX I

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

DRAFT

                    , 20

PAY TO ORDER OF OURSELVES                                          AND             /100 U.S. DOLLARS (U.S.$                    ). THIS DRAFT IS PRESENTED UNDER IRREVOCABLE STANDBY LETTER OF CREDIT NO.              DATED                     , ISSUED FOR THE ACCOUNT OF [            fill in Applicant Name here            ].

TO:	[ISSUING BANK NAME]
[ISSUING BANK ADDRESS]

SABINE PASS LNG, L.P.

By:
Name:
Title:

4

ANNEX II

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

DRAWING CERTIFICATE

TO:	[ISSUING BANK NAME]
[ISSUING BANK ADDRESS]

RE:	IRREVOCABLE STANDBY LETTER OF CREDIT NO.

GENTLEMEN:

REFERENCE IS MADE TO THAT CERTAIN IRREVOCABLE STANDBY LETTER OF CREDIT NO.              (THE “LETTER OF CREDIT”) ISSUED BY YOU IN FAVOR OF SABINE PASS LNG, L.P. (“BENEFICIARY”).

IN ACCORDANCE WITH THAT CERTAIN LUMP SUM SABINE PASS LNG PROJECT (PHASE 2) ENGINEER, PROCURE AND CONSTRUCT (EPC) LNG TANK CONTRACT, DATED AS OF [                    ], 2006, BY AND BETWEEN BENEFICIARY AND [                                          (“APPLICANT”)] (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”), THE UNDERSIGNED, AN AUTHORIZED OFFICER OF BENEFICIARY, DOES HEREBY CERTIFY THAT:

1.	CHECK APPLICABLE PROVISION:

[APPLICANT] OWES BENEFICIARY LIQUIDATED DAMAGES IN ACCORDANCE WITH THE AGREEMENT, OR

[APPLICANT] OWES BENEFICIARY ANY OTHER LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISING OUT OF OR RELATING TO A BREACH OF ANY OBLIGATION UNDER THE AGREEMENT OR A DEFAULT, AND [APPLICANT] HAS FAILED TO PAY SAME TO BENEFICIARY WITHIN TEN (10) DAYS FOLLOWING WRITTEN DEMAND FOR PAYMENT BY BENEFICIARY; AND

2.	BENEFICIARY IS ENTITLED TO PAYMENT OF U.S.$[ ].

YOU ARE REQUESTED TO REMIT PAYMENT OF THIS DRAWING IN IMMEDIATELY AVAILABLE FUNDS BY WIRE TRANSFER TO THE FOLLOWING ACCOUNT:

[ACCOUNT INFORMATION]

IN WITNESS WHEREOF, THE UNDERSIGNED HAS EXECUTED AND DELIVERED THIS CERTIFICATE AS OF THIS          DAY OF                     , 20    .

SABINE PASS LNG, L.P.

By:
Name:
Title:

5

ANNEX III

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

FORM OF TRANSFER NOTICE

DATE:

TO:	[ISSUING BANK]
[ISSUING BANK ADDRESS]

RE:	IRREVOCABLE STANDBY LETTER OF CREDIT NO.

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

NAME OF TRANSFEREE

ADDRESS

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT IN ITS ENTIRETY.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE AND THE TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED TO DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE HEREOF, AND FORWARD IT DIRECT TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

ENCLOSED IS REMITTANCE OF U.S.$[            ] VIA CERTIFIED CHECK IN PAYMENT OF YOUR TRANSFER COMMISSION AND IN ADDITION THERETO WE AGREE TO PAY TO YOU ON DEMAND ANY EXPENSES WHICH MAY BE INCURRED BY YOU IN CONNECTION WITH THIS TRANSFER.

6

The signature and title at the right conform with those shown in our files as authorized to sign for the beneficiary. Policies governing signature authorization as required for withdrawals from customer accounts shall also be applied to the authorization of signatures on this form. The authorization of the Beneficiary’s signature and title on this form also acts to certify that the authorizing financial institution (i) is regulated by a U.S. federal banking agency; (ii) has implemented anti-money laundering policies and procedures that comply with applicable requirements of law, including a Customer Identification Program (CIP) in accordance with Section 326 of the USA PATRIOT Act; (iii) has approved the Beneficiary under its anti-money laundering compliance program; and (iv) acknowledges that Bank of America, N.A. is relying on the foregoing certifications pursuant to 31 C.F.R. Section 103.121 (b)(6).”	NAME OF TRANSFEROR NAME OF AUTHORIZED SIGNER AND TITLE AUTHORIZED SIGNATURE

NAME OF BANK

AUTHORIZED SIGNATURE AND TITLE

PHONE NUMBER

(a) FOR BANK USE ONLY

Confirmation of Authenticating Bank’s signature performed by:

Date: Time: a.m./p.m.

Addl Info.:

7

ANNEX IV

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

FORM OF NOTICE OF ISSUANCE OF FINAL ACCEPTANCE CERTIFICATE

OR EXPIRATION OF TERM OF AGREEMENT

DATE:

TO:	[ISSUING BANK NAME]
[ISSUING BANK ADDRESS]

RE:	IRREVOCABLE STANDBY LETTER OF CREDIT NO.

GENTLEMEN:

REFERENCE IS MADE TO THAT CERTAIN IRREVOCABLE STANDBY LETTER OF CREDIT NO.              (THE “LETTER OF CREDIT”) ISSUED BY YOU IN FAVOR OF SABINE PASS LNG, L.P. (“BENEFICIARY”).

IN ACCORDANCE WITH THE TERMS OF LETTER OF CREDIT, BENEFICIARY HEREBY NOTIFIES YOU OF (A) THAT BENEFICIARY HAS ISSUED A “FINAL ACCEPTANCE CERTIFICATE” TO APPLICANT OR (B) THE EXPIRATION OF THE TERM OF THE LUMP SUM SABINE PASS LNG PROJECT (PHASE 2) ENGINEER, PROCURE AND CONSTRUCT (EPC) LNG TANK CONTRACT, DATED AS OF [                    ], 2006 BY AND BETWEEN BENEFICIARY AND DIAMOND LNG LLC AND ZACHRY CONSTRUCTION CORPORATION, JOINTLY AND SEVERALLY, (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME).

THE UNDERSIGNED HEREBY REQUESTS TERMINATION OF THIS LETTER OF CREDIT AND CONFIRMATION TO APPLICANT OF SAID TERMINATION.

THE LETTER OF CREDIT SHALL EXPIRE ON [                    ], 20[    ].

SABINE PASS LNG, L.P.

By:
Name:
Title:

8

ANNEX V

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

DRAWING CERTIFICATE

                    , 20

TO:	[ISSUING BANK NAME]
[ISSUING BANK ADDRESS]

RE:	IRREVOCABLE STANDBY LETTER OF CREDIT NO.

GENTLEMEN:

REFERENCE IS MADE TO THAT CERTAIN IRREVOCABLE STANDBY LETTER OF CREDIT NO.              (THE “LETTER OF CREDIT”) ISSUED BY YOU IN FAVOR OF SABINE PASS LNG, L.P. (“BENEFICIARY”).

IN ACCORDANCE WITH THAT CERTAIN LUMP SUM SABINE PASS LNG PROJECT (PHASE 2) ENGINEER, PROCURE AND CONSTRUCT (EPC) LNG TANK CONTRACT DATED AS OF [                    ], BY AND BETWEEN BENEFICIARY AND [                                              (“APPLICANT”)] (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”), THE UNDERSIGNED, AN AUTHORIZED OFFICER OF BENEFICIARY, DOES HEREBY CERTIFY THAT:

1. BENEFICIARY HAS BEEN NOTIFIED THAT YOU HAVE DECIDED NOT TO EXTEND THE LETTER OF CREDIT BEYOND THE CURRENT EXPIRATION DATE;

2. [APPLICANT] HAS NOT DELIVERED TO BENEFICIARY A REPLACEMENT LETTER OF CREDIT SUBSTANTIALLY IDENTICAL TO THE LETTER OF CREDIT (I.E., IRREVOCABLE STANDBY LETTER OF CREDIT NO.             ) FROM A COMMERCIAL BANK IN THE UNITED STATES OF AMERICA RATED AT LEAST A- BY STANDARD & POOR’S AND AT LEAST A3 BY MOODY’S INVESTORS SERVICES, AND THIRTY (30) OR LESS CALENDAR DAYS REMAIN BEFORE THE EXPIRATION OF THE CURRENT EXPIRATION DATE; AND

3. BENEFICIARY IS ENTITLED TO PAYMENT OF U.S.$[            ].

YOU ARE REQUESTED TO REMIT PAYMENT OF THIS DRAWING IN IMMEDIATELY AVAILABLE FUNDS BY WIRE TRANSFER TO THE FOLLOWING ACCOUNT:

[ACCOUNT INFORMATION]

IN WITNESS WHEREOF, THE UNDERSIGNED HAS EXECUTED AND DELIVERED THIS CERTIFICATE AS OF THIS          DAY OF                     , 20    .

SABINE PASS LNG, L.P.

By:
Name:
Title:

9

Execution Version

SABINE PASS LNG TERMINAL PROJECT (PHASE 2)

EXHIBIT “C”

ENGINEER, PROCURE AND CONSTRUCT (EPC) LNG TANK CONTRACT

QUANTITIES, PRICING AND DATA

1.0	TANK CONTRACT PRICE	2

2.0	ADJUSTMENT FOR 9% NICKEL STEEL MATERIALS	2

3.0	ADJUSTMENT FOR WAGES	2

APPENDICES

C-1	9% NICKEL STEEL MATERIALS ADJUSTMENT	3

C-2	PRELIMINARY PAYMENT FLOW (DIAMOND)	4

C-3	PRELIMINARY PAYMENT FLOW (ZACHRY)	5

Exhibit C

Tank Contract

1.0	TANK CONTRACT PRICE

1.1	The Tank Contract Price is ONE HUNDRED THIRTY NINE MILLION EIGHTY SIX THOUSAND TWO HUNDRED NINETY THREE and NO CENTS ($139,086,293).

1.2	The Tank Contract Price is subject to adjustment only by a Change Order issued in accordance with GC-32 and includes all Taxes payable by Tank Contractor and its Subcontractors and Subsubcontractors in connection with the Work, the Louisiana Sales and Use Tax Allowance, the Labor Compensation Allowance, an allowance for Permits as set forth in GC-8, and costs, charges and expenses of whatever nature necessary for performance of the Work.

1.3	Set forth in Appendices C-2 and C-3 are preliminary payment flow charts (cash curves) for Tank Contractor.

2.0	ADJUSTMENT FOR 9% NICKEL STEEL MATERIALS

2.1	The Tank Contract Price shall be subject to an [upward or downward] adjustment by Change Order for changes in commodity pricing of 9% nickel steel as set forth in Appendix C-1.

3.0	ADJUSTMENT FOR WAGES

3.1	The Tank Contract Price shall be subject to an upward adjustment for changes in Field Labor Rates and Compensation in accordance with SC-45.

APPENDIX C-1

9% NICKEL STEEL MATERIALS ADJUSTMENT

The Tank Contract Price shall be subject to an [upward or downward] adjustment by Change Order for changes in commodity pricing of 9% nickel steel as follows:

1.0 The date for determining the adjustment for 9% nickel steel shall be the “Exercise Date”, which is the day that PURCHASER gives TANK CONTRACTOR written notice that PURCHASER wants to set the date for determining the 9% nickel steel adjustment.

The Exercise Date shall be no later than September 30, 2006.

2.0 Adjustment for 9% Nickel Steel Material (“9Ni adj”):

9 Ni adj = [3,130 ton x 0.09 x (N1-21,000)] x 1.014

Where:

“N1” is the 3-month bid price of nickel (in U.S.$/metric ton), as published in the Wall Street Journal on the day of the Exercise Date.

“21,000” is the 3-month bid price of nickel (in U.S.$/metric ton), as published in the Wall Street Journal on June 8, 2006.

“1.014” is based on TANK CONTRACTOR’S procurement management charge for the 9% nickel.

APPENDIX C-2

Preliminary Payment Flow Diamond Only

Month	Incremental Gross Percentage	Incremental Gross Payment	Cumulative Gross Percentage	Cumulative Gross Payment	Retainage	Incremental Net Payment	Cumulative Net Payment
Apr-06	0.00%	$—	0.00%	$—	$—	$—	$—
May-06	0.00%	$—	0.00%	$—	$—	$—	$—
Jun-06	0.00%	$—	0.00%	$—	$—	$—	$—
Jul-06	0.00%	$—	0.00%	$—	$—	$—	$—
Aug-06	5.00%	$2,733,993	5.00%	$2,733,993	$136,700	$2,597,293	$2,597,293
Sep-06	8.40%	$4,591,127	13.40%	$7,325,119	$229,556	$4,361,570	$6,958,863
Oct-06	0.80%	$440,166	14.20%	$7,765,286	$22,008	$418,158	$7,377,022
Nov-06	0.67%	$367,589	14.87%	$8,132,875	$18,379	$349,210	$7,726,231
Dec-06	1.31%	$714,179	16.18%	$8,847,054	$35,709	$678,470	$8,404,702
Jan-07	1.10%	$601,862	17.28%	$9,448,916	$30,093	$571,768	$8,976,470
Feb-07	3.38%	$1,848,538	20.66%	$11,297,453	$92,427	$1,756,111	$10,732,581
Mar-07	4.79%	$2,620,868	25.45%	$13,918,321	$131,043	$2,489,824	$13,222,405
Apr-07	4.36%	$2,383,642	29.81%	$16,301,963	$119,182	$2,264,459	$15,486,864
May-07	3.99%	$2,180,299	33.80%	$18,482,261	$109,015	$2,071,284	$17,558,148
Jun-07	2.39%	$1,306,672	36.19%	$19,788,933	$65,334	$1,241,338	$18,799,486
Jul-07	2.57%	$1,404,921	38.76%	$21,193,854	$70,246	$1,334,675	$20,134,162
Aug-07	3.97%	$2,169,327	42.73%	$23,363,181	$108,466	$2,060,860	$22,195,022
Sep-07	2.97%	$1,622,903	45.70%	$24,986,084	$81,145	$1,541,758	$23,736,780
Oct-07	5.57%	$3,046,375	51.27%	$28,032,460	$152,319	$2,894,057	$26,630,837
Nov-07	5.85%	$3,198,635	57.12%	$31,231,095	$159,932	$3,038,704	$29,669,540
Dec-07	5.84%	$3,193,475	62.96%	$34,424,570	$159,674	$3,033,801	$32,703,341
Jan-08	7.32%	$4,004,572	70.28%	$38,429,142	$200,229	$3,804,343	$36,507,685
Feb-08	8.15%	$4,456,790	78.43%	$42,885,932	$222,840	$4,233,951	$40,741,635
Mar-08	5.00%	$2,731,750	83.43%	$45,617,682	$136,588	$2,595,163	$43,336,798
Apr-08	1.84%	$1,005,253	85.27%	$46,622,935	$50,263	$954,990	$44,291,788
May-08	2.05%	$1,118,832	87.31%	$47,741,767	$55,942	$1,062,890	$45,354,678
Jun-08	1.33%	$727,413	88.64%	$48,469,180	$36,371	$691,043	$46,045,721
Jul-08	0.64%	$348,835	89.28%	$48,818,015	$17,442	$331,393	$46,377,114
Aug-08	0.82%	$446,302	90.10%	$49,264,317	$22,315	$423,987	$46,801,102
Sep-08	1.97%	$1,079,226	92.07%	$50,343,543	$53,961	$1,025,264	$47,826,366
Oct-08	1.74%	$952,047	93.81%	$51,295,590	$47,602	$904,445	$48,730,811
Nov-08	1.26%	$689,615	95.07%	$51,985,205	$34,481	$655,134	$49,385,945
Dec-08	1.01%	$552,084	96.08%	$52,537,289	$27,604	$524,480	$49,910,425
Jan-09	1.00%	$547,647	97.08%	$53,084,936	$27,382	$520,265	$50,430,690
Feb-09	0.99%	$542,434	98.08%	$53,627,370	$27,122	$515,312	$50,946,002
Mar-09	0.98%	$537,176	99.06%	$54,164,546	$26,859	$510,317	$51,456,318
Apr-09	0.94%	$515,297	100.00%	$54,679,844	$25,765	$489,533	$51,945,852
May-09	0.00%	$—	100.00%	$54,679,844	$—	$—	$54,679,844
Jun-09	0.00%	$—	100.00%	$54,679,844	$—	$—	$54,679,844
Jul-09	0.00%	$—	100.00%	$54,679,844	$—	$2,733,992	$54,679,844
Aug-09	0.00%	$—	100.00%	$54,679,844	$—	$—	$54,679,844
Sep-09	0.00%	$—	100.00%	$54,679,844	$—	$—	$54,679,844

		$54,679,844			$2,733,992		$54,679,844

					Total Retainage

APPENDIX C-3

Preliminary Payment Flow Zachry Only

Month	Incremental Gross Percentage	Incremental Gross Payment	Cumulative Gross Percentage	Cumulative Gross Payment	Retainage	Incremental Net Payment	Cumulative Net Payment
Apr-06	0.00%	$—	0.00%	$—	$—	$—	$—
May-06	0.00%	$—	0.00%	$—	$—	$—	$—
Jun-06	0.00%	$—	0.00%	$—	$—	$—	$—
Jul-06	0.00%	$—	0.00%	$—	$—	$—	$—
Aug-06	5.00%	$3,970,322	5.00%	$3,970,322	$198,516	$3,771,806	$3,771,806
Sep-06	1.17%	$931,853	6.17%	$4,902,175	$46,593	$885,260	$4,657,066
Oct-06	1.08%	$859,758	7.26%	$5,761,933	$42,988	$816,770	$5,473,836
Nov-06	2.91%	$2,308,615	10.16%	$8,070,547	$115,431	$2,193,184	$7,667,020
Dec-06	5.54%	$4,397,766	15.70%	$12,468,313	$219,888	$4,177,878	$11,844,898
Jan-07	4.53%	$3,595,408	20.23%	$16,063,722	$179,770	$3,415,638	$15,260,536
Feb-07	1.54%	$1,220,078	21.77%	$17,283,800	$61,004	$1,159,075	$16,419,610
Mar-07	2.40%	$1,909,540	24.17%	$19,193,340	$95,477	$1,814,063	$18,233,673
Apr-07	1.41%	$1,116,419	25.58%	$20,309,759	$55,821	$1,060,598	$19,294,271
May-07	1.63%	$1,297,874	27.21%	$21,607,634	$64,894	$1,232,981	$20,527,252
Jun-07	2.09%	$1,661,329	29.30%	$23,268,963	$83,066	$1,578,263	$22,105,515
Jul-07	2.47%	$1,958,555	31.77%	$25,227,518	$97,928	$1,860,627	$23,966,142
Aug-07	2.44%	$1,933,991	34.21%	$27,161,509	$96,700	$1,837,292	$25,803,434
Sep-07	3.88%	$3,079,066	38.08%	$30,240,575	$153,953	$2,925,113	$28,728,547
Oct-07	4.22%	$3,349,844	42.30%	$33,590,420	$167,492	$3,182,352	$31,910,899
Nov-07	4.78%	$3,791,665	47.08%	$37,382,085	$189,583	$3,602,082	$35,512,981
Dec-07	4.31%	$3,425,220	51.39%	$40,807,305	$171,261	$3,253,959	$38,766,940
Jan-08	3.24%	$2,568,830	54.63%	$43,376,134	$128,441	$2,440,388	$41,207,328
Feb-08	4.29%	$3,406,594	58.92%	$46,782,728	$170,330	$3,236,264	$44,443,592
Mar-08	4.73%	$3,757,245	63.65%	$50,539,973	$187,862	$3,569,383	$48,012,975
Apr-08	3.47%	$2,758,349	67.12%	$53,298,323	$137,917	$2,620,432	$50,633,407
May-08	4.77%	$3,783,970	71.89%	$57,082,293	$189,198	$3,594,771	$54,228,178
Jun-08	5.30%	$4,205,190	77.18%	$61,287,482	$210,259	$3,994,930	$58,223,108
Jul-08	4.29%	$3,404,891	81.47%	$64,692,373	$170,245	$3,234,646	$61,457,754
Aug-08	3.98%	$3,159,478	85.45%	$67,851,851	$157,974	$3,001,504	$64,459,258
Sep-08	2.29%	$1,817,790	87.74%	$69,669,640	$90,889	$1,726,900	$66,186,158
Oct-08	2.00%	$1,590,491	89.74%	$71,260,132	$79,525	$1,510,967	$67,697,125
Nov-08	1.63%	$1,290,837	91.37%	$72,550,969	$64,542	$1,226,296	$68,923,421
Dec-08	1.35%	$1,071,377	92.72%	$73,622,346	$53,569	$1,017,808	$69,941,229
Jan-09	1.98%	$1,573,386	94.70%	$75,195,732	$78,669	$1,494,716	$71,435,945
Feb-09	1.74%	$1,384,624	96.44%	$76,580,355	$69,231	$1,315,392	$72,751,337
Mar-09	1.53%	$1,213,092	97.97%	$77,793,447	$60,655	$1,152,437	$73,903,775
Apr-09	0.95%	$754,885	98.92%	$78,548,332	$37,744	$717,141	$74,620,915
May-09	0.67%	$531,549	99.59%	$79,079,881	$26,577	$504,971	$75,125,887
Jun-09	0.41%	$326,568	100.00%	$79,406,449	$16,328	$310,240	$75,436,127
Jul-09	0.00%	$—	100.00%	$79,406,449	$—	$3,970,322	$79,406,449
Aug-09	0.00%	$—	100.00%	$79,406,449	$—	$—	$79,406,449
Sep-09	0.00%	$—	100.00%	$79,406,449	$—	$—	$79,406,449

		$79,406,449			$3,970,322		$79,406,449

					Total Retainage
WAGE RATE ALLOWANCE		$5,000,000
TOTAL CONTRACT PRICE		$84,406,449

EXHIBIT “D”

FOR

PHASE 2 LNG TANKS

003	7/17/06	K&S Revisions

002	10/28/05	REVISED AS NOTED	TW	GGG

001	06 May 05	REVISED WHERE NOTED, ISSUED FOR CONTRACT	GGG

000		ISSUED FOR SUBCONTRACT	GGG

NO	DATE	REASON FOR REVISION	BY	CK’D	APPR	APPR

		EXHIBIT “D” FOR LNG TANKS	JOB NO.			REV

		SP LNG PHASE 2 EXPANSION TERMINAL PROJECT				003

LNG STORAGE TANKS

SABINE PASS LNG PROJECT PHASE 2, SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

1.0	DESCRIPTION OF WORK - GENERAL		1

2.0	SCOPE OF WORK - ENGINEERING AND PROCUREMENT		1
	2.1	General	1
	2.2	Specifications, Drawings and Referenced Documents	2
	2.3	Tanks	2
	2.4	Other Equipment	3
	2.5	Civil and Structural	4
	2.6	Piping	4
	2.7	Instrumentation / Control Systems	5
	2.8	Electrical	7
	2.9	Options:	11
	2.10	Document / Data Requirements	11

3.0	SCOPE OF WORK - CONSTRUCTION		13
	3.1	General	13
	3.2	Field Verification	14
	3.3	Site Preparation	14
	3.4	Tank	16
	3.5	Other Equipment	17
	3.6	Piping	18
	3.7	Structural Steel and Concrete	19
	3.8	Insulation	19
	3.9	Painting	20
	3.10	Instrumentation / Control Systems	20
	3.11	Electrical	20
	3.12	Warehousing / Onsite Storage	21
	3.13	Machinery Installation	21
	3.14	As-Built Drawings	21

4.0	PRE-COMMISSIONING I PURGING		22
	4.1	Pre-commissioning	22
	4.2	Drying/Purging/Cooldown of LNG Tanks and Accessories (piping etc)	24

5.0	WORK NOT INCLUDED		24

6.0	ITEMS SUPPLIED BY THE PURCHASER AND LIMITATIONS THERETO		24

7.0	ITEMS SUPPLIED BY TANK CONTRACTOR		25
	7.1	In the Home Office	25
	7.2		26
	7.3	Transportation & Delivery	26
	7.4	Return Cargo	26

7.5	TANK CONTRACTOR’s Jobsite Office	26
7.6	TANK CONTRACTOR’s Other Temporary Building/Facilities. including, as required	27
7.7	Other Temporary Facilities / Services	27
7.8	Vehicles	28
7.9	Consumables	28
7.10	Steam/Air/Nitrogen	29

ATTACHMENTS

ATTACHMENT I	PROJECT SPECIFICATIONS

ATTACHMENT II	DRAWING AND DATA REQUIREMENTS

ATTACHMENT III	INSPECTION AND TESTING REQUIREMENTS

ii

LNG STORAGE TANKS

SP LNG PROJECT, SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

1.0	DESCRIPTION OF WORK - GENERAL

The intent of this Exhibit “D” is to provide TANK CONTRACTOR with a general outline of its expected Scope of Work. TANK CONTRACTOR shall examine all the Tank Contract Documents including all drawings, specifications and other referenced documents to determine the full extent of the Work.

The scope of work (herein called the “Scope of Work” or the “Work”) for this Tank Contract generally includes all necessary engineering design, procurement of materials and equipment, fabrication, delivery, erection, installation, testing and pre-commissioning of two (or three if PURCHASER exercises Option 1) 160,000 cubic meter net capacity (Cold), above ground, single containment, LNG storage tank(s) at the Phase 2 Facility, Sabine Pass, Louisiana.

TANK CONTRACTOR shall maintain close communications and coordination with PURCHASER during all phases of engineering design, procurement and construction.

2.0	SCOPE OF WORK - ENGINEERING and PROCUREMENT

2.1	General

TANK CONTRACTOR shall perform all the detailed engineering design and procurement of all necessary materials and equipment required to ensure that the LNG tanks will be safe, functional, fully operational and in compliance with API 620 (10th Edition, 2004 Addendum) and NFPA 59A (2001) codes, Project Specifications, and GECP. Design and purchased components will include but not necessarily be limited to: tank foundation, single containment tanks, associated equipment and structures, piping, tank insulation, instrumentation and electrical systems.

TANK CONTRACTOR’s Work, unless specified otherwise herein, shall extend to its “Battery Limits” (also “B.L.”), defined as 20 feet beyond the outside perimeter of outer tank.

TANK CONTRACTOR shall prepare and provide its procedure for Positive Material Identification for review by the PURCHASER.

2.2	Specifications, Drawings and Referenced Documents

2.2.1	All Work shall be performed in strict accordance with the Specifications listed in Attachment I to this Exhibit “D” and with the Drawings and Reference Documents listed in Exhibit “E” of this Tank Contract, which by reference herein are made part of this Scope of Work.

The latest edition of all applicable codes and standards shall be considered as part of the specified specifications, drawings and referenced documents. The latest edition shall mean edition, addenda, clarifications, etc., in force on the effective date of this Tank Contract. In the event of conflict between documents, the more stringent shall govern.

2.3	Tanks

Two (2) (or three (3), if PURCHASER exercises Option 1) 160,000m3 each net capacity tanks shall be designed and furnished by TANK CONTRACTOR for the Phase 2 Facility at Sabine Pass, Louisiana. The tanks shall be designed as single containment tanks, and shall include the following main components:

•	A 9% Nickel (Ni) steel, open top, inner tank.

•	A carbon steel outer tank.

•	A carbon steel domed roof.

•	An interior aluminum suspended deck.

•	An insulation system for the tank and internal piping.

•	An elevated slab foundation (as detailed in sections below).

•	Access stairways, walkways and platforming, including perimeter and diagonal walkways, complete with handrails and galvanized steel grating. All nozzles, valves, instruments and other appurtenances shall be accessible from walkways and platforms.

•	Structural steel tower for support of piping from tank top sides to the pipe rack at grade.

The tank shall include the following accessories:

•	Name plates.

•	Manholes/Nozzles and internal piping including four (4) 36” diameter pump columns, stilling wells, cooldown spray ring & nozzles, etc. The location of tank nozzles and accessories shall be reviewed and approved by PURCHASER during detailed engineering.

2

•	Purge and venting system for insulation spaces.

•	Stairway access from roof platform to grade.

•	Caged escape ladder from tank roof to grade.

•	Top Sides Platforms, stairways, and ladders.

•	Lighting, including emergency egress lighting.

•	A spill protection system (trough) to protect the roof against LNG spills.

•	Three (3) dual 300-watt red aviation lights with obstruction lighting controller/flasher.

•	Two (2) spare gaskets each for all blinded and bolted connections within the Battery Limits.

•	Clips to measure foundation/tank settlements; TANK CONTRACTOR shall prepare a procedure to monitor such settlement and provide the allowable settlements.

•	Calibration curves, equations and gauge tables in order to calibrate the inner tank volume after its erection. (Optional)

Performance Guarantee: TANK CONTRACTOR shall prepare and submit Heat Leak and Boil-Off Calculations. No other performance guarantees apply.

2.4	Other Equipment

TANK CONTRACTOR shall design and supply for each tank:

•	A jib crane and trolley/hoist system capable of installing, retracting and lowering to grade the Submerged Loading Pumps, and all valves, instruments and other appurtenances.

•	Pump filter boxes, columns, bellows, brackets, links, guides and thermal barrier blocks for the Submerged Loading Pumps.

•	Two (2) Utility Stations consisting of Plant Air and Nitrogen, complete with hose connections, 100 feet long hoses, and hose reels.

•	Pressure and vacuum relief valves (“PRVs” and “VRVs”).

•	Nitrogen snuffing will be provided at the tailpipe of each LNG storage tank pressure relief valve stack. This will enable a fire in the relief valve discharge piping to be extinguished. The nitrogen piping for the relief valve tailpipe purging will be run down the side of the tank and terminate with a valve in a safe location at grade.

3

2.5	Civil and Structural

•	TANK CONTRACTOR shall provide a Civil/Structural design based on the following:

Ground accelerations for the Safe Shutdown Earthquake (SSE) condition and the peak ground acceleration for the Operating Basis Earthquake (OBE).

•	Tank foundation: TANK CONTRACTOR shall design the tank foundation based on the Geotechnical report supplied by PURCHASER and enclosed in Exhibit E.

•	TANK CONTRACTOR shall design in accordance with the Geotechnical report listed in Exhibit E. TANK CONTRACTOR shall immediately notify PURCHASER in writing before proceeding with any Work if differing soil conditions are encountered.

•	TANK CONTRACTOR shall be responsible for the design and installation of all piles. TANK CONTRACTOR shall provide a detailed Quality Assurance and testing procedure for approval by PURCHASER 2 months [60 DAYS] prior to start of production pile activities.

•	TANK CONTRACTOR shall provide concrete quality/design specifications.

•	PURCHASER shall make available the existing concrete supply batch plant on the Site for supply of concrete to TANK CONTRACTOR for the Work, which shall provide ready-mix concrete of sufficient strength and quality for the foundations of the Phase 2 Tanks, and which shall supply such concrete in quantities sufficient to support the progress of the Work. TANK CONTRACTOR shall be responsible for all costs associated with purchasing such concrete from such batch plant.

•	TANK CONTRACTOR shall be responsible for the foundation for all other tank components and accessories, including superstructure, control panels and junction boxes, piping, piping supports, cable tray and conduit supports, etc., within the B.L.

•	TANK CONTRACTOR shall be responsible for steel superstructure, all walkways, stairways and roof platforms, ladders, suspended roof, etc. Roof platforms shall be designed to support and accommodate all maintenance activities, including dropping and setting down of Submerged Loading Pumps on the roof platform.

2.6	Piping

The TANK CONTRACTOR shall have the sole responsibility for complete design and supply of the piping and piping stress analysis and supports within the battery limit of each LNG tank.

4

Design shall include checking for all load conditions including normal operation, upset, water hammer/seismic, shutdown, and hydrotest, and include the following:

•	Purge and venting systems;

•	Block valves and vents for PRVs and VRVs;

•	All process and utility piping including pipe supports, guides, spring hangers, bolts, gaskets, blinds, etc.;

•	Thermal barrier blocks.

PURCHASER will provide the hydrodynamic piping analysis for the LNG unloading from the LNG loading arms to the tanks for use by TANK CONTRACTOR.

TANK CONTRACTOR shall develop and provide as a minimum, but without limitation, the following for review by PURCHASER:

•	Allowable nozzle loads;

•	Piping plans and sections;

•	Tie-in and location plan;

•	Platform drawings;

•	Piping Isometrics.

2.7	Instrumentation/Control Systems

TANK CONTRACTOR shall recommend the necessary instrumentation and controls required to safely operate and protect each of the storage tanks. These recommendations shall be submitted to PURCHASER and shall include, as a minimum but without limitation, the following:

•	Tank Data Acquisition System (see below);

•	Tank wall temperature sensors (Cool Down);

•	Tank bottom temperature sensors (Cool Down);

•	Outer tank floor and suspended deck low temperature sensors;

•	Density/level/temperature sensor (servo type);

•	Tank level sensors (redundant, servo type);

•	High level switch;

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•	Tank pressure transmitter (redundant);

•	Tank temperature profile sensors;

•	Vapor space temperature sensors;

•	Inner tank movement monitoring system;

•	Tank pressure/vacuum relief valves.**

**	It is the TANK CONTRACTOR’s responsibility to size the pressure/vacuum relief valves.

All electronic instruments shall be designed and wired to TANK CONTRACTOR-supplied junction boxes located at grade, 20 feet horizontally from the base of the tank (i.e. within the Battery Limits) and include:

•	Cable trays and supports;

•	Installation materials, including cables, tubes, conduits, junction boxes, etc.

TANK CONTRACTOR shall provide calculations and certification for pressure/vacuum relief valves.

TANK CONTRACTOR shall be responsible for installing control valves and other instrumentation shown within the boundary limits of TANK CONTRACTOR’s package on the referenced P&ID’s. TANK CONTRACTOR shall clearly identify the location and physical interconnection of this equipment on approval drawings submitted to PURCHASER.

TANK CONTRACTOR shall design and supply running instrument air sub-headers (with isolation valves for take-offs) from TANK CONTRACTOR Battery Limits to those areas requiring this service.

TANK CONTRACTOR shall perform calibration tests for all instruments provided by TANK CONTRACTOR or any Subcontractor or Sub-subcontractor for the Phase 2 Tanks. TANK CONTRACTOR shall provide additional gas detection instrumentation to cover the air gap below the elevated slab. A minimum of 8 gas detectors per tank shall be furnished. The gas detectors shall be wired to the junction boxes at the Battery Limits.

TANK CONTRACTOR shall provide complete and comprehensive testing procedures for all equipment and systems provided.

TANK CONTRACTOR shall develop as part of this Scope of Work the following information, as a minimum but without limitation:

•	ISA (Instrument Society of America) data sheets for all TANK CONTRACTOR-supplied instrumentation.

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•	Layout and Installation details for instruments including Instrument location drawings, conduit & cable routing drawings and wiring/connection drawings.

•	Instrument wiring, termination drawings loop diagrams and single line diagrams.

Tank Data Acquisition System

The following is an expanded description of the data acquisition system for each tank. The data acquisition system shall be a microprocessor-based programmable controller (PC) equipped with TANK CONTRACTOR provided control software and shall receive, display, trend and historize the signals from the gauges, temperature sensors and other instrumentation signals at the storage tank. The PC shall be located in the Plant Control Room remote from the storage tank with printing and historical data storage capabilities. A remote indicator of tank level shall be provided at the Jetty.

TANK CONTRACTOR’s design for the data acquisition system shall include the interconnecting cable network between the PC, the remote station at the Jetty and the local junction box, which marshals field wiring from the tank instrumentation. Physical installation of TANK CONTRACTOR-designed cabling to the control room and the Jetty from the local junction box shall be by PURCHASER, although final commissioning and testing shall be the sole responsibility of TANK CONTRACTOR. Components of the PC, including hardware and interconnecting network cabling, shall be provided in a redundant configuration if required to provide a safe and reliable system.

The PC shall be able to communicate to the Plant DCS System, provided by PURCHASER, for information sharing purposes via standard Modbus OPC protocol. TANK CONTRACTOR shall provide a PC or PC simulator to adequately test this signal interface during PURCHASER’s DCS Factory Acceptance Test. PURCHASER’s representatives shall witness such tests.

2.8	Electrical

TANK CONTRACTOR’s scope of design and supply of electrical equipment shall be in accordance with the referenced Project Specifications.

TANK CONTRACTOR shall design and supply all electrical equipment and materials in accordance with, the referenced Project Specifications, the National Electrical Code (NEC), NFPA 59A, and GECP. All electrical equipment and materials shall also meet the requirements of the electrical hazardous area classification for the tank area, as defined in Exhibit “E” — Drawings.

Electrical equipment shall be listed and labeled by UL (when applicable).

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2.8.1	TANK CONTRACTOR shall determine the electrical hazardous area classification for the tank area, using the most stringent requirements, specified in Section 5.9 of Project Specification for Electrical Design Basis 3DR-E12F-00001 and in accordance with the requirements of latest editions of NFPA 59A and API 505. The electrical material shall be suitable for installation in Class 1, Div. 2, Group D Area Classification.

2.8.2	TANK CONTRACTOR’s provisions for the electrical service to PURCHASER’s supplied submerged LNG pump motors shall consist of:

•	TANK CONTRACTOR shall coordinate with the pump vendor, through the PURCHASER’s LNG pump specialist, the accommodation of sealing provisions and strain relief for pump motor cables, which will exit the top of the tank(s).

•	TANK CONTRACTOR shall provide and locate mounting brackets on top of each tank for the PURCHASER’s pump motor service connection boxes for each pump motor. TANK CONTRACTOR shall coordinate mounting provisions and box dimensions with the pump vendor through PURCHASER’s pump specialist.

•	Tank supported ladder type, heavy duty aluminum (NEMA 20C) or hot dipped galvanized carbon steel cable tray shall be furnished and routed from the pump motor service connection boxes down to the base of each tank and the tray shall extend 20 feet horizontally from the base of each tank. Connection boxes shall be of sufficient size to terminate PURCHASER supplied shielded cables, stress cones and provision to ground cable shield. The cable tray shall be of sufficient strength to support PURCHASER’s cables that PURCHASER will install to the LNG pump junction boxes at the top of each tank.

2.8.3	Deleted.

2.8.4	TANK CONTRACTOR shall design, supply, and install all required equipment and materials for a complete tank lighting system, including:

•	Electrical lighting systems (both normal and standby/egress) for the tank stairways and roof platforms. Lighting system, including the lighting controller, shall be designed in accordance with NFPA 59A.

•	Junction boxes. All wiring shall be brought to interface junction boxes, located at grade, for lighting, convenience receptacles, and in-tank pump hoists.

•	The available voltage for lighting is 120 VAC single phase, 60 Hz. The lighting system shall be completely wired to a NEMA 4X 304 stainless steel junction box. Circuits shall be supplied with 20A breakers with a maximum loading of 12A per circuit. Separate circuits for standby and normal power lighting shall be furnished. All wiring shall be bottom or side entry.

•	High-pressure sodium, 70 watt, lighting fixtures. The lighting systems shall be designed to provide a minimum of 5fc in accordance with API Code 540. Lighting

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fixtures shall be suitable for installation in a Class 1, Div. 2, Group D area, and shall have as a minimum a T-rating of “T2A.” Photometric calculations shall be provided for PURCHASER review and approval.

•	Junction boxes and associated wiring shall be furnished and installed 20 feet horizontally from the base of the tank, within the B.L.

•	Circuit distribution shall ensure that the failure of any single circuit shall not leave any area in darkness. The circuit number shall be marked on each fixture and on the conductors in junction boxes.

•	One 120-Volt, 20-ampere receptacle at every platform, one at each end of the LNG Loading Pump platform atop the tank, and one at the tank base near the stairway.

•	TANK CONTRACTOR shall design, supply and install lightning protection in accordance with NFPA 59A.

•	TANK CONTRACTOR shall design, supply and install aviation obstruction lighting systems in accordance with Federal Aviation Authority, International Regulation ICAO and local government regulations. The aviation lighting component shall be suitable for the area classification. The aviation obstruction lights shall be rated for 120V or 208 Volt, single phase, 60 Hz and shall be on independent standby power circuits.

PURCHASER will design and supply power cable up to TANK CONTRACTOR’s junction boxes, located inside its B.L. near the tank base.

2.8.5	TANK CONTRACTOR shall design, supply and install all required equipment and materials for a complete tank grounding system, including:

•	A minimum of four (4) welded grounding lugs placed at opposite sides of each tank base outer container. Lugs shall be connected to TANK CONTRACTOR’s ground grid with #4/0 AWG, bare, stranded copper conductors. Welded grounding lugs shall be drilled for NEMA two (2) hole lug spacing.

•	Protection against the build-up of static charges.

•	Grounding of each of the main junction boxes, heating controllers, stairways, platforms, and cable trays.

•	A bare copper equipment grounding conductor run in each cable and each conduit, including lighting circuits.

•	A #4/0 AWG, bare, stranded, copper grounding conductor, buried a minimum 24 inches below grade, around the perimeter of the B.L.

PURCHASER will design and supply the main plant grounding grid connection to TANK CONTRACTOR’s grounding system.

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2.8.6	TANK CONTRACTOR shall design, supply and install all wiring, conductors, and raceway systems required for a complete electrical installation, including:

•	Cables shall be sunlight resistant, Type TC, construction and shall meet the requirements of the Project Specifications. Conductors shall be stranded copper, insulated with 600 Volt XHHW-2 insulation rated 200°F dry and 165°F wet. The cable shall be rated for cable tray use, direct sunlight, above and below grade conduit, and for wet locations. A bare copper equipment grounding conductor shall be part of the cable. The cable components shall be suitable for -12°F (minus) minimum ambient temperature.

•	Termination lugs shall be non-insulated compression barrel type ring tongue.

•	Terminations shall have heat shrinkable pre-printed wire markers at each end, on each wire.

•	Cables in cable tray shall be secured to tray rungs by stainless steel banding material in both horizontal and vertical runs at not less than 3 feet centers. Strain relief Kellum grips shall be used for vertical runs exceeding 20 feet.

•	Cable tray shall be copper free aluminum or hot dipped galvanized carbon steel ladder type with 9 inch rung spacing, NEMA VE-1 Class 20C. Cable tray hardware shall be 304 stainless steel. Changes in direction shall be accomplished with standard tray fittings with a radius not less than 24 inches. TANK CONTRACTOR shall design and furnish all cable tray and tray supports.

•	Conduit shall be galvanized rigid steel or rigid aluminum, schedule 40 minimum. Minimum conduit size shall be 3/4 inch. Conduit fittings shall be threaded malleable iron.

•	Main junction boxes shall be stainless steel and shall have drain plugs to remove moisture, except for NEMA 7 and purged junction boxes. Doors shall have 304 stainless steel hardware and shall have full length hinges.

•	Nameplates shall be lamacoid type, attached with stainless steel screws.

•	Nameplates shall be white background with black 1/8 inch high letters (minimum). Main nameplates shall have 3/4 inch minimum letter size. Legends for nameplates will be approved by PURCHASER.

2.8.7	Shelter

TANK CONTRACTOR shall design and supply a rain/sun shelter, at the base of each tank, of sufficient size to cover the main junction boxes and all other power interface boxes, and local level indicators. The shelter shall be of sufficient dimensions and height to allow for easy access to all equipment by operations/maintenance personnel. Shelter design shall be approved by PURCHASER prior to fabrication.

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2.8.8	TANK CONTRACTOR shall develop as part of this Scope of Work, the following information, as a minimum but without limitation:

•	Area classification;

•	Electrical schematic diagrams;

•	Electrical wiring diagrams including connection diagrams for junction boxes;

•	Electrical cable tray layouts;

•	Dimensional outline drawing showing location of all major electrical equipment including junction boxes, panel boards and motors;

•	Location and size of allocated PURCHASER connections to TANK CONTRACTOR’S junction box;

•	Tank base electrical heater and raceway system layout (if required);

•	Electrical interface details: LNG tank and LNG pump motors, e.g., cables, terminations, junction boxes;

•	Electrical lighting and socket outlet and wiring diagrams;

•	Earthing diagram;

•	Detailed bill of material including name of manufacturer, catalog number and all components and catalog cut sheets;

•	System electrical calculations;

•	Electrical testing procedures;

•	Certified test reports.

2.9	Options:

TANK CONTRACTOR may propose alternate materials of construction; any such proposals should include prior experience in the use of such alternate materials in similar applications.

2.10	Document / Data Requirements

2.10.1	Drawings and Data

•	Drawings and other data shall be submitted for PURCHASER’s review as listed in Attachment II – Document Requirement Sheet. Drawings will be returned to TANK CONTRACTOR within 10 Working Days. Reviews by the PURCHASER shall not release TANK CONTRACTOR of any of its duties, obligations or liabilities provided under this Tank Contract.

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•	TANK CONTRACTOR shall provide a list of all documentation to be submitted.

•	TANK CONTRACTOR shall provide a document index of all engineering, TANK CONTRACTOR and construction documents for all equipment and materials.

•	All design and construction drawings shall be produced in Autocad 2002.

2.10.2	Operations / Maintenance Manuals

•	Two (2) complete draft sets of an Operations and Maintenance Manual shall be submitted in accordance with Section 7.4 (7) of the Special Conditions of this Tank Contract, covering all materials, equipment and systems installed under this Tank Contract, and further including a spare parts list.

•	PURCHASER will review and issue comments within 30 Days; after PURCHASER’s review TANK CONTRACTOR shall update and issue ten (10) complete final sets within an additional 30 Business Days.

2.10.3	Data Books

•	Data Books shall be submitted in the same manner as the Operations & Maintenance Manuals, above.

•	Include a document index of all engineering, TANK CONTRACTOR and construction documents for all equipment and materials.

•	All design, TANK CONTRACTOR, fabrication/construction drawings and documentation shall be included for all materials and equipment provided, including traceability documentation.

•	To the extent possible, all documentation shall be produced in Autocad 2002. Electronic files for all documentation shall be submitted to the PURCHASER upon completion of the Work.

•	TANK CONTRACTOR shall include all procedures and other documentation used to perform the Work

•	See Paragraph 3.14 for “As-built” construction drawing requirements, to be included upon completion of its Work

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3.0	SCOPE OF WORK - CONSTRUCTION

3.1	General

TANK CONTRACTOR shall perform all Work in accordance with this Exhibit “D” and the Specifications listed in Attachment I and Drawings listed in Exhibit “E” of this Tank Contract, which by reference are made part hereof.

Except as otherwise expressly described elsewhere in this Tank Contract, TANK CONTRACTOR shall supply all necessary supervision, labor, construction equipment, materials, consumable supplies, transportation, tools, staging, receiving, handling and storage, mobilization and demobilization, insurance, and other services and items of expense required to perform the Work.

TANK CONTRACTOR shall perform the Work with the full knowledge of the risks and hazards of the Work, including but not limited to the proximity of the sea, adjacent facilities and equipment, local inhabitants and the environment and how these will all affect the execution of its Work.

TANK CONTRACTOR is to be aware that during tank erection, other subcontractors, who will be installing piperack foundations, piperack steelwork, pipe work and the central sump, will require access.

Special reference is made hereof of the PURCHASER’s Safety and Health Plan, as detailed in “Exhibit B, Appendix B-2”. All work and reporting requirements shall be performed in accordance with this Plan. TANK CONTRACTOR shall pay particular attention to the use of safety harnesses by all personnel.

TANK CONTRACTOR shall develop and submit for PURCHASER approval all the necessary detailed construction and erection procedures and Method Statements necessary to perform the Work. In addition, TANK CONTRACTOR shall develop a Temporary Facilities Plan for approval by PURCHASER 90 Days after award of this Tank Contract.

PURCHASER reserves the right to perform visual and NDE inspections, and witness TANK CONTRACTOR’s inspections and tests, at any stage and at any time during the course of TANK CONTRACTOR’S Work. PURCHASER will notify TANK CONTRACTOR a minimum of 3 Business Days in advance of performing any independent tests.

PURCHASER will coordinate inspections and tests in such a manner so as not to disrupt or delay the regular progress of TANK CONTRACTOR’s Work. Performance of any such inspections and tests by PURCHASER shall not be construed as relieving TANK CONTRACTOR of the responsibility for performing work and supplying materials in a safe and workmanlike manner and in accordance with the Tank Contract Schedule and the Tank Contract Documents.

Without limiting the above, TANK CONTRACTOR’s Work shall include but not be limited to the following activities.

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3.2	Field Verification

TANK CONTRACTOR shall layout the Work and establish all lines and levels from the drawings, and shall assume full responsibility for the correctness of its Work.

3.3	Site Preparation

•	After early clearing and rough grading (see Section 5.0 herein) by PURCHASER, TANK CONTRACTOR shall perform any other site grade activities to suit its own requirements for construction. The Phase 2 Tank Site will be provided to TANK CONTRACTOR to within 6” of final grade for TANK CONTRACTOR to begin its foundation and piling work.

•	PURCHASER will perform rough grading as required within the LNG Tank area work limits to provide TANK CONTRACTOR a suitable initial surface for construction in this area. PURCHASER is stabilizing to 25 psi the top 14 feet of hydraulic spoil material. TANK CONTRACTOR is responsible for utilizing this information appropriately to execute the Work. PURCHASER will provide and maintain all access roads. PURCHASER will prepare and provide laydown areas and parking areas for the TANK CONTRACTOR’s use. TANK CONTRACTOR is responsible for maintenance of the parking and laydown areas.

•	TANK CONTRACTOR shall incorporate into its design the elevations shown on the Civil Site Development Drawings, provided by PURCHASER. TANK CONTRACTOR shall be responsible for final grading and final surface improvements under each Phase 2 Tank.

•	Deleted

•	Excavation, backfill, compaction, and disposal of surplus material shall be handled per Specification No. 3PS-CGOO-F0001. TANK CONTRACTOR shall provide a procedure to handle Hazardous Substances in accordance with the attached PURCHASER provided Construction Environmental Control Plan. PURCHASER shall be responsible for the removal, transport and/or disposal of pre-existing Hazardous Materials, in accordance with SC-34.3.

•	Deleted

•	TANK CONTRACTOR shall, as a minimum, submit the following for PURCHASER review:

1.	Pile material, size, length, and details of anchorage in base material mat.

2.	Allowable compressive and tensile load capacities and allowable lateral load capacities for static loads. Allowable vertical and lateral load capacities shall include any appropriate reduction due to group action.

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3.	Allowable compressive and tensile load capacities and allowable lateral load capacities for dynamic loads. Allowable vertical and lateral load capacities shall include any appropriate reduction due to group action.

4.	Vertical and horizontal spring constants and models for static loads.

5.	Vertical and horizontal spring constants and models for dynamic loads should be developed for liquefied and non-liquefied soil (upper bound average and lower bound soil conditions).

6.	Pile damping factors (vertical and horizontal motion).

7.	System damping factors for soil/structure interaction analysis.

8.	Foundation settlement analysis (immediate and long term) including estimate of differential settlement along the tank perimeter and settlement profile across the tank for various loading cases (hydro test, operational).

In addition to the above, the following construction procedures should be submitted:

1.	Plan for indicator pile program including details of driving equipment and installation methods to be used. The plan should include a minimum of twenty-one (21) indicator piles inside each tank footprint.

2.	Plan for dynamic tests before production pile driving to validate the pile design. For each tank, a minimum of six (6) out of the twenty-one (21) indicator piles, evenly distributed within the tank footprint, should be PDA tested to determine the pile capacity. PDA should be conducted from the start to end of driving, so the driving stresses and capacity variation are measured. Driving records should be post processed using the CAPWAP program. After allowing sufficient time for full setup, re-tap the six (6) PDA tested piles to estimate pile setup. Re-tap data should be analyzed using CAPWAP.

3.	Plan for static tests to clearly define the relationship between static and dynamic test results. After allowing sufficient time for full setup after re-tap, perform static axial compressive load test on a minimum of three (3) of the six (6) PDA tested piles for each tank. Static load tests should be conducted to clearly define the failure load. Static load test should be conducted per ASTM D 1143.

4.	Pile driving criteria (acceptance and refusal) based on the results of the static and dynamic tests.

5.	Lateral load test should be conducted on at least one selected pile per tank per ASTM D 3966.

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QA/QC procedures during production pile driving including dynamic and/or static load tests.

Pile driving operations may be on a continual basis. PURCHASER will work to mitigate permit restrictions for noise impacts caused by extended pile driving days/hours.

3.4	Tank (for each tank)

•	Tank foundation including, but not limited to, excavation, framing, pouring and finishing of concrete. TANK CONTRACTOR is not required to provide any purely aesthetic finishing for the Phase 2 Tanks.

•	Foundation for all superstructure supports, control and junction boxes, pipe and electrical/instrument supports within Battery Limits.

•	Concrete test reports shall be provided for all installed concrete, both the tank and the piling.

•	Jacking reports, if required, shall be submitted for prior approval by the PURCHASER, and resubmitted when complete. Surveillance Procedure shall be prepared by TANK CONTRACTOR and submitted for review.

•	Erection/installation of inner 9% Ni steel tank, including all insulation.

•	Carbon steel domed roof and interior aluminum suspended insulated deck.

•	Provide NDE procedures. Perform NDEs in accordance with API 620 and NFPA 59A and Project Specification requirements.

•	Provide testing procedure for outer tank in accordance with API 620. Pressure test shall include a calibrated recording instrument capable of accounting for barometric pressure and ambient temperature changes.

•	Prior to any welding being performed on the tank, TANK CONTRACTOR shall submit its welding procedures to PURCHASER for review and approval. Welding procedures shall be based on the actual metallurgy to be used in the final installations.

This review and approval by PURCHASER shall not be construed as relieving TANK CONTRACTOR of the responsibility of welding in a safe and workmanlike manner, and all welds shall be in accordance with Good Engineering and Construction Practices.

•	All welders must pass a welders qualification test procedure, which shall be in accordance with ASME section IX, and which shall be submitted to and approved by PURCHASER prior to the commencement of any welding. All welders’ test records shall be submitted to PURCHASER.

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•	All radiographs shall be made available to PURCHASER for review upon request and turned over to PURCHASER upon completion of the Work. “As-built” drawings shall indicate the locations of radiographs. The NDE/Radiographic inspections shall be in accordance with Project Specifications and Code (API 620 and NFPA 59A) requirements. The Parties agree that digital radiography is an acceptable form of NDE.

•	PURCHASER reserves the right to perform visual and NDE inspections on all materials at the delivery point, including fabrication shop(s).

•	TANK CONTRACTOR is responsible for hydrotesting of inner tank and monitoring of foundation/tank settlements during hydrotesting. Hydrotest water will be available in a holding pond 4000 feet from the tanks. Water will comply with API 620 Appendix Q. TANK CONTRACTOR shall filter and pump the water from the holding pond and return the water to the pond upon completion

•	TANK CONTRACTOR shall also furnish a detailed procedure for hydro pneumatic test for PURCHASER’s approval within 6 months of execution. This procedure should include the details of instruments that would be deployed to take care of ambient temperature variations during the test.

•	Cleaning of tank interior after hydrostatic testing. TANK CONTRACTOR shall broom clean the tank after hydrotest.

•	Conduct final tightness test (Section 4.2) and obtain final acceptance from PURCHASER.

•	Tank shall be dried out and maintained with nitrogen purge ready for turn over to PURCHASER. (Reference Section 4.2)

•	All 9% Ni steel material shall be provided with PMI tags/material test certificates. TANK CONTRACTOR shall provide PMI procedure for PURCHASER’s approval. All other material shall be provided with Material Certification.

3.5	Other Equipment

•	Installation of jib crane and trolley/hoist systems.

•	Installation of pump retracting and lowering system, filter boxes, columns, bellows, brackets, links, guides, and thermal barrier blocks for submerged loading pumps.

•	Installation of submerged loading pumps and motors, foot valves, pump head plates, junction boxes, and electrical/instrument cables.

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3.6	Piping

•	Supply all internal and external piping materials including but not limited to pipe valves fittings, welding materials, supports, hangers, guides, flanges, gaskets, etc., not specifically identified as being supplied by PURCHASER. All materials shall be color coded and/or permanently tagged for installation in accordance with TANK CONTRACTOR’s Procedure.

•	Installation of control valves and in-line instruments supplied by PURCHASER.

•	Prior to any welding being performed on the tank or any pipe, TANK CONTRACTOR shall submit its welding procedures to PURCHASER for review and approval. Welding procedures shall be based on the actual metallurgy to be used in the final installations. In addition, TANK CONTRACTOR shall submit all weld repair procedures for approval by PURCHASER 3 months prior to start of Work.

•	Applications of the welding procedures shall be described adequately to allow verification of qualification range and suitability for use. Application of a procedure to its joint(s) may be supplemented by means of typical pipe spool drawings. Piping classes, pipe diameters, wall thicknesses, applicable fabrication code and other technical requirements of the pipe welding shall be shown or listed. Suppliers PWHT, filler metal control and other procedures applicable to pipe fabrication shall be listed.

This review and approval by PURCHASER shall not be construed as relieving TANK CONTRACTOR of the responsibility of welding in a safe and workmanlike manner, and all welds shall be in accordance with Good Engineering and Construction Practices.

•	All welders must pass a welder qualification test procedure that has been reviewed and approved by PURCHASER. All welders’ test records shall be submitted to PURCHASER.

•	All radiographs shall be made available to PURCHASER for review upon request and turned over to PURCHASER upon completion of the Work. As-built” drawings shall indicate the locations of radiographs.

•	TANK CONTRACTOR shall only use inflatable purge dams during pipe welding operations. Foam, cardboard or wooden purge dams will not be permitted.

•	TANK CONTRACTOR shall maintain a log to control purge dam installation and removal.

•	TANK CONTRACTOR shall provide all applicable NDE procedures.

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•	PURCHASER reserves the right to perform visual and NDE inspections on all materials at the delivery point, including fabrication shop(s).

•	TANK CONTRACTOR shall provide written procedure for pressure testing (both shop and field) for review by PURCHASER. Testing as a minimum shall be in accordance with ASME B31.3. TANK CONTRACTOR shall provide all labor, materials and services required to perform such tests. All tests (diagrams, records, etc.) shall be documented and submitted to the PURCHASER upon completion.

•	During each pressure test, all welded threaded, flanged and packed joints shall be visually inspected for leaks.

•	All restrictions which interfere with filling, venting or draining shall be removed when testing pipe; vents and drains shall be provided as required.

•	TANK CONTRACTOR shall prepare a tie-in list and schedule for PURCHASER’s review and approval. Completion of tie-in work shall be coordinated with PURCHASER.

•	Test procedures and test facility, for cryogenic and relief valves, shall be submitted for PURCHASER’s review of TANK CONTRACTOR-supplied valves. All cryogenic and relief valves (PRVs and VRVs) shall be tested in accordance with these procedures. TANK CONTRACTOR shall ensure that all valves are then safely transported to the Phase 2 Tank Site and protected before, during and after installation. All valves shall be retested after installation. Damaged valves will not be accepted and shall be replaced with new ones. Relief valves shall not be installed during hydrotest.

•	TANK CONTRACTOR shall employ the services of a facility with proven experience in this type of valve testing. All testing will be subject to witnessing by PURCHASER. TANK CONTRACTOR shall prepare a testing schedule and shall advise and confirm each test to PURCHASER at least 2 Business Days in advance of performing such tests.

3.7	Structural Steel and Concrete

Supply, install, fabricate and erect all structural steel and concrete for all items listed in Section 2.0 above.

3.8	Insulation

•	Supply, fabricate and install all insulation for the tank and all internal piping, including fittings, flanges, valves, and cold shoes for the external piping inside TANK CONTRACTOR’s Battery Limits. A minimum of 10% reserve capacity reservoir of expanded perlite insulation shall be provided at the top of the shell annular space to replenish perlite, which settles due to thermal movements of the inner tank.

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•	All piping shall be pressure tested before application of insulation.

•	External piping insulation inside TANK CONTRACTOR’s B.L. will be by TANK CONTRACTOR.

3.9	Painting

•	Supply and apply all protective coatings (paint) as defined within Specification 25027-001-3PS-NXOO-F0001, “PROJECT SPECIFICATION FOR PROTECTIVE COATINGS (PAINT).”

•	Ladders, cages, and grating shall be galvanized in accordance with ASTM A123. All other structural steel members shall be conventional hot dipped galvanized. As an alternate, these items except gratings may be coated as defined for exterior structural steel and carbon steel piping with prior approval.

3.10	Instrumentation / Control Systems

•	Test and install all equipment and materials, including those items supplied by PURCHASER in order to provide a complete and operating control and instrumentation system per this “Exhibit D.”

•	Install cable and complete all cable terminations between instruments and control panels/junction boxes within TANK CONTRACTOR’s battery limit.

•	Install instrument air pipe and tubing, valves, and tube fittings, as required.

•	All cables shall be supported in cable tray or in channels.

•	Inspect, calibrate and test all transmitting instruments and process switches.

•	Perform continuity loop checks for each instrument loop in coordination with and witnessed by PURCHASER.

•	TANK CONTRACTOR shall maintain all test and calibration documentation and turn over such documentation upon final acceptance of the Work.

•	Complete instrumentation, data acquisition, and communication interface units shall be configured and tested by TANK CONTRACTOR and witnessed and accepted by PURCHASER.

3.11	Electrical

•	Install all interfacing power and control cabling and wiring between major components and control panels/junction boxes supplied by TANK CONTRACTOR.

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•	Install and terminate control cables from TANK CONTRACTOR supplied junction boxes on top of the tank to the Submerged Loading Pump Headplates. Cable from PURCHASER’s MCC to these junction boxes will be supplied and run by PURCHASER.

•	Install all lighting fixtures, branch circuit to lighting fixtures and socket outlets.

•	Install all cable trays and conduits inside the Battery Limits.

•	Install all miscellaneous supports required.

•	Install grounding system for TANK CONTRACTOR-installed items (i.e., tanks, junction boxes, control panels, etc.) Install all miscellaneous supports required.

•	Install aviation lights and obstruction lighting controllers.

3.12	Warehousing / Onsite Storage

•	TANK CONTRACTOR shall provide their own onsite storage and warehousing facilities.

•	Smaller mechanical and electrical items, instrumentation, control and relief valves shall all be stored indoors.

•	All items stored outdoors shall be placed on appropriate dunnage/cribbing and covered with weather proofed covers to ensure adequate protection against dirt and the environment.

•	TANK CONTRACTOR shall prepare and institute a maintenance and preservation program for all applicable equipment and materials, including PURCHASER supplied loading pumps, up to final turnover to PURCHASER. PURCHASER will coordinate delivery of pumps with TANK CONTRACTOR to avoid extended onsite storage.

3.13	Machinery Installation

The installation of equipment shall be done in accordance with all provisions of API Recommended Practice 686, Machinery Installation and Installation Design.

3.14	As-Built Drawings

•	Red line PURCHASER’s P&IDs with as-built information and submit to PURCHASER for incorporation into its electronic files.

•	Red line PURCHASER’s final grading drawings with as-built information and submit to PURCHASER for incorporation into its electronic files.

21

•	Submit as-built (both hard copy reproducible and electronic file) certified drawings of the following:

•	Foundation Details

•	Concrete Base

•	Piping and Spool Drawings

•	Tank Fabrication & Erection Drawings

•	Electrical Drawings

•	Single Line Diagrams

•	Instrument Location Drawings

•	Loop Diagrams

•	Wiring Termination Drawings

•	Instrument Data Sheets

4.0	PRE-COMMISSIONING I PURGING

4.1	Pre-commissioning

TANK CONTRACTOR shall provide all labor, supervision, materials, including required spare parts, equipment and consumables and each and every item required to safely and effectively pre-commission the Phase 2 Tanks. TANK CONTRACTOR is to use this paragraph as a guide to be incorporated into his procedure to be approved by PURCHASER.

No later than twelve (12) months before TANK CONTRACTOR is ready for pre-commissioning activities, it shall submit for PURCHASER’s approval, a Pre-commissioning Schedule and Execution Plan, outlining as a minimum the following:

•	Detailed logic network diagram and bar charts to show the sequence of Work and manpower requirements, including without limitation the following activities, materials and equipment required, and the requirements for interaction with others.

•	Material, including spare parts, and consumable checklists indicating purchase dates and deliveries.

•	Equipment checklists including requisitions and expected deliveries.

•	Recommended De-Commissioning Procedure.

22

Pre-commissioning activities shall include but not be limited to:

4.1.1	Removal of rust preventatives

Rust preventatives shall not be removed until equipment is ready for pre-commissioning. TANK CONTRACTOR shall assure that stainless piping and critical areas are maintained rust free.

4.1.2	Deleted

4.1.3	Flushing / Blowing / Chemical Cleaning

•	Break flanges, remove control valves, orifice plates, and spool pieces, install temporary blinds and remake piping connections as required by PURCHASER for the flushing/blowing/chemical cleaning of piping and equipment run-in.

•	Turn system over to the PURCHASER free of trash and construction debris.

•	Check and install correct packing and lubricants in all valves and plug locks.

•	Remove temporary blinds and re-install valves and other items of hardware removed for flushing/blowing/chemical cleaning.

4.1.4	See 4.2

4.1.5	Submerged Loading Pumps, Pre-Start Inspection, Test and Run-In

•	TANK CONTRACTOR shall provide to PURCHASER access to this equipment. All work by PURCHASER shall be a joint work effort by TANK CONTRACTOR, PURCHASER and the LNG pump vendor.

4.1.6	Piping

•	Check pipe hangers, supports, guides, and pipe specialties for hot/cold settings and make necessary adjustment within Battery Limits.

•	Check and record position of all locked valves.

4.1.7	Instruments and Calibration

•	Loop check of instruments supplied by PURCHASER (Ref: P&ID’s) and installed by TANK CONTRACTOR.

•	Loop check of instruments supplied and installed by TANK CONTRACTOR.

•	Continuity test and megger test of cables between field instrument connections and junction boxes within battery limit.

23

4.1.8	Electrical Equipment

•	Perform tests on electrical equipment in accordance with Project Specification for Electrical Installation and Testing during Pre-Commissioning stage 25027-001 -3PS-EOOZ-F0001.

4.2	Drying/Purging/Cooldown of LNG Tanks and Accessories (piping etc)

•	Install/dismantle purge connections and systems.

•	Drying and purging operation.

•	Provide purge media such as nitrogen.

•	Carry out drying and purging.

•	After dismantling of temporary purge piping, close all purge nozzle valves, install all purge nozzle blinds. Recheck all connections that were disturbed after completion of the pneumatic test.

•	All tanks and accessories shall be left with a Nitrogen Purge.

•	At provisional acceptance, PURCHASER assumes responsibility for each tank including maintenance of the purge.

•	Provide cool down procedure for PURCHASER’s review. Provide experienced supervision during cool down by PURCHASER.

•	After cool down, TANK CONTRACTOR shall perform thermographic inspections on the tank(s).

5.0	WORK NOT INCLUDED

The following works are NOT included in TANK CONTRACTOR’s Scope of Work:

•	Early site clearing and rough grading

•	Access road to the site

•	Design and supply of cables to connect tank gauging system with DCS and marine Terminal location

6.0	ITEMS SUPPLIED BY THE PURCHASER AND LIMITATIONS THERETO

PURCHASER will furnish or cause to be furnished to TANK CONTRACTOR, without cost, the following items for or in connection with the performance of TANK CONTRACTOR’s Work.

24

6.1	Up to a total of six (6) submerged loading pumps, motors, cables, foot valves, junction boxes and head plates; three (3) assemblies per LNG tank, i.e. six assemblies for each terminal (assuming two tanks for Phase 2 terminal). Pre-start inspection, test and run-in. TANK CONTRACTOR shall provide PURCHASER access to this equipment.

6.2	Control valves.

6.3	PURCHASER will be responsible for the final earth dike installation, permanent roads, permanent drainage, and spill containment basins and pumping.

6.4	Stone paving for final grading around tanks detailed in Section 3.3.

6.5	Fuel, at the day tank, for each main construction generator (1 ea per tank).

7.0	ITEMS SUPPLIED BY TANK CONTRACTOR

TANK CONTRACTOR shall supply each and every item required to perform the Work, except as described in Sections 5.0 & 6.0 above and in Section SC-4 of “Exhibit B” Special Conditions.

TANK CONTRACTOR shall provide, or cause to be provided, a labor force, including supervision, that is knowledgeable, qualified and skilled to perform and execute all aspects of the Work.

Without limiting the foregoing, TANK CONTRACTOR’s Work shall also include but not be limited to:

7.1	In the Home Office

•	Engineering and detailed design.

•	Procurement of all materials (except as noted in 6.0).

•	Quality Assurance/Quality Control Program in accordance with Appendix B-1 of this Tank Contract.

•	Up to three offices for PURCHASER’s personnel including phone, use of secretarial services, fax and photocopying services, data port for connection and use of email/modem/and printing facilities. PURCHASER will provide laptop computers for use by PURCHASER personnel.

•	Preparation and implementation of an engineering, procurement and construction Quality Assurance/Quality Control Program.

•	Preparation of Site safety and health plan for implementation on Site.

25

•	Preparation of a detailed EPC schedule with reporting of weekly progress including status, concerns, plan to mitigate all concerns, and forecast of all late activities or anticipated slippage.

•	Preparation of all necessary design, procurement, fabrication, construction and commissioning/start-up procedures.

7.2	[Not Used]

7.3	Transportation & Delivery

•	Export packing.

•	Inland transportation inside exporting country.

•	Forwarding charges such as acquisition of export license, customs clearance, preparation of shipping documents, warehousing/handling, and similar charges.

•	Ocean/air freight including surcharges.

•	Unloading, landing, import expense, customs clearance (as required), storage or warehousing charges, and similar charges.

•	Inland transportation. inside importing country including cartage charges.

•	Other charges, as incurred.

7.4	Return Cargo

•	Export packing, if any.

•	Inland transportation inside exporting country.

•	Forwarding charges such as acquisition of export license, customs clearance, preparation of shipping documents, warehousing/handling, and similar charges.

•	Ocean/air freight including surcharges.

•	Unloading, landing, import expense storage or warehousing charges, and similar charges.

•	Inland transportation inside importing country including cartage charges.

•	Other charges, if any.

7.5	TANK CONTRACTOR’s Site Office

•	Site preparation (clearing and rough grading by PURCHASER).

26

•	Phase 2 Site office (supply, erect, dismantle).

•	Maintenance.

•	Furniture, lighting, plumbing, HVAC, etc., as required.

•	Telephone line(s) and distribution to LNG Tank area.

•	One office for PURCHASER’s personnel, fully equipped.

•	TANK CONTRACTOR is not required to provide any office space for Management Contractor.

7.6	TANK CONTRACTOR’s Other Temporary Building/Facilities. including, as required:

•	Warehouse & storage area (for TANK CONTRACTOR’s supplied materials & equipment).

•	TANK CONTRACTOR’s workshop & fabrication shop.

•	Work and fabrication shops.

•	Rest house/guard hut/toilet at Phase 2 Tank Site.

•	Fabricated pipe and structural steel storage area.

•	Site preparation (clearing and rough grading by PURCHASER)

•	Supply, erect, dismantle, etc., all buildings and facilities.

•	Maintenance.

•	Furniture, lighting, plumbing, HVAC, etc., as required.

•	Telephone line(s).

•	Necessary equipment/tools.

•	Dunnage materials.

7.7	Other Temporary Facilities / Services

•	All required building permits, approvals, governmental fees, licenses required for safe and proper completion of the Work. (Subject to the limits described in Exhibit B).

27

•	Temporary access to and around TANK CONTRACTOR’s Tank construction site shall be by the TANK CONTRACTOR. Refer to the Site Preparation requirements in Section 3.3.

•	Construction equipment, including craneage; move in/move out of all equipment.

•	Lighting, power to and distribution.

•	House keeping.

•	Safety/security service.

•	Medical services, including first aid dispensary at Site and transportation between Site and hospital.

•	Daily Transportation to/from Site, provided that PURCHASER shall ensure that an adequately sized parking area is available for TANK CONTRACTOR personnel within walking distance of the Phase 2 Tank Site.

•	Security and guard(s) for the Phase 2 Tank Site and any lay down areas designated for use by TANK CONTRACTOR.

•	Garbage disposal.

•	Communications.

•	Helmet/working clothes/safety shoes/gloves/eye protection equipment.

•	Exhaust fans to remove smoke during welding inside of tank. Visible smoke must always be moving toward tank egress.

•	Implementation of environmental control plan, as necessary

7.8	Vehicles

•	Vehicles/buses/jeeps/transporters and similar vehicles.

•	Maintenance, repair work, spare parts for all vehicles.

7.9	Consumables

•	Fuel and lube oil for all construction equipment, vehicles, generators and similar items or equipment.

•	Consumable materials.

•	Gases (oxygen, acetylene, inert, and similar).

28

•	Welding rods.

•	Machinery/hand tools and similar tools or equipment.

•	Testing equipment/instruments, tools for inspection.

•	Scaffolding.

•	Safety equipment such as:

•	fire extinguishers, gas detector, other safety instruments.

•	Fireproof/weatherproof sheets

7.10	Steam/Air/Nitrogen

TANK CONTRACTOR shall supply and provide distribution as required for construction, testing, cleaning and pre-commissioning.

29

LNG STORAGE TANKS

SP LNG PROJECT, SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT III - INSPECTION AND TESTING REQUIREMENTS

30

LNG STORAGE TANKS

SP LNG PROJECT, SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT I - PROJECT SPECIFICATIONS

Revision number of Bechtel specifications shall be updated as attached Exhibit F

SPECIFICATION No.		DESCRIPTION
25027-001-3PS-MTDO-F0001	001	PROJECT SPECIFICATION FOR LNG STORAGE TANKS

25027-001-3BD-M04-00001	00A	PROJECT ENGINEERING, BASIS ENGINEERING DESIGN DATA

25027-001-3DR-S04F-00001	000	PROJECT SPECIFICATION FOR GENERAL DESIGN CRITERIA

25027-001-3DR-S04F-00002	000	PROJECT SPECIFICATION FOR STRUCTURES AND FOUNDATIONS DESIGN CRITERIA

25027-001-3PS-DB01-F0001	002	PROJECT SPECIFICATION FOR FURNISHING AND DELIVERING READY-MIX CONCRETE

25027-001-3PS-DB02-F0001	000	PROJECT SPECIFICATION FOR CONCRETE WORK.

25027-001-3PS-DG01-F0001	000	PROJECT SPECIFICATION FOR FURNISHING AND FABRICATING REINFORCING STEEL

25027-001 -3PS- SS01 - F0001	000	PROJECT SPECIFICATION FOR FURNISHING STRUCTURAL STEEL, MISCELLANEOUS STEEL, AND JOISTS

25027-001-3PS-SS02-F0001	000	PROJECT SPECIFICATION FOR ERECTION OF STRUCTURAL STEEL, MISCELLANEOUS STEEL

25027-001-SS-000-00001	000	STRUCTURAL STEEL STANDARDS - GENERAL NOTES & ABBREVIATIONS

25027-001 -SS-000-00008	000	STRUCTURAL STEEL STANDARDS - ANGLE RAILING (SHEET 1 OF 2)

25027-001-SS-000-00009	000	STRUCTURAL STEEL STANDARDS - ANGLE RAILING (SHEET 2 OF 2)

LNG STORAGE TANKS

SP LNG PROJECT, SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT I - PROJECT SPECIFICATIONS

Revision number of Bechtel specifications shall be updated as attached Exhibit F

SPECIFICATION No.		DESCRIPTION
25027-001-SS-000-00010	000	STRUCTURAL STEEL STANDARDS - LADDER DETAILS

25027-001-SS-000-00011	000	STRUCTURAL STEEL STANDARDS - LADDER SAFETY CAGE DETAILS

25027-001-SS-000-00012	000	STRUCTURAL STEEL STANDARDS - STAIR DETAILS (SHEET 1 OF 2)

25027-001-SS-000-00013	000	STRUCTURAL STEEL STANDARDS - STAIR DETAILS (SHEET 2 OF 2)

25027-001-SS-000-00014	000	STRUCTURAL STEEL STANDARDS- GRATING DETAILS

25027-001-DB-000-00001	000	STRUCTURAL STANDARDS- CONCRETE GENERAL NOTES

25027-001-DB-000-00002	000	STRUCTURAL STANDARDS- CONCRETE DETAILS SHEET 1

25027-001-DB-000-00003	000	STRUCTURAL STANDARDS- CONCRETE DETAILS SHEET 2

25027-001-DB-000-00004	000	STRUCTURAL STANDARDS- CONCRETE DETAILS SHEET 3

25027-001-DB-000-00005	000	STRUCTURAL STANDARDS- TYPICAL SECTIONAL DETAILS SHT 1

25027-001-DB-000-00007	000	STRUCTURAL STANDARDS- ANCHOR BOLTS SHT 6

25027-001-3PS-PB00-F0004	00A	PROJECT SPECIFICATION FOR PIPE INSTALLATION AND TESTING

25027-001-3PS-PB00-F0001	002	PROJECT SPECIFICATION, PIPING MATERIALS

25027-001-3PS-PB00-F0002	002	PIPING PURCHASE DESCRIPTIONS

25027-001-3PS-PB00-F0008	00A	PROJECT SPECIFICATION BOLT TENSIONING & BOLT-UP REQUIREMENTS

2

LNG STORAGE TANKS

SP LNG PROJECT, SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT I - PROJECT SPECIFICATIONS

Revision number of Bechtel specifications shall be updated as attached Exhibit F

SPECIFICATION No.		DESCRIPTION
25027-001-3DR-P40F-00001	00B	PROJECT SPECIFICATION FOR PIPE STRESS AND SUPPORTS DESIGN CRITERIA

25027-001-3DR-P04F-00001	00A	PROJECT SPECIFICATION FOR PLANT DESIGN AND PIPING LAYOUT CRITERIA

25027-001-3PS-JQ00-F0003	000	PROJECT SPECIFICATION FOR WIRING FOR INSTRUMENTS AND COMPUTERS.

25027-001-3PS-JQ06-F0001	000	PROJECT SPECIFICATION FOR GENERAL DESIGN FOR INSTRUMENTATION PACKAGED SYSTEMS

25027-001-3PS-JQ07-F0001	000	PROJECT SPECIFICATION FOR INSTRUMENTATION

25027-001-3DR-E12F-00001	000	DESIGN CRITERIA FOR ELECTRICAL SYSTEMS DESIGN AND INSTALLATION

25027-001-3PS-E00X-F0001	000	PROJECT SPECIFICATION FOR ELECTRICAL EQUIPMENT TESTING AND COMMISSIONING

25027-001-3PS-EKP0-F0001	000	PROJECT SPECIFICATION FOR ELECTRICAL REQUIREMENTS FOR PACKAGED EQUIPMENT

25027-001-3PS-EWE1-F0001	000	PROJECT SPECIFICATION FOR CABLE - LOW VOLTAGE

25027-001-3PS-MUMI-F0001	000	PROJECT SPECIFICATION FOR INDUCTION MOTORS - NEMA FRAME

25027-001-3PS-NX00-F0001	000	PROJECT SPECIFICATION FOR PROTECTIVE COATINGS (PAINT)

25027-001-3PS-NN00-F0002	000	PROJECT SPECIFICATION FOR COLD INSULATION

25027-001-3PS-NX00-F0003	000	GALVANIZED STEEL

3

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

PROJECT:	SP LNG PHASE 2 EXPANSION TERMINAL PROJECT

LOCATION:	SABINE PASS, LOUISIANA	JOB NO: 25027-001

EQUIPMENT:	LNG STORAGE TANKS

TAG NO.:	S-104, S-105

1 SPECIFICATION PARAGRAPH REFERENCE	2 DOCUMENT DESCRIPTION	3 DOC. TYPE	4 PERMISSION TO PROCEED (Y/N)	5 SUBMITTAL SCHEDULE			6 LIQ. DAMAGES Y/N	7 REMARKS
				PRELIM	INITIAL	FINAL
1. CONTRACTUAL (GENERAL)

EXHIBIT A, GC-2	DESIGNATION OF AUTHORIZED REPRESENTATIVE		N		30BM	BM	N	*30 DAYS AFTER CONTRACT EXECUTION

EXHIBIT A, GC-13	SAFETY AND HEALTH PLAN		Y		20BS	BM	N	*20 DAYS AFTER CONTRACT EXECUTION

EXHIBIT A, GC-14	ENVIRONMENTAL PLAN		Y		30BM	BM	N	*30 DAYS AFTER CONTRACT EXECUTION

EXHIBIT B, SC-2	INSURANCES		Y		10BM	BM	N	*- 10 DAYS AFTER CONTRACT EXECUTION

EXHIBIT B, SC-6	PERMITS AND LICENSES		Y		15BS*	BS	N	*- 15 DAYS BEFORE STARTING WORK

EXHIBIT B, SC-9	SUBCONTRACT SCHEDULE		N		30BM	BM	N	*- 30 DAYS AFTER CONTRACT EXECUTION

EXHIBIT B, SC-9	MONTHLY UPDATES (INCLUDING SCHEDULE AND JOBHOUR EXPENDITURE)		N	MONTHLY*			N	*- SUBMITTED EVERY MONTH

EXHIBIT B, SC-9	WEEKLY UPDATES (INCLUDING 3-WEEK MANPOWER LOOKAHEAD, 4-WEEK ROLLING SCHEDULE, QUANTITIES INSTALLED, LABOR PRODUCTIVITY		N	WEEKLY*			N	*- SUBMITTED EVERY WEEK

EXHIBIT B, SC-9	DAILY UPDATES (INCLUDING FORCE REPORT AND PLANT & EQUIPMENT REPORT)		N	DAILY*			N	*- SUBMITTED EVERY DAY

EXHIBIT B, SC-11.A	SAFETY AND HEALTH PROGRAM (FOR JOB SITE AS WELL AS FOR HOME OFFICE)		N		20BS	BM	N	*- 20 DAYS AFTER CONTRACT EXECUTION

EXHIBIT B, SC-11.B	FIRE PROVENTION PROGRAM		N		30BM	BM	N	*- 30 DAYS AFTER CONTRACT EXECUTION

EXHIBIT B, SC-11.C	SECURITY PROGRAM		N		30BM	BM	N	*- 30 DAYS AFTER CONTRACT EXECUTION

EXHIBIT B, SC-11.D	HAZARD COMMUNICATION PROGRAM		N		30BM	BM	N	*- 30 DAYS AFTER CONTRACT EXECUTION

EXHIBIT B, SC-11.E	PROCESS SAFETY MANAGEMENT PLAN		N		30BM	BM	N	*- 30 DAYS AFTER CONTRACT EXECUTION

EXHIBIT B, SC-13	PERFORMANCE BANK GUARANTEE		N		10BM	BM	N	*- 10 DAYS AFTER CONTRACT EXECUTION

EXHIBIT B, SC-15	MONTHLY ESTIMATE OF WORK PERFORMED		N	MONTHLY - 20TH			N	*- SUBMITTED ON 20TH OF EACH MONTH

EXHIBIT B, SC-15	INVOICE		N	MONTHLY - 1ST			N	*- SUBMITTED ON 1ST OF EACH MONTH *-NEED TO REVIEW SC-15

4

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

PROJECT:	SP LNG PHASE 2 EXPANSION TERMINAL PROJECT

LOCATION:	SABINE PASS, LOUISIANA	JOB NO: 25027-001

EQUIPMENT:	LNG STORAGE TANKS

TAG NO.:	S-104, S-105

1 SPECIFICATION PARAGRAPH REFERENCE	2 DOCUMENT DESCRIPTION	3 DOC. TYPE	4 PERMISSION TO PROCEED (Y/N)	5 SUBMITTAL SCHEDULE			6 LIQ. DAMAGES Y/N	7 REMARKS
				PRELIM	INITIAL	FINAL
2. ENGINEERING - GENERAL

Exhibit D 2.10	Index of all Design Calculations, Drawings and other documents.				D (21)

Exhibit B and C	Schedules, Organization Charts, Manpower Loading,			X

Exhibit B, SC9	Progress Reports				A			Periodic Progress Reports as agreed

Exhibit D, 2.10	Engineering Specifications.				I

Exhibit D, 3.14	As-Builts				O

3. PROCUREMENT

Exhibit D, 2.10.4	Recommended Spare Parts List for 2 years Operation				D			Within 6 months of Notice of Award

Exhibit B, SC9	Material Procurement & Shop Fabrication Schedules				BS

Exhibit C, Form C	Subcontractor/Sub vendor list				BS

Exhibit D, 2.10.4	Unpriced Purchase Orders				BS

4. CONSTRUCTION

Exhibit B and C	Construction Plan & Schedule, Tools/Construction Equipment list, Temporary				BS

Exhibit D, 3.1, 3.3, 3.4	Construction/Erection Procedure				BS

Exhibit B	Special Tools/Construction Equipment list				BS

Exhibit D, 3.1	Temporary Facilities Plan				BS

Exhibit D, 3.1	5. QUALITY ASSURANCE/CONTROL DOCUMENTS, INCLUDING:				BS

Exhibit B appendix B-1, Exhibit D, 3.1	Table of Contents for Project Procedures that will be used to control work activities (Management, Project Controls, Engineering, Procurement, Construction, Inspection and Testing, Certification Records).				D (90)

Exhibit B, C	Quality Plan including QA/QC Manual, Inspection & Testing Plan				BS

Exhibit D, 3.4 and 3.6	Inspection & Testing Procedures, including NDE & PMI Procedures				BS

5

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

PROJECT:	SP LNG PHASE 2 EXPANSION TERMINAL PROJECT

LOCATION:	SABINE PASS, LOUISIANA	JOB NO: 25027-001

EQUIPMENT:	LNG STORAGE TANKS

TAG NO.:	S-104, S-105

1 SPECIFICATION PARAGRAPH REFERENCE	2 DOCUMENT DESCRIPTION	3 DOC. TYPE	4 PERMISSION TO PROCEED (Y/N)	5 SUBMITTAL SCHEDULE			6 LIQ. DAMAGES Y/N	7 REMARKS
				PRELIM	INITIAL	FINAL
Exhibit D, 3.4 and 3.6	Material Certificates &/or Mill Test Reports - Before release for Shipment				S

Exhibit D, 3.4 and 3.6	Welding Procedures Specifications(WPS) - 3 months prior to start of welding				D (90)

Exhibit D, 3.4 and 3.6	Welding Procedure Qualification Records (PQR) - 3 months prior to start of welding				D (90)

Exhibit D, 3.4 and 3.6	Welder/Welding Operator Qualification Records (WQT) - prior to start of welding				BS

Exhibit D, 2.10.3	Inspection & Test Records - after event				A	X

Exhibit D, 3.4 and 3.6	Weld Repair Procedures - 3 months prior to start of welding				D (90)

Exhibit B, Appen B1-A	Certification Dossiers including preparation procedure				O

Exhibit D, 2.10.3	PMI Test Reports				I/W

5. CIVIL/STRUCTURAL

Exhibit D, 2.5	Submit “Seismic Design Basis / Methodology” for PURCHASER review and approval prior to beginning the seismic analysis / design of the tank / pile foundation.		Y		D

Exhibit D, 2.5	Foundation Engineering Plan, including Design Concept			X

Exhibit D, 2.1, 2.5	Pile Design Calculations & Load Test Program (if piles are required)				BS

Exhibit D, 2.1, 2.5	Design Calculations for Foundations and Foundation Drawings				BS	X

Exhibit D, 3.3	Piling test reports				A

Exhibit D, 3.3	Piling Plan				BS

Exhibit D, 2.5	Concrete Specification				BS

Exhibit D, 2.5, 3.3	Pile Testing procedure				D (90)

Exhibit D, 3.4	Concrete test Reports				A

6

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

PROJECT:	SP LNG PHASE 2 EXPANSION TERMINAL PROJECT

LOCATION:	SABINE PASS, LOUISIANA	JOB NO: 25027-001

EQUIPMENT:	LNG STORAGE TANKS

TAG NO.:	S-104, S-105

1 SPECIFICATION PARAGRAPH REFERENCE	2 DOCUMENT DESCRIPTION	3 DOC. TYPE	4 PERMISSION TO PROCEED (Y/N)	5 SUBMITTAL SCHEDULE			6 LIQ. DAMAGES Y/N	7 REMARKS
				PRELIM	INITIAL	FINAL

6. TANK/PIPING
Exhibit D, 2.3	Tank Outline Drawings showing diameter, height, net working capacity, material, plate thickness, roof style, & insulation system			X	D (30)	X

Exhibit D, 2.6	Allowable Nozzle Loads				I

Exhibit D, 2.6	Piping Plans/Sections				I	X

Exhibit D, 2.6, 3.6	Tie-in List & Location Plan				BS	X

Exhibit D, 2.6	Platform Drawings				I	X

Exhibit D, 2.6	Piping Isometrics				I	X

Exhibit D, 3.4, 3.6	Field Assembly Procedure, Inspection & Testing Plan				BS

Exhibit D, 3.4, 3.6	Inspection & Testing Procedures including Welding, & NDE				I

Exhibit D, 2.4	Detail of Trolley & Hoist Design				BS

Exhibit D, 2.7	Temp. Monitoring System - Design Details				BS

Exhibit D, 2.1	Purge & Vent System - Design Details				BS

Exhibit D, 2.1	Tank Design Calculations				BS

Exhibit D, 2.1	Design Calculation for all Appurtenances and Accessories including Piping & Relief Valves				BS

Exhibit D, 2.10.1	Material Specifications				BS

Exhibit D, 2.1	Fabrication & Construction Drawings: Tanks, Piping & Accessories				BS	X

Exhibit D, 7.1	Procedures for Shop Fabrication, Field Construction, Insulation, Painting, Tank Calibration.				BS

7. INSTRUMENTATION

Exhibit D, 2.10.3	Instrument Data Sheets (ISA Standard)				BS	X

Exhibit D, 2.10.1	Layout & Installation Drawings of Instruments, Cables, & Junction Boxes				BS	X

7

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

PROJECT:	SP LNG PHASE 2 EXPANSION TERMINAL PROJECT

LOCATION:	SABINE PASS, LOUISIANA	JOB NO: 25027-001

EQUIPMENT:	LNG STORAGE TANKS

TAG NO.:	S-104, S-105

1 SPECIFICATION PARAGRAPH REFERENCE	2 DOCUMENT DESCRIPTION	3 DOC. TYPE	4 PERMISSION TO PROCEED (Y/N)	5 SUBMITTAL SCHEDULE			6 LIQ. DAMAGES Y/N	7 REMARKS
				PRELIM	INITIAL	FINAL
Exhibit D, 2.10.1	Instrument Wiring Termination Dwgs, Loop Diagrams and Single Line Diagrams				BS	X

Exhibit D, 2.7	System Testing Procedures Data Acquisition System Data and Dwgs				BS

Exhibit D, 2.10.2	Instrument Operation Maintenance and Configuration Manuals				S

Exhibit D, 3.10	Calibration Testing Reports				A	X

8. ELECTRICAL

Exhibit D, 2.8.9	Area Classification Drawings (Plan and Elevations)			X

Exhibit D, 2.8.7	Electrical Load List - Name Plate, Operating, Spare (kW, Volts, PF, ph, Hz)			X

Exhibit D, 2.8.9	Electrical Schematic Diagrams				BS	X

Exhibit D, 2.8.9	Electrical Wiring Diagrams including connection diagrams for junction boxes				BS	X

Exhibit D, 2.8.9	Electrical cable tray layouts				BS	X

Exhibit D, 2.8.9	Dimensional Outline drawings showing location of all major electrical equipment including junction boxes and panel boards.				BS	X

Exhibit D, 2.8.9	Location and size of PURCHASER’S connections to TANK CONTRACTOR’S junction boxes				BS	X

Exhibit D, 2.8.9	Electrical Interface Details: LNG Tank and LNG Pump Motors, e.g. cables, terminations, junction boxes				BS	X

Exhibit D, 2.8.9	Electrical lighting and socket outlet layout and wiring diagrams				BS	X

Exhibit D, 2.8.9	Earthing Diagram				BS	X

Exhibit D, 2.8.9	Lightning Protection Diagram				BS	X

Exhibit D, 2.8.9	Detailed Bill of Material including name of manufacturer, catalog number of all components and catalog cut sheets				BS	X

Exhibit D, 2.8.9	Electrical testing Procedures				BS

Exhibit D, 2.8.9	Certified Test Reports				S	X

8

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

PROJECT:	SP LNG PHASE 2 EXPANSION TERMINAL PROJECT

LOCATION:	SABINE PASS, LOUISIANA	JOB NO: 25027-001

EQUIPMENT:	LNG STORAGE TANKS

TAG NO.:	S-104, S-105

1 SPECIFICATION PARAGRAPH REFERENCE	2 DOCUMENT DESCRIPTION	3 DOC. TYPE	4 PERMISSION TO PROCEED (Y/N)	5 SUBMITTAL SCHEDULE			6 LIQ. DAMAGES Y/N	7 REMARKS
				PRELIM	INITIAL	FINAL
9. PRE-COMMISSIONING/PURGING

Exhibit D, 4.1	System Testing & Commissioning Schedule			BS

Exhibit D, 3.4	Hydrotest / pneumatic test Procedures			D				6 months after contract award

Exhibit D, 4.1.4	Drying & Purging Procedures			BS

Exhibit D, 4.1.9	Recommended Cooldown Procedure			BS

Exhibit D, 2.3	Heat Leak and Boil-Off Calculations			D (30)

Exhibit D, 4.1	Recommended Decommissioning Procedure						X

Exhibit D, 2.10, 2.10.3	Installation, Operation & Maintenance Manuals						X

Exhibit D, 4.1	Spare Parts List for Construction & Precommissioning							Within 6 months of Notice of Award

SUPPLIER SHALL PROVIDE A MASTER COPY, WHICH CAN BE LEGIBLY DUPLICATED BY MICROPRODUCTION, DIAZO OR ELECTROSTAGTIC PROCESS, AND 6 COPIES (EXCLUDING INSTRUCTION MANUALS AS SPECIFIED IN REMARKS COLUMN).

Column 3	Document Type - Bechtel Specific

Column 4	Prior Permission to Proceed Required - Bechtel permission to proceed required prior to use of documents in the design, fabrication, installation or other work process. Permission to proceed does not constitute acceptance or approval of design details, calculations, analyses, test methods or material developed or selected by the Supplier and does not relieve Supplier from full compliance with contractual obligations.

Column 5

Ac - After Completion         I - Before installation         A - After Installation

W - With Shipment         S - Before Shipment         P - Before final payment

D - Before Design OR Expressed in calendar days after notice of award         O - With O&M Manual

BM - Before Mobilization         BS - Before starting relevant work

Preliminary - Early submittal of information as specifically identified, (foundation load data, preliminary general arrangements, etc.)

Initial - Initial submittal of a document in accordance with the schedule mutually agreed to by the Buyer and the Supplier. Initial drawings requiring review must show all information necessary for Buyer’s design of foundations and any other connection for equipment. Drawings will be reviewed only as to arrangement and conformance with the specifications and related drawings. [Drawings must show Buyer’s job title, job number, purchase order number, line, equipment, tag or code number and the manufacturer’s serial number(s)].

Final - The complete submittal required. (This submittal shall include all “as-built” data.)

Column 6	Liq. Damages - Y/N to be assigned in Column 6. Assessed values per item as defined in the purchase order.

	8. TITLE LNG TANKS	9. JOB NO.
		10. REQUISITION NO.	Rev. 000

SUPPLIER DOCUMENT SUBMITTAL REQUIREMENTS

9

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

1.0	GENERAL REQUIREMENTS

TANK CONTRACTOR shall submit all required drawings and data to PURCHASER in the manner and within the time limits specified below.

All drawings and data shall be transmitted to PURCHASER via electronic exchange (eRoom) and/or by hard copy when there are a specified number of hard copies required.

2.0	EQUIPMENT/COMPONENT DRAWINGS AND DATA

These drawings and data shall include, but not be limited to all basic design criteria, general arrangement and outline dimensions, utility requirements, electrical single line, schematic, P&IDs, control diagrams, maintenance and operating space requirements, cross sections and material lists, performance characteristic curves, caIculations and completed Data Sheets. In addition to these items, the specific data requirements are as defined in the attached forms.

3.0	RECOMMENDED SPARE PARTS

TANK CONTRACTOR shall submit complete recommended spare parts lists. The lists shall include:

•	Part description and number (in sufficient detail to order, to include size, material, etc.);

•	Recommended quantity of each spare part for FAT, SIT, installation/commissioning and for two years operation;

•	Recommended quantities of special tools or instruments required for maintenance;

•	Recommended quantities of consumable items;

•	Unit cost of each part (note - sets, part, etc.);

•	Supplier’s name and other company information (address, etc.);

•	Supplier’s identification (shop order numbers, etc.) if applicable; and

•	Validity and basis of price quotation.

TANK CONTRACTOR shall state any necessary additional information required to fabricate or locate a part (serial numbers, tag numbers, etc.) to facilitate ordering.

10

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

4.0	DOCUMENT TRANSMITTAL ADDRESS

TANK CONTRACTOR shall submit all documents to the following address:

Electronic submittal

[                                                             ]

Hard copy submittal

Sabine Pass LNG, L.P. 717 Texas Avenue, Suite 3100 Houston, Texas 77002 Facsimile Number: 713-659-5459 Attn: Ed Lehotsky	and	Bechtel Corporation 3000 Post Oak Boulevard Houston, TX 77056-6503

5.0	DRAWING AND DATA REQUIREMENTS

TANK CONTRACTOR will be required to comply with the following drawing and data requirements:

A.	Drawings and data submitted by TANK CONTRACTOR shall be in electronic format (see Paragraph 5.0J). Where this is not possible, the drawings submitted by the TANK CONTRACTOR will be electronically scanned and/or microfilmed, therefore, TANK CONTRACTOR and any of his subsuppliers must submit the type of reproduction specified in the following paragraphs.

B.	All drawings submitted must have light, clear backgrounds with sharp, opaque object, definition lines, and noncrowded dimensioning and lettering. Each drawing shall be suitable for microfilming at a 30 to 1 reduction and then enlarged to full size. Reproducibles shall be black-on-white, such as Xerox 1860 vellum. All reproducibles for originals, which are 11 inch by 17 inch and smaller may be photo copies on plain bond paper. Sepias are not acceptable.

Drawings must be flat or rolled, not folded.

C.	Catalog cuts, typed material and other nonpictorial data shall be black-on-white. Images shall be sharp and clear to allow further legible reproduction by PURCHASER. Second, third, etc., generation copies are not acceptable.

11

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

D.	Documents not meeting the above requirements will be rejected for resubmittal and any added costs incurred by PURCHASER as a result of poor drawings will be backcharged to TANK CONTRACTOR.

E.	All documents must show, in the lower right hand corner, job number, equipment tag number, PURCHASER’S subcontract number, drawing number, revision number, TANK CONTRACTOR’S title, equipment service, PURCHASER’S name, project title, long file save name with extension and project location.

F.	Documents with multiple sheets, such as calculations, must be resubmitted as a complete document. Revised single sheets will not be accepted.

G.	Resubmittal of documents requires the same number of prints and reproducibles as the first submittal.

H.	TANK CONTRACTOR shall not submit unchecked drawings, calculations, and data for review. All unchecked materials will be returned to the TANK CONTRACTOR without review or acceptance with a request to resubmit on a completely checked basis. Any resulting price or schedule impact shall be the TANK CONTRACTOR’S responsibility.

I.	When applicable, TANK CONTRACTOR shall provide professional engineering stamps on appropriate documents.

J.	If the drawings and data submitted by TANK CONTRACTOR have been prepared using one of the following formats:

Application Type	Standard Application	File Extension
Word Processor	MS Word 97	.doc
Spreadsheet	MS Excel 97	.xls
Presentation Software	MS PowerPoint 97	.ppt
Data Base	MS Access 97	.mdb
CADD	Bentley Microstation 3E Rel	.dgn
	AutoCAD 2002	.dwg
	Common data exchange format	.dxf
Graphic Format	TIFF Group IV	.tif
	TIFF LZW or JPEG Compressed	.jpg
	HPGL/2	.plt
Portable Document Format	Adobe Acrobat 4.0	.pdf

12

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

TANK CONTRACTOR shall also submit an electronic copy (in one of the media given below) of the drawings/data in the original electronic format. Acceptable media for the electronic copies is as follows:

•	electronic file in original application format via the Bechtel eRoom System

•	on CDROM using ISO 9660 or Joliet format and readable from Windows 95/98 or NT 4.0 based PC.

If TANK CONTRACTOR does not use the above applications and cannot save the file in one of the above formats then TANK CONTRACTOR shall save it or scan it into a portable document format. This portable document format is a .pdf file with UNCOMPRESSED ASCII text, (i.e. text searchable) created using Adobe Acrobat. Files from DOS or other platforms for which Adobe Acrobat writers are not available will need to be submitted in an ASCII text version along with a physical copy of the document, which will be scanned.

TANK CONTRACTOR shall obtain Adobe Acrobat 3.0 or later for Windows (also available for Mac) to create the files from TANK CONTRACTOR’S existing applications where TANK CONTRACTOR does not use one of the above mentioned formats.

If TANK CONTRACTOR does not use one of the above applications and obtaining Adobe Acrobat is not a viable option, TANK CONTRACTOR shall submit a list of the formats TANK CONTRACTOR uses.

6.0	DRAWING REVIEW

A.	Drawings and documents submitted for PURCHASER’S review will be returned to TANK CONTRACTOR with two (2) stickers on each document. One (1) sticker will indicate the equipment tag number and PURCHASER’S TANK CONTRACTOR print log number. The second sticker will indicate, by mark, one (1) of the following review codes:

Code 1	Work may proceed.

Code 2	Revise and resubmit. Work may proceed subject to incorporation of changes indicated

13

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

Code 3	Revise and resubmit. Work may not proceed.

Code 4	Review not required. Work may proceed.

Although work may proceed on receipt of a drawing with a Code 2 notation, TANK CONTRACTOR must resolve the comments indicated, resubmit and obtain a Code 1 notation. Any drawing or document receiving a review Code 2 or 3 must be resubmitted until it achieves either a Code 1 or 4 review status. Final invoice will not be processed until all drawings and documentation requirements are fulfilled.

B.	All TANK CONTRACTOR data will be logged in and assigned a unique log number by PURCHASER. Subsequent submittals of the same documents will receive the same log number, which was assigned to the initial submittal, except that the submittal number will be changed.

For example, the initial drawing received would be assigned:

On subsequent submittals, only the submittal will change. If the TANK CONTRACTOR incorporates this data into a manual, the data becomes part of the manual and the manual is logged in and assigned its own log number. Code 1 or 4 approval of a manual does not eliminate the requirements for all individually submitted documents to receive a Code 1 or 4 review code.

14

LNG STORAGE TANKS

SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT II - DRAWING AND DATA REQUIREMENTS

Status and Log Sticker Sample

☐ (1)	Work May Proceed.

DATE RECEIVED:

IMPORTANT: Permission to proceed does not constitute acceptance or approval of design details, calculations, analyses. test methods or materials developed or selected by the supplier and does not relieve supplier from full compliance with contractual obligations.

DWG. STATUS SIGNED DATE BECHTEL
☐ (2)	Revise & Resubmit. Work May Proceed. Subject to Incorporation of Changes indicated.
☐ (2b)	Revise. Incorporate Changes as indicated. Resubmittal not Required. Work May Proceed.
☐ (3)	Revise & Resubmit. Work May Not Proceed.
☐ (4)	Review Not Required. Work May Proceed.

It has not been determended if a second sticker like this will be used. This sticker is to track resubmittal reasons.

JOB & V.P. NO

EQUIP. NO.

1.    Reason for Resubmittal Design        ☐Supplier Design        ☐Supplier Correction        ☐Client Required        ☐Not Necessary

C.	Drawings or data returned to TANK CONTRACTOR for revision must be resubmitted within fifteen (15) calendar days after receipt. Resubmittals shall retain original number and be clearly marked with revision triangles enclosing the revision number. The revision triangles shall remain as a permanent part of the document. Correspondence accompanying revised drawings and data must show TANK CONTRACTOR print log number.

D.	TANK CONTRACTOR shall evaluate PURCHASER comments and incorporate them in a technically sound manner without affecting the progress of the Work. TANK CONTRACTOR shall request clarification or suggest alternatives where questions of technical feasibility arise.

E.	TANK CONTRACTOR shall save incoming documents to a shared server within their entity upon receipt of notification.

15

LNG STORAGE TANKS

SP LNG PROJECT, SABINE PASS TERMINAL

EXHIBIT “D” - SCOPE OF WORK

ATTACHMENT III - INSPECTION AND TESTING REQUIREMENTS

No.	TITLE	BY TANK CONTRACTOR	PURCHASER WITNESSED	DOC’D RESULTS TO PURCHASER	PURCHASER COMMENTS
Fabrication & Erection
	Material Certificates	Yes		Yes
	Joint Preparation/Fit-Up	Yes	Yes
	Dimensional Check	Yes	Yes	Yes
	Nozzle Flange Finish	Yes	Yes
	Visual Examination	Yes	Yes	Yes
	Vacuum Box Testing	Yes	Yes	Yes
	Radiograph	Yes	Yes	Yes
	Liquid Penetrant Examination	Yes	Yes	Yes
	Magnetic Particle Examination	Yes	Yes	Yes
	Alloy Verification	Yes	Yes	Yes
	Leak Testing	Yes	Yes	Yes
	Hydrotest - Pump Column	Yes	Yes	Yes
	Pneumatic Test - Piping	Yes	Yes	Yes
	Coating/Painting/Cleaning	Yes	Yes	Yes
	Level Survey	Yes	Yes	Yes

After Completion of Erection
	Inspection Prior to Hydrotest/Pneumatic Test	Yes	Yes	Yes
	Hydrotest - Inner Tank	Yes	Yes	Yes
	Pneumatic Test - Outer Tank	Yes	Yes	Yes
	Inspection for Insulation	Yes	Yes	Yes
	Clean Up and Final Grading	Yes	Yes	Yes
	Purging of Tank with Nitrogen	Yes	Yes	Yes
	Inspection and Testing of Lighting and Socket Outlets	Yes	Yes	Yes
	Inspection and Testing of Aircraft Obstruction Lighting System	Yes	Yes	Yes
	Inspection and Testing of Grounding System	Yes	Yes	Yes

16

EXHIBIT ‘E’

FOR

LNG TANKS

003	7/19/05
002		REVISED AS NOTED	TW	GGG
001	5/12/05	REVISED WHERE NOTED, ISSUED FOR CONTRACT	GGG	KA	TW	SO
000		ISSUED FOR SUBCONTRACT	GGG	KA	TW	SO
NO	DATE	REASON FOR REVISION	BY	CK’D	APPR	APPR

		EXHIBIT “E” FOR LNG TANKS	JOB NO. SUB CONTRACT NO.			REV.

		SP LNG PHASE 2 EXPANSION TERMINAL PROJECT				003

EXHIBIT – E July 19	Rev 003	Page 1 Of 3

LNG STORAGE TANKS

SP LNG PROJECT, SABINE PASS TERMINAL

EXHIBIT “E” - DATA SHEETS AND DRAWINGS

TANK DATA SHEET	REV	DESCRIPTION
25027-001-MTD-24-0S101	001	Data Sheet for LNG Storage Tanks

DRAWINGS & DOCUMENTS	REV	DESCRIPTION
M6-24-00210	000	Piping and Instrumentation Diagram – LNG Storage Tank S-101 Feed Lines

M6-24-00211	000	Piping and Instrumentation Diagram – LNG Storage Tank S-101 In-Tank Pumps & Discharge Lines

M6-24-00212	000	Piping and Instrumentation Diagram – LNG Storage Tank S-101 Instruments

M6-24-00220	000	Piping and Instrumentation Diagram – LNG Storage Tank S-102 Feed Lines

M6-24-00221	000	Piping and Instrumentation Diagram – LNG Storage Tank S-102 In-Tank Pumps & Discharge Lines

M6-24-00222	000	Piping and Instrumentation Diagram – LNG Storage Tank S-102 Instruments

M6-24-00230	000	Piping and Instrumentation Diagram – LNG Storage Tank S-103 Feed Lines

M6-24-00231	000	Piping and Instrumentation Diagram – LNG Storage Tank S-103 In-Tank Pumps & Discharge Lines

M6-24-00232	000	Piping and Instrumentation Diagram – LNG Storage Tank S-103 Instruments

P1-00-00001	00D	Site Plan – Sabine Pass, Louisina

100-SK-100	P	Tank Top Layout – Sabine Pass, Louisiana

EXHIBIT – E July 19	Rev 003	Page 2 Of 3

DRAWINGS & DOCUMENTS	REV	DESCRIPTION
		Toulnay-Wong Geotechnical Investigation Report For Sabine Pass and Corpus Christi (Previously Provided by B&V)

		Site Specific Response Spectra Cheniere LNG Project, Sabine Pass and Corpus Christi (Previously Provided by B&V)

P1K-SC-0002	0	Phase 2 Expansion Site Plan dated on 11 July 2006

EXHIBIT – E July 19	Rev 003	Page 3 Of 3

EXHIBIT ‘F’

FOR

LNG TANKS

[Updated Bechtel Technical specification List as of June 23 2006]

July19 2006

003	19 July 06
002	23 Jun.06	Updated
001	28 Oct.05	Updated
000		ISSUED FOR PROPOSAL

NO	DATE	REASON FOR REVISION	BY	CK’D	APPR	APPR
		Updated Bechtel Technical specification List as of 23 June. 2006				REV.

		SP LNG PHASE 2 EXPANSION TERMINAL PROJECT				003

EXHIBIT ‘G’

FOR

LNG TANKS

[RFI (Request for Information) List]

July 19

003	19 July 06
002	23 June. 06	Added the latest RFI
001	18 Nov. 05	Added 64, 65 and Listed
000		ISSUED FOR PROPOSAL

NO	DATE	REASON FOR REVISION	BY	CK’D	APPR	APPR
		RFI (Request for Information) List				REV.

		SP LNG PHASE 2 EXPANSION TERMINAL PROJECT				003

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)			INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED	REASON REQUESTED	IMPACT
25	7/11/2005	Approval of the Pile Cap Top of Foundation	120’ was changed to 118’-6” (Oct2005)		7/12/2005	1. Approval of the top of the pile cap foundation level by MHI

Top of the pile cap foundation level is established at EL 120’. This is based on the information from Bechtel indicating that the highest grade at the tank locations is at EL 114’. Establishing the grade at this elevation would meet two requirements :

1. Minimum air gap below the foundation at 3’-0”

2. Mimi height of 5’ per Bechtel document 25027-001-3BD-M04-00001REV 00A, February 2005, Page 4 of 9

								1. Estimation of the production pile cut off locations. 2. Pile Cap Design	MHI request to establish the top of pile cap at elevation 120’ I approved Ë 118ft6”inches, Bechtel “tie-in at BL” drawing comment (October 2005)

26	7/5/2005	P&ID Clarification		Bechtel approved PDS 90% Model at Mar 28, 2006	7/12/2005

MHI would like clarification on the following items on the P&ID.

1> MHI would like to change the location of pressure gauge as attached file. {Attachment-1,2} MHI is planning 3-D Model for piping. Based on our piping layout, the changed layout is simpler and better. Please check the P&ID

2> Please provide us the insulation area of PRV According to Bechtel Spec, PRV do not have insulation, but Piping of PRV have it.

3> We would like to confirm “HV Valve to be mounted on top of tank” (Attachment-3)

Which does this mean ? :

Cost

1. Bechtel reviewed the proposed alternative. As a result it is acceptable.

2. PSV Piping Insulation. On other Bechtel projects the insulation extended 1.5M in length.

3. The highest point LNG filling piping.

The highest point in LNG filling piping or in all process piping on support tower ?

27	7/5/2005	Piping & Valve Material Specification			7/12/2005	Please provide us data about using the “Bechtel Code”. Details of the “Bechtel Code” are not mentioned else where in this project (Attachment-1).		Cost	Piping and Valve Material Specifications : Bechtel specification 25027-001-3PS-PB00-F0002 provides the detailed material descriptions. This specification was placed into the eRoom today.

28	7/5/2005	Piping & Valve Material Specification			7/12/2005	Please provide us the valve specification for Bechtel standard		Cost	Piping and Valve Material Specifications : Bechtel specification 25027-001-3PS-PB00-F0002 provides the detailed material descriptions. This specification was placed into the eRoom today.

29	7/5/2005	Tank Temperature Elements			7/18/2005

Due to Bechtel’s comment, some temperature sensors will be revised as follow;

1)Cool-down sensors will be changed from T/C to RTD.

2)Temperature sensors for PRV will be changed from RTD to T/C. (Attachment-1,2)

								Cost	Bechtel confirmed that all temperature sensors for LNG tank applications are RTD except for the temperature sensors for PRV discharge are thermocouple type. Duplex thermocouple is also required for PRV discharge as this may be potentially a flare application.

30	7/5/2005	Duplex Temperature Elements	The temperature sensors are duplex type. (July 2004)		7/18/2005	MHI would like to clarify Bechtel’s request that all temperature measurement shall be provided with dual elements (duplex type. (Page 14 of 42) (Attachment-1,2) MHI propose an idea as per Attachment-3.		Cost	All of these sensors can be redistributed evently and routed from the existing tank nozzles (FT1(12”), FT2(12”), FT3A(8”) & FT3B(8”) to avoid additional tank nozzles that may be required. TE-24040 (Vapor space), TE-24024 (Feed line) and TE-24005A/B/C (Pump disch. lines) shown in MHIattachment 2 are located outside of tank and do not need to route via the four tank nozzles. MHI is to further advise. The temperature sensors at the PRV discharge also need to be duplex type thermocouple for possible flare application.

30R1	8/11/2005	Duplex Temperature Elements	R1		8/12/2005	MHI would like to clarify Bechtel’s request that all temperature measurement shall be provided with dual elements (duplex type. (Page 14 of 42) (Attachment-1,2) MHI propose an idea as per Attachment-3. MHI would like to clarify the specification of temperature sensors for cool down as shown Attachment 3(rev1). The cool down sensors will use only once or a few times so that they can be single element. Please review Bechtel’s requirement and our proposal of temperature sensor including cool down sensors (Attachment-4).		Cost	The temperature sensors located inside of tank are welding pad type and will be enclosed in the tank structure or insulation. They cannot be accessed for maintenance during the operation. Therefore, duplex type is required. All of these sensors can be redistributed evently and routed from the existing tank nozzles (FT1(12”), FT2(12”), FT3A(8”) & FT3B(8”) to avoid additional tank nozzles that may be required. TE-24040 (Vapor space), TE-24024 (Feed line) and TE-24005A/B/C (Pump disch. lines) shown in MHIattachment 2 are located outside of tank and do not need to route via the four tank nozzles. MHI is to further advise. The temperature sensors at the PRV discharge also need to be duplex type themocouple for possible flare application. REV01. The MHI proposal - Attachment 4 is not acceptable. Dual element RTDs have always been required by the Bechtel specification and will have a very little impact on MHI. The sheath for the RTDs goes all the way from the point of measurement to the flanged connections. Therefore if we have two RTDs in a single sheath there is no additional work inside the tank containment area.

There will be a small purchase price increase for dual elements and the termination heads will be larger. Note that we are not requiring MHI/Matrix to wire these spares from the the RTD heads to the Junction boxes so there will be no additional wiring or increase in JB size. If and RTD were to fail and the spare was required, the termination change would take place in the RTD head not the junction box. The spares will be physically tagged (inside the RTD head) with the same numbers as the parent tag with the suffix “(Spare)”. We have relayed this in our comments on the MHI documents. These spare tags will not appear in the Intools Database. However the parent tag will have a comment in the remarks section of intools indicating that a spare is available if required. The temperature sensors at the PRV discharge also need to be duplex type themocouple for possible flare application. We received a package from MHI to review and one of the documents was the “Purchase Specification of Tank Temperature Instruments.” Be aware that MHI specified single element for the cooldown RTDs.

We commented that they should be dual elements. Ref. VTPL-00082, 25027-001-V11-MTD0-00073.

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)			INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED	REASON REQUESTED	IMPACT
30R2	8/22/2005	Duplex Temperature Elements	R2		-	MHi would like to clarify Bechtel’s request that all temperature measurement shall be provided with dual elements (duplex type. (Page 14 of 42) (Attachment-1,2) MHI propose an idea as per Attachment-3. {rev.1} MHI would like to clarify the specification of temperature sensors for cooldown as shown Attachment 3(rev1). The cooldown sensors will use only once or a few times so that they can be single element. Please review Bechtel’s requirement and our proposal of temperature sensor including cooldown sensors (Attachment-4). {rev.2} We would like to know how many temperature sensors are required for cool down monitoring, which is executed only one time at commissioning for tank life. We think 13 sensors for side wall, 11 sensors for bottom plate and 5 sensors for suspended deck is good enough even if these sensors are required to be duplicated. We will provide “Recommended Cool down Procedure” as specified in Exhibit D Base on our experience, we do not need too much numbers of cool down sensors. In general tank has around 5 sensors for side-wall, around 5 sensors for bottom, and 3		Cost	The temperature sensors located inside of tank are welding pad type and will be enclosed in the tank structure or insulation. They cannot be accessed for maintenance during the operation. Therefore, duplex type is required. All of these sensors can be redistributed evently and routed from the existing tank nozzles (FT1(12”), FT2(12”), FT3A(8”) & FT3B(8”) to avoid additional tank nozzles that may be required. TE-24040 (Vapor space), TE-24024 (Feed line) and TE-24005A/B/C (Pump disch. lines) shown in MHI attachment 2 are located outside of tank and do not need to route via the four tank nozzles. MHI is to further advise. The temperature sensors at the PRV discharge also need to be duplex type thermocouple for possible flare application.

sensors for deck plate. We could not find duplex requirement of cool-down sensor in Tank Instrument Specification (Attachment 5), Overall Instrument specification requires duplex temperature sensor but we do not think temporary use sensor like cool-down sensor need to be duplex

31	7/5/2005	Duplex Temperature Elements			7/18/2005	MHI would like to clarify how to use 2 elements of temperatures sensor except for leak detection sensor (TE-24034A-G). One of for ordinary monitoring, the other is for spare as same as leak detection sensor (TE-24034A-G) ?(Page 14 of 42) (Attachment-1).		Cost

Temperature

It is correct. The above sketch is correct if the 1st junction for both Tes is outside of the tank. Duplex (pme primary and one spare) temperature sensors shall be all brought out of tank and terminated in a temperature sensor head or a junction box for access and spare change over if the primary one is not working. Form that temperature head or junction box (the first junction) only one pair of RTD/TC cable is required to be wired back to another field JB or the control room. The duplex sensor tag no. shall be e.g.24031AA and 24031AB and the loop No. is 24031A.

32	7/5/2005	Radar Level Instrument			7/12/2005	MHI would like to clarify if the type of level gauge LT-24041 is Radar Type (Attachment-1.		Cost	YES. It is Radar type.

33	7/5/2005	Missing Specification Page			7/12/2005	MHI would like to provide missing page between page 26 and 27.			The document was re-scanned and re-entered into eRoom with the missing pages.

34	7/5/2005	Line Number Information			7/12/2005	MHI would like to know Line No, for tank S-102 and S-103 to complete the Instrument List, TAG No. for those tanks were provided in this document (Attachment-1).			Bechtel will provide Tag no. line no. with IFD P&ID by 29th July.

35	7/12/2005	Discretionary Vent		Bechtel approved discretionary vent based on PDS 90% Model at Mar 28, 2006	7/18/2005	MHI were requested to prepare an updated cost estimate for Discretionary Vent by E-mail from Bechtel on 11th July 2005. MHI would like to clarify some items for above. (Please refer Attachment-1).		Cost

1. The 30”BOG control valve is not installed on the tanks. The valve is down in the pipe rack within Bechtel’s scope.

2. A) Not in MHI scope. B) Supplied by Bechtel / installed by MHI. C) Supplied and installed by MHI. D) Supplied and installed by MHI.

3. MHI requested that nozzles K2A-D be 12”. Bechtel approved and is changing the P&ID to12”.

36	7/13/2005	coating Spec. for Test Piles		MHI/Zachry does not perform the coating for pile	7/18/2005	Coating specification for test piles.

MHI would like to use test piles for production piles also. Test pile mix design is not acceptable to Bechtel due to presence of sulfates and chlorides in the soll. In order to use the test piles, Bechtel indicated an option to completely coat the piles.

Bechtel sent a draft to MHI’s use on July 7, 2005 with the final to be sent by the week of July 11, 2005. This is a follow up request for the complete specification.

								Test piles are cast at the present time. The availability of the specification will enable MHI’s subcontractor to prepare for the coating the test piles.	Bechtel issued specification 25027-001-3PS-NXS0-F0011 Rev 0 on July 13th to MHI.

37	7/13/2005	Approval of Test Pile Locations		MHI/Zachry issued the test pile location at SABINE Phase_2 Project	7/19/2005		The attached drawings indicate the coordinates for location of the test piles. The test piles were indicated in Bechtel document VPTL-00018. The drawings did not indicate the test pile coordinates.	Test piles are cast at the present time.	The test pile locations submitted with this RFI are NOT acceptable. The Scope of Work requires 21 indicator piles. The MHI plan is attempting to utilize 12 closely grouped reaction piles as indicator piles. This is not acceptable because the indicator piles must be distributed within the tank foot print. Bechtel will accept a minimum of 13 indicator piles distributed as marked on the attached sketch. The requirements for PDA testing and static testing are not changed by any reduction in the number of indicator piles. MHI must revise the Pile Test Plan Drawings to correct the pile locations. Please include the plant coordinates for the tank centerline on the drawings.

38	7/13/2005	Approval of Test Pile Mix Designs			7/18/2005	Approval of Test Pile Mix Design (Attachment indicates the ultimate test pile mix design discussed with Bechtel on Friday, July 8, 2005).	MHI would like to use test piles for production piles also. Test pile mix design is not acceptable to Bechtel due to presence of sulfates and chlorides in the soll. In order to use the test piles, Bechtel indicated an option to completely coat the piles. This is a follow up request for approval of the mix with the understanding that if the test piles are to be used for production piles, they will have to be completely coated.	Test piles are cast at the present time.

The mix design is NOT approved because of the use of Type III cement as discussed previously with Rama Challa. Any piles utilizing this mix design will have to be coated in accordance with the Bechtel specification to be utilized as production piles. Piles cast with this mix design and not coated may be utilized as test piles, however, they must be cut off and not utilized as production piles.

Note: Not final, we confirm Phase 1.

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)			INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED	REASON REQUESTED	IMPACT
39	7/13/2005	Approval of Test Piles		MHI/Zachry issued the test pile location at SABINE Phase_2 Project	7/19/2005	Formal Approval of the testing for the test piles.	We have discussed the usage of the test piles as production piles as indicated in SPLNG-RFI-0036 thru 0038. However, we need formal approval from Bechtel.	Test piles are cast at the present time.

Any piles utilizing the deficient mix design will have to be coated in accordance with the Bechtel specification to be utilized as production piles. Piles cast with this mix design and not coated may be utilized as test piles, however, they musy be cut off and not utilized as production piles.

Note: Not final, we confirm Phase 1.

40	7/13/2005	Piping Stainless Steel Material Grade	Reply R1:A304 or 304 w/0.03% max C.		2005/7/19 Rev.1

Class No Piping material has been specified as dual grade A304/A304L in Bechtel Project Specification for piping materials 3PS-PB00-F0001.

Bechtel specification 25027-001-3PS-MTD0-F---1 in Section 5.4.1 indicated A304L material for all piping near product or product material.

We would like clarification on usage of A304.

								Will affect the piping design and purchase specification.	Piping material must be A304L or 304 with 0.03% max C.

41	7/13/2005	Document Review Period			7/18/2005

Exhibit B Section 7.4.1 (b) defines that review od critical items will be performed by CONTRACTOR and returned to the subcontractor in 14 days for critical items and 30 days for non-critical items.

For subsequent submittals, Exhibit B Section 7.4.1 (d) defines that review od critical items will be performed by CONTRACTOR and returned to the subcontractor in 14 days for critical items and 30 days for non-critical items.

We would like to request if subsequent submittals review period could be expedited to 7 days for critical items and 15 days for non-critical items.

This will help in accelerating the schedule.

The Contract review periods will not be changed. MHI should request expedited review for critical items.

Note that Bechtel Code 2 review allows “work to proceed” subject to incorporation and resubmitted. MHI should proceed without waiting for subsequent submittal and review.

42	7/13/2005	Loading combinations			7/20/2005

Bechtel Spec. 25027-001-3DR-S04F-0001 Rev.000 on page 4 of 8 requires other load combinations per ASCE 7-02.

Bechtel Spec. 25027-001-3DR-S04F-0002 Rev.000 on page 14 of 32 requires the load combinations and allowable stresses per AISC manual of steel construction.

We understand that AISC is to be used in load combinations for the structural element design and that ASCE 7 to be used for cases other than those specified in ASIC manual. Please clarify.

							Using AISC load combinations and stresses with allowable increase of 1/3 is most appropriate for the design of structural elements used in this project.	Will affect the design of the structural elements.

Specification 25027-001-3DR-S04-0001, Sect.3.3 specifying ASCE 7 governs for load combinations and allowable stresses. ASCE 7 is the standard called out in 49CFR.

Specification 25027-001-3DR-S04-0002, Sect.3.16 will be revised to be consistent with Specification 25027-001-3DR-S04F-0001 for load combinations and allowable stresses while allowing the use of Allowable Stress method as an alternative to LRFD. Advance copy of change in the specification attached.

43	7/13/2005	Tank Internal Ladders		MHI/Zachry design a internal ladder for inner tank.	7/18/2005	Bechtel MTD-24-0S01-0 on page 3 of 3 requires two sets of stainless steel internal ladders from outer roof to suspended deck. Since inner tank has one stairway, we suggest providing one set of internal ladder.	Ease of construction. Cist saving to Client.		Rev 1 of the tank data sheet calls for (1) galvanized carbon steel ladder from the roof to the suspended deck and (1) stainless steel ladder from the suspended deck to the inner tank bottom. Please use the current data sheet.

44	7/13/2005	Conditions 28			7/18/2005	Bechtel’s review of MHI document DA-G 1006, preliminary support loading data indicated that the tower to be braced to the compression ring of the outer tank per FERC Conditions 28. Please provide FERC Condition 28.	To enable tower design.		See attached FERC Condition 28.

45	7/13/2005	Piping Material Color Code			7/18/2005	Please provide Bechtel Specification 3PS-PB-F0003, piping material color code.	To enable tower design.		The specification was placed into the eRoom on July 18th.

46	7/27/2005	VRV Piping Specification			7/27/2005	MHI would like to confirm if ASTM A216 WCB is acceptable for the Vacuum Breaker line material. Please refer to “25037-0D1-V11-MTD0-00037”.	Piping material spec “3PS-PB-F0001” indicates that VB line to be N0, But the previous B&V Spec indicated carbon line.	Cost	Bechtel agrees that the line can be carbon steel. The vacuum relief inlets attach directly to the CS tank roof and do not extend into the inner tank space and therefore will not be exposed it the low temperatures below the insulation deck. Bechtel will change the pipe spec fir these lines/valves to carbon steel (A1). Also, based on the same reasoning the tank top vent (GPL-24285), and the pilot inlets on the PSV’s (GPL-24264, 24266, 24268, 24270) will be changed to carbon steel (A1) as well.

47	8/2/2005	Remote Tank Indicators at Tank Jetty	The scope is deleted (Nev, 2005)		8/2/2005	MHI would like to clarify the number of remote indicators od tank level at Jetty. Per the attachment, Bechtel requires 6 remote indicators. Per Exhibit “D” sec 2.7, MHI planned 3 remote indicators, e.g. 1 remoter indicator for each tank. Enclosure: Attachment 1 indicating 25027-001-V11-MTD0-00047 and Exhibit D, Section 2.7.	Clarification between contract and the subsequent correction.	Cost	We have east and west jetties. Both jetties are to be provided with a remote indicator of each tank level. That’s why we need to have a total of 6 tank level indicators as marked on the review print.

48	8/2/2005	Cryogenic Buttery Valves		MHI/Zachry design the piping design based on proposal P&ID.	8/5/2005	MHI would like to clarify the number of Cryogenic butterfly valves per P&ID Revision 00D. A separate and complete valve list based in the P&ID Revision 00D will follow in the middle of August for formal approval.	Due to the long lead time for cryogenic butterfly valves, we appreciate a review of the number of butterfly valves required.	Cost	Item #18” valves for vacuum relief isolation, These valves are not cryogenic valves. The remaining valves are listed correctly.

49	8/2/2005	P&ID Rev 00D Changes		Bechtel provided the P&ID (Rev000) for issued construction.	8/16/2005	MHI has reviewed the Revision 00D of the P&ID. The following indicates the difference between P&ID. Revisions C and D. Please review the items indicated in the notes. See attachment.	To finalize P&ID.	Cost	See attached. Bechtel responses has been added in the right hand column.

50	8/15/2005	Cryogenic Valve Extensions			8/16/2005

MHI was informed as follows regarding butterfly valve’s additional requirements. On cryogenic valves, Bechtel standard practice is to use manufacturer’s standard stem extensions that meet or exceed BS6364, ie, 10 in minimum. However, on this project the Owner has specified minimum length of 18” from top of flange. MHI would like to confirm the followings,

1. The above increased stem length should be additional requirement.

1. Could you please provide revised Bechtel’s specifications or issue Sub Contractor Change Notice ?

Is the additional requirement of stem length applied for limited to butterfly valves, and is it nor for all cryogenic valves ?

							MHI would like to finalize the butterfly valve purchase specification and then to place P/O in a week in order to keep the delivery schedule of cryogenic valves. In these days delivery time of large cryogenic valves is very tight.	MHI have been expecting Cost and Schedule Impact.	The specification requires the stem extension. MHI must comply with the specification.

51	8/15/2005	Spill Pan Down comer	Down-comer pipes for spill protection is required. Bechtel will provide “Change notice” (Nov 2005)		8/16/2005

Area down-comer pipes for spill protection required in lieu of chute from spill pan ? In a cryogenic meeting on 10th August with regard to a different project, FERC requested Cheniere to conduct aplit LNG safely to sump or trench in any conditions and if there are any possibilities for split LNG to touch the outer tank side wall or pipe support tower, down-comer pipe is required instead of chute from roof platform. Also FERC said, “In Sabine project, the final drawings of spill control shall be submitted to FERC incorporating FERC comments and that FERC does not accept the chute of spill pan.”

MHI submitted chute type of spill pam after the initial Sabine Pass FERC cryogenic though Bechtel, getting preliminary acceptance from Cheniere and Bechtel.

							We would like to start down-comer pipe design after Bechtel’s disposition about the issue and the associated cost impact.	Cost Impact	The Cryogenic Review conducted last week does not apply to SPLNG. No changes for SPLNG are anticipated at this time.

52	8/18/2005	Cable Tray Routing		Bechtel approved cable try routing based on PDS 90% Model at Mar 28, 2006	8/24/2005	MHI would like to know routing of power and signal cables from outside of tank battery limit, for example cable tray on the pipe rack or cable pit. Cable tray is preferable for MHI.	MHI need the information in order to determine equipment arrangement and cable routing. For each tank MHI would like to install junction boxes and wire up cables on the right side of support tower (Attachement-1).	Schedule	The routing of Power and signal cable from outside of the tank battery limit will be thru cable tray running on the pipe rack at elevation151’6”. As discussed in the meeting with Y. Umehara, the power and instrument junction will be located in a common shelter on the East side of the support tower. The instrument and power cable trays provided by the subcontractor to the JB shelter, shall have space for routing electrical and instrument home run cables.

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)			INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED	REASON REQUESTED	IMPACT
53	8/22/2005	Support Tower Loading Combinations			8/24/2005

RFI042 addressed the loading combinations. For the design of the support tower structural members, we intend to use LRFD3 rd Edition in accordance with ASCE 7-02 Section 2.3. ASCE 7-02, seismic condition refers to a maximum considered earthquake (MCE) representing a ground motion with 1 2 percent probability of exceedance in 50 years (ASCE 7 seismic maps are based on NEHRP 1997), SSE is a more severe earthquake representing a ground motion with 1 percent probability of exceedance in 50 years. SSE or OBE are not specifically in the design of the support tower for the seismice cases:

1. OBE condition with LRFD load combination : 1.2D + 1.0E (OBE) + L
2. SSE condition with LRFD load combination : 1.0D + 1.0E (SSE)

							MHI would like to finalize the support tower design.		For design of the support tower structure, the seismic force per ASCE 7-02 should be used, in lieu of OBE & SSE. From the Project Seismic Hazard Report by ABS Consulting, the IBC seismic design separate are shown in Fig 18. Specifically the Sds & Sd1 are defined as follows.; Sds = 0.18g (@0.2sec) & Sd1 = 0.12g (@1sec)

54	8/25/2005	Design Criteria for Electrical Systems			8/30/2005

The above specification refers to the following documents:

1. 3PS-E00Z-F0001 Electrical Equipment Testing and Commissioning

2. 3PS-JQ00-F0001 Wiring for Instruments and Computers

We currently have the following similar documents:

1. 3PS-E00X-F0001 Electrical Equipment Testing and Commissioning

2. 3PS-JQ00-F0003 Wiring for Instruments and Computers

Please confirm which document to use.

1. 3PS-E00X-F0001 is the correct number. 2. 3PS-JQ00-F0003 is the correct number.

55	8/24/2005	Cost & Schedule Impact of Water Quality			8/29/2005	MHI in Form Q of the proposal dated on November 24, 2004 have indicated deficiencies in the available water from the water quality report. These deficiencies have to be remediated prior to the water being used hydrostatic testing.	We would like to confirm test water quality. Presence of contaminants will affect the material used in construction. After confirmation of the water quality, MHI will issue hydrostatic test procedure.	Cost and Schedule impact if something does not meet the water quality requirements.	Paragraph 3.4. Of the Subcontract Exhibit D states that water complying with Appendix Q of API 620 will be provided. A copy of API 620 paragraph Q.8.3 is attached. Method of remediation is unknown at this time. MHI is responsible for filtering and pumping the water. Pumping rates are determined by MHI/Matrix.

56	8/25/2005	Temperature Sensors / Monitoring System			8/30/2005	Please provide us with Bechtel’s requirements for sensor numbers of bottom insulation temperature monitoring system.

1) NFPA 59A paragraph 4.1.7.5 provides the requirement for the bottom insulation temperature monitoring system. This does not specify the number of sensors required but leaves it to the designer .

2)DLLC proposed to one temperature sensor at the center of slab foundation with explanation sheet on July based on our experience. Bechtel approved verbally on July.

3)We reviewed other European code about this matter, but we could not find about the numbers as the client request through Bechtel. Moreover European codes need not to be applied for this project.

Cost and Schedule

NFPA 59A paragraph 4.1.7.5 states; “A tank bottom temperature monitoring system capable pf measuring the temperature on a predetermined pattern over the entire surface are in order to monitor the performance of the bottom insulation and the tank foundation heating system (if provided) shall be installed. This system shall be used to conduct a tank bottom temperature survey 6 months after the tank has been placed in service and annually thereafter,...”

MHI’s attempt to install one (1) temperature element clearly does not meet the intent of this paragraph. Bechtel believes that the temperature monitoring system should have the same number of temperature sensors as the tank bottom cool down system.

56R1[	9/2/2005	Temperature Sensors / Monitoring System	R1	Bechtel will approve the five bottom sencer.	9/9/2005

Please provide us with Bechtel’s requirements for sensor numbers of bottom insulation temperature monitoring system.

To respond Bechtel’s comments on 29th Aug, we propose 5 temperature elements to monitor the performance of the bottom insulation as specified by NFPA 59 A 4.1.7.5 as Attachment 1, 2. Please provide your approval to it.

1) NFPA 59A paragraph 4.1.7.5 provides the requirement for the bottom insulation temperature monitoring system. This does not specify the number of sensors required but leaves it to the designer .

2)DLLC proposed to one temperature sensor at the center of slab foundation with explanation sheet on July based on our experience. Bechtel approved verbally on July.

3)We reviewed other European code about this matter, but we could not find about the numbers as the client request through Bechtel. Moreover European codes need not to be applied for this project.

57	8/26/2005	Design Schedule and Cost		Bechtel approved PDS 90% Model at Mar 28, 2006	9/5/2005

1) Please provide the meaning of symbol at flange on tank. We do not find it Bechtel specification.

2) Please provide reason for the expended length of BL line until bottom. The length is changed from P& ID 00C. The BL line is a servo type level instrument stilling well, but the sensor is LSHH. Please reconfirm the length of BL Line.

							1) Design Schedule 2) Cost	Cost and Schedule

1. The symbol shown at the valve indicate the preferred pressure end of the valve (the high pressure side).

2. A stilling well is required only a fer feet below the high level set point. MHI should provide a design that provides for adequate functionality of the instrument. MHI should submit installation details showing how the instrument and stilling well are to be installed.

58	8/26/2005	Potential Impact on the Design			10/4/2005

59	9/6/2005	Potential for Accelerated Corrosion			10/4/2005

MHI in their proposal RFP No. 9544-811-HC1-MTD0-00001 Dated November 24, 2004 have clarified that the MHI proposed coating shall leave an unpainted 4” margin along all plate edges that will be welded in the field (See Note 6 in the attached Bechtel Specification).

We would like a review of the bottom coating requirements on the bottom side of the outer tank bottom plate by Bechtel coating and corrosion specialists to see if the bottom coating of the outer tank bottom plate be completely eliminated. Typical LNG practice in the United States is not to provide any coating on the bottom side of the outer tank bottom plate.

							1) Potential for accelerated corrosion in the unpainted areas.	Cost and Schedule	The bottom coating may not be deleted. The tank bottom must be coated as specified.

60	9/7/2005	Specification to Quote Cost & Apply Drawings		The scope was eliminated	9/13/2005	MHI request the specification of cable for infrared camera on the tank (Between camera and Junction Box).	MHI need that specification to quote cost and to apply tank E&I drawings.	Cost and Schedule	The camera system has not yet been designed and therefore, the camera and cable specifications are not yet available. Bechtel will provide the specifications by the end of October.

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)			INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED	REASON REQUESTED	IMPACT
61	9/8/2005	Information for Design and Estimate		Bechtel provided the P&ID (Rev000) for issued construction.	9/13/2005

MHI request the information for P&ID (00D) as follows.

1> Please provide us the pipe size for NI-24236-A1-N.

2> Please provide us the pipe size for PI 24066

3> Please provide the valve size for tank of snuffing tank. What purpose of these valve ?

							MHI need the information for design and estimate.	Cost and Schedule

1. The PSV has not yet been sized. For estimating purposes, assume a 1” inlet and 1.5” outlet.

2. The pressure gauge inlet will be 3/4”

3. The valves on the nitrogen tank will be 2” and serve as vent and drain valves respectively.

62	10/5/2005	Valve Material for Level Gauge and Purge Line Pipe			10/5/2005

The PMS (Piping material specification) is not specified clearly for following valves. MHI suggests carbon steel for the material of following valves for (S -101).

•    Level gauge (servo type) (CL1):VV-241431

•    Level gauge (radar type) (CL2):VV-241430

•    Level, temperature, density gauge (AL):VV-241432

•    High-high level alarm gauge (BL):VV-241433

•    Pressure gauge nozzle (AP):VV-2414543, 241454, 241455

•    Pressure gauge nozzle (PP) :VV-241456, 241457, 241458

•    Pressure gauge nozzle (CP):VV-241459, 241460

							Cost	Cost and Schedule

1. Bechtel agrees that the listed valves may be carbon steel.

2. Bechtel agrees the nitrogen purge line may new carbon steel (A1) except under the bottom insulation and inside the inner tank where the material must be stainless steel (NO).

The PMS (Piping material specification) is not specified clearly for nitrogen purge line. MHI suggests carbon steel material for nitrogen purge line (A1) except under bottom insulation and inside inner tank.

63	10/5/2005	Type of Internal Stairway		MHI/Zachry design a internal ladder for inner tank.	10/11/2005

MHI is proceeding with the design of providing an internal stairway spanning between two pump colimns from the base of the inner tank to the suspended deck. Two attachments are provided with this RFI. Attachment 1 is the excerpt from the Specification. Attachment 2 is a drawing submitted to Cheniere in the early stages of the project.

MHI would like to replace the internal stair spanning between two pump columns with one spiral stairway mounted on the spare pump well. We will ensure that spiral stairway would not meet all the requirement from OSHA. In our opinion, this will save time on the schedule.

							MHI need the Bechtel’s approval in order to proceed with the design. Once the design is complete, an estimate can be made of the cost and schedule savings.	Cost and Schedule	Bechtel and the Owner prefer to keep the stairway spanning between two pump columns as originally conceived. There are several objections to a spiral stairway.

64	11/16/2005	DOWN COMER PIPE		MHI designs the down comer size 20”	11/18/2005

MHI is proceeding with the design of providing gutter type downspout from spill pan to grade for the spill protection pan as requested by Bechtel in the PDS modeling meeting dated November 14, 2005.

MHI would like to present the attached drawing SK-6 for a conceptual sketch for spill protection.

							MHI need the Bechtel’s approval in order to proceed with the design. Once the design is complete, an estimate can be made of the cost and schedule savings.	Cost and Schedule	The downspout should be design similar to the downspout provided by MHI for the Egypt LNG project. Refer to drawing MD-A04A4-010 attached.

65	11/17/2005	FIREWATER PIPING		Bechtel approved firewater piping besed on PDS 90% Model at Mar 28, 2006	11/18/2005

During the PDS modeling meetings, we were advised to use firewater access for cleanup of purple K. However, fire water piping was deleted by Bechtel. Please advise if the firewater piping is to be reinstated for firewater access from the PRV & VB platform.

MHI would like to present the attached sketch from PDS modeling as a conceptual sketch.

							MHI need the Bechtel’s approval in order to proceed with the design. Once the design is complete, an estimate can be made of the cost and schedule.	Cost and Schedule	Firewater is required only at the Pump and Instrument platforms. No water is required at the PRV platform. Submit the resolution of the model review comment accordingly. Provide cost deduct for deleting 8” piping to each PRV platform.

***	Also including Technical Clarification Sheet revisions up to and including July 11, 2005.

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)			INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED	REASON REQUESTED	IMPACT
66	12/12/2005	LNG TANK	Rev.2			Engineering Specification LNG Storage Tanks, section 7.1.5 requires 100% radiography of outer tank compression ring splices. This is not API 620 requirement. Can 100% UT be substituted for 100% RT? The UT procedure both technique and acceptance criteria will be developed by MHI and submitted for review.	MHI need the Behctel’s approval in order to proceed with the design. Ultrasonic inspection amy be performed from the top side of the compression ring. Whereas, RT requires access from both sides. If UT is acceptable, this will offer the opportunity to shop assemble the compression ring to the thickened top shell course providing the opportunity to deposit higher quality & higher productivity welding in a shop environment. This also eliminates the radiation hazard associated with RT.	Cost & Schedule	UT is acceptable. As stated above, the UT procedure-both technique and acceptance criteria must be developed MHI and submitted for review.

67	12/12/2005	LNG TANK	Rev.1		12/15/2005	Engineering Specification LNG Storage Tanks, section 5.6.6 requires Foam Glass for piping insulation. Can we use Glass wool in lieu of foam glass?	Ease of installation and long term durability.	Schedule	Foamglass insulation is required. Glass wool is not acceptable.

68	12/13/2005	LNG TANK	Rev.00D		12/27/2005	SPLNG Straine Details, We are working with vendors with regard to providing a strainer shown on the P&ID drawings for a NO 6” PL-LNG Liquid at 275 psig and at-265 deg.F. Our vendors have enquired about the percentage of solids present in the LNG liquid(ppm). This is probably dependent on the source from which LNG is coming from (Atlantic Basin, Trinidad etc.). What is the maximum expected amount of solids, the strainer is required to strain?	To define parameters to the Vendors.	Schedule

The amount of solids is unknown. The strainers should be fabricated in accordance with the following:

1) 6” Basket strainer to meet NO pipi spec

2) Basket -316 SS 1/8” dia, X 3/16” perforated plate with 100-mesh screen(0.045 wire size)

70	1/27/2006	LNG TANK			1/31/2006	SPLNG: Suspended Deck Suspension Rods Bechtel specification 5.2(LNG TANK SPEC) requires the suspension deck suspension rods to be 304L. We plan to use turn buckles on some of the areas which have penetration sleeves. Request if the Tumbuckles can be in Type 316 material. See attached excepts. 1) 3PS-MTD0-F0001-LNG STORAGE TANKS Section 5.2 2) MHI drawing indicting the suspended deck suspension rods.	Tumbuckles are only available in Type 316 material.	Schedule for Completion of suspended deck drawings	316 SS is acceptable for the turnbuckles.

71	2/2/2006	LNG TANK	Rev.002		2/6/2006	SPLNG: Please review the attached information on the valves/ We are considering the valve to be welded based on the Bechtel PIDs M6-24-00210-P&ID Tank S-101-Feed Lines Rev00D & M6-24-00211-P&ID Tank S-101-P+Dis Lines Rev00D attached. However, the Bechtel piping standard assembly detail VD4, on 3PS-PB00-F0001 piping materials indicate that the two inch ball valves need to be flanged. Please clarify.	Conflicting Information between the PID and the Piping Material Spec.	Schedule for completion of modeling	The valves must be welded. The Bechtel details for Assembly VD4 will be corrected upon the next revision.

72	2/6/2006	Outer Tank Bottom Plate Coating		MHI/Zachry does not perform a coal tar emulsion be used for the bottom coating.	2/9/2006	MHI in their proposal RFP No.95448-811-HC1-MTD0-00001 Dated November 24, 2004 have clarified that the MHI proposed coating shall leave an unpainted 4” margin along all plate edges that will be welced in the field(See Note 6 in the attached Bechtel Specification). Note 6 of Bechtel Specification recommends a coal tar emulsion be used for the bottom coating. MHI proposed using attached AMERCOAT 1972B coal tar epoxy coating in lieu of the coal tar emulsion.	1) Substitution of the coal tar emulsion with the coal tar epoxy coating.	Cost and Schedule	Coal Tar Epoxy isna n acceptable substitute for coal tar emulsion on the under side of tank bottoms provided the surface ins abrasive blast cleaned and the coal tar epoxy is applied in accordance with the manufacturer’s instructions, and it is applied at a dry film thickness comparable to that specified for the coal tar enamel (Appendix B,Note 6,20 to 30 mils). Note that Hempel has been selected to supply all coating materials for SPLNG at an established price available to all of our suppliers. Therefore, the request to use coal tar epoxy is acceptable but Matrix should use the specified Hempel products.

73	2/13/2006	Pump Stage	Rev.2		2/15/2006	Accuracy of 16”V-Cone Type Follow Elements, FE24004A/B/C,24204A/B/C will be ±2% in accordance with the Manufacture’s(MacCrometer’s)standares.	Since no specific requirements in described in Project Specification for General Design for Instrumentation(25027-001-3PS-JQ6-F0001 Rev.000) we intend to apply the manufacturer(McCrometer)standards.	Cost impact+2%accuracy is not accepted.	±2% accuracy in accordance with the Manufacture’s(McCrometer’s)standarads for FE24004A/B/C, 24104A/B/C, 24204A/B/C for B-cone flowmeters ins acceptable. MHI to submit vendor sizing calculations to Bechtel for review.

						REQUEST FOR INFORMATION (RFI)											INFORMATION TO SUBCONTRACTOR
RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	INFORMATION REQUESTED									REASON REQUESTED	IMPACT
74	2/13/2006	Pipe Cap Concrete	Rev.2		3/1/2006	Specification 3PS-DB01-F0001-Furnish Deliver Ready Mix Concrete Rev002 indicates in Specction 3.1.5 that use of Fly Ash is required for all mixtures. We request for clarification if Fly Ash requirement is required for the Pile Cap Concrete.									Our understanding is the fly ash requirement is required due to potential reactions in the concrete due to wet and dry environment created in the found. As the pile cap is constructed at a minimum 3 feet of air gap between the top of the ground and the bottom of hte pile cap, intrusion of moisture form the found into the pile cap isn minimal.	-	In accordance with the specification, fly ash is required in all concrete mixes. Bechtel will consider elimination fo the fly ash in the pile cap concrete upon the submittal of a sound technical justification and an acceptable concrete mix design.

75	2/20/2006		Rev.00D		2/28/2006

MHI would like to move 1”TE24024” from 42 unloading line to 36 unloading line, and b) add another 1”TE” on 36’ unloading line due to piping layout, I.e.2”TE24024” and “TE” are installed on 36’ unloading line. Reason and background of our proposal are as follows; In case 2”TE24024” &”TE” are installed on each 36’ unloading line, we can use the stage already planned for HV 24021/24022 and check 2 at the same time. If we keep proceeding iwht the current plan that “TE24024” are installed in 42’line, we need to arrange for the stage for “TE24024’ installed on 42’ unloading line in narrow space (We will design to use stage of 36’ flow mater, But now the plan is suspended) and also it’s inefficient and difficult for checking and maintenance of it.

															Cost and Engineering schedule.	Design Schedule	The request to add a second temperature is not acceptable to Behctel. A platform is not required for access to temperature elements. However, the temperature elements should be located close to PIT-24023 which does require accessibility.

76	3/2/2006		Rev.002		3/3/2003

12” and 6” spacers (both Class 150) are not listed on blind/spacerset of Ppe Class A1 of Piping Materials. 12” spacer is required on line nos. 12”-PL-25179-NO-C8.0” (min flow recycle form send-out pumps) and a 6” spacer is required on 6”-GPL-24285-A1-N(tank roof center vent).

															12” and 6” spacers have to be specified for purchase.	None	The Piping Specification is correct. Utilize the Spectacle Blind called out on the line above-see attached markup.

The process data for the following pipe lines are to be informed.

77	3/2/2006		Rev.00D		3/3/2006	No	Line Number (S-101)	Fluid	Flow rate	Temp.	Press (psig)	Density	Viscosity (cP)	Purpose	(Bracketed Figures) are of preliminary. Bechtel is kindly requested to review them.	Design Schedule	Utilize the attached Line Designation Tables(LDTs) for all process data. The LDTs will be formally issued via the eRoom.
						1	42” PL-24200-NO-C9.5” (Receiving Line)	LNG	(1200m3/h?)	-265° F		0.489	(0.126?)	Calculation of Thermo Well TE-24024
						2	6”-PL-24202-NO-C7.0 (Spray Line)	LNG		-265° F		0.489	(0.126?)	Calculation of Orifice FE-24027
						3	16”-PL-24210-NO-C8.5” 16”-PL-24220-NO-C8.5” 16”-PL-24230-NO-C8.5” (Pump Discharge Line)	LNG	(977.5m3/h?)	-265° F	(115)	0.489	(0.126?)	Calculation of Thermo Well TE-24005A/B/C TI-24008A/B/C Calculation of V-Cone FE-24004A/B/BC
						4	16”-RA-24281/2/3/4-NO-N (PSV)	Methane						Calculation of Thermo Well TE-24061/2/3/4
						5	16”-N124241-NO-N (N2)	Nitrogen						Calcuation of Thermo Well TI-24086

MHI would like to confirm that the combination of Nozzle and Thermo Sensors for Cool Down as follows:( See attached)

78	3/2/2006		Rev.002		3/3/2006	Nozzle No.	Nozzle Size	Tag. No. of Themos Sensors		Purpose		Number of Thermo Sensor		Remarks	In order to balance the Number of Thermo Sensors,5 sensors for Suspended Deck Cool Down are combined with those for Bottom Cool Down. Please refer to EA- I1602(Rev.001), EA- I1603(Rev.001)	Design Schedule	Note 5 on P&ID M6- 24-00212 Rev 000 documents previous agreements for temperature element and nozzle arrangements. Please comply with this note or explain why it needs to change.
								TE-24032 A to L		Bottom Cool Down		11 (Double Elements)
						FT1	12”#150 RF	TE-24033 A to E		Suspended Deck Cool Down		5 (Double Elements)		16 Elements in total at Nozzle FT1
						FT2	12”#150 RF	TE-24031 A to N		Side Wall Cool Down		13 (Double Elements)		13 Elements in total at Nozzle FT2

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)						INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED				REASON REQUESTED	IMPACT
80 Rev.1	3/28/2006			MHI/Zachry will propose the coating under bottom PL later.	3/31/2006	1.MHI proposes on using Hemplel’s Coal Tar Epoxy 119 US for coating the underside of the outer tank bottom plate instead of Hemplel’s Coal Tar Expoxy LTC15130. Product data of proposed coat tar epoxy is attached for your review and approval. 2.The following are the surface preparation, base coat and the final coat on the bottom plate				MHI’s painting subcontractor suggested using Coal Tar Expoxy 119US because it offers some application and performance advantages with the same surface preparation.	None	Two more things must be confirmed before this is acceptable: 1 Confirmation that the preconstruction primer will be cleaned prior to application of the coal tar epoxy per the 3/1/06 e-mail from Trevor Neale(this is not addressed in the RF) 2 Technical support from Hempel stating that the coal tar epoxy can be applied up to 30 mils in one coat and will cure properly. The attached product data sheet is somewhat vague on thickness but does not support a 30 mil application in one coat. 30 mils is almost twice the recommended thickness of 16 mils per coat. Alternatively it would be acceptable if the coal tar epoxy was applied in two or more uniform coats to a thickness of 20 to 30 mils.

							i	SURFACE PREPARATION	SP-10
							ii.	BASE COAT	0.6 to 0.8 mils Hempel 15890 Shop Primer
							iii	FINAL COAT	20 TO 30 mils Hempel Coal Tar Expoxy 119 US

81	3/28/2006	Instrument Stage			3/31/2006

MHI is now evaluating the venders of pump lifting devise. The experienced vendors for LNG pump lifter cannot procure the ASTM material for main parts(drum, jib, hoist etc.) However they are providing material equivalent to ASTM A36, ie.JIS SS400 or BS EN10025-S355J2G3. MHI requests acceptance of the JIS SS400 and BS EN10025-S355J2G3 instead of ASTM A36. Please refer to the attache file and below table for chemical composition and mechanical strength.

										None	Cost	The alternate materials are acceptable. (There appears to be a typo in the Phosphorus % for the BS spec)

						Material Data
							ASTM A36	JISG3101(SS400)	BS EN10025(S 355J2G3)
						Tensil strength [Mpa]	400-500	400-510	490-630
						Yield strength [Mpa]	250	254	250-355

						Chemical comportment
							ASTM A36	JIS G3101(SS400)	BS EN10025(S 355J2G3)
						Carbon, max, %	0.25		0.20
						Manganese, %			1.60
						Phosphorus, max, %	0.04	0.05	0.55
						Sulfur, max, %	0.05	0.05	0.035
						Silicon, %	0.40 max		0.035
						Copper, min, %	0.20
						when copper steel is specified

82	3/28/2006	Tank Field		The scope was eliminated	3/29/2006	Bechtel is requested to confirm the MHI proposal concerning the Fire&gas system as follows; 1) List of Drawings for Fire & Gas System 2) Scope of Works for Gas Detectors 3) Thermo Sensors for Fire and Gas System 4) Contents of the Wiring diagra, Arrangements, Installation D rawings of the Instrumentation for Process & Utility 5) Cable Tray for Fire & Gas System Please refer to the attached document in detail.				To progress detail design	None	See responses as marked on attached.

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)			INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED	REASON REQUESTED	IMPACT
83	3/30/2006	Tank Field			3/31/2006

1. Concrete Placement Temperature per the 3PS-DB01-F0001-Furnish & Deliver Ready Mix Concrete Rev002 is restricted to a maximum valve of 90 deg. F at the discharge point of the conveying vehicle. MHI is developing a contingency plan for provision of concrete it there a failure of the batching plant. The potential vendors involved in development of the contingency plans have indicated that the concrete temperature at the discharge might exceed 90 deg.F.

2.Our review of the existing literature indicates that the placement temperature be between 75 deg. F and 100 deg.F (see for example the extract from ACL 207.2 R Attached)

3. MHI would like to request increase in the limitation on the maximum temperature to enable development of the contingency plans.

							To develop contingency plans if the batch plant fails	None	Bechtel will not accept a temperature exceeding 90F. Contingency plans should include batch testing of mix designs that meet all specification requirements including delivery temperature.

84	4/3/2006	Tank Field(Conduits for Electric and Instrumentation cables)			4/3/2006

1) The rigid type conduits will be used for the electrical equipments such as Lighting Fixtures, Junction Boxes, Distribution Boards as per Bechtel’s requirements. These procedures will be indicated in the related drawings.

2) The flexible conduits will be used for the inserting portion of In-line transmitters, Level Transmitters, Head of Thermal sensors in order to facilitate the maintenance work. These procedures will be indicated in the Hook Up Drawing.

							None	None	The Clarification described above is acceptable. Length of the flexible conduit (for maintenance purpose) at the portion of the in -line instruments shall not exceed the code (NEC) requirements.

85	4/19/2006	Instrument Stage	Rev.000		4/19/2006

1) Servo Type Level Transmittars(LIT 24049/24149/24249) are provided with a local indicator on it as MFR’s standard. (Refer to attached drawing) RADAR Type Level Transmitters (LIT24041/141/241)are NOT provided with a local indicator on it as MFR’s standard. Thus, Bechtel to confirm if an additional local indicator is necessary or not since local level indicator will be located in the Instrument Stage.

2) Bechtel to confirm if local level indicators are to be provided underneath of the Tank(near JB) since local indicators are not located there so far but located on the Instrument Stage as per Owner’s requirements dated on 02-Dec-2005.

							None	None	1) A local level indicator for the radar level transmitter is required. 2) Local level indicators must be located on the tank top instrument platform.

87	4/19/2006	Pump Cable Seal Piping from Ebarra	Rev.002		4/19/2006	A 1 inch diameter carbon steel header for nitrogen system is suggested to the P&ID to facilitate distribution of nitrogen to be pump cable seals for ease of operation. (We need Behctel(s approval to compete the BQ)

1) There is only one main nitrogen pipe(6”-NI-39111-A1-N) to connect the 1/2” stainless steel tubing. Its distance from the pump cable seals, especially those on Pump Wells M1 and M2,would require long stainless steel tubing runs. Also, the 4 branch connections, including that for Spare Pump Well M4,plus the2 nitrogen hose station pipes(1”-NI-39185-A1-N and1”-NI39186-A1-N)would result in cowding of branch connections on the 6” nitrogen pipe.

2) Nozzle N3c is located on top side of pipe. Simply providing a vent protector/vent screen will allow ingress of rainwater into the cable seal pipe. A goose neck tubing is recommended to which vent protector(plug vent) could be attache.

								None	1)MHI should route and install the nitrogen supply to the pump cable seals in the most proctical and economic manner. Any combination of piping or tubing meeting this requirement is acceptable. The sketch attached to the RFI is acceptable. Note that there is a nitrogen line(2”-NI-24245) already routed to each pump discharge that ma be closer than the 6” header. 2) Utilize an angled vent or gooseneck as appropriate.

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)			INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED	REASON REQUESTED	IMPACT
88	4/25/2006	Pump Well Headplate by Ebarra	000 A-For Approval		5/1/2006	Nozzle N9A-C(2”)for pressure indicators PI-24054A-C are missing from pump well head plate provided by Ebarra. We need Bechtel’s confirmation to identify instrumentation.	P&ID M6-24-00212 shows Nozzle N9A-C for pump well s M1-M3 where PL-24054A-C are to be connected. Ebarra dwg. R7000905 doesn’t show this nozzle. These items have not been modeled yet.	None	The nozzles N9A thru D are not on the headplates but on the pump columns. Please see tank data sheet MTD-24-OS101 and the original B&V P&IDs. MHI to locate the nozzles on the side of the pump columns.

89	5/9/2006	LNG Pump Vibromenter Cable			5/12/2006	We received instructions of Cable to use the BELDEN catalogue for “P/N 9366 #16 Shielded 2T”cable for LNG Pump Vibromenter at E&I meeting held on March 16’06. In the results of our investigation, the number of triads available for this part number is not available 2T but 1T. See attached file “Belden part number 9366” below. Please confirm part number for WAG # 16.2T cable at the earliest.	None	None	Bechtel confirms to use P/N 9366 only which is 1T. MHI should provide two(2) 1T cables for 2T requirements.

90	5/9/2006	Discretionary Vent			5/12/2006	Please confirm about meeting contents of March 16. We were directed that was attached to PV24056A/PV24156A/PV24256A,Discretionary Vent Control Valves” “Solenoid Valves(PY			The solenoids are provided by Bechtel on the control valves. See attached data sheet JVD-JV09-24056A. MHI scope is to provide and install wiring from the solenoids to the junction boxes.

91	5/9/2006		Rev.000		5/12/2006	1) Scope of Supply of the Temperature Sensors 2) Associated Transmitters for the Temperatures Sensors 3) Description of INSTRUMENT LIST	To clarify Bechtel requirements	None	See reply marked on attached.

92	5/9/2006		Dated 17-March-2006		5/15/2006	(MOM Item 1-20) Bechtel is requested to send MHI the Bechtel Standard of Hook Up Drawings.	Hook Up Drawing is necessary to progress the detail design for instrumentation.	None	Bechtel’s instrument Installation Details that have been issued to -date are attached. These details are provided for your information only. MHI retain responsibility for the correct installation of tank instrumentation.

93	5/9/2006		Dated 17-March-2006		5/12/2006

1)(MOM Item 1-9) Bechtel is requested to inquire EBARA and to inform MHI to install vibration sensor on the pump barrel for reference.

2) (MOM Item 1-12) Bechtel is requited to confirm that IT/IE24012A are not installed in the tank field but installed in MCC.( To confirm that, no cables will be necessary in the tank field).

							Necessary for progress in the detail design of instrumentation.	None	1) See attached Ebara documents. 2) Confirmed.

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)			INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED	REASON REQUESTED	IMPACT
94	5/9/2006		Rev.002		5/19/2006

1) Bechtel is kindly requested to complete the attached LNG Manager Request For, which the manufacturer (Whessoe) needs to order the software license for Data Acquisition System (DAS).

2) Please let us know to where and when the PC or PC simulator to be sent in order to test the signal interface during DCS Factory Acceptance test. In this connection, we are pleased to inform that the DAS is planned to complete by the end of 2006.

							MHI has no information concerning the manufacturer of the DCS.	None

1) See attached LNG Manger Software Request Form- completed by Owner.

2) The PC simulator with the database should be sent to Yokogawa at the following address. Attn: JimGalloway of Yokogawa Corporation of America at 12530 West Airport Blvd., Sugarland, TX77478.

NOTE: Factory Acceptance TEst(FAT) is scheduled to begin to September 12,2006 and will be completed no later than November 30,2006.

Note : Do not ship the entire Whessoe system to Yokogawa-only the PC simulator with the register and the database. The rest of the system should ship directly to the jobsite.

95	5/9/2006	LNG TANK	Rev.2		5/10/2006	Engineering Specification LNG Storage Tanks, section 7.1.5 requires 100% radiography of outer tank compression ring splices. This is not an API 620 requirement. Can this requirement be waived?	MHI need the Bechtel’s approval in order to proceed with eh design. If waiving of RT is acceptable, we will review and advise impact on the schedule.	SCHEDULE	The requirement for 100% radiography can not be waived. Bechtel may consider substituting UT in lieu of the RT.

96	5/15/2006	Instrument Stage			5/14/2006	We would like to confirm the diameter of pipe header of N2 injection for water hammer mitigation Bechtel indicated that diameter may be reduced from 16 to 12, if 37 feet is provided for the header. DLLG is proceeding with design using 37 as shown in attachment-1. We would like to reduce the heaer to 12 in diameter. Please confirm and revise Bechtel’s P&ID M6-24-00211.	The length is increased 37 to accommodate future line.	None	The P&ID has been changed-see DCN M6N DK 00125 issued May 2,2006.

97	5/15/2006	Instrument Stage	Rev.3		5/19/2006	Bechtel requested in the Wiring Diagram that the Cool Down Thermo Sensors TY24031 TY24032 TY24033 are not connected to Servo type Level transmitter (LE24055) in order not to mix them into SIS system. Whessoe confirmed that the Bechtel’s requirement could be realized provided that a transmittar is added on the loop1 and 2 in order to centralize cool down thermo sensor information. DLNG would like to propose TY24031 TY24032 TY24033 are connected to LE24055 for the following reason: The RS485 bus o LT/LE24049 and LE24055 is permitted to connect up to five(5) devices as Whessoe’s standard. MHI Proposes to connect eight(8) local devices as follows; Item 1: Three(3) devices, such as TY24031 TY24032 TY224033 will be connected to LE24055. Item 2: Five(5) devices, such as TY24237/24238/T124237A/T1238A/L124249A will be connected to LE24049 as maximum. We need Bechtel’s confirmation.	To proceed with the Design	No cost impact for item1, Additional cost impact for item2, in addition to the transmitter Cost, Instrument List, Schematic Diagram, Winning Diagram, Arrangement fo Instrumentation, Connection diagram will be modified in accordance with the Whessoes information.	TY-24031/TY240032/TY-24033 are originally connected to LE-24049 on MHI document EA-I1501-2 Rev 2 and nothing connected to LE-24055. Bechtel only requested to change LE-24055 from Displacer type to Servo type level sensor. Separation of SIS signal in conduit, junction boxes, etc is necessary to avoid accidental shutdown during maintenance of Non-SIS loop. Refer to paragraph 12.4.3 of Specification 25027--001-3PS-JQ06-F0001 Specifications for General Design for Instrumentation”.

98	5/18/2006	Instrument Stage			5/18/2006	We would like to confirm the missing data of Piping material Specification (attachment-2) DLNG assume the length 13” between thermo instrument and pipe in case of 8.5-9.5 of insulation.	We design to need the length for construction.	None	Bechtel has revised the piping specification including drawing P9-PB00-00004 to show 7”-9” insulation requires a 12” spool piece flange for N0 pipe class (see attachment). MHI/MHI should also use a 12” extension for the 9.5” insulation. MHI/Matrix must verify the Thermo well wake frequency calculation in accordance with ASME PTC 19.3. For Bechtel thermo wells with 12” extensions, the extensions failed the calculation. We therefore required the thermo well vendor to include a collar support design.

104	5/30/2006	LNG Tank			5/31/2006	Please review the attached outer tank top wind girders. The angle supports are utilized to provide for temporary supports to the wind girder as the top wind girder is utilized as a scaffold for the tank shell erection. We would like to use the angle supports as the permanent supports in lieu of the gussets.	We would like to have Bechtel’s disposition about the issue.	Schedule for preparing angle gussets.	Bechtel has no objection in using angle braces to support the tank wind girders provided they meet API 620 Requirements.

RFI No.	DATE	DESCRIPTION	REVISION	currently	REPLY DATE	REQUEST FOR INFORMATION (RFI)			INFORMATION TO SUBCONTRACTOR
						INFORMATION REQUESTED	REASON REQUESTED	IMPACT
105	5/30/2006	LNG Tank			5/31/2006	Please review the attached calculation regarding outer tank wind gifrders. The calculations meet the requirement of API-620. MHI has concurred that the wind girder vertical leg can be reduced. The design calculations will be formally modified after Bechtel’s agreement to go ahead wih the change.	We would like to have Bechtel’s disposition about the issue.	Schedule for bending the plate	The dimensions of wind girders are the responsibility of MHI. Bechtel has no comment as long as their sizes meet the requirements of API 620. Calculations and drawings should drawings reflect the actual as-built dimensions.

EXHIBIT ‘H’

FOR

LNG TANKS

[Technical Clarification Sheet]

July19

003	19July06
002	23 June. 06	Up dated
001	20 Dec.05	Up dated
000		ISSUED FOR PROPOSAL

NO	DATE	REASON FOR REVISION	BY	CK’D	APPR	APPR
		Technical Clarification Sheet				REV.

		SP LNG PHASE 2 EXPANSION TERMINAL PROJECT				003

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
1	Seismic Condition for tank design	“Seismic Hazard Assessment of the Planned LNG Terminal Sites in Corpus Christi and Sabine Pass, Texas” (Aug. 2003) is based on NFPA 59A (2001). Please note that Horizontal and Vertical OBE and SSE UHS at Sabine Pass LNG site (Response Spectrum) may have changed based on the newly issued NFPA 59A(2006).	We have assumed the original site seismic requirements also apply to Phase II. Please confirm.	NFPA (2001) is applicable code. NFPA (2006) is not applicable.	None

2	Documents and Drawings for approval

We would like to propose the following procedure for document submittal.

We will submit same drawings & documents to Cheniere/EPC for Construction for the Phase II tanks once we received approval from Bechtel for Phase I tanks.

If we make a change to the Phase I tank its details or its calculation, we intend to submit revised drawings and documents to Cheniere/EPC for approval.

				Agreed.	None

3	Exhibit D Attachment II 5.0 J Electronic copy in original format	We will submit PDS modelling in native format however other drawings and documents will be in pdf. Format.	We cannot confirm the applicability of our work product to any other project. We refer Owner to your indemnification of us in GC 41.7.	Drawings will be provided in native format; however, the agreement will be signed with respect to this matter.	None

4	Exhibit D – Section 1.0 – Description of Work – General	The scope of work for this contract includes…three 160,000 m3 net capacity, above ground, single containment, LNG Storage Tanks…	The scope is based on two 160,000 m3 LNG Storage Tanks.	Agreed.	None

5	Exhibit D – Section 2.4 – Utility Stations	SUBCONTRACTOR shall design and supply…three (3) Utility stations consisting of Plant Air, Instrument Air, and Nitrogen	We design and supply for each tank Two (2) Utility Stations consisting of Plant Air and Nitrogen, not Three (3) Utility Stations, since instrument air is sent directly to instrument (not through utility station)..	Agreed	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 1 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
6	Exhibit D – Section 2.5	We would like to confirm that Cathodic protection don’t need in the same way as the present phase 1 or need in accordance with the Geotechnical Report.. If the Cathodic protection don’t need, we would like to confirm that other measures is needed We assume that there is not Cathodic protection for Phase1, and we exclude the Cathodic protection from the estimate for Phase2.		Agreed the omission of Cathodic protection. The Owner will provide the other measure if any for Phase1.	None

7	Exhibit D – Section 2.5 – Concrete Supply	The supply of the concrete shall be by SUBCONTRACTOR.

The scope is based on using the existing Dunham-Price batch plant on site to provide ready-mix concrete of sufficient strength and quality for the tank foundations.

Also, the scope assumes that the batch plant is sized to support phase 1 and phase 2 concrete pours so as not to preclude progress on phase 2 tanks. We reserve the right for equitable schedule relief (day-for-day) should the phase 2 foundations delayed due to phase 1 interference.

Agreed; however, it is expected that TANK CONTRACTOR will provide the appropriate schedule information such that Phase 2 concrete pours can be coordinated with Phase 1 concrete pours.

Furthermore, it is expected that the TANK CONTRACTOR will coordinate the supply of concrete for the pile cap, including the appropriate contingency plans should the batch plant be unavailable.

PURCHASER will not accept any schedule relief claims due to TANK CONTRACTOR’s failure to make appropriate plans for concrete pours.

None

8	Exhibit D – Section 2.7 – Instrument/Control Systems	SUBCONTRACTOR shall perform calibration tests for all instruments at site.	The scope includes calibration for instruments designated as supplied by Diamond LNG within the battery limits of the tank on the P&I Diagrams.	Agreed.	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 2 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
9	Exhibit D – Section 2.8.8 – Lightning System	SUBCONTRACTOR shall developa lightning protection diagram	The scope does not include lightning protection.	Agreed.	None

10	Exhibit D – Section 3.1 – General	SUBCONTRACTOR shall supply all necessary supervision, labor, camp, construction, …	The scope does not include provisions for a labor camp.	Agreed.	None

11	Exhibit D – Section 3.1 – General	Multiple references to CONTRACTOR/SUBCONTRACTOR	The scope assumes that DLNG & ZCC will contract directly with Cheniere. The references to CONTRACTOR/SUBCONTRACTOR should be modified to reflect the contracting strategy.	Exhibit D documents to be revised to reflect phase 2 contract.	None

12	Exhibit D – Section 3.1 – General	SUBCONTRACTOR is to be aware that during tank erection, other subcontractors, who will be installing piperack foundations, piperack steelwork, pipe work, and the central sump, will require access.	The proposal assumes that we will have unobstructed access to the tank area, the laydown facilities, and our site offices at all times. This includes the installation of the berms that surround the tank areas. We assume that the construction of the berms will not interfere or block construction traffic to/from the work areas, the laydown areas, and movement between Tanks #4 & #5.	Whereas unobstructed access cannot be guaranteed, Diamond LNG/ZCC can expect reasonable access to the laydown facility, site offices, parking area, and work areas. We will coordinate tie-in with Bechtel.	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 3 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
13	Exhibit D – Section 3.1 – General	Special reference is made to CONTRACTOR’s Safety and Health Plan, as detailed in “Exhibit B, Appendix B-2”. All work requirements shall be performed in accordance with this Plan.

The scope assumes that all work will be in accordance with Zachry’s SHE&S plan. Furthermore, we assume that the ZCC SHE&S plan is of similar nature to the plan referenced in “Exhibit B, Appendix B-2.”

Please note, the scopel assumes that the phase 2 tank construction will not require personnel to be in fire retardant clothing, special respiratory equipment, or that a daily work permitting system will be in place for phase 2 tanks while phase 1 tanks are operational.

				Agreed, for TANK CONTRACTOR construction work areas. However, for all other common areas TANK CONTRACTOR will be required to follow overall project HS&E Plan.	None

14	Exhibit D – Section 3.3 – Site Preparation

After early clearing and rough grading by CONTRACTOR, SUBCONTRACTOR shall perform any other site grade activities to suit its own requirements for construction.

CONTRACTOR will perform rough grading as required…to provide SUBCONTRACTOR a suitable initial surface for construction.

SUBCONTRACTOR is responsible for the maintenance of the parking and laydown areas.

The scope does not include site preparation, site grading, or site improvement activities.

The scope assumes that the CONTRACTOR will provide a tank area that is graded for drainage and stabilized to support construction traffic, including improvements such as a base course surface, access roads, and heavy haul roads.

The scope does not include the installation or maintenance of the parking and laydown areas.

Please refer to attached sketch detailing the necessary requirements for construction access, laydown areas, and haul roads.

Agreed. All final grading and surface improvements will be provided.

The planned parking, laydown, and work areas have been noted and described within Exhibit B, SC-4.

Diamond LNG/ZCC will maintain area specifically used by us. Bechtel will maintain roads and common access to work area laydown and parking.

None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 4 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
15	Exhibit D – Section 3.3 - Site Preparation	The soil in tank construction area would be stabilized to a depth of 14ft (4.5m) below the existing surface by the Client. The stabilized soil are to have a minimum unconfined compressive strength of 25psi(172kN/m2) by the Client.		Stabilization of work area, laydown & parking and access road by Cheniere/Bechtel	None

16	Exhibit D – Section 3.3 – Site Preparation	SUBCONTRACTOR shall incorporate into its design the elevations shown on the Civil Site Development Drawings, provided by CONTRACTOR.	The scope does not include site preparation, site grading, or site improvement activities. The scope assumes that the CONTRACTOR will be responsible for final grading and final surface improvements.	The tank contractor will be responsible for the final grading underneath the tank.	None

17	Exhibit D – Section 3.3 – Site Preparation	SUBCONTRACTOR shall provide a procedure to handle Hazardous Substances.	The scope does not include mitigation of any underground obstructions or contaminated soil that may be encountered during foundation installation.	Agreed.	None

18	Exhibit D – Section 3.3 – Site Preparation	CONTRACTOR/OWNER will work to mitigate permit restriction for noise impacts caused by extended pile driving.	The scope does not include any special noise abatement for pile driving operations or other general construction noise.	Agreed.	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 5 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
19	Exhibit D - Section 3.4 - Tank	Finished grade Level of concrete after foundation is expected to be at the same level as the present phase I tanks. ie at elevation +118’-6”. And Geotechnical investigation report shows the present ground surface level with about +16 ft. We would like to confirm that relation of the plant standard point level and the level of the Geotechnical investigation report. We suppose the relation to be +112’-6” = +16ft. If the relation is not right, we must change the length of pile and ground surface level.

The existing ground elevation in the tank area is at approximately +16ft. After stabilizing the soil Bechtel remove the top 3.5ft and use it to construct the tank containment dikes. Thus the final design grade becomes +12.5ft. We add 100ft to this final grade so that we are always working with a positive number - thus the design grade shown on the drawings is +112.5ft.

The elevation of the inner tank bottom shall be the same in Phase 1.

None

20	Exhibit D – Section 3.4 – Tank	Tank foundation including…finishing of concrete.

The scope does not include rubbing or any other special aesthetic finishes for the tank foundation.

The scope does include pointing and patching the concrete foundation to remove tie-holes and other surface abnormalities.

				Agreed provided that TANK CONTRACTOR will repair any surface damage to piling and pile cap. Aesthetic finished are not required.	None

21	Exhibit D – Section 3.4 – Tank	All welders must pass a welder’s qualification test procedure…	The scope assumes that welders will be tested and qualified in accordance with ASME section IX.	Agreed. All welders will be qualified in accordance with ASME section IX. Past certifications will not apply.	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 6 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
22	Exhibit D – Section 3.4 – Tank	All radiographs shall be made available to CONTRACTOR for review upon request.	The scope assumes that digital radiography will be an acceptable form of NDE. Should digital radiography not be acceptable, we reserve the right to adjust our proposal price and schedule.	Digital radiography is acceptable provided that it is of acceptable quality for an LNG facility.	None

23	Exhibit D – Section 3.4 – Tank	SUBCONTRACTOR is responsible for hydrotesting of inner tank and monitoring of foundation/tank settlements during hydrotesting. Hydrotest water will be available in a holding pond 4000 feet from the tanks. Water will comply with API 620 Appendix Q. SUBCONTRACTOR shall filter and pump the water…and return the water upon completion.

The scope includes the costs for pumping the water to/from the tanks; however, due to the lack of information on the water chemistry and composition we are unable to define the extent of filtering and/or additional treatment. Therefore, the proposal does not include filtering or water treatment of the hydrotest water. The proposal shall be adjusted upon definition of the filtration and/or treatment requirements.

Furthermore, the scope assumes that water will be available at a rate of 10,000 m3 per day.

The estimation includes general filtration, but not special filtration.

Cost of special filtration, if required, will be added later.

Research is being conducted to define the level of filtration that should be expected based on Phase 1 operations.

The hydrotest water will be available at a minimum flow rate of 6,500 m3 per day to support the Phase 2 hydrotest schedule.

None

24	Exhibit D – Section 3.9 – Painting	Ladders, cages, and grating shall be galvanized…all other structural steel parts shall be painted in accordance with the specification.	The scope assumes that all structural steel members will be conventional hot dipped galvanized.	Agreed.	None

25	Exhibit D – Section 3.9 – Painting	Concrete shall be coated for protection in accordance with the Specification….	The scope does not include any concrete coatings.	Agreed.	None

26	Exhibit D – Section 3.11 – Electrical	Install lightning protection system for tanks.	The scope does not include a lightning protection system.	Agreed.	None

27	Not applicable				None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 7 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
28	Exhibit D – Section 7.5 – SUBCONTRACTOR’s Jobsite Office	One office for CONTRACTOR’s personnel, fully equipped.	The scope assumes that Bechtel will be on site for phase 1 and phase 2 and will be providing their own offices. The proposal does not include office provisions for Bechtel.	Agreed.	None

29	Exhibit D – Section 7.7 – Other Temporary Facilities/Services	Temporary access to and around SUBCONTRACTOR’s Tank construction site, including temporary storm and construction water drainage….	The scope does not include any provisions for storm water drainage.	Agreed. Permanent storm water drainage is not required. The Tank Area will be graded to drain by others; however, it is expected that the TANK CONTRACTOR will provide pumping of casual rainwater within the tank area into ditches provided by others.	None

30	Exhibit D – Section 7.7 – Other Temporary Facilities/Services	Daily Transportation to/from Jobsite

The scope assumes that the Cheniere will provide an adequately sized employee parking facility located within walking distance to the phase 2 work area.

The scope does not include bussing or offsite parking accommodations.

				Agreed . The scope has been revised to include daily transportation of craft to the worksite in accordance with Exhibit B, SC-4.	None

31	Exhibit D – Section 7.7 – Other Temporary Facilities/Services	Guard/Security	The scope assumes that the jobsite will be controlled by the Cheniere’s security service and security fencing.	The site will be controlled by a perimeter fence and a guard service, but the phase 2 contractor is responsible for the security of his work area and laydown area.	None

32	Not applicable				None

33	SPLNG LNG TANK SUBCONTRACT NOTES FOR NEGOTIATIONS FOR 4th TANK . Article 1:Current revision ( ) of Exhibits D & E dated October 20, 2005 are attached.	We confirmed Exhibit D and E (Rev002).		Agreed.	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 8 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
34	Not applicable			Same as Item_1	None

35	Ditto Article 3:The reference to the Geotechnical Report should be changed to the new report completed this summer.	We confirmed.		Agreed.	None

36	Ditto Article 4: The CTLNG FERC Cryogenic Review comments are not yet included in the scope of work for the first three tanks.	We need exact requirement from Cheniere for FERC CTLNG review in order for us to estimate the change if any.	The following changes are included in our proposals request from FERC for CTLNG comments. - 36” flange located at the top of inlet line. - Down comer pipe.	Agreed; however, additional FERC Comments may be received and incorporated after contract award.	To be confirmed

37	Ditto Article 5: The Discretionary Vent is shown on the P&IDs as “HOLD” and is not yet in the scope of work for the first three tanks.	Discretionary vent finalized by Bechtel with their P&ID rev.000 dated February 17, 2006.	Please refer to Item62 of this sheet.	Follow phase 1.	See item 62

38	Ditto Article 6: Add a Dry Chemical System to the tank PRV tailpipes. Bechtel will issue specification 3PS-MTDO-F00002.	Dry chemical system is not included in our proposal at this stage.	Dry chemical is not finalized in SPLNG_1 yet. This will be future change.	Fire gas system (Dry chemical) will be added later.	To be confirmed later

39	Ditto Article 7: Add specification 3PS-PV00-F00001 “Testing Valves for Cryogenic Service”. (Current scope of work requires the Subcontractor to develop his own spec.)	We confirmed.		Agreed.	None

40	Ditto Article 8: Add specification 3PS-CP00-F00001 “Prestressed Concrete Piles”.	We confirmed.		Agreed.	None

41	Ditto Article 9: Add the Painters Trolley? – Owner Option.	Painters Trolley is not included.		Agreed.	None

42	Ditto Article 10:Clarify that all temperature elements must be Duplex Type.	Duplex temperature elements are included.		Agreed.	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 9 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
43-1	Ditto Article 11:Clarify that the tank bottom insulation monitoring system must have at least 5 temperature elements.	5 elements bottom monitoring are included.		Agreed.	None

43-2	Ditto Article 12: Clarify that all stairs must be at least 36” width. (Bechtel drawing 25027-001-SS-000-00012 specifies 30”.)	Stairs have 36” clearance, but tread is 32”width.		Agreed.	None

44	Ditto Article 13: Clarify that all tank nozzles must be flanged.	Tank can be isolated with flanges and open spacer on sub rack in Bechtel scope area.	Need confirmation with Cheniere.	Follow phase 1.( Phase2 P&ID for both tank and terminal is the same as Phase 1 )	None

45	Ditto Article 14: Clarify that the DAS must communicate with both (2) jetties.	This request is cancelled by Bechtel with design change notice for Sabine Pass Phase 1.			None

46	Ditto Article 15: The specification revisions listed in Exhibit D are the basis of the subcontract. In many cases these specifications have been revised to make cosmetic changes that do not impact the subcontractor. Therefore, be aware that the current subcontract does not include the most current project specification revisions.	Our estimation is based on Exhibit F-J in our proposal dated January 12, 2006.	-	Agreed.	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 10 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
47	General	Temporary Power/Water/Phone	The scope includes an allowance for the provision of construction power, water, and phone service. We recognize that infrastructure will be in place to support phase 1 & 2 activities and believe that it is beneficial to utilize the existing utilities rather than duplicating the costs for stand-alone utilities.

The construction power and phone service for the office and warehouse area will be supplied by Bechtel as per Exhibit B SC-4.

TANK CONTRACTOR will provide construction power generators in the LNG Tank area.

PURCHASER will provide diesel fuel for the main generator at the day tank.

The TANK CONTRACTOR should supply water for construction and potable water for field employees.

None

48	General	Construction Dock

The scope assumes that we will be granted permission to ship materials to the Cheniere-provided construction dock and be provided reasonable access to receive materials.

Furthermore, the scope assumes that the Cheniere will provide a crane with an operator for unloading materials at the construction dock.

				Agreed.	None

49	General	Background Checks	The scope does not include costs associated with performing background checks on employees or potential hires.	Agreed.	None

50	Flow meter accuracy	Our price of flow mater is based on the accuracy is +/- 2% in the condition of design flow rate.		Agreed with 2% accuracy	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 11 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
51

Bechtel Specification “SPECIFICATION FOR PRESTRESSED CONCRETE PILES (25027-001-3PS-CP00-F0001)” Section 3.1.1

“ Concrete shall have a minimum 28 day compressive strength of 8,000 psi with water /cement ratio not to exceed 0.35.”

		Our estimation is based on the condition that Concrete compressive strength for pre-stressed concrete pile is 6,500 psi which is applied in Phase 1 instead of 8,000 psi per Bechtel specification. .		Agreed	None

52	Adjustment of pile length, and number of piles	We have designed the pile length based on geotechnical investigation report. However, we will adjust the pile length and pile numbers according to test pile report. In case the quantity of pile would increase, its cost will be adjusted.	Total design pile length excluding margin length required for construction is as follows. S-104 82’-6” S-105 ……87’	Agreed	None

53	Civil design schedule	Our civil design schedule does not expect the duration of approval process for pile design and foundation design.		For civil design, the Owner think EPC’s approval/confirmation (10 working days) is required.	None

54

The following specifications were requested by the Owner instead of coal tar emulsion underside of outer tank bottom plates in the Jan.25-27 th 2006 meeting.

1) Remove the protective coating on the underside of the outer shell bottom plate

2) Add a silicon sealant around the circumference of the outer shell bottom plate.

3) Incorporate concrete slope along the outer circumference of the pile cap to facilitate drainage.

1)       Diamond LNG/ZCC have removed the protective coating on the underside of the outer bottom plate.

2)      Diamond LNG/ZCC have added a sealant along the circumference of the outer edge of the bottom plate to protect against corrosion.

3)      Diamond LNG/ZCC have revised the pile cap design to slope along the outer edge to facilitate drainage.

Please refer to foundation drawing DA-D1501-3

			Item 7 on Action Item list Item 8 on Action Item list Item 9 on Action Item list	OK. Acceptable	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 12 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
55	The following specification was requested by the Owner in the Jan.25-27 th 2006 meeting. Reduce radiography on the outer shell to 100 shots per tank.	ZCC has reduced the number of radiography shots on the outer carbon steel shell to 200 total shots.	Item 13 on Action Item list

Agreed, however, PURCHASER will be involved with the coordination of the shots.

API 650 shall be used as the guideline for locations of radiographs. The number of shots shall not exceed 100 per tank unless quality of welds dictates additional shots.

None

56	The Owner requires PCT as the manufacturer of the hoist for the In-Tank Pumps in the Jan.25-27 th 2006 meeting.	Diamond LNG will purchase jib crane from PCT per the Owner’s preference.	Item 17 on Action Item list	Agreed	None

57	The Owner requested to confirm the lightning protection requirements for phase 1 tanks and conform phase 2 tanks to the same scope.	No Lighting Rod will be provided in accordance with NFPA 59 A 10.7.4 (2006) and NFPA 780 7.4.1.1 (2004). On the other hand, 10 numbers of ground terminals will be provided in accordance with NFPA 780 7.1.4.4 (c) (2004) It is the same as Phase1 tank.	Item 18 on Action Item list	Follow phase1	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 13 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
58	Diamond minimized engineering work for Phase 2, taking account of using duplication of Phase 1 drawing/documents on the Feb. 1st 2006 meeting.

Diamond LNG deducts engineering cost (US$59,400) from our price under the condition ;

1)       Our price is based on P&ID attached in Technical Proposal. All engineering cost incurred by any changes including dry chemical system made after P&ID attached in Technical Proposal shall be compensated additionally and separately.

2)       Diamond LNG have to procure the piping from September 5, 2006 based on our proposal schedule and start the piping engineering work from July 1, 2006. Therefore DLNG request to fix P&ID before July 1, 2006. If P&ID des not fix until July 1, 2006, we will submit the additional cost if necessary.

3)       Cheneire’s approval for any drawings at tank #4 & #5 shall not be required (Except civil drawing).

Item 23 on Action Item list

Our engineering cost is subjected to no-change of P&ID after July 1, 2006.

However, Bechtel is going to change their P&ID as of June 2006.

We still have a possibility of cost change.

				P&ID for information will be issued on July 15 for phase2.	To be confirmed later

59	The Owner request to study to change painting system of outside of outer tank. For example, study to apply 1st primer at fabrication shop (then Zachry to apply 2nd & 3rd primer.)

The painting specification for outside of tank is 2coat system and We will carry out as follows.

Mill shop primer : 15micron zinc primer

(By DLLC)

1st coat: Organic Zinc Epoxy Primer 2.5-4 mils(64-102µ) by Zachry

2nd coat.. Aliphatic polyulethane 1.2-2.5mils(31-64µ) byZachry

			Item 25 on Action Item list	No comments	None

60	Review laydown area and parking area for Phase 2.	Under negotiation	Item 35 on Action Item list		None

61	Pipe stiffener	Pipe stiffener for In- let line is required against water hammer load by design-changed notice.	The scope has been updated.	Follow phase 1.	None

62	P&ID change from the P&ID in the technical proposal dated January 12, 2006 to the latest P&ID attached in Exhibit J of Phase_1 based on Rev 000.	The following specification is mainly changed. • N2 injection • Nitrogen snuffing • Discretionary vent • Pump cable seal (N2 seel) • E&I Bechtel designed changed	The scope has been updated. Our proposal and estimation is based on P&ID attached in Exhibit J.	Follow phase 1	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 14 of 15
June 19, 2006

Exhibit H Technical Clarification Sheet

Item	Subject	Diamond/ZCC Comment	Clarification	Cheniere’s response	Cost Adjustment
63	Gas detection system	Scope of Gas detector is changed from Subcontractor to Bechtel in Sabine Pass Phase 1. We would like to change scope of gas detector from us to the Owner for Sabine Pass Phase 2.	We will submit adjustment cost reduction based on the following scope of works. Gas Detector – Cheniere (Bechtel Scope) Cable – Dlamond/ZCC Installation/Wiring – Diamond/ZCC	Follow phase 1	None.

64	Exhibit D – Section 3.3 – Pile Static Load Test	Plan for static tests to clearly define the relationship between static and dynamic test results. After allowing sufficient time for full setup after re-tap, perform static axial compressive load test on a minimum of three (3) of the six (6) PDA tested piles for each tank. Static load tests should be conducted to clearly define the failure load. Static load test should be conducted per ASTM D 1143.	As per the SPLNG Weekly Coordination meetings, and in accordance with the request to revise our schedule to account for a July NTP date while not impacting the March 2009 Guaranteed RFCD Date.the schedule for the test pile program is based on the “quick load” method for the static test rather than the standard load method.	The procedures submitted by TANK CONTRACTOR references the standard load method; however, PURCHASER has agreed to accept the quick load test method.	None

SABINE PASS ADDITIONAL TANK PROJECT
Exhibit H rev. 003	Page 15 of 15
June 19, 2006

EXHIBIT ‘I’

FOR

LNG TANKS

[Diamond LNG deliverable with Approval status as of June 23 2006]

June 23

002	23 June. 06	Added the information of the latest status
001	20 Dec. 05	Civil drawing, purchase specification and detail are deleted
000		ISSUED FOR PROPOSAL

NO	DATE	REASON FOR REVISION	BY	CK’D	APPR	APPR
		Diamond LNG deliverable with Approval status as of June 23 2006				REV.

		SP LNG PHASE 2 EXPANSION TERMINAL PROJECT				002

MHI - ENGINEERING	BY: YSM
SUBMITTAL SCHEDULE	REV: 0

Bechtel Document Number	Number	ITEM	Submittal data to Bechtel	Bechtel Return Data	Submittal data to Bechtel	Bechtel Return Data	Rev	Approval Status
25027-001-V11-MTD0-00138	DA-A1500	STAGE FOR PRESSURE/VACUUM RELIEFS	06-Oct-05	14-Dec-05	12-May-06	06-Jun-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00139	DA-A1501	INSTRUMENT STAGE	06-Oct-05	14-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00140	DA-A1502	MANHOLE STAGE	06-Oct-05	14-Dec-05	12-May-06	06-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00141	DA-A1505	ROOF TOP STAGE	06-Oct-05	14-Dec-05	12-May-06	06-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00216	DA-A1506	HOIST RAIL FOR PRV &VB	21-Nov-05	06-Jan-06	11-Mar-06	11-Apr-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00478	DA-A1509	DAVIT FOR PRV & VB	11-Mar-06	11-Apr-06				Code 1:Work way proceed
25027-001-V11-MTD0-00142	DA-A1510	ROOF OUTER CIRCUMFERENTIAL WALKWAY (1/2)	06-Oct-05	14-Dec-05	11-Mar-06	11-Apr-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00143	DA-A1511	ROOF OUTER CIRCUMFERENTIAL WALKWAY (2/2)	06-Oct-05	14-Dec-05	11-Mar-06	11-Apr-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00144	DA-A1520	ROOF STAIRWAYS (1/2)	06-Oct-05	14-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00145	DA-A1521	ROOF STAIRWAYS (2/2)	06-Oct-05	14-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00146	DA-A1530	EMERGENCY LADDER	06-Oct-05	14-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00147	DA-A1531	LADDER IN MANHOLE	06-Oct-05	14-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00170	DA-A1550	GRATING ARRANGE. ROOF CIRCUM. WALKWAY	07-Oct-05	14-Dec-05	11-Mar-06	11-Apr-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00148	DA-A1551	GRATING ARRANGEMENT OF INSTRUMENT STAGE	06-Oct-05	14-Dec-05	12-May-06	06-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00149	DA-A1552	GRATING ARRANGEMENT OF MANHOLE STAGE	06-Oct-05	14-Dec-05	12-May-06	06-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00150	DA-A1553	GRATING ARRANGEMENT OF PRV & VB STAGE	06-Oct-05	14-Dec-05	12-May-06	06-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00151	DA-A1554	GRATING ARRANGEMENT OF ROOF TOP STAGE	06-Oct-05	14-Dec-05	12-May-06	06-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00171	DA-A1555	GRATING ARRANGEMENT OF SPIRAL STAIRWAY	07-Oct-05	14-Dec-05	12-May-06	06-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00217	DA-A1556	GRATING ARRANGEMENT OF SUPPORT TOWER	21-Nov-05	06-Jan-06				Code 1:Work way proceed
25027-001-V11-MTD0-00152	DA-A1557	GRATING ARRANGEMENT OF EMERGENCY LADDER	06-Oct-05	14-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00153	DA-A1558	GRATING ARRANGEMENT OF ROOF STAIRWAY	06-Oct-05	14-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00091	DA-A4400	LOADING DATA OF SUPPORT TOWER	12-Sep-05	01-Dec-06				Code 1:Work way proceed
25027-001-V11-MTD0-00219	DA-A4501	SUPPORT TOWER (2/5)	21-Nov-05	06-Jan-06				Code 1:Work way proceed
25027-001-V11-MTD0-00220	DA-A4502	SUPPORT TOWER (3/5)	21-Nov-05	06-Jan-06				Code 1:Work way proceed
25027-001-V11-MTD0-00221	DA-A4502	SUPPORT TOWER (4/5)	21-Nov-05	06-Jan-06				Code 1:Work way proceed
25027-001-V11-MTD0-00222	DA-A4502	SUPPORT TOWER (5/5)	21-Nov-05	06-Jan-06				Code 1:Work way proceed
25027-001-V11-MTD0-00155	DA-A5500	INNER LADDER (1/2)	07-Oct-05	15-Dec-05	11-Mar-06	11-Apr-06	Rev1	Code 1:Work way proceed

MHI - ENGINEERING	BY: YSM
SUBMITTAL SCHEDULE	REV: 0

25027-001-V11-MTD0-00157	DA-A5501	INNER LADDER (2/2)	07-Oct-05	15-Dec-05	11-Mar-06	11-Apr-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00154	DA-A5505	SPIRAL STAIRWAY	06-Oct-05	14-Dec-05	12-May-06	06-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00481	DA-A5700	OPERATION STAGE FOR INLET LINE FLOW ELEMENT(1/2)	11-Mar-06	04-Apr-06				Code 1:Work way proceed
25027-001-V11-MTD0-00482	DA-A5701	OPERATION STAGE FOR INLET LINE FLOW ELEMENT(2/2)	11-Mar-06	04-Apr-06				Code 1:Work way proceed
25027-001-V11-MTD0-00484	DA-A5703	OPERATION STAGE FOR GNG LINE(1/2)	11-Mar-06	04-Apr-06				Code 1:Work way proceed
25027-001-V11-MTD0-00485	DA-A5704	OPERATION STAGE FOR GNG LINE(2/2)	11-Mar-06	04-Apr-06				Code 1:Work way proceed
25027-001-V11-MTD0-00486	DA-A5705	OPERATION STAGE FOR OUTLET LINE VALVE(1/2)	11-Mar-06	04-Apr-06				Code 1:Work way proceed
25027-001-V11-MTD0-00487	DA-A5706	OPERATION STAGE FOR OUTLET LINE VALVE(2/2)	11-Mar-06	04-Apr-06				Code 1:Work way proceed
25027-001-V11-MTD0-00488	DA-A5707	OPERATION STAGE FOR INLET LINE CV	11-Mar-06	04-Apr-06				Code 1:Work way proceed
25027-001-V11-MTD0-00489	DA-A5708	OPERATION STAGE FOR PI&TE OF INLET LINE	15-May-06	04-Apr-06				Code 1:Work way proceed
25027-001-V11-MTD0-00034	DA-C1400	CALCULATION SHEET OF INNER TANK	27-Jun-05	12-Jul-05				Code 1:Work way proceed
25027-001-V11-MTD0-00082	DA-C1500	INNER TANK SHELL PLATE	22-Aug-05	30-Aug-05	10-Apr-06	—	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00083	DA-C1510	INNER TANK BOTTOM PLATE & ANNULAR PLATE(1/2)	22-Aug-05	30-Aug-05				Code 1:Work way proceed
25027-001-V11-MTD0-00128	DA-C1511	INNER TANK BOTTOM PLATE & ANNULAR PLATE(2/2)				26-Apr-06		Code 1:Work way proceed
25027-001-V11-MTD0-00084	DA-C1520	INNER TANK SHELL STIFFENER	22-Aug-05	30-Aug-05				Code 1:Work way proceed
25027-001-V11-MTD0-00156	DA-C2400	CALCULATION SHEET OF OUTER TANK (THEORETICAL ANALYSIS)	15-Sep-05	15-Oct-05	16-Nov-05	26-Jan-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00096	DA-C2404	CALCULATION SHEET OF HOIST RAIL (ON INSIDE OF ROOF)	10-Sep-05	05-Oct-05				Code 1:Work way proceed
25027-001-V11-MTD0-00085	DA-C2500	OUTER TANK SHELL PLATE	22-Aug-05	30-Aug-05				Code 1:Work way proceed
25027-001-V11-MTD0-00086	DA-C2510	OUTER TANK SHELL STIFFENER	22-Aug-05	30-Aug-05	03-Oct-05	28-Oct-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00087	DA-C2520	OUTER TANK BOTTOM & ANNULAR PLATE	22-Aug-05	30-Aug-05	01-Nov-05	02-Dec-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00088	DA-C2530	OUTER TANK ANCHOR STRAP	24-Aug-05	30-Aug-05	17-Nov-05	08-Dec-05	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00097	DA-C2540	ROOF STEEL SKELETON	10-Sep-05	05-Oct-05				Code 1:Work way proceed
25027-001-V11-MTD0-00276	DA-C2545	REINFORCING OF ROOF PLATE	02-Dec-05	20-Dec-05	11-Mar-06	11-Apr-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00098	DA-C2550	HOIST RAIL (ON INSIDE OF ROOF)	10-Sep-05	05-Oct-05	31-Oct-05	02-Dec-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00099	DA-C2560	ROOF STEEL PLATE	10-Sep-05	05-Oct-05				Code 1:Work way proceed
25027-001-V11-MTD0-00100	DA-C2570	COMPRESSION RING PLATE	10-Sep-05	05-Oct-05				Code 1:Work way proceed
25027-001-V11-MTD0-00313	DA-C3400	CALCULATION SHEET OF SUSPENDED DECK	—	—	23-Dec-05	10-Jan-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00065	DA-C3500	SUSPENDED DECK	01-Aug-05	—	12-May-06	25-May-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00066	DA-C3510	SUSPENDED DECK OPENING AND COVERING (1/2)	01-Aug-05	10-Aug-05	12-May-06	25-May-06	Rev2	Code 1:Work way proceed

MHI - ENGINEERING	BY: YSM
SUBMITTAL SCHEDULE	REV: 0

25027-001-V11-MTD0-00067	DA-C3511	SUSPENDED DECK OPENING AND COVERING (2/2)	01-Aug-05	10-Aug-05	12-May-06	25-May-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00314	DA-C3520	SUSPENDED DECK SUSPENSION RODS	—	—	12-May-06	25-May-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00055	DA-C3530	WALKWAY ON SUSPENDED DECK	12-Jul-05	09-Aug-05	12-May-06	25-May-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00307	DA-C3540	PERLITE RETAINER	15-Dec-05	24-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00492	DA-C4100	MATERIAL SPECIFICATION OF CELLULAR GLASS	18-Mar-06	28-Mar-06				Code 1:Work way proceed
27027-001-V11-MTD0-00493	DA-C4103	MATERIAL SPECIFICATION OF PERLITE INSULATION	18-Mar-06	29-Mar-06				Code 1:Work way proceed
25027-001-V11-MTD0-00035	DA-C4400	CALCULATION SHEET OF BOTTOM FOAMGLAS INSULATION STRENGTH	27-Jun-05	12-Jul-05				Code 1:Work way proceed
25027-001-V11-MTD0-00036	DA-C4401	CALCULATION SHEET OF PERLITE COMPACTION PRESSURE	27-Jun-05	12-Jul-05				Code 1:Work way proceed
25027-001-V11-MTD0-00308	DA-C4500	ARRANGEMENT OF BOTTOM INSULATION	15-Dec-05	24-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00104	DA-C5400	CALCULATION SHEET OF MANHOLES	10-Sep-05	05-Oct-05	12-May-06		Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00196	DA-C5401	CALCULATION SHEET OF SLEEVES	28-Oct-05	10-Jan-06			Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00056	DA-C5403	CALCULATION SHEET OF REINFORCEMENT OF NOZZLE OPENING	12-Jul-05					Code 1:Work way proceed
25027-001-V11-MTD0-00165	DA-C5500	ROOF MANHOLES	07-Oct-05	15-Dec-05	—	11-Apr-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00123	DA-C5510	PERLITE NOZZLE	27-Sep-05	06-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00124	DA-C5600	SIDE MANHOLES	27-Sep-05	06-Dec-05	15-Dec-05	24-Dec-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00001	DA-G1000	Seismic design philosophy	04-Feb-05	23-Feb-05	12-May-05	26-May-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00002	DA-G1001	Outer tank shell design philosophy	04-Feb-05	23-Feb-05	12-May-05	26-May-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00003	DA-G1002	Outer tank roof design philosophy	04-Feb-05	23-Feb-05	01-Jul-05	21-Jul-05	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00004	DA-G1003	Inner tank design philosophy	04-Feb-05	23-Feb-05	12-May-05	26-May-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00005	DA-G1004	Spill protection design philosophy	04-Feb-05	23-Feb-05				Code 1:Work way proceed
25027-001-V11-MTD0-00006	DA-G1005	Piping design philosophy	04-Feb-05	23-Feb-05	11-Mar-06	30-Mar-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00012	DA-G1100	MATERIAL SPECIFICATION OF 9% NICKEL STEEL PLATE	11-May-05	18-May-05	29-Jun-05	12-Jul-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00041	DA-G1150	CRYOGENIC THERMAL TEST REPORT OF 9% NI PL PRIMER	24-Jun-05	22-Jul-05				Code 1:Work way proceed
25027-001-V11-MTD0-00007	DA-G1200	GENERAL ARRANGEMENT OF TANK	12-May-05	31-May-05	29-Jun-05	12-Jul-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00024	DA-G1400	PRELIMINARY LOADING DATA	31-May-05	24-Jun-05				Code 1:Work way proceed
25027-001-V11-MTD0-00092	DA-G1401	TANK LOADING DATA	12-Sep-05	02-Dec-06				Code 1:Work way proceed
25027-001-V11-MTD0-00019	DA-G1402	CALCULATION SHEET OF BOIL OFF GAS	31-May-05	31-Aug-05				Code 1:Work way proceed
25027-001-V11-MTD0-00020	DA-G1411	CALCULATION SHEET OF TANK COOL DOWN	31-May-05	24-Jun-05				Code 1:Work way proceed
25027-001-V11-MTD0-00010	DA-G2511	GENERAL ARRANGEMENT OF ACCESSORIES	16-May-05	31-May-05				Code 1:Work way proceed

MHI - ENGINEERING	BY: YSM
SUBMITTAL SCHEDULE	REV: 0

25027-001-V11-MTD0-00011	DA-G3511	GENERAL ARRANGEMENT OF ROOF NOZZLES & TANK ACCESSORIES	12-May-05	26-May-05	24-Oct-05	02-Dec-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00022	DA-P0400	PRELIMINARY ROOF NOZZLE LOADING DATA	31-May-05	24-Jun-05				Code 1:Work way proceed
25027-001-V11-MTD0-00057	DA-P0520	PIPING ARRANGEMENT OF COOL DOWN SPRAY	12-Jul-05					Code 1:Work way proceed
	DA-P0900	Piping (PDS Model 30%)	21-Sep-05	11-Oct-05				Code 1:Work way proceed
	DA-P0900	Piping (PDS Model 60%)	20-Jan-06	25-Jan-06				Code 1:Work way proceed
	DA-P0900	Piping (PDS Model 90%)	11-Mar-06	27-Mar-06				Code 1:Work way proceed
25027-001-V11-MTD0-00206	DA-P1100	MATERIAL SPECIFICATION OF STAINLESS STEEL PIPE	—	—	28-Oct-05	10-Nov-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00207	DA-P1101	MATERIAL SPECIFICATION OF STAINLESS STEEL FLANGE	—	—	28-Oct-05	10-Nov-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00208	DA-P1102	MATERIAL SPECIFICATION OF STAINLESS STEEL FITTING	—	—	28-Oct-05	10-Nov-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00209	DA-P1103	MATERIAL SPECIFICATION OF CRYOGENIC PRESSURE PIPING	—	—	28-Oct-05	10-Nov-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00037	DA-P1110	MATERIAL SPECIFICATION OF PRESSURE RELIEF & VACUME BREAKER	27-Jun-05	12-Jul-05	04-Feb-06	19-Apr-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00038	DA-P1111	MATERIAL SPECIFICATION OF CRYOGENIC BUTTERFLY VALVES	27-Jun-05	12-Jul-05	27-Sep-05	12-Oct-05	Rev3	Code 1:Work way proceed
25027-001-V11-MTD0-00214	DA-P1113	MATERIAL SPECIFICATION OF CRYOGENIC CHECK VALVES	16-Nov-05	23-Dec-05	12-Apr-06	10-May-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00470	DA-P1114	MATERIAL SPECIFICATION OF PIPING THERMAL RELIEF VALVE	11-Mar-06	25-May-06				Code 1:Work way proceed
25027-001-V11-MTD0-00017	DA-P1400	CALCULATION SHEET OF PRV & VB CAPACITY	16-May-05	31-May-05	11-Feb-06	05-Apr-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00021	DA-P1401	PRELIMINARY PIPING STRESS ANALYSIS	31-May-05	24-Jun-05			—	Code 1:Work way proceed
25027-001-V11-MTD0-00053	DA-P1402	CALCULATION SHEET OF PUMP WELL DESIGN	07-Jul-05	27-Jul-05	18-Aug-05	20-Sep-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00058	DA-P1500	PUMP WELL	12-Jul-05	09-Aug-05	11-Feb-06	05-Apr-06	Rev3	Code 1:Work way proceed
25027-001-V11-MTD0-00471	DA-P1520	PUMP STRAINER(1/2)	11-Mar-06	10-May-06				Code 1:Work way proceed
25027-001-V11-MTD0-00472	DA-P1521	PUMP STRAINER(2/2)	11-Mar-06	10-May-06				Code 1:Work way proceed
25027-001-V11-MTD0-00392	DA-P1600	INVESTIGATION OF ALUMINIUM PRESSURE RELIEF VALVE	21-Feb-06	19-Apr-06				Code 1:Work way proceed
25027-001-V11-MTD0-00393	DA-P1601	INVESTIGATION OF PRESSURE RELIEF VALVE SIZE	21-Feb-06					Code 1:Work way proceed
25027-001-V11-MTD0-00215	DA-P2110	MATERIAL SPECIFICATION OF VALVE WITHOUT CRYOGENIC			16-Nov-05	23-Dec-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00199	DA-P4400	CALCULATION SHEET OF WATER DELUGE FLOW	28-Oct-05	—	23-Dec-05	19-Jan-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00193	DA-P5500	STANDARD PIPING GROOVE	25-Oct-05	02-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00158	DA-P5510	ROOF NOZZLE (SLEEVE) (1/3)	07-Oct-05	05-Dec-05	16-May-06	27-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00159	DA-P5511	ROOF NOZZLE (SLEEVE) (2/3)	07-Oct-05	15-Dec-05	16-May-06	27-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00160	DA-P5512	ROOF NOZZLE (SLEEVE) (3/3)	07-Oct-05	15-Dec-05	12-May-06	27-Jun-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00161	DA-P5513	DETAIL OF NOZZLE (PRV & VB) (1/2)	07-Oct-05	15-Dec-05	12-May-06	27-Jun-06	Rev2	Code 1:Work way proceed

MHI - ENGINEERING	BY: YSM
SUBMITTAL SCHEDULE	REV: 0

25027-001-V11-MTD0-00162	DA-P5514	DETAIL OF NOZZLE (PRV & VB) (2/2)	07-Oct-05	15-Dec-05	12-May-06	27-Jun-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00125	DA-P5515	DETAIL OF NOZZLE (INSULATION PURGE 1/2)	27-Sep-05	06-Dec-05	11-Mar-06	10-May-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00126	DA-P5516	DETAIL OF NOZZLE (INSULATION PURGE 2/2)	27-Sep-05	06-Dec-05	11-Mar-06	10-May-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00127	DA-P5517	DETAIL OF NOZZLE (INSTRUMENT)	27-Sep-05	11-Nov-05	23-Jun-06	28-Jun-06	Rev4	Code 1:Work way proceed
25027-001-V11-MTD0-00172	DA-P5518	Detail of Nozzle (SPARE NOZZLE)	07-Oct-05	14-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00311	DA-P5519	DETAIL OF NOZZLE (HIGH HIGH LEVEL ALARM)	23-Dec-05	19-Jan-06	11-Mar-06	10-May-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00163	DA-P5520	ROOF NOZZLE (LIQUID LEVEL GAUGE)	07-Oct-05	15-Dec-05	23-Dec-05	10-Jan-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00475	DA-P5524	DETAIL OF NOZZLE(PURGE)	11-Mar-06	10-May-06			Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00200	DA-P5540	PIPING SUPPORT IN TANK	28-Oct-05	20-Dec-05			Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00201	DA-P5541	PIPING SUPPORT FOR NOZZLE	28-Oct-05	20-Dec-05	11-Mar-06	10-May-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00203	DA-P5543	PIPING SUPPORT FOR TANK GAUGE	28-Oct-05	20-Dec-05		10-May-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00204	DA-P5544	PIPING SUPPORT FOR BOTTOM FILLING	28-Oct-05	20-Dec-05			Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00205	DA-P5545	PIPING SUPPORT FOR PRV TAIL PIPING	28-Oct-05	20-Dec-05	15-May-06		Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00476	DA-P5546	PIPING SUPPORT FOR LIQUID LEVEL GAUGE	11-Mar-06	10-May-06				Code 1:Work way proceed
25027-001-V11-MTD0-00477	DA-P5547	PIPING SUPPORT FOR INSTRUMENT NOZZLE	11-Mar-06	10-May-06			Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00016	DA-P6100	PURCHASE SPECIFICATION OF LNG PUMP LIFTING DEVICE	12-May-05	26-May-05	14-Feb-06	05-Apr-06	Rev4	Code 1:Work way proceed
25027-001-V11-MTD0-00275	DA-P6200	PURCHASE SPECIFICATION OF PRV&VB LIFTING MANUAL DEVICE	02-Dec-05	20-Dec-05				Code 1:Work way proceed
25027-001-V11-MTD0-00049	EA-E1003	ELECTRICAL HAZARDOUS AREA CLASSIFICATION FOR LNG STORAGE	01-Jul-05	22-Jul-05	15-Aug-05	08-Nov-05	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00634	EA-E1003	HAZARDOUS AREA CLASSIFICATION	26-May-06	27-Jun-06				Code 1:Work way proceed
25027-001-V11-MTD0-00042	EA-E1151	MATERIAL SPECIFICATION OF TANK LIGHTING AND RECEPTABLES	01-Jul-05	22-Jul-05	25-May-06		Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00044	EA-E1153	MATERIAL SPECIFICATION OF JUNCTION BOX FOR ELECTRIC	01-Jul-05	22-Jul-05	25-May-06		Rev3	Code 1:Work way proceed
25027-001-V11-MTD0-00045	EA-E1402	Calculation Sheet of Tank Grounding	01-Jul-05	22-Jul-05				Code 1:Work way proceed
25027-001-V11-MTD0-00070	EA-E1501	WIRING DIAGRAM OF ELECTRICAL EQUIPMENT	06-Aug-05	14-Sep-05	25-May-06	26-Jun-06	Rev4	Code 1:Work way proceed
25027-001-V11-MTD0-00050	EA-E1503	ARRANGEMENT OF TANK EARTHING SYSTEM	01-Jul-05	22-Jul-05	08-Dec-05	26-Jan-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00121	EA-E1504	ARRANGEMENT ELEC CABLE LADDER & TRAY	27-Sep-05	10-Nov-05	25-May-06		Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00133	EA-E1601	Installation Drawing of Lighting Fixtures	04-Oct-05	12-Nov-05	25-May-06	27-Jun-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00134	EA-E1602	Installation Drawing of Lighting Panel Board and Receptacle	04-Oct-05	12-Nov-05	25-May-06	27-Jun-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00071	EA-E1604	Installation Drawing of Tank Earthing System	06-Aug-05	14-Sep-05	08-Dec-05	26-Jan-06		Code 1:Work way proceed
25027-001-V11-MTD0-00136	EA-E1605	Installation Drawing of Cable Ladder and Tray	04-Oct-05	12-Nov-05		27-Jun-06	Rev2	Code 1:Work way proceed

MHI - ENGINEERING	BY: YSM
SUBMITTAL SCHEDULE	REV: 0

25027-001-V11-MTD0-00137	EA-E1606	Installation Drawing of Cable	04-Oct-05	12-Nov-05	25-May-06	05-Jun-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00094	EA-E1607	Installation Drawing of Static Electricity Removal Device	10-Sep-05	09-Nov-05	25-May-06	27-Jun-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00072	EA-E1611	Embedment of Bottom Slab	06-Aug-05	14-Sep-05	13-Dec-05	10-Jan-06		Code 1:Work way proceed
25027-001-V11-MTD0-00081	EA-I1004	Schedule of Explosion Protection Certification for Instrumental Equipment	12-Aug-05	25-Oct-05	25-May-06	27-Jun-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00046	EA-I1005	LIST OF PAINTING COLOR FOR ELECTRICAL EQUIPMENTS	01-Jul-05	22-Jul-05				Code 1:Work way proceed
25027-001-V11-MTD0-00073	EA-I1102	Purchase Specification of Tank Thermometer	06-Aug-05	14-Sep-05	25-May-06	27-Jun-06	Rev3	Code 1:Work way proceed
25027-001-V11-MTD0-00074	EA-I1103	Purchase Specification of Instrument Transmitter	06-Aug-05	14-Sep-05	25-May-06	27-Jun-06	Rev4	Code 1:Work way proceed
25027-001-V11-MTD0-00075	EA-I1104	Purchase Specification of Pressure Gauge	06-Aug-05	14-Sep-05	12-Apr-06	27-Jun-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00076	EA-I1105	Purchase Specification of Flowmeter	06-Aug-05	14-Sep-06	25-May-06	27-Jun-06	Rev4	Code 1:Work way proceed
25027-001-V11-MTD0-00122	EA-I1503	Arrangement of Instrument Cable Ladder & Tray	27-Sep-05	10-Nov-05	25-May-06		Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00167	EA-I1602	Installation Drawing of Cool Down Thermometers	07-Oct-05	02-Nov-05	25-May-06		Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00168	EA-I1603	Installation Drawing of Suspended Deck Thermometers	07-Oct-05	02-Nov-05	25-May-06		Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00169	EA-I1604	Installation Drawing of Leak Detect Thermometers	07-Oct-05	02-Nov-05	25-May-06		Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00636	EA-I1701	Manufacturer Dwg. of Tank Gauging System	15-May-06	27-Jun-06				Code 1:Work way proceed
25027-001-V11-MTD0-00637	EA-I1702	Manufacturer Dwg. of Cool Down Thermometer	15-May-06	27-Jun-06				Code 1:Work way proceed
25027-001-V11-MTD0-00538	FA-G1300	FABRICATION PROCEDURE FOR ESSENTAIL 9% NI STEEL STRUCTURE	11-Mar-06	31-Mar-06	05-Apr-06	13-Apr-06	Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00395	QA-G1001	QUALITY PLAN FOR MHI WORKS	25-Feb-06	—	19-May-06		Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00554	QA-G1023	IDENTIFICATION AND TRACEABILITY(9%Ni STEEL)	—	—	19-May-06		Rev1	Code 1:Work way proceed
25027-001-V11-MTD0-00312	QA-G1309	POSITIVE MATERIAL IDENTIFICATION PROCEDURE	—	—	07-Apr-06	25-May-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00555	QA-G1351	INSPECTION PROCEDURE FOR TANK FABRICATION (9% STEEL)	—	—	—	18-Apr-06	Rev2	Code 1:Work way proceed
25027-001-V11-MTD0-00664	EA-I1706	Manufacturer Dwg. of Pressure Gauge	25-May-06	14-Mar-06				Code 1:Work way proceed
25027-001-V11-MTD0-00103	DA-A4401	CALCULATION SHEET OF PIPE SUPPORT TOWER	10-Sep-06	05-Oct-05			Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00218	DA-A4500	SUPPORT TOWER (1/5)	21-Nov-05	06-Jan-06			Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00213	DA-A5410	CALCULATION SHEET OF SPILL PROTECTION SYSTEM	16-Nov-05	19-Jan-06	12-May-06		Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00479	DA-A5510	SPILL PROTECTION (1/3)	11-Mar-06	11-Apr-06			Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00480	DA-A5511	SPILL PROTECTION (2/3)	11-Mar-06	11-Apr-06			Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00480	DA-A5512	SPILL PROTECTION (3/3)	11-Mar-06	11-Apr-06			Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00101	DA-C2401	CALCULATION SHEET OF OUTER TANK (FEM ANALYSIS)	10-Sep-05	27-Sep-05	16-May-06		Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00102	DA-C2402	CALCULATION SHEET OF OUTER TANK DOME ROOF	10-Sep-05	27-Sep-05	01-Jun-06		Rev2	Code 2:Revise & Resubmit Work way proceed

MHI - ENGINEERING	BY: YSM
SUBMITTAL SCHEDULE	REV: 0

27027-001-V11-MTD0-00470	DA-C4106	MATERIAL SPECIFICATION OF PUMP WELL ISOLATION	11-Mar-06	25-May-06		Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00567	DA-C4502	ARRANGEMENT OF SUSPENDED DECK INSULATION	24-Apr-06	25-May-06		Rev0	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00164	DA-C5402	CALCULATION SHEET OF THERMAL ANALYSIS FOR SLEEVES	07-Oct-05	15-Dec-05	12-May-06	Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00273	DA-P0401	NOZZLE LOADING DATA ON ROOF	06-Dec-05	20-Dec-05	01-Jun-06	Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00018	DA-P0500	DETAIL OF PIPING CONNECTION AT BATTERY LIMIT	16-May-05	31-May-05	12-May-06	Rev4	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00013	DA-P0501	P&I DIAGRAM LNG STORAGE TANK (FEED LINE) (S-101)	12-May-05	26-May-05	12-May-06	Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00014	DA-P0502	P&I DIAGRAM LNG STORAGE TANK (DISCHARGE LINE) (S-101)	12-May-05	26-May-05	12-May-06	Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00015	DA-P0503	P&I DIAGRAM INSTRUMENT (S-101)	12-May-05	26-May-05	12-May-06	Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00274	DA-P1403	CALCULATION SHEET OF PROCESS PIPING STRESS/STRENGTH DESIGN	02-Dec-05	20-Dec-05	01-Jun-06	Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00039	DA-P1501	LINE LIST(PROCESS)	27-Jun-05	12-Jul-05	12-May-06	Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00197	DA-P1505	BOTTOM FILLING NOZZLE (1/2)	28-Oct-05	—		Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00198	DA-P1506	BOTTOM FILLING NOZZLE (2/2)	28-Oct-05	10-Jan-06		Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00089	DA-P1510	VALVE LIST(PROCESS)	24-Aug-05	12-Oct-05	12-May-06	Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00090	DA-P2500	VALVE LIST(UTILITY)	24-Aug-05	12-Oct-05		Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00040	DA-P2501	LINE LIST(UTILITY)	27-Jun-05	12-Jul-05		Rev3	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00473	DA-P5521	DETAIL OF NOZZLE ( RADAR LIQUID LEVEL GAUGE)	11-Mar-06	10-May-06			Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00474	DA-P5522	DETAIL OF NOZZLE (LEVEL TEMPERATURE DENSITY GAUGE)	11-Mar-06	10-May-06			Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00202	DA-P5542	PIPING SUPPORT FOR PUMP WELL	28-Oct-05	20-Dec-05	15-May-06	Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00026	EA-E1001	LIST OF ELECTRICAL EQUIPMENT	07-Jun-05	24-Jun-05		Rev4	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00027	EA-E1002	ELECTRICAL LOAD LIST	07-Jun-05	24-Jun-05		Rev4	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00069	EA-E1004	SCHEDULE OF EXPLOSION PROTECTION CERT FOR ELEC. EQUIPMENT	06-Aug-05	14-Sep-05	25-May-06	Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00043	EA-E1152	MATERIAL SPECIFICATION OF AIRCRAFT WARNING LIGHT & CONTROLLER	01-Jul-05	22-Jul-05	25-May-06	Rev3	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00407	EA-E1154	MATERIAL SPECIFICATION OF ELECTRICAL CABLE	09-Feb-06	02-Mar-06	15-May-06	Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00635	EA-E1156	MATERIAL SPECIFICATION OF HAND SWITHCES FOR LNG TANK PUMP	15-May-06	27-Jun-06			Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00132	EA-E1401	Calculation Sheet of Lighting Intensity	03-Oct-05	08-Nov-05	15-May-06	Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00093	EA-E1502	ARRANGEMENT OF ELECTRICAL EQUIPMENT	10-Sep-05	07-Nov-05		Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00135	EA-E1603	Installation Drawing of Air Craft Warning Light	04-Oct-05	12-Nov-05	25-May-06	Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00212	EA-E1610	Connection Diagram of Electrical Equipment	16-Nov-05	02-Dec-05		Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00025	EA-I1001	Instruments List of Process & Utility System	07-Jun-05	24-Jun-05		Rev4	Code 2:Revise & Resubmit Work way proceed

MHI - ENGINEERING	BY: YSM
SUBMITTAL SCHEDULE	REV: 0

25027-001-V11-MTD0-00052	EA-I1002	Schematic Diagram of Process & Utility System	01-Jul-07	27-Jul-05		Rev4	Code 2:Revise & Resubmit Work way proceed
27027-001-V11-MTD0-00339	EA-I1003	Signal Flow Diagram of Process & Utility System	07-Jan-06	28-Feb-06	31-May-06	Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00047	EA-I1101	Purchase Specification of Tank Gauging System	01-Jul-05	22-Jul-05		Rev4	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00048	EA-I1156	Material Specification of Junction Box for Instrument	01-Jul-05	22-Jul-05		Rev2	Code 2:Revise & Resubmit Work way proceed
	EA-I1157	Material Specification of Cable for Instrument (Supplied by MSI)	10-Feb-06	08-Mar-06	26-May-06	Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00077	EA-I1501	Wiring Diagram of Process & Utility System	14-Sep-05	29-Nov-05	31-May-06	Rev4	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00095	EA-I1502	Arrangement of Instrument Equipment (Include Utility System)	10-Sep-05	09-Nov-05	25-May-06	Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00166	EA-I1601	Installation Drawing of Tank Gauging System	07-Oct-05	02-Nov-05		Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00129	EA-I1605	Installation Drawing of Junction Boxes	03-Oct-05	01-Nov-05	25-May-06	Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00130	EA-I1606	Installation Drawing of Instrument Cable Ladder and Tray	03-Oct-05	01-Nov-05	25-May-06	Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00341	EA-I1607	Hook Up Drawing	17-Jan-06	23-Feb-06			Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00131	EA-I1608	Installation Drawing of Instrument Cables	03-Oct-05	01-Nov-05	25-May-06	Rev2	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00283	EA-I1610	Connection Diagram of Process & Utility System	08-Dec-05	08-Feb-06			Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00396	EA-I1707	Manufacturer Dwg. of Flowmeter	01-Mar-06	14-Mar-06	15-May-06	Rev1	Code 2:Revise & Resubmit Work way proceed
25027-001-V11-MTD0-00539	QA-C1311	INSPECTION PROCEDURE FOR 9% NICKEL STEEL PLATE(INDUSTEEL)	—	—	19-May-06	Rev1	Code 2:Revise & Resubmit Work way proceed
	DA-A4505	TANK CONNECTION OF SUPPORT TOWER
25027-001-V11-MTD0-00631	DA-A5520	CALCULATION SHEET OF SPIRALSTAIRWAY	15-May-06
25027-001-V11-MTD0-00483	DA-A5702	OPERATION STAGE FOR MIN.FLOW RECYCLE LINE	15-May-06
25027-001-V11-MTD0-00626	DA-C1530	INNER TANK BUCKLE FOR RESILIENT BLANKET	15-May-06
25027-001-V11-MTD0-00318	DA-C4501	ARRANGEMENT OF SIDE INSULATION	23-Jun-06
	DA-E5547	MATERIAL SPECIFICATION OF ELECTRICAL CABLE	02-Mar-06
	DA-G6302	PROCEDURE FOR TANK COOL DOWN
	DA-G6303	PROCEDURE FOR HYDROSTATIC/PNEUMATIC PRESSURE TEST
	DA-G6304	PROCEDURE FOR PIPING PRESSURE TEST PLAN
	DA-G6305	PROCEDURE FOR SITE CALIBRATION & TEST PROCEDURE FOR PRV & VB
	DA-P0532	SUPPORT DRAWING OF PROCESS PIPING
	DA-P1404	CALCULATION SHEET OF BOTTOM FILLING NOZZLE
25027-001-V11-MTD0-00632	DA-P1405	CALCULATION SHEET OF PIPE FOR LEVEL GAUGE	15-May-06
25027-001-V11-MTD0-00643	DA-P1502	Detail of Pad Plate for pump well	16-May-06

MHI - ENGINEERING	BY: YSM
SUBMITTAL SCHEDULE	REV: 0

25027-001-V11-MTD0-00641	DA-P4401	CALCULATION SHEET OF HEAT RADIATION PRV	16-May-06
	DA-P5110	SPECIFICATION OF PIPING INSULATION
25027-001-V11-MTD0-00629	DA-P5525	DATAIL OF NOZZLE(ANNULAR APACE SAMPLING)	15-May-06
25027-001-V11-MTD0-00630	DA-P5526	DATAIL OF NOZZLE(GNG INLET)		15-May-06	Rev1
25027-001-V11-MTD0-00644	DA-P5548	Piping support for discretionary vent	16-May-06
	DA-P6400	CALCULATION SHEET OF JIB CRANE
	DA-P6500	LNG PUMP LIFTING DEVICE
	EA-E1155	Material Specification of Electric Bulk Materials
	EA-E1801	Inspection Procedure of Electric Works
	EA-I1158	Material Specification of Bulk Materials for Instrument Work
	EA-I1504	LIST OF 9%Ni PLATES FOR EARTH BONDING AND INSTRUMENTATION		12-Apr-06	Rev2
25027-001-V11-MTD0-00638	EA-I1703	Manufacturer Dwg. of Leak Detection Thermometer	15-May-06
25027-001-V11-MTD0-00639	EA-I1704	Manufacturer Dwg. of Thermometer (For Tank Gas Zone)	15-May-06
	EA-I1705	Manufacturer Dwg. of Instrument Transmitter	16-May-06
	EA-I1705	MANUFACTURER DWG.OF INSTRUMENT TRANSMITTER
	EA-I1851	Inspection Procedure for Instrument Work
	QA-C1312	INSPECTION PROCEDURE FOR 9%NICKEL STEEL PLATE (NIPPON STEEL CORPORATION)	09-Jun-06

EXHIBIT ‘J’

FOR

LNG TANKS

[Diamond LNG deliverable drawing]

July 19

003	19July06
002	23 June. 06	Added the latest drawing
001	20 Dec. 05	Civil drawing are revised
000		ISSUED FOR PROPOSAL

NO	DATE	REASON FOR REVISION	BY	CK’D	APPR	APPR
		Diamond LNG deliverable drawing				REV.
		SP LNG PHASE 2 EXPANSION TERMINAL PROJECT				003

CHENIERE LNG PROJECT, SABINE PASS

LNG STORAGE TANKS TECHNICAL DATA SHEET

	(Metric unit)	(US unit)

General Condition
Tank Numbers	2
Design Code	API 620 (10TH Ed) & NFPA
59A (2006 Ed)
Capacity (Net) - Each	160,000 m3	5,650,347ft3

Design Condition
Boil-off Rate	0.05% Vol/Day
Temperature	(-)165°C	(-)265°F
Tank Operating Pressure	—	—
Solar Radiation	31 MJ/m2	2730 Btu/ft2
Filling rate (Assumed)	12,000 m3/Hr	423,777ft3/Hr
Emptying rate (Assumed)	2,610 m3/Hr	92,172ft3/Hr
SSE	0.05(PGA)	0.05(PGA)
OBE	0.03(PGA)	0.03(PGA)
LNG level at Seismic condition	34.011m	111’-7”

Foundation
Type	Pile Supported Pile Cap Foundation
Outside diameter	84.583m	277’-6”
Height	0.610m	2’
Soil data	Geotechnical Investigation Phase_2 Expansion Sabine LNG Impport Terminal Cameron Parish, Louisiana by Tolunay Wong Engineers dated July 2005.

Inner Tank
Type of Roof	Suspended Deck
Type of Bottom	Flat
Min Working Capacity	160,000 m3	5,650,347ft3
Tank Diameter	78.994m	259’-2”
Tank Height	34.900m	114’-6”
Max Design liquid Level	34.798m	114’-2”
HH liquid Level	34.011m	111’-7”
Max Operation Level	34.011m	111’-7”
Min Design liquid Level	1.194m	3’-11”
LL liquid Level	1.194m	3’-11”
Low Level Trip	1.143m	3’-9”
Hydrotest Water Level	21.285m (1.25 times of LNG load)	69’-10” (1.25 times of LNG load)
Operating Temperature	(-)165°C	(-)265°F
Design Specific Gravity	0.489
Corrosion Allowance	None

Outer Tank
Type of Roof	Dome
Type of Bottom	Flat
Inside Dia of Wall	81.000m	265’-9”
Wall Height	38.227m	125’-5”
Design Pressure	17.237kPa	2.50 psig
	(-) 206.843Pa	(-) 0.03 psig
Operating Pressure	-
Design Temperature	32.2°C	90°F
Ambient temperature	35/-10°C	95/14°F
Corrosion Allowance	None
Design Wind Velocity	67.056m/s	150 mph
Pump Column support method	Suspended by Outer roof

CHENIERE LNG PROJECT, SABINE PASS

LNG STORAGE TANKS TECHNICAL DATA SHEET

STEEL MATERIAL Inner tank
Shell	ASTM A553M TYPE1
Shell Stiffener	ASTM A553M TYPE1
Bottom	ASTM A553M TYPE1
Annular Bottom	ASTM A553M TYPE1
Suspended Deck	Al Alloy (5083-O or 6061-T6) or eq.
Anchor Chair/Strap	NONE
Suspended Deck Rods	Stainless Steel type 304 and A516 or eq.

Outer Tank
Shell	A516 Gr60 or A36 mode2
Shell Stiffener	A516 Gr60 or A36 mode2
Bottom Plates	A516 Gr60 or A36 mode2
Compression Ring	ASTM A516 Gr.70 or eq.
Roof Plate	ASTM A516 Gr.70 or eq.
Roof Structure	ASTM A572 Gr.50 or eq.
Anchor Chair/Strap	A36 or eq.
Appurtenances	A36 or eq.
Nozzle Necks	SS TP304 (Carbon less than 0.03%)
Pump Column	SS TP304 (Carbon less than 0.03%)
Cryogenic line	SS TP304 (Carbon less than 0.03%)
Nitrogen Gas line	A53 Gr.B galv or eq. ,and SS TP304 (Carbon less than 0.03%)
Instrument Air Piping	A53 Gr.B galv or eq.
Process Flanges	SS 304 (Carbon less than 0.03%)
Process Bolting	A320 B8 CL2 for SS flange or eq.
Foundation
Concrete	27.58 Mpa Slab Concrete	4000 psi Slab Concrete
Re Bars	A 615 Gr 60

INSULATION Material
Inner Tank Ring Foundation
Upper	CONCRETE RING BEAM
Lower	CELLULAR GLASS
Inner Tank-Resilient Blanket	Glass Fiber Blanket
Annular Space	Expanded Perlite
Suspended Deck	Glass Fiber Blanket
Int. Piping - Dome Space	Glass Fiber Blanket
External Piping & Valves	CELLULAR GLASS

PAINTING
Inner Tank
Protection for Transportation	PRIMER only
Removal Method	None
Repair	Excluded (Repaired by others)
Exterior Metallic Surface
CS Structure	2 Coat System (Orgnic Zinc Primer [2.5-4miles] / Aliphatic Polyurethance [1.2-2.5miles])
Stair/Ladder & Handrail	Galvanized
All Bolted Structural Steel incl. grating for platforms, etc	Galvanized
SS Accessories	N/A
CS Piping Insulated	2 Coat System
CS Piping Un-Insulated	2 Coat System
SS Piping Insulated	N/A
SS Piping Un-Insulated	N/A

CHENIERE LNG PROJECT, SABINE PASS

LNG STORAGE TANKS TECHNICAL DATA SHEET

APPURTENANCES
Anchorage (Inner Tank)	None
Anchorage (Outer Tank)
Type	ANCHOR STRAP
Required Numbers	Preliminary 180 PC
LNG Spill Recovery
Tray Around Pump Column	SS TP304
Cover for Flange	SS TP304
Ladder
Inner Tank ladder w/Cage	1set (Inner tank Ladder)
Annular Space for Ladders	None
Dome Space for Ladders	1set
Walkway
Roof Peripheral Walkway	1 set (with handrail)
Roof Radial Walkway	1 set (with handrail)
Platform
Top Platform	1 set
Pipe Support Tower	1 set
Instrument Platform	1 set
VRV &PRV Platform	1 set
Stairway	1 set
Pipe Supports & Brackets	1 set
Inst Cable Support & Tray	1 set
Elect Cable Support & Tray	1 set
Settlement Measuring Clips	1 set

CHENIERE LNG PROJECT, SABINE PASS

LNG STORAGE TANKS TECHNICAL DATA SHEET

APPURTENANCES
PRV
Design Code	API RP520 & API 620
Type	Pilot Operated (Alumna)
Numbers	3+1(Spare)
Size (Inlet/Outlet)	12”
Set Pressure	17.237 Kpa	2.5 psig
VRV
Design Code	API RP520 & API 620
Type	Weight loaded
Numbers	3+1(Spare)
Size (Inlet/Outlet)	8”
Set Pressure	-206.8 Pa	-0.03 psig
LNG Intank Pumps
Column Design pressure	1.9 Mpa	275 psig
Number of Pump Columns	4
Number of Pumps to be installed	3
Piping	For 3 Pump Columns
Number of Foot Valves	For 4 Pump Columns
Pumps and Foot Valves	Excluded (Supplied by Others)
Dry Powder System -(Excluded (Supplied by others))
Platform Space for Skid	None
CO2/Dry Powder Skid	None
Skid-PRV Tail Pipe Piping	For PRV tail piping (HOLD)
Snuffing system
snuffing system for PRV	1 set
Infrared Camera System	None

INSTRUMENTS
Tank level Gage
Type	Servo Type / Radar Type
Required Number	1 / 1
Stillwell	Yes
Transmitter	Yes
Local Indicator	Yes
Tank Level gage (LTD)
Type	Servo Type LTD System
Required Number	1
Stillwell	Yes
Transmitter	Yes
Ave Temp Transmitter	Yes
Density Reading	Yes
Tank HH Level Sensor
Type	Servo
Required Number	1
Data Acquisition System	Yes
Pressure Transmitters	8
Pressure Gauges	15
Pressure Switch	0
Tank Temp Profile for DAS	2
Flow Element	3
Flow Transmitter	3
Flow Element (w/Transmitter)	1
Flow Indicator	7

CHENIERE LNG PROJECT, SABINE PASS

LNG STORAGE TANKS TECHNICAL DATA SHEET

Control valve *Other control valve provided by CONTRACTOR	1PC: N2 Injection (2” Carbon) 1PC: Discretionary Vent N2 (3” Carbon) 1PC: Air (3” Carbon)
Temperature Sensor (RTD)	15
Temperature Sensor (Thc “K”)	4
Temperature Transmitter	3
Temperature Indicator	4
Cooldown Temp Sensor
Inner Tank Bottom	11 Sensors (Double Elements)
Inner Tank Shell	13 Sensors (Double Elements)
Suspended Deck	5 Sensors (Double Elements)
Leak Detection
Number of Sensors	7
Type	Duplex RTD
Installation on outer tank bottom	Yes
Wiring To Junction Box	Yes
Junction Box at B L	2

CHENIERE LNG PROJECT, SABINE PASS

LNG STORAGE TANKS TECHNICAL DATA SHEET

GAS DETECTION
Gas Detector (Roof)	Excluded (Supplied by Others)
Below Bottom Slab (in Air Gap)	Excluded (Supplied by Others)
Instrument Installation Only
Flow Tube	0
Flow Transmitter	0
Control valve	12
PG & PI for Piping	0
Thermo well and RTD	0
Pressure Gauges	0

HOISTS
Hoist for Pump Loading
Number/Type	1 SET, JIB CRANE HOIST
Power Source	Pneumatic
Capacity	5.6 ton
Power Supply Requirement	80psi(normal), 100psi(max) at tie-in point of lifting device (HOLD)
Junction Box None for Power Supply	None
Hoist for PRV
Number/Type	1 SET, Chain Block
Power Source	Manual
Capacity	0.2 ton (HOLD)
Lighting
Tank Roof Platform / Stairway & Emergency Ladder- A LINE
Number of Lighting Fixture	Approx. 41
Type	High Pressure Sodium Type
Illumination Level	Minimum 5fc
Power Supply Requirement	Approx. 15 kVA
Tank Roof Platform / Stairway & Emergency Ladder- B LINE
Number of Lighting Fixture	Approx. 42
Type	High Pressure Sodium Type
Illumination Level	Minimum 5fc
Power Supply Requirement	Approx. 15 kVA
Air-Craft Beaconing Light
Number of Lighting Fixture	10
Type	Dual 700 Watt Red Flashing ×1 / Dual 300 Watt Steady × 9
Power Supply Requirement	Approx. 15 kVA
Lightning Conductor	None
Receptacle	7
Distribution Board	4
Junction Box	Later
Grounding
Between Inner & Outer Tanks	4 sets
Outer Tank	10 sets
Grounding Grid	Excluded (Supplied by others)
Other
Hydrotesting Water
Quantity of Test water	104205 m3 / TANK	655,431 barrel / TANK
Quantity of Test water required	104205 m3 / TANK / 655,431 barrel / TANK
Pre-Commissioning - (Excluded (Supplied by others))
Dew Point Requirement	(-)20°C	(-)4°F
Oxygen Content Requirement	Later
N2 requirement for Drying	Later
N2 requirement for Purging	Later

EXHIBIT ‘K’

FOR

LNG TANKS

[Design Basis]

July 19

004	19 Jul 2006	Revision reflecting contract basis
003	1 Nov.2005	Revision reflecting clarification meeting on Oct.31
002	28Oct2005	Revised by classification of ‘Rely upon’ and ‘Design Reqst’
001	26Oct.2005	Geotechnical data is revised to ‘Rely-on’ information
000		ISSUED FOR PROPOSAL

NO	DATE	REASON FOR REVISION	BY	CK’D	APPR	APPR
		Design Basis				REV.

		SP LNG PHASE 2 EXPANSION TERMINAL PROJECT				004

DESIGN BASIS

The Design Basis consists of the following items, plus the bases of design, technical parameters and Specifications contained in the other provisions of Exhibit D and Exhibit E, including the documents and Drawings listed in Exhibit F,G,H,I,J, which are incorporated by reference into the Design Basis.

Owner shall be responsible for the information designated below as “Rely Upon”. Subject to the requirements of GC-5.1 and SC-3 of the Agreement, items listed as “Rely Upon” are considered to be part of the Design Basis. Tank Contractor is entitled to rely upon the specific information provided or to be provided by Owner for the items designated as “Rely Upon”; however, Tank Contractor shall be obligated to take such information into account and to perform all relevant portions of the Work in accordance with such information.

Items designated below as “Design Reqt” are design requirements which define some of the specifications, philosophies, selections, results, data or other information that have been developed prior to the Contract Date. These design requirements must be complied with by Tank Contractor unless modified by Owner during the Project.

	Item	Design Basis	Remarks	DESIGN REQT	RELY UPON
1	General

1.1	Cool Down assumptions	Assume Cool Down with LNG (not LN2).	The agreement to this assumption will be provided by Owner.	Yes

2	Site Description

2.1	Wetlands	Delineation of wetlands is in the Army Corps of Engineers Permit	Owner’s responsibility		Yes

2.2	Land Available		Owner’s responsibility		Yes

2.3	Permanent Easement Availability		Owner’s responsibility		Yes

2.4	Final Site Elevation (MSL)	Inner tank bottom levels are identical between S101-105 tanks. Top level of each tank foundation is EL +118.5 feet.	Owner’s responsibility		Yes

2.5	Process and pipeways	See attached drawing DA-P0500 included in Exhibit J.	Terminated at bottom of pipe tower		Yes

2.6	Tanks	On elevated piles, 3 ft air gap preferred.	Owner requires a minimum of 3 feet of air gap between the bottom of the pile cap and ground. Tank Contractor will confirm if the 3 ft minimum air gap will be adequate for design.	Yes

	Item	Design Basis	Remarks	DESIGN REQT	RELY UPON
2.7	Geotechnical Conditions	See the Geotechnical Reports referenced in Exhibit F	Tanks and pipe support structures to be on pile foundations Tank Contractor will do the foundation design based on owner supplied Geotechnical report.		Yes

2.8	Differential settlement	The engineering design shall be such that a six (6) inch differential settlement between pile-supported structures and adjacent non-piled facilities or fill/improved areas which may occur from Substantial Completion through the expected lifetime of the Facility will not cause any Defects with normal monitoring and maintenance provided by Owner.	Differential settlement in the piles supporting the pile cap for the tank and support tower will be catered to in the design of the pile cap. Differential settlement between the pile cap and the adjacent pipe rack structure is to be incorporated in supporting structures for piping, pipe racks etc.		Yes

3	Seismic Conditions

3.1	Basic Seismic Design to be per ASCE 7 and NFPA 59A.	See ABS Consulting report in Exhibit F for more details	Tank will be designed to NFPA 59A requirements. The pipe support tower will be designed to ASCE7 requirements. Owner is responsible for the site specific seismic hazard report that forms the basis for the design.		Yes

3.2	Operating Basis Earthquake (OBE)	OBE=0.03g, OBE spectral acceleration at 1-second period is 0.03 g			Yes

3.3	Safe Shutdown Earthquake (SSE)	SSE=0.05g, SSE spectral acceleration at 1-second period is 0.06 g			Yes

4	Climatic Data

4.1	Design Ambient Temperature	Minimum: 14 deg F; Maximum 90 deg F	No heat tracing required for freeze protection		Yes

4.2	Maximum Design Barometric Pressure Change	0.295 inches of Hg/hr (10 mbar/hr)			Yes

4.3	Maximum Design Wind Speed	150 mph (67.1 m/s) sustained.	Special wind speed requirement per CFR, Title 49, Part 193. Wind design to otherwise conform to ASCE-7, exposure C, I=1.0.		Yes

4.4	Maximum Rainfall in 24 hours , 100 year storm event	11 inches per hour for 100 year storm	49 CFR requires water removal rate at 25% of the collection rate from a 10 year frequency and one hour duration rainfall.		Yes

4.5	Maximum Design Snowfall	Zero			Yes

5	LNG Storage Tanks

5.1	Type of Tank	Single containment on piles, no bottom or side penetration	Design to be based on the specification of the requirement by Owner		Yes

5.2	Number of Tanks	Two			Yes

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	Item	Design Basis	Remarks	DESIGN REQT	RELY UPON
5.3	Capacity (Gross)	169,600 m3	Tank Contractor to confirm.	Yes

5.4	Capacity (Working)	160,000 m3	Tank design will meet the requirement set by the owner.	Yes

	Tank OD	269 feet (82 meters)	Tank Contractor to confirm.	Yes

5.5	Minimum Heel	1 meter	Minimum level sets NPSH available for in-tank pump. In-tank pumps to be supplied by the owner.		Yes

5.6	Maximum Design LNG Density	30.5 lb/ft3 (489 kg/m3)			Yes

[2]	Minimum Design LNG Temperature	-265 F (-165 C)	Dependent on LNG composition. Set temperature based on Hysys simulation.		Yes

5.8	Maximum Internal Design Pressure	2.5 psig (172 mbarg)			Yes

5.9	Support Piles	Piles required. See the Geotechnical Reports listed in Exhibit F.	Tank Contractor will design the foundation based on data in Geotechnical reports. Geotechnical reports are provided by the owner.	Yes

5.10	Maximum Tank Heat In-Leak Rate at 90 F (32.2 C)	Boil off Gas (BOG)=0.05 % per day	Calculation of the boil off gas will be provided by Tank Contractor. The requirement is set by the Owner.		Yes

5.11	Instrumentation Philosophy	Fully automatic as shown on P&IDs in Exhibit F	Instrument and control philosophy needs to be determined and written. Expect controls to be PLC based.		Yes

5.12	Tank spacing	Per NFPA-59A	Owner responsibility		Yes

5.13	Number of in-Tank pumps	3 pumps with one spare well in each Tank. Spare well is not piped or wired up. Foot valve is to be provided with each spare well.	By Owner		Yes

5.14.	Level control and safeguarding:	Level indicators provided to control limits of LNG level will be per NFPA 59A requirements.

Two automatic, continuous Tank level gauges to be provided. In addition there is a high level gauge installed. Need density profile same as Phase 1. Redundant temperature(leak detection) indicators in annular space.

This information will be provided by Owner.

Yes

5.15	Tank Startup	Facility may be in operation prior toTank cool down	This means some work will be performed under hot-work permits. Positive Tank isolation is required.		Yes

5.16	Tank Deluge system	Two monitors are located on top the platform	This information will be provided by Owner. Tank Contractor will design two monitors.	Yes

6	Vaporization Process & Regasification Process Pumps

6.1	LNG Primary In-Tank Pumps Type	In-tank vertical turbine type with inducer	Inducer plus one or two stages ok. By Owner		Yes

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	Item	Design Basis	Remarks	DESIGN REQT	RELY UPON
6.2	Number of In-Tank Sendout Pumps/Tank	Three per Tank	By Owner		Yes

6.3	In-Tank Sendout Pump Capacity	Normal 3,912 gpm @ 100 psig, rated at 4,304 gpm	Confirm flow rates. By Owner Pump well will be designed based on this condition by Tank Contractor.		Yes

7	Utilities

7.1	Power available(for E&I design)	110/220V, 60 Hz, 3 phase,3 wire to Pipetower			Yes

7.2	Water requirements Hydrotest	Need about 100,000 m3 (26.4 million gallons) water to fill a Tank over a 2 week duration.	Owner’s responsibility. Water quality shall meet API 620 Appendix Q.8.3. requirements and less than 250 ppm total suspended solids.		Yes

8	Miscellaneous

8.1	Cryogenic Valve and Pipe Requirements

8.1.1	Valves

		All cryogenic valves will have a minimum extension of 18 inches as measured from top of flange.	Tank Contractor will design to the 18 inch extension based on the information provided by Owner.	Yes

8.1.2	Control valves		Owner to provide		Yes

8.2	Piping:

8.2.1	P&ID		Owner to provide		Yes

9	Guarantees and Warranties

9.1	Tank Heat Leak	Boil off Gas (BOG)= 0.05% per day based on pure methane using approved calculation methodology.	The BOG quantity requirement is from Owner. Tank Contractor will design based on the specified BOG rate.	Yes

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Execution Version

SABINE PASS LNG TERMINAL PROJECT (PHASE 2)

ENGINEER, PROCURE AND CONSTRUCT (EPC) LNG TANK CONTRACT

EXHIBIT L

SCOPE OF MANAGEMENT CONTRACTOR’S AUTHORITY

AS AUTHORIZED REPRESENTATIVE

1. Introduction

1.1 Management Contractor shall have the authority to act on behalf of PURCHASER as set forth below.

2. Scheduling and Other Construction Planning

2.1 Management Contractor is authorized to request and receive from TANK CONTRACTOR information necessary to organize the Phase 2 Project, including the creation of Phase 2 Project master schedules.

2.2 Management Contractor is authorized to request and receive from TANK CONTRACTOR information necessary to prepare PURCHASER cost reports, progress reports, construction forecasts, estimates of monthly cash requirements, estimates for contract progress payments, and such other reports and data as may be required by PURCHASER.

3. Performance, Quality and Progress of TANK CONTRACTOR’s Work

3.1 Management Contractor is authorized to request and review Permits and other licenses required by the Tank Contract to ensure TANK CONTRACTOR is in compliance with its contractual requirements under the Tank Contract.

3.2 Management Contractor is authorized to review with TANK CONTRACTOR and to comment on various procedures related to the performance of the Work, such as welding procedures, testing procedures, calibration procedures, or other procedures necessary for the performance of the Work and for which input from PURCHASER is required by the Tank Contract or otherwise is desirable.

3.3 Management Contractor is authorized to monitor the progress of TANK CONTRACTOR’s Work and observe all such Work at the Phase 2 Site. If requested by PURCHASER, Management Contractor is authorized to observe the performance of such Work at other locations.

3.4 Management Contractor is authorized to inspect the Work to the same extent PURCHASER is permitted to do so under the Tank Contract.

3.5 Management Contractor is authorized to issue to TANK CONTRACTOR notices of non-conforming Work in accordance with the Tank Contract; if necessary and appropriate, Management Contractor may recommend to PURCHASER further action with respect to TANK CONTRACTOR, including termination for default if TANK CONTRACTOR fails to correct such non-conforming Work in accordance with the terms of the Tank Contract. Management Contractor is not authorized to issue such termination for default on behalf of PURCHASER.

Tank Contract

Exhibit L

3.6 Management Contractor is authorized to assist PURCHASER with the enforcement of warranties from TANK CONTRACTOR and its Subcontractors and Sub-subcontractors on the Phase 2 Project.

3.7 On behalf of and as requested by PURCHASER, Management Contractor also is authorized to perform expediting, quality surveillance and traffic services with respect to materials, equipment and supplies procured through TANK CONTRACTOR. As used herein, quality surveillance services consists of the review, observation and evaluation of processes, procurement, manufacturing operations, quality control systems and programs to monitor TANK CONTRACTOR compliance with contractual quality requirements. This does not include directing TANK CONTRACTOR’s Subcontractors.

3.8 Management Contractor is authorized to review and determine quantities of materials and equipment installed by TANK CONTRACTOR and to assess the percentage completion of the Work.

3.9 Management Contractor is authorized to monitor TANK CONTRACTOR’s compliance, or lack thereof, with the Tank Contract Schedule. In the event TANK CONTRACTOR is not in compliance with the Tank Contract Schedule, Management Contractor may issue a notice of non-compliance to TANK CONTRACTOR and direct TANK CONTRACTOR to comply with its schedule obligations, to the extent PURCHASER is permitted to do so under the Tank Contract. Management Contractor is not authorized to order acceleration of the Work if such acceleration would warrant a Change Order under the Tank Contract.

4. Review of Items and Requests for Information Submitted by TANK CONTRACTOR

4.1 Management Contractor is authorized to receive and review items submitted by TANK CONTRACTOR, including drawings, shop drawings, and samples. Management Contractor is authorized to request additional information regarding such items, reject such items and accept such items to the same extent PURCHASER is permitted to do so under the Tank Contract.

4.2 Management Contractor is authorized to receive and review requests for information (“RFIs”) submitted by TANK CONTRACTOR and to respond to such RFIs on behalf of PURCHASER.

5. Safety and Security

5.1 Management Contractor is authorized to monitor and direct compliance with the Phase 2 Project security obligations of TANK CONTRACTOR to the same extent PURCHASER is permitted to do so under the Tank Contract.

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5.2 Management Contractor is authorized to monitor and direct compliance with Phase 2 Project safety obligations of TANK CONTRACTOR. This includes the authority to issue instructions related to safety and to stop unsafe Work by TANK CONTRACTOR to the same extent PURCHASER is permitted to do so under the Tank Contract. Management Contractor may recommend to PURCHASER the removal from the Phase 2 Project of personnel not complying with the safety requirements of the Phase 2 Project, but Management Contractor may not direct that such personnel be removed.

5.3 Management Contractor is authorized to instruct TANK CONTRACTOR, its Subcontractors and Subsubcontractors to stop Work in any area where Hazardous Materials are discovered. Management Contractor is also authorized to instruct TANK CONTRACTOR and its Subcontractors and Sub-subcontractors to leave and not re-enter any portion of the Phase 2 Site where Hazardous Materials are discovered.

5.4 Management Contractor is authorized to work with the safety representatives of TANK CONTRACTOR for implementation by TANK CONTRACTOR of specific programs designed to enhance safety awareness and promote accident and fire prevention.

6. Insurance

6.1 Management Contractor is authorized to request and receive certificates of insurance, policies of insurance and any other information related to insurance from TANK CONTRACTOR to the same extent PURCHASER is permitted to do so under the Tank Contract.

6.2 Management Contractor is authorized to request information and documents necessary to ensure that TANK CONTRACTOR is in compliance with the insurance obligations of the Tank Contract.

6.3 Management Contractor is authorized to investigate claims made by any TANK CONTRACTOR on any insurance policy provided by Management Contractor or PURCHASER with respect to the Phase 2 Project.

7. Payment of TANK CONTRACTOR

7.1 Management Contractor is authorized to request and receive estimates and forecasts of the monthly cash flow requirements of TANK CONTRACTOR as necessary to fund the bank account designated for the payment of contractor invoices on the Phase 2 Project (“Company Contractor Payment Account”). TANK CONTRACTOR shall comply with such requests.

7.2 Management Contractor is authorized to receive and review Invoices from TANK CONTRACTOR and to provide its review and recommendations regarding such Invoices to PURCHASER.

7.3 Management Contractor is authorized to request and receive lien and claim waivers required by the Tank Contract.

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7.4 Management Contractor is authorized to request and receive other documents and documentation required by the Tank Contract to be included in Invoices or delivered with Invoices.

7.5 Management Contractor is authorized to make payment on Invoices from the Company Contractor Payment Account.

7.6 Management Contractor shall not be authorized to withhold any amounts invoiced by TANK CONTRACTOR, except with the express written consent of or direction from PURCHASER.

8. Completion of TANK CONTRACTOR Work

8.1 Management Contractor is authorized to work with TANK CONTRACTOR to develop punchlists for the Work as required by the Tank Contract.

8.2 Management Contractor is authorized to identify and direct the correction of the Work (including Corrective Work) of TANK CONTRACTOR that is not in compliance with the requirements of the Tank Contract to the same extent PURCHASER is permitted to do so under the Tank Contract.

8.3 Management Contractor is authorized to receive certificates or notices of completion from TANK CONTRACTOR, to review and evaluate any such certificates and notices, and to make recommendations to PURCHASER regarding whether TANK CONTRACTOR’s Work is complete with respect to such notice or certificate. Management Contractor is not authorized to approve any such certificates or notices without the express written consent of or direction from PURCHASER.

9. TANK CONTRACTOR Claims and Requests for Change Orders

9.1 Management Contractor is authorized to receive and review claims, by requests for Change Orders or otherwise, for additional time and additional compensation from TANK CONTRACTOR with respect to the performance of the Work under the Tank Contract. With respect to such claims, Management Contractor is authorized to request additional information and to seek clarification of such claims, and if Management Contractor believes that the claim is not justified under the Tank Contract, Management Contractor is authorized to convey that belief to TANK CONTRACTOR. Management Contractor is authorized to make recommendations to PURCHASER about accepting or rejecting such claims and regarding whether Management Contractor believes a Change Order is justified under the Tank Contract.

9.2 If instructed by PURCHASER to do so, Management Contractor is authorized to negotiate Change Orders with TANK CONTRACTOR regarding claims. TANK CONTRACTOR retains the right to finalize negotiations of any such Change Order directly with PURCHASER. Management Contractor is not authorized to execute Change Orders on behalf of PURCHASER.

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10. Site Access, Coordination, Lay Down and Storage

10.1 Management Contractor is authorized to coordinate access of TANK CONTRACTOR and its Subcontractors and Subsubcontractors to and from the Phase 2 Site. As part of this coordination, Management Contractor is authorized to schedule and coordinate access to the construction dock, plant, roads, and other delivery routes for all TANK CONTRACTOR and its Subcontractors and Subsubcontractors.

10.2 Management Contractor is authorized to coordinate and assign available space on the Phase 2 Site for lay down of materials, storage of materials and equipment and location of facilities, provided that Management Contractor first consults with PURCHASER regarding such lay down, storage and location. If TANK CONTRACTOR believes that a change to the agreed assignment forms the basis for a Change Order, TANK CONTRACTOR shall seek relief pursuant to the terms of General Condition 32, titled CHANGES.

11. Permits and Other Governmental Requirements

11.1 Management Contractor is authorized to assist PURCHASER in acquiring Permits required for the Phase 2 Project.

11.2 Management Contractor is authorized to request and receive information from TANK CONTRACTOR necessary for PURCHASER to comply with Applicable Law and any requirements of any Governmental Instrumentality with respect to sales and use tax or other Taxes on the Phase 2 Project. Management Contractor does not have audit rights over the TANK CONTRACTOR, and any information requested shall be solely related to the Tank Contract.

12. Notice of Exercise of Authority Herein

12.1 Management Contractor shall provide PURCHASER with a copy of any written instruction, directive, notice, or other document issued hereunder.

13. PURCHASER Right to Request Withdrawal and Supersede

13.1 If Management Contractor exercises its authority herein by issuing to TANK CONTRACTOR a directive, instruction, or order; or by granting any permission; or otherwise; PURCHASER may request that Management Contractor withdraw or retract such directive, instruction, order, permission, or other exercise of authority, and Management Contractor shall do so within two (2) Days of any such request by PURCHASER.

13.2 PURCHASER has the right to supersede any exercise by Management Contractor of Management Contractor’s authority granted herein.

14. No Agency

14.1 Notwithstanding any provision express or implied to the contrary, Management Contractor is not PURCHASER’s agent and is not authorized to enter into contracts or agreements on behalf of PURCHASER, execute Change Orders or other contractual modifications on behalf of PURCHASER, or otherwise contractually bind PURCHASER.

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